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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))


[X]  Definitive Proxy Statement


[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               Sonic Foundry, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

Reg. (S) 240.14a-101.
SEC 1913 (3-99)

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[LOGO] sonicfoundry(R)
mediasolutions

                               SONIC FOUNDRY, INC.
                               1617 Sherman Avenue
                            Madison, Wisconsin 53704

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held July 29, 2003

     The Annual Meeting of Stockholders of SONIC FOUNDRY, INC., a Maryland corporation ("Sonic") will be held at the Monona Terrace Community and Convention Center, One John Nolen Drive, Madison, Wisconsin 53703 on July 29, 2003 at 9:00 a.m. local time, for the following purposes:

1. To consider and vote on a proposal to approve (A) the Amended and Restated Asset Purchase Agreement, dated as of June 6, 2003 and effective as of May 2, 2003 (the "Amended and Restated Asset Purchase Agreement"), by and between SP Acquisition Company, a corporation formed under the laws of Delaware ("SPA") and an indirect wholly-owned subsidiary of Sony Pictures Digital Inc., a Delaware corporation ("SPD"), and Sonic; and (B) the sale of the Desktop Software Business of Sonic as contemplated by the Amended and Restated Asset Purchase Agreement (the "Proposed Transaction") which constitutes a sale of substantially all of the assets of Sonic pursuant to Maryland General Corporation Law ("MGCL");

2. To approve an amendment of Sonic's charter upon the determination by Sonic's Board of Directors to approve a reverse stock split of Sonic's common stock, par value $.01 per share (the "Common Stock") in the ratio of one-for-ten at any time prior to June 1, 2004 the ("Reverse Stock Split").

3. To elect one director to hold office for a term of five years, and until his successor is duly elected and qualified.

4. To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending September 30, 2003.

5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     All the above matters are more fully described in the accompanying Proxy Statement. Under the MGCL, stockholders do not have appraisal rights in connection with the Proposed Transaction.

     Only holders of record of Common Stock at the close of business on June 18, 2003 are entitled to notice of, and to vote at, this meeting or any adjournment or adjournments thereof.

     Please complete and return the enclosed proxy in the envelope provided or, for stockholders receiving a mailing from ADP, you may also follow the instructions on the proxy card to authorize a proxy by telephone or over the Internet, whether or not you intend to be present at the meeting in person.

                                             By Order of the Board of Directors,


                                             /s/ Kenneth A. Minor
                                             -----------------------------------
                                             Kenneth A. Minor
                                             Secretary

     Madison, Wisconsin

     June 18, 2003

                                   ----------

If you cannot personally attend the meeting, it is earnestly requested that you promptly indicate your vote on the issues included on the enclosed proxy and date, sign and mail it in the enclosed self-addressed envelope, which requires no postage if mailed in the United States or, for stockholders receiving a mailing from ADP, you may also follow the instructions on the proxy card to authorize a proxy by telephone or over the Internet. Doing so will save us the expense of further mailings. If you sign and return your proxy card without marking choices, your shares will be voted in accordance with the recommendations of the Board of Directors.

                                   ----------

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     SONIC FOUNDRY, INC. 1617 Sherman Avenue Madison, WI 53704


                                                                   June 18, 2003



                                 PROXY STATEMENT

     The Board of Directors of Sonic Foundry, Inc., a Maryland corporation ("Sonic"), hereby solicits the enclosed proxy. Unless instructed to the contrary on the proxy, it is the intention of the persons named in the proxy to vote the proxies:


     FOR the proposal to approve (A) the Amended and Restated Asset Purchase Agreement, dated as of June 6, 2003 and effective as of May 2, 2003 (the "Amended and Restated Asset Purchase Agreement"), by and between SP Acquisition Company, a corporation formed under the laws of Delaware ("SPA") and a wholly-owned subsidiary of Sony Pictures Digital Inc., a Delaware corporation ("SPD"), and Sonic; and (B) the sale of substantially all the business, operations and assets of the Desktop Software Business of Sonic as contemplated by the Amended and Restated Asset Purchase Agreement (the "Proposed Transaction") which constitutes a sale of substantially all the assets of Sonic pursuant to Maryland General Corporation Law (the "MGCL");

     FOR the grant of discretionary authority to Sonic's board of directors to amend Sonic's charter to approve a reverse stock split of Sonic's common stock at a ratio one-for-ten at any time prior to June 1, 2004 the ("Reverse Stock Split") and


     FOR the election as director of the nominee listed below for a term expiring in 2008; and

     FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of Sonic for the fiscal year ending September 30, 2003.



     In the event that the nominee for director becomes unavailable to serve, which management does not anticipate, the persons named in the proxy reserve full discretion to vote for any other person who may be nominated. Proxies may also be authorized by telephone or over the Internet by following the instructions on the proxy card, if you received your mailing from ADP. Any stockholder giving a proxy may revoke the same at any time prior to the voting of such proxy. This Proxy Statement and the accompanying proxy are being mailed on or about June 23, 2003. If the Proposed Transaction is completed, the Board of Directors of Sonic (the "Board") intends to concentrate Sonic's efforts on the Media Systems Business.

     Each stockholder will be entitled to one vote for each share of Common Stock standing in his or her name on our books at the close of business on June 18, 2003 (the "Record Date"). On that date, we had outstanding and entitled to vote 27,797,627 shares of Common Stock.


QUORUM; VOTES REQUIRED


     As of the Record Date, there were 27,797,627 shares of Common Stock issued and outstanding and entitled to vote. Each share of issued and outstanding Common Stock entitles the holder thereof to one vote. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will determine whether or not a quorum is present. Where, as to any matter submitted to the stockholders for a vote, proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner, which is known as a broker non-vote, those shares will not be considered as present and entitled to vote with respect to that matter; however, such shares will be considered present for purposes of a quorum. A majority of the shares of Common


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Stock issued, outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting.

     As the affirmative vote of the holders of two-thirds of the shares of Common Stock entitled to vote will be necessary for the approval of the Proposed Transaction and the Reverse Split, abstentions and broker nonvotes will have the same effect as votes against the Proposed Transaction and the Reverse Split. The election of the Director requires a plurality of the votes present and entitled to vote. The approval of each other proposal requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting and entitled to vote.

NO APPRAISAL RIGHTS

     Under MGCL, stockholders of Sonic do not have appraisal rights in connection with the Proposed Transaction.

SUMMARY TERM SHEET

     The following is a summary of information contained elsewhere in this Proxy Statement. The following summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement and in the Appendices attached hereto. You are urged to review the entire Proxy Statement carefully. References in this Summary and throughout the Proxy Statement to "we", "us", "our" or the "Company" refer to Sonic Foundry, Inc. and its subsidiaries, taken as a whole.

DATE, TIME AND PLACE  OF ANNUAL MEETING


     The Annual Meeting will be held on July 29, 2003 at 9:00 a.m. (Central time) at the Monona Terrace Community and Convention Center, One John Nolen Drive, Madison, Wisconsin 53703.



RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE



     Only holders of issued and outstanding shares of the Company's common stock as of the close of business on June 18, 2003 are entitled to notice of and to vote at the Annual Meeting, including any adjournment or postponement thereof. As of that date, there were 27,797,627 shares of the Company's common stock issued and outstanding, held by less than 10,000 shareholders, of which approximately 9,000 were held in "street name". The presence, in person or by proxy, at the Annual Meeting of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting.


PURPOSES OF THE ANNUAL MEETING

     Four proposals will be presented at the Annual Meeting:


     First, you are being asked to approve the sale of our Desktop Software Business, which may be deemed to represent substantially all of our remaining assets, as described in the Amended and Restated Asset Purchase Agreement among Sonic and the purchaser, SP Acquisition Company, a Delaware corporation.

     Second, you are being asked to grant Sonic's Board of Directors discretionary authority to amend Sonic's charter to effect a reverse stock split of Sonic's common stock in the ratio of one-for-ten at any time prior to June 1, 2004.


     Third, you are being asked to elect one director to hold office for a term of five years.

     Fourth, you are being asked to ratify the appointment of Ernst & Young, LLP as our independent auditors for the fiscal year ending September 30, 2003.

     At the annual meeting, we may also transact such other business as may properly come before the meeting or any adjournment thereof.

STOCKHOLDER APPROVAL OF THE SALE OF THE DESKTOP SOFTWARE BUSINESS

     Approval of the sale of the Desktop Software Business requires the affirmative vote of holders of at least two-thirds of all issued and outstanding shares of our common stock. Holders of approximately 27% of our common stock held by certain of our officers and directors have agreed to vote in favor of the sale.

STOCKHOLDER APPROVAL OF OTHER MATTERS

     Approval of the reverse stock split requires the affirmative vote of holders of at least two-thirds of all issued and outstanding stock. The election of the director requires the approval of a plurality of the votes present and entitled to vote. The approval of each other proposal requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.

THE COMPANY

     Until recently, we were engaged in three businesses -Desktop Software, Media Services, and Media Systems. The Desktop Software Business designs, develops, markets and supports deskware software products for digitizing, converting, editing and publishing of audio, video, and/or multimedia content. In 2002, annual revenue from our Desktop Software Business was $15.9 million, or approximately 61% of our total revenues.


     On May 16, 2003, we completed the sale of the assets relating to our Media Services Business for $5,600,000, including net working capital. In fiscal 2002, our Media Services business generated revenue of $9.4 million, or approximately 36% of our total revenues.

     As a result of the sale of our Desktop Software Business and our Media Services business, we will still own our Media Systems business, and will have approximately $15 million in cash, after payment of certain indebtedness. We plan to utilize the cash for development of our Media Systems business. However, that business generated revenues of only approximately $900,000 in fiscal 2002. The Media Systems business develops automated rich-media application software and systems. See discussion in the Proxy Statement under the heading "Proposal
One: The Proposed Sale of the Desktop Software Business - Sonic Foundry's Continuing Media Systems Business".


SUMMARY OF TERMS OF THE PROPOSED ASSET SALE


     Pursuant to the terms of the Amended and Restated Asset Purchase Agreement, we have agreed to sell (subject to stockholder approval) substantially all of the assets of our Desktop Software Business for total consideration of approximately $19 million, plus assumption of certain liabilities. See discussion in the Proxy Statement under the heading "Proposal One: The Proposed Sale of the Desktop Software Business - The Consideration".

     The Proposed Transaction is subject to the satisfaction or waiver of several conditions, including the approval of Sonic's stockholders. See discussion in the Proxy Statement under the heading "Proposal One: The Proposed Transaction of the Desktop Software Business - Condition to the Closing of the Sale". Either party may terminate the asset purchase agreement if the Proposed Transaction is not completed by September 30, 2003, subject to extension to November 30, 2003, under certain circumstances and for other reasons described under the heading "Proposal One: The Proposed Sale of the Desktop Software Business - Termination".

        PROPOSAL ONE: THE PROPOSED SALE OF THE DESKTOP SOFTWARE BUSINESS

     At the Annual Meeting, Sonic's stockholders will consider and vote upon a proposal to approve the Amended and Restated Asset Purchase Agreement (a copy of which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference) between Sonic and SPA and the sale of substantially all the business, operations and assets of the Desktop Software Business of Sonic (the "Desktop Software Business"), as contemplated by the Amended and Restated Asset Purchase Agreement, which constitutes a sale of substantially all of the assets of Sonic pursuant to MGCL, for $19 million in cash and the forgiveness of approximately $135,000 due SPD by Sonic, plus the assumption of certain liabilities, and SPA's agreement to purchase 10 MediaSite Live units from Sonic for a total consideration of approximately $300,000.

BOARD OF DIRECTORS RECOMMENDATION

     AFTER CAREFUL CONSIDERATION, SONIC'S BOARD HAS DETERMINED THAT THE AMENDED AND RESTATED ASSET PURCHASE AGREEMENT IS ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, SONIC AND ITS STOCKHOLDERS. ACCORDINGLY, SONIC'S BOARD HAS UNANIMOUSLY APPROVED THE AMENDED AND RESTATED ASSET PURCHASE AGREEMENT AND THE PROPOSED TRANSACTION, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMENDED AND RESTATED ASSET PURCHASE AGREEMENT AND THE PROPOSED TRANSACTION, INCLUDING THE ASSET SALE.


SUMMARY OF EXISTING OPERATIONS


     Prior to the sale of our Media Services business, we conducted our business in three separate operations: the Desktop Software Business, services and systems software. The Desktop Software Business operations are performed directly through Sonic Foundry, Inc. and recorded fiscal 2002 revenues of $15.9 million while our services operations were performed primarily through two subsidiaries, Sonic Foundry Media Services, Inc. and International Image Services Corporation, Inc. d/b/a Sonic Foundry Media Services, and recorded fiscal 2002 revenues of $9.4 million. Our systems software operations are performed through Sonic Foundry Systems Group, Inc. d/b/a Sonic Foundry Media Systems and recorded fiscal 2002 revenues of $0.9 million.


BACKGROUND TO THE TRANSACTION

     The industry in which Sonic's Desktop Software Business operates is intensely competitive. As a result, Sonic has been competing increasingly with larger, better-capitalized competitors with further developed partner and distribution channels. Sonic has regularly evaluated alternative strategies for improving its competitive position and enhancing stockholder value. As part of these evaluations, Sonic has, from time to time, considered various strategic alternatives, including acquisitions, sales of assets or business units, the sale of Sonic and various business combinations. On August 12, 2002, Sonic retained Silverwood Partners LLC ("Silverwood") to assist in evaluating Sonic's strategic alternatives. Silverwood is an investment banking firm, registered with the Securities and Exchange Commission and NASD, Inc., that specializes in mergers and acquisitions and institutional financing transactions for companies in selected sectors, including the media communication technology industry.

     On September 18, 2002, the Board met to consider industry weakness, challenges faced with managing Sonic's three disparate business units located in separate geographic locations, Sonic's limited cash resources, Sonic's inability to meet upcoming debt payments and the anticipation that Sonic's auditors would be likely to issue a "going concern" opinion in connection with Sonic's financial statements for the fiscal year ending September 30, 2002 as a result of Sonic's financial condition. Silverwood presented its findings at the board meeting. These

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findings included, in addition to the factors mentioned above, reduced growth opportunities in Sonic's principal markets, increased competition, a lack of corporate resources and other challenges. Silverwood also noted the difficulty faced by an investor in evaluating and valuing Sonic given its multiple lines of business. Silverwood further noted that Sonic's three business units also created management challenges as each business was in a different industry segment and each business was facing operating and sector circumstances that required a wide range of management capabilities.

     The Desktop Software Business had relatively mature products and was increasingly competing with large, well-capitalized companies. Sonic's professional/high end consumer niche was being targeted (i) by the traditional providers of high-performance, professional grade audio and video software that were introducing lower price point, competitively featured versions of their products, and (ii) by providers of consumer versions of audio and video editing software that were steadily adding functionality and features to their products at price points below those offered by Sonic.

     The Media Services business ("Media Services") was a mature, relatively small business that was a result of several acquisitions Sonic had made over recent years. At the time of the September 18, 2002, board meeting, Media Services offered format conversion, tape duplication, film restoration and other services to the media, broadcast and entertainment industries. This industry is dominated by a small number of large, well-capitalized service providers and Media Services also experienced competition from the in-house capabilities of its customers. Further, Media Services consistently generated revenue from a small number of large customers which created the potential for a rapid, substantial revenue decline if any one such customer were to terminate its business relationship with Media Services.

     The Media Systems business ("Media Systems") addresses a rapidly growing market in an early stage business that has been built around technology and products acquired in connection with Sonic's purchase of MediaSite, Inc. on October 15, 2001. Media Systems is developing media communication software and products for the enterprise and government markets. While there is significant competition in such markets, there is still great fluidity over what products and functionality will be most in demand from customers as a result of ongoing developments in technology infrastructure and increased bandwidth availability.

     After considering Silverwood's presentation and other relevant factors, the Board authorized Sonic's officers to market for sale Sonic's ACID software product line (the "ACID Business") and Media Services and evaluate the various combinations of opportunities that would be generated by such an initiative. After considering Silverwood's presentation, and after discussion and deliberation, the Board authorized Sonic's officers to negotiate the retention of Silverwood to contact agreed upon potential buyers and to assist Sonic in the evaluation of various opportunities. On September 25, 2002, Sonic formally retained Silverwood to act as its financial advisor.

     In early October 2002, Sonic, with Silverwood's assistance, developed a list of approximately 40 potential acquirers for Sonic's ACID Business and prepared descriptive materials for the ACID Business for distribution to interested entities. Silverwood thereafter commenced contacting the potential acquirers at Sonic's direction. Silverwood contacted most of the companies from the agreed upon list, including SPD, and distributed summary information to over 20 companies.

     After reviewing the materials prepared about Sonic's ACID Business, interested parties indicated a preference to purchase Sonic's entire audio software business (the "Audio Business") rather than solely the ACID Business. The Audio Business comprised the ACID Business, Sonic's Sound Forge software product and certain other derivative and related software products. No prospective purchasers indicated an interest in buying the ACID Business alone.

     SPD had an ongoing relationship with Sonic due to its re-licensing and development agreement for certain SPD software products. The parameters of such relationship were defined by various contractual agreements between Sonic and SPD (collectively, the "SPD Contract") that involved certain software development obligations on the part of Sonic in exchange for Sonic being paid a portion of revenue generated from sales of SPD's Screenblast line of audio and video editing software. Such software offerings provided consumer versions of many of the products

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developed by the Desktop Software Business.

     In discussions among SPD, Silverwood and Sonic executives in connection with the Proposed Transaction and the SPD Contract, SPD had, on a very preliminary basis, expressed an interest in acquiring the Desktop Software Business. As a result of SPD's and other potential buyers' interest beyond the ACID Business, and a lack of interest from potential purchasers in acquiring the ACID Business alone, Sonic's management and Board discussed various alternatives and directed Silverwood to pursue the sale of the Audio Business.

     From mid-October 2002 through November 2002, in response to the distribution of summary business information regarding Sonic's Audio Business, 13 companies indicated a level of interest and requested more detailed additional information. Sonic, with Silverwood's assistance, negotiated a non-disclosure agreement ("NDA") with each of the interested parties and distributed a descriptive information memorandum for the Audio Business to the 12 companies that executed an NDA. One initially interested party declined to execute the NDA.

     On or about October 31, 2002, at Sonic's direction, Silverwood sent letters to 7 companies that had verbally expressed interest in acquiring the Audio Business, requesting that they formally indicate their level of interest in writing prior to scheduling on-site presentations and a detailed review of additional business documentation.

     On November 4, 2002, Silverwood and SPD met via conference call to discuss the possible acquisition of all or part of the Desktop Software Business. SPD had previously executed a non-disclosure agreement in connection with the activities relating to the SPD Contract and SPD was familiar with the Desktop Software Business. SPD was advised of the ongoing initiatives relating to the Desktop Software Business. On November 4, 2002, SPD, Sonic and Silverwood executed an additional NDA with a scope appropriate for the possible transaction under review and descriptive materials for the Audio Business, including the information memorandum, were sent to SPD.

     On November 5, 2002, Sonic and Company A (a mid-cap public company) met via conference call to discuss questions that arose from Company A's review of the descriptive information it had received. On November 6, 2002, Sonic received a written but non-binding preliminary expression of interest from Company B (a small-cap public company) to acquire the Audio Business for $4 - $6 million. On November 8, 2002, Sonic received a written but non-binding preliminary expression of interest from Company A to acquire the Audio Business for $6 - $11 million. On November 8, 2002, Sonic met via conference call with representatives from Company C (a large-cap public company) to discuss questions that arose from Company C's review of the descriptive information it had received.

     In the course of preliminary business due diligence, prospective purchasers were made aware that Sonic's ACID software product shared a substantial amount of software code with Sonic's Vegas video editing software, which was not part of the Audio Business. While feasible, the practicalities of dividing the software code base to allow for the separate sale of ACID without Vegas became a concern for prospective acquirers and almost all such acquirers expressed an interest in purchasing the Desktop Software Business in its entirety. In early November 2002, Sonic, with Silverwood's assistance, prepared descriptive materials for Sonic's video software products and began distributing such information to interested parties.

     On November 12, 2002, Sonic met with SPD via conference call to discuss detailed financial and legal questions and subsequently forwarded to SPD information that addressed SPD's questions. On November 14, 2002, Sonic held a further conference call with SPD to follow up on the information that had been sent.

     On November 18, 2002, Sonic held a conference call with Company C executives regarding further questions.

     Between November 19, 2002 and November 22, 2002, formal due diligence meetings commenced in Madison, with Company A, Company B and SPD. For each company, Sonic delivered a presentation regarding the Audio Business and provided an opportunity to review contracts and other detailed materials.

     On December 2, 2002, Silverwood held a conference call with several representatives of SPD. The SPD

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representatives highlighted certain items of concern, including certain business and legal issues that factored into SPD's valuation analysis for the business.

     On December 5, 2002, Sonic attended a conference call with Company B regarding valuation and transaction points. Company B informed Sonic that it would not assume the SPD Contract as part of the transaction, which would require Sonic to continue to fulfill the SPD Contract without the benefit of ownership of the Desktop Software Business code base.

     On December 5 and 6, 2002, Company A attended a meeting in Madison to review detailed financial records, and discuss valuation and transaction structure. Company A emphasized its intent to assume the SPD Contract. A verbal indication of interest in purchasing the Desktop Software Business at a price equal to one times trailing twelve month sales, or approximately $16.7 million, was suggested by an executive of Company A.

     On December 10, 2002, Sonic executives attended a conference call with Company B to answer financial questions and provide other additional information. Company B requested Sonic's preferred form of asset purchase agreement but also indicated that an exclusive dealing arrangement would be required before continuing with further due diligence. Such exclusive dealing request was declined by Sonic.

     On December 11, 2002, Company A engineering personnel attended an on-site meeting in Madison with members of the Sonic engineering team. Silverwood held a conference call later in the day to discuss the level of interest with Company A management.

     During early December, Sonic delivered, via Silverwood, Sonic's preferred form of draft asset purchase agreement for the Audio Business to both Company A and Company B, each of which had attended due diligence meetings in Madison and had undertaken a detailed review of business documents.

     On December 19, 2002, Silverwood held a conference call with SPD regarding obstacles SPD had cited that prevented SPD from forwarding a written, non-binding indication of interest for the Desktop Software Business.

     On December 20, 2002, a meeting occurred at Sonic's Madison headquarters between Sonic and a third party engaged by SPD to review source code and resolve other questions.

     On December 20, 2002, Company C made a verbal indication of interest in an acceptable valuation range and Company C was allowed to move forward with the due diligence process.

     On December 23, 2002, Silverwood held a conference call with Company B regarding valuation. Silverwood informed Sonic's senior management that Company B indicated an ability to increase its bid to $7 million from the prior bid of $6 million for the Audio Business.

     On January 6 and 7, 2003, Company C engineering personnel attended meetings at Sonic's Madison headquarters for a review of source code and technology issues. On January 10, 2003, Silverwood met by conference call with Company C to discuss the timing and structure of a possible acquisition of the Desktop Software Business.

     On January 14, 2003, representatives of Silverwood met with executives of Company D (a mid-cap public company), a company that had previously indicated a lack of interest in acquiring the Desktop Software Business. At the end of the meeting, Company D expressed an interest in becoming more engaged in the sale process and immediately thereafter commenced active due diligence.

     On January 14, 2003, in a conference call with Silverwood, Company C indicated further interest in the Desktop Software Business by its executives and stressed the importance of retaining key engineering personnel in the event of an acquisition. Additional discussions focused on the development cycle of all video and audio software products and the method by which Sonic's engineering team is typically utilized. Company C indicated a decision to

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move forward could be made by the end of January.

     On January 15, 2003, Sonic held a conference call with Company D executives where representatives of Sonic reviewed its management presentation and followed such presentation with a question and answer session. Sonic also delivered, via Silverwood, Sonic's preferred form of draft asset purchase agreement for the Audio Business.

     On January 15, 2003, Silverwood participated in a conference call with SPD to discuss several issues, including outstanding litigation involving Sonic, SPD and Nova Development Corporation, approvals needed by SPD affiliate executives, and the anticipated requirement for Sonic stockholder approval of a sale of the Desktop Software Business. SPD indicated that a non-binding written expression of interest would be sent the following week.

     On January 17, 2003, executives from Company D and Sonic met at a west coast trade show to discuss the potential acquisition of the Desktop Software Business.

     On January 20 and 21, 2003, Sonic met with Company A executives in Madison, WI. Representatives of Sonic delivered a management presentation to update individuals not present at the first such meeting. A question and answer session followed. Company A discussed with Sonic's management and Silverwood certain conditions for an offer to be realized. Company A was again given the opportunity to review contracts and other detailed materials.

     On January 20 and 21, 2003, a third party engaged by SPD met with Sonic engineering personnel to complete further due diligence on source code and other technical issues.

     On January 23, 2003, Sonic's management held a conference call with an additional company that had expressed an interest in acquiring the Audio Business. Future discussion with this company led to a verbal indication of interest that was less attractive than other indications of interest and discussions were terminated.

     On January 27, 2003, Sonic held a conference call with Company C executives. Representatives of Sonic delivered a management presentation that was followed by a question and answer session. Company C expressed concern over separating the audio technology and patents from the software group.

     On January 29, 2003, Sonic received a written, non-binding offer from SPD to purchase the Desktop Software Business for $8 to $10 million in cash. This offer was subject to several material and significant conditions. Sonic management indicated that the offer was too low to merit proceeding forward with in-depth negotiation of definitive documentation with SPD. On January 30, 2003, Silverwood participated in a conference call with SPD representatives regarding the SPD offer. SPD discussed the reasons for its valuation decision.

     On January 31, 2003, Silverwood participated in a conference call with Company C, which indicated that the potential acquisition was a priority for Company C and was actively being discussed by Company C internally. Company C also indicated that it would take another 10 to 14 days to reach internal consensus on an offer. Company C indicated verbally that an offer of $10 to $12 million might be possible.

     On January 31, 2003, Silverwood participated in a conference call with Company A regarding the strategic fit of the potential acquisition, operating expense allocations, receivables, and transaction structure, including the possible form of consideration (e.g., stock versus cash).

     On February 6, 2003, after a meeting of its board, Company A provided a revised written but non-binding offer to purchase the Desktop Software Business for $12 million, of which $10 million would be in stock with the remaining $2 million in cash. Accounts receivable over a 90-day period would be paid in cash. As this written offer was substantially below the verbal indication previously given by Company A, discussions with Company A became less intensive at this juncture.

     On February 11, 2003, Sonic's engineering staff participated in a conference call with Company C engineering personnel. On February 18, 2003, Silverwood participated in a conference call with Company C, during which Company C indicated that several obstacles needed to be addressed. Such concerns included a need to meet several of Sonic's engineering staff, the anticipated requirement for Sonic stockholder approval for the sale of the Desktop Software Business, post-acquisition transition issues, and possible antitrust issues that may be triggered by a possible transaction with Company C. It was suggested verbally by Company C that an offer in the $13 to $14 million range might be possible.

     On February 20 and 21, 2003, Sonic held several meetings at Sonic's Madison headquarters with various SPD representatives. Sonic delivered a management presentation that was followed by meetings regarding human resources, technology considerations, marketing and sales, and facilities relating to Sonic's Desktop Software Business. SPD expressed its continued interest in acquiring the Desktop Software Business but the SPD representatives present indicated that additional support from other Sony affiliates would be required to support a higher bid. It was agreed that follow-on presentations at selected Sony affiliate facilities would be an appropriate next step.

     On March 3, 2003, Company C indicated that consensus had still not been reached internally concerning proceeding with active transaction negotiations and that its view on valuation had not changed.

     On March 4, 2003, Silverwood and Company B met via conference call to discuss the status of the acquisition process. Company B indicated continued interest in the acquisition of the Audio Business and a possible interest in the acquisition of the Desktop Software Business. At Sonic's direction, Silverwood subsequently sent updated information to Company B.

     On March 5 and 6, 2003, Sonic and Silverwood met with Company D representatives at Sonic's Madison, WI, headquarters. Sonic delivered a management presentation, made additional presentations and hosted question and answer sessions on technical, human resources, financial and other relevant subjects.

     On March 11, 2003, Sonic representatives visited with various SPD representatives in New Jersey to deliver a management presentation and demonstrate the capabilities of the products developed by the Desktop Software Business.

     On March 13, 2003, Sonic participated in a conference call with Company D regarding the provision of additional financial information. On March 18 and 19, 2003, Sonic and Silverwood met with Company D representatives at Sonic's Madison headquarters. Sonic delivered presentations and hosted question and answer sessions on technical, human resources, financial and other relevant subjects.

     On March 19, 2003, Sonic's staff met with SPD personnel at Sonic's Madison headquarters to review various business and other technology related matters.

     On or about March 19, 2003, Silverwood sent letters to Company C, Company D and SPD requesting that revised written indications of interest be submitted.

     On March 26, 2003, Sonic conducted a tour of Sonic's Madison, WI headquarters facility with a representative of Company D.

     On March 26, 2003, Sonic received a written non-binding expression of interest from SPD for the Desktop Software Business for $12.5 million in cash.

     On March 27, 2003, Sonic received a written, non-binding offer from Company D for the Desktop Software Business for $10 million in cash and Company D common stock.

     On March 28, 2003, Silverwood contacted Company A to determine if Company A's interest level had changed. That day, the Chairman and Chief Executive Officer of Sonic received a telephone call from the Chairman of Company A expressing an interest in more actively exploring a purchase of the Desktop Software Business. Company A's Chief Executive Officer also subsequently telephoned Sonic's Chairman and Chief Executive Officer to further emphasize the interest level.

     On April 2, 2003, Sonic received a revised non-binding offer from Company B for the Audio Business for $10 million in Company B common stock.

     From April 7 through April 9, 2003, at the National Association of Broadcasters ("NAB") trade show in Las Vegas, NV, several additional meetings took place with executives of three prospective purchasers of the Desktop Software Business.

     On April 7, 2003, Sonic and Silverwood held several meetings with SPD executives in Las Vegas, NV to further discuss the potential acquisition. Several additional telephone calls took place between SPD and Silverwood that week, during which SPD was told that price expectations for the sale were substantially above SPD's current offer. SPD was informed that Sonic would soon be selecting a prospective purchaser for final negotiation of definitive transaction documentation and that SPD should be prepared to forward its best offer for the Desktop Software Business.

     During the week of April 7, 2003, Company B was informed that Sonic would soon be selecting a prospective purchaser for final negotiation of definitive transaction documentation and that Company B should be prepared to forward its best offer for the Desktop Software Business. Company B indicated that it had no interest in acquiring the video software assets within the Desktop Software Business and that its proposal would reflect such position. On April 16, 2003, Silverwood discussed with Company B the issues around a possible proposal for the purchase of the Audio Business. Company B requested ownership of all underlying code and suggested a form of license back for shared technology with certain of Sonic's products. Company B again indicated a lack of interest in assuming the SPD Contract.

     On April 8, 2003, Sonic's Chairman and Chief Executive Officer and a Silverwood representative met with Company A's Chairman and Company A's Chief Executive Officer in Las Vegas to discuss the acquisition of the Desktop Software Business. An additional meeting was held at the NAB tradeshow between Silverwood representatives and Company A's Chief Financial Officer. Company A was informed that Sonic would soon be selecting a prospective purchaser for final negotiation of definitive transaction documentation and that Company A should be prepared to forward its best offer for the Desktop Software Business.

     On April 9, 2003, representatives of Sonic and Silverwood met with executives from Company D at the NAB tradeshow. Company D was informed that Sonic would soon be selecting a prospective purchaser for final negotiation of definitive transaction documentation and that Company D should be prepared to forward its best offer for the Desktop Software Business.

    On April 15, 2003, Sonic delivered a presentation in Chicago to various SPD representatives. On April 16, 2003, SPD engineering personnel met with Sonic engineering personnel in Madison to further discuss technology issues. Representatives of SPD also met with a representative of Sonic's audit firm, Ernst and Young LLP, to review certain financial accounting and audit matters on April 9, 2003.

     On April 17, 2003, Sonic received a non-binding offer from Company D for the Desktop Software Business for $10 million in cash and Company D common stock. Company D indicated that this was a best and final offer. This was no change from the offer made by Company D on March 27, 2003.

     On April 17, 2003, Sonic received a non-binding offer from Company A for the Desktop Software Business for $16.5 million in cash and Company A common stock in the form of a preliminary asset purchase agreement based substantially on the form that had been provided by Sonic. On April 21, 2003, in discussions with Silverwood, Company A agreed to several additional concessions in its proposal.

     On April 18, 2003, Silverwood had a discussion with Company B, during which Company B suggested offering $12 million in Company B common stock for the Desktop Software Business, 20% of which would be escrowed at the closing of a transaction. Such proposal required an exclusive dealing period for further negotiation. Company B continued to express a lack of interest in assuming the SPD Contract.

     On April 22, 2003, Sonic received a written non-binding offer from SPD for the Desktop Software Business for $15 million in cash. SPD also provided a form of definitive asset purchase agreement and a form of exclusive dealing letter and noted that execution of such letter agreement was a prerequisite for further negotiation of the SPD offer. Later that day, a Silverwood representative telephoned SPD and asked that SPD increase its offer, include a good faith deposit and remove certain closing conditions from its proposed definitive transaction documentation. SPD reconfirmed its offer and suggested that no changes would be made. Later that day, a Silverwood representative was contacted by a SPD representative, requesting the amount of total consideration necessary to accept SPD's offer prior to SPD requesting authorization for additional consideration.

     On April 23, 2003, Silverwood and Sonic executives met by telephone to discuss the proposals that had been made. Silverwood reviewed the prior evening's telephone discussion with SPD. Sonic decided that Company A's $16.5 million proposal was the most compelling offer with respect to both price and terms in the proposed Company A definitive transaction agreement. Sonic instructed Silverwood to request several additional concessions from Company A, including the modification of an adjustment mechanism that "collared" Sonic's potential proceeds from the possible sale of Company A's stock and that was estimated to be worth approximately $290,000 using a Black-Scholes option valuation analysis. When contacted by Silverwood, Company A agreed to the requested changes and Company A was informed that it was, at that time, the preferred purchaser of the Desktop Software Business. Company A was asked to modify its proposed form of definitive transaction agreement and resubmit it to Sonic for review.

     Shortly after speaking with Company A, Silverwood was contacted by SPD to indicate that a revised offer would be forthcoming. SPD subsequently delivered a cash offer of $16.5 million, which tentatively included a good faith deposit, the elimination of certain closing conditions, the favorable revision of certain proposed representations and warranties, and the forgiveness of an approximately $135,000 payable due to SPD by Sonic. Silverwood discussed the SPD proposal with Sonic's management and Sonic decided to inform SPD its offer was not sufficient due to the inferior value of the consideration offered and the uncertainty associated with the extent and nature of certain unresolved issues in the proposed SPD definitive asset purchase document. That afternoon, a representative of Silverwood contacted SPD and informed SPD representatives of Sonic's decision.

     Several hours later in the evening of April 23, SPD representatives contacted Sonic's Chief Executive Officer and Chief Technology Officer and a Silverwood representative. A Silverwood representative spoke with a SPD executive and SPD confirmed its intent to increase its cash offer to $18 million for the Desktop Software Business and include a $900,000 good faith deposit. SPD also asked for an exclusive dealing period. Sonic agreed to continue to negotiate with SPD to determine if mutually acceptable definitive transaction documentation could be agreed. The SPD exclusive dealing request was declined. Representatives of SPD, Sonic, Silverwood and Sonic counsel met by telephone and immediately commenced detailed transaction negotiations.

     From April 24, 2003, through May 1, 2003, representatives of Sonic, SPD, Silverwood and Sonic counsel met by telephone and in person at Sonic's Madison, WI, headquarters facility to negotiate definitive transaction documentation and attempted to reach agreement on certain material terms and conditions.

     On April 26, 2003, Silverwood rendered and delivered a fairness opinion to Sonic's Board that as of that date and based on and subject to the matters set forth in its opinion, the consideration to be received by Sonic from SPD in connection with the sale of the Desktop Software Business was fair to Sonic from a financial point of view

     On April 26, 2003, counsel for Company A transmitted a revised form of proposed definitive transaction documentation to representatives of Sonic, Silverwood and Sonic counsel.

     On April 29, 2003, Sonic's Board held a special meeting to consider the sale of the Desktop Software Business and certain other matters, including the sale of the assets of Media Services. Sonic's Chairman and Chief Executive Officer presented the principal terms of SPD's and Company A's proposal and reviewed the other proposals that had been received. Silverwood delivered a presentation that reviewed the factors considered in rendering the previously provided fairness opinion dated April 26, 2003. Sonic's legal advisors reviewed the implications of the terms and conditions in the definitive documentation. After a lengthy period of deliberation and discussion, Sonic's Board authorized Sonic officers to negotiate and execute a definitive asset purchase agreement with SPD for the sale of the Desktop Software Business on substantially the terms proposed, subject to the approval and agreement of Sonic counsel.


     On May 2, 2003, Sonic and SPA executed a definitive asset purchase agreement for the sale of the Desktop Software Business for total consideration of $18,000,000 in cash and the forgiveness of approximately $135,000 due SPD by Sonic, plus assumption of certain liabilities (the "Asset Purchase Agreement"). The transaction was announced in a joint press release by Sonic and SPD on May 2, 2003. Nine hundred thousand dollars of the consideration was deposited by SPD into an escrow account as a good faith deposit (the "Deposit"). All other prospective purchasers were informed immediately of the decision and asked to return to Silverwood, or certify the destruction of, all Sonic confidential information.

     On May 20, 2003, Company A sent a letter to Sonic proposing to: (i) acquire the Desktop Software Business for $22,000,000, pursuant to the terms and conditions set forth in the documentation previously submitted by counsel for Company A, which documentation was not in a form acceptable to Sonic and would have required substantial negotiations and modifications, or (ii) alternatively, make an offer to purchase all of Sonic's stock for an unspecified price. As required by the terms of the Asset Purchase Agreement, Sonic forwarded the proposal (the "Proposal") to SPA on May 21, 2003. Pursuant to the terms of the Asset Purchase Agreement, if the Proposal satisfied certain requirements set forth in the Asset Purchase Agreement, if Sonic's Board of Directors determined that the Proposal constituted a Superior Proposal, and if, within five (5) business days of Sonic's Board of Directors making such determination, the Asset Purchase Agreement had not been revised such that the Proposal no longer constituted a Superior Proposal, then Sonic could have begun negotiating with Company A regarding the Proposal.

     On Friday, May 23, 2003, however, counsel for Company A informed Sonic and its counsel that Company A had withdrawn the Proposal. At the time of such withdrawal, Sonic's Board of Directors had not determined whether the Proposal would have constituted a Superior Proposal due to, among other reasons, the uncertainty of the transaction.

     On May 28, 2003, SPA agreed to increase the consideration it was willing to pay for the Desktop Software Business to $19,000,000 in cash, to forgive approximately $135,000 due to SPD by Sonic, plus assume certain liabilities. Sonic and SPA negotiated other revisions to the Asset Purchase Agreement from May 28, 2003 to June 6, 2003. On June 6, 2003, Sonic and SPA executed an Amended and Restated Asset Purchase Agreement for the sale of the Desktop Software Business for a total consideration of $19,000,000 in cash and the forgiveness of approximately $135,000 due to SPD by Sonic, plus assumption of certain liabilities, and SPA's agreement to purchase 10 MediaSite Live units from Sonic for a total consideration of approximately $300,000.

THE AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

     Sonic and SPA entered into the Amended and Restated Asset Purchase Agreement on June 6, 2003 that provides for the acquisition of Sonic's Desktop Software Business. The transaction will be completed when all of the conditions to completion of the transaction are satisfied or waived, including approval of the Proposed Transaction as set forth in the Amended and Restated Asset Purchase Agreement by Sonic's stockholders. The Amended and Restated Asset Purchase Agreement may be terminated, and the Proposed Transaction not completed, under certain circumstances that are described in this proxy statement and in the Amended and Restated Asset Purchase Agreement.


THE CONSIDERATION


     Upon completion of the transaction, Sonic will receive a total of $19 million cash for the Desktop Software Business, subject to an adjustment for the change in net working capital acquired by SPA from March 31, 2003 to the date of close (the "Working Capital"). The Deposit and any interest credited thereon to the closing date will be credited at closing against the $19 million consideration. If the transaction does not close by September 30, 2003, provided that such date may be extended by either party up to and including November 30, 2003, under certain circumstances, including, in the event the proxy materials have not been cleared by the Securities and Exchange Commission, solely as a result of SPA's failure to perform, or decision not to perform, its obligations under the Amended and Restated Asset Purchase Agreement, Sonic will retain the deposit and interest credited thereon as liquidated damages.


INTERESTS OF MANAGEMENT AND THE BOARD OF DIRECTORS


     Except in their capacity as stockholders of Sonic, and except as set forth below, no director or executive officer of Sonic or any of their associates has any substantial interest, direct or indirect, in the Proposed Transaction, nor will any such person derive any extra or special benefit not shared on a pro rata basis by all other stockholders of Sonic. However, it is a condition to the consummation of the Proposed Transaction that certain of Sonic's officers and directors enter into agreements with SPD or SPA. In particular, SPA may elect not to close the Proposed Transaction unless: (i) SPD enters into an employment agreement with (Y) Curtis Palmer, Sonic's Director and Chief Technology Officer, or another specified key employee and (Z) three out of four specified key employees of Sonic, which employment agreement must be offered to Mr. Palmer and such other employees at a salary consistent with their current base salary, and must provide for at least one-year terms and (ii) Monty Schmidt, Sonic's President and a Director, enters into a non-competition agreement with SPA.


     Except as set forth above, Sonic has not committed to enter into any other employment or other agreement with any director or executive officer.

REASONS FOR THE PROPOSED TRANSACTION


Our Board approved the Proposed Transaction and the Amended and Restated Asset Purchase Agreement based on a number of factors, including the following:

     . the value of the consideration, exclusive of the working capital adjustment, to be received from the sale of the Desktop Software Business, represents 120% of fiscal 2002 desktop revenues, 228% of assets excluding systems and services related assets and is 105% of the current consolidated market capitalization of Sonic of approximately $18 million at June 3;


     . the consideration is all cash, which provides certainty of value compared to a transaction involving receipt of stock or other non-cash consideration, especially in light of the volatility of the stock market;

     . the financial stability of SPD and the fact that the Proposed Transaction is not subject to a financing condition;

     . the support for the Proposed Transaction by our largest stockholders, who collectively hold approximately 27% of our outstanding stock;

     . the financial analysis and presentation by Silverwood and the opinion of Silverwood that, as of the date of the opinion, and based on procedures followed, assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the consideration payable in the transaction was fair from a financial point of view to Sonic;


     . the fact that notwithstanding inquiries made by Sonic and its financial advisors with respect to potential acquisitions transactions for the Desktop Software Business, the offer by SPD was the best offer received and outstanding;


     . the requirement of certain secured lenders of Sonic to sell assets of a sufficient size to repay the full balance of obligations owed them, which may, in the absence of a sale of such assets, lead such secured lenders to foreclose on the assets; and

     . the need to generate sufficient resources to pursue Sonic's continuing business.

BOARD OF DIRECTORS RECOMMENDATION


     AFTER CAREFUL CONSIDERATION, SONIC'S BOARD HAS DETERMINED THAT THE AMENDED AND RESTATED ASSET PURCHASE AGREEMENT IS ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, SONIC AND ITS STOCKHOLDERS. ACCORDINGLY, SONIC'S BOARD HAS UNANIMOUSLY APPROVED THE AMENDED AND RESTATED ASSET PURCHASE AGREEMENT AND THE PROPOSED TRANSACTION, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMENDED AND RESTATED ASSET PURCHASE AGREEMENT AND THE PROPOSED TRANSACTION, INCLUDING THE ASSET SALE.


OPINION OF SILVERWOOD PARTNERS LLC

     Sonic retained Silverwood to render an opinion to its Board that, based on and subject to the matters set forth in its opinion, the Consideration (as defined below) to be received by Sonic from SPA in connection with the Proposed Transaction of the Desktop Software Business to SPA is fair, from a financial point of view, to Sonic. The Consideration was determined through negotiations between Sonic and SPD.

     Silverwood has acted as financial advisor to Sonic in connection with the sale of the Desktop Software Business and will receive a fee for its services, a substantial portion of which is contingent upon the consummation of the Sale. Silverwood will also receive a fee for rendering the fairness opinion attached at Schedule B, which fee was due and payable at the time such opinion was delivered to the Board.

     Silverwood has within the past 24 months been engaged by Sonic (i) to provide a capability assessment report in connection with certain litigation between Sonic and the former owners of a constituent business within the Sonic's Media Services business, (ii) to provide a review of strategic alternatives for use by the Sonic's management and Board in evaluating alternative approaches for maximizing shareholder value, (iii) to prepare a valuation of Sonic's Media Systems business for use by Sonic in determining whether the goodwill associated with such business had been impaired as of September 30, 2002, and (iv) to act as the Sonic's financial advisor and render an opinion as to the fairness, from a financial point of view, of the consideration to be received by Sonic pursuant to the terms of an asset purchase agreement between Sonic and the prospective purchaser of Sonic's Media Services business.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Silverwood. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Silverwood or a complete description of its presentation. Silverwood believes, and so advised Sonic's Board, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by Silverwood, without considering all factors and analyses, could create an incomplete view of the process underlying Silverwood's analyses and the rendering of the opinion.

     On September 25, 2002, Sonic retained Silverwood to assist in the sale of parts or all of the Desktop Software Business. The Board retained Silverwood based upon its experience in the valuation of businesses and their securities in connection with mergers, acquisitions, sales of companies, sales of corporate divisions and similar transactions. No limitations were imposed by Sonic's Board on Silverwood with respect to the investigations made or procedures followed by Silverwood in rendering its opinion.

     On April 26, 2003, Silverwood delivered to the Board its written opinion to the effect that, as of the date of such opinion, and based on and subject to the limitations described therein, the consideration to be received by Sonic from SPA in connection with the sale of the Desktop Software Business to SPA, including cash in the amount of $18,000,000 and the forgiveness of a payable due to SPD in an estimated amount of $135,000; an estimated total value of $18,135,000 (collectively, the "Consideration"), is fair, from a financial point of view, to Sonic.


     THE FULL TEXT OF SILVERWOOD'S OPINION, DATED APRIL 26, 2003, WHICH DESCRIBES AMONG OTHER THINGS THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SILVERWOOD IN RENDERING ITS OPINION IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX D AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE SILVERWOOD OPINION IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SILVERWOOD OPINION. SONIC'S STOCKHOLDERS ARE URGED TO, AND SHOULD READ SILVERWOOD'S OPINION CAREFULLY AND IN ITS ENTIRETY.


     The Silverwood opinion does not address Sonic's underlying business decision to effect the Proposed Transaction and does not constitute a recommendation to any of Sonic's stockholders as to how a stockholder should vote with respect to the Proposed Transaction. Silverwood did not make, and was not requested by Sonic or any other person to make, any recommendations as to the form or amount of consideration to be received in connection with the Proposed Transaction. Silverwood was not asked to opine and does not express any opinion as to: (i) the tax consequences of the Proposed Transaction, including, but not limited to, tax or legal consequences to Sonic; (ii) the realizable value of Sonic's common stock or the prices at which Sonic's common stock may trade in the future following the Transaction, or (iii) the fairness of any aspect of the Transaction not expressly addressed in Silverwood's fairness opinion. Silverwood did not perform an independent appraisal of the Desktop Software Business.

     In arriving at its fairness opinion, among other things, Silverwood undertook the following:

          1. Met with certain members of Sonic's senior management to discuss the operations, financial condition, future prospects and projected operations and performance of the Desktop Software Business;

          2. Visited the facilities and business offices utilized by the Desktop Software Business in the United States;

          3. Reviewed (i) Sonic's annual reports on Form 10-K for the fiscal years ended September 30, 2000, 2001 and 2002; and (ii) Sonic's quarterly reports on Form 10-Q for the quarters ended December 31, 2001, March 31, 2002, June 30, 2002, and December 31, 2002,
               which Sonic's management has identified as being the most current financial statements available;

          4. Reviewed certain financial projections prepared by Sonic's management relating to the Desktop

               Software Business for the fiscal years ending September 30, 2003, 2004, 2005, 2006, and 2007;

          5.   Reviewed a draft of this Proxy Statement;

          6. Reviewed the historical market prices and trading volume of Sonic's publicly traded securities;

          7. Reviewed certain other publicly available financial data for certain companies that it deemed comparable to the Desktop Software Business;

          8.   Reviewed the Asset Purchase Agreement between Sonic and SPA; and

          9. Conducted such other studies, analyses and inquiries as it deemed appropriate for purposes of its opinion.

     The following is a summary of the material analyses and other information that Silverwood prepared and relied on in delivering its opinion to the Board of
Sonic:

Analyses

     Silverwood used several methodologies to assess the fairness, from a financial point of view, of the Consideration to be received by Sonic in connection with the Proposed Transaction. These methodologies provided an estimate as to the aggregate enterprise value of the Desktop Software Business and its operations on a going-forward basis. The following is a summary of the material financial analyses used by Silverwood in connection with providing its opinion.

     To determine the estimated value of the Desktop Software Business, Silverwood obtained a blended valuation indication that was developed from multiple analytical methodologies including: (i) a comparable company analysis;
(ii) a comparable acquisition analysis; and (iii) a discounted cash flow analysis. The analyses required studies of overall market and geopolitical conditions; the consideration of the economic, business and other factors that affect the industry in which the Desktop Software Business operates; and, consideration of the historical and future operating results of the Desktop Software Business.




Comparable Acquisitions Analysis

     Silverwood reviewed nine recently completed acquisitions (the "Comparable Acquisitions") for which the target company was deemed by Silverwood to engage in a business that was deemed generally comparable to the business of the Desktop Software Business. Silverwood collected a large number of transactions by searching filings with the Securities and Exchange Commission, public company disclosures, press releases; industry and general press reports, databases and other sources and then applied the following criteria to obtain the best representative sample:

          . transactions that were announced between January 1, 2001 and March 31, 2003; and,

          . transactions involving target companies with businesses that were deemed generally comparable to the Desktop Software Business;

Silverwood analyzed the following transactions:

=======================================================================================
ACQUIRING COMPANY                    TARGET COMPANY
---------------------------------------------------------------------------------------
Pinnacle Systems, Inc.               Steinberg

Sonic Solutions, Inc.                Veritas, Inc. Software Desktop and Mobile Division

Apple Computer, Inc.                 eMagic, Inc.

Roxio, Inc.                          MGI Software, Inc.

Thomson S.A.                         Grass Valley Group

ScanSoft                             Lernout & Hauspie Speech and Language Assets

Pinnacle Systems, Inc.               Fast Multimedia, Inc.

Corel Corporation                    Micrografx

First Virtual Communications, Inc.   CUseeMe Networks
---------------------------------------------------------------------------------------

     The results of the analysis of the multiples of revenue of these transactions showed that the multiples of EV to TTM revenues exhibited by the Comparable Acquisitions ranged from 0.8x to 1.5x with a mean multiple of 1.1x and a median multiple of 1.1x. Based on fiscal 2002 actual revenue of $15.9 million and management's 2003 revenue estimate of $17.5 million, the resulting indication of the EV for the Desktop Software Business was approximately $18.4 million.

Discounted Cash Flow Analysis

     Silverwood completed a discounted cash flow analysis for the Desktop Software Business in which the present value of the projected expected future cash flows of the Desktop Software Business were calculated using forecasted financial planning data for the Desktop Software Business prepared by Sonic's management (the "Discounted Cash Flow Analysis"). Silverwood estimated a range of estimated values for the Desktop Software Business based on the net present value of the Desktop Software Business Business's expected annual cash flows and an estimated terminal value for the Desktop Software Business in 2007 calculated using a multiple of forecasted revenue. Silverwood Partners applied a discount rate of 25.4% to 30.4% and a range of terminal value multiples of 1.10x to 1.45x forecasted 2007 revenue. Based on this analysis, the resulting indication of the enterprise value ranged from approximately $12.1 million to $16.8 million.

     The aforementioned Comparable Company, Comparable Acquisition and Discounted Cash Flow Analyses provided Silverwood with an indication of the EV of the Desktop Software Business on a going-forward basis in the range of $18.0 million to $20.1 million.


Comparable Company Analysis

     Silverwood reviewed certain financial information and valuation ratios of publicly traded companies that were selected solely by Silverwood with businesses that were deemed generally comparable to the business of the Desktop Software Business (the "Comparable Company Analysis"). The group of comparable companies comprised Apple Computer, Inc., Autodesk, Inc., Avid Technology, Inc., Macromedia, Inc., Media 100, Inc., Pinnacle Systems, Inc., Roxio, Inc., Sonic Solutions, Inc., and SRS Labs, Inc. (the "Comparable Companies"). The Comparable Companies are a selected group of companies for which digital audio and video technology composes a substantial portion of the business of each such company.

     The Comparable Company Analysis showed that the multiples of enterprise value ("EV") to trailing twelve month ("TTM") revenues exhibited by the Comparable Companies ranged from 0.1x to 3.9x with a mean multiple of 1.4x and a median multiple of 1.5x. Based on the fiscal 2002 actual revenue of $15.9 million and Sonic's 2003 revenue estimate, the resulting indications for the EV of the Desktop Software Business ranged from approximately $23.4 million to $25.0 million.


Conclusion

     The analyses of Silverwood are not necessarily indicative of actual values or future results. Analyses relating

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

to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to the business or transaction under consideration. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which the Desktop Software Business was compared and other factors that could affect the value of the Desktop Software Business.

     Sonic generally does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Silverwood considered financial projections for the Desktop Software Business for the fiscal years ending September 30, 2003, 2004, 2005, 2006 and 2007. The projections were prepared under market conditions as they existed as of approximately April 25, 2003 and management does not intend to provide Silverwood with any updated or revised projections in connection with the Proposed Transaction. The projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the financial condition or results of Sonic or the Desktop Software Business, may cause the projections or the underlying assumptions to be inaccurate. As a result, projections should not be relied upon as necessarily indicative of future results, and readers of this Proxy Statement are cautioned not to place undue reliance on such projections.

     In arriving at its fairness opinion, Silverwood reviewed key economic and market indicators, including, but not limited to, growth in Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Silverwood's opinion is based on the Desktop Software Business, economic, market and other conditions as they existed as of April 25, 2003 and on the projected financial information provided to Silverwood as of such date. In rendering its opinion, Silverwood has relied upon and assumed, without independent verification, (i) that the accuracy and completeness of the financial and other information provided to Silverwood regarding the Desktop Software Business was prepared on a reasonable basis in accordance with customary industry practice and reflects the best currently available estimates and judgment of Sonic's management, (ii) that no material changes have occurred in the assets, financial condition, business or prospects of Sonic, and the Desktop Software Business, since the date of the most recent financial statements that were provided to Silverwood, and (iii) that Sonic's management was not aware of any information or facts that would make the information provided to Silverwood incomplete or misleading. Silverwood did not independently verify the accuracy or completeness of the information supplied to Silverwood with respect to the Desktop Software Business and does not assume responsibility for the accuracy or completeness of such information. Silverwood did not perform any appraisals or valuations of any specific assets or liabilities of the Desktop Software Business and was not furnished with any such appraisals or valuations, nor did Silverwood make any physical inspection of any of the properties or assets of the Desktop Software Business. Silverwood did not undertake an independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Sonic, the Desktop Software Business, and any of Sonic's respective affiliates are a party or may be a subject to and, at Sonic's direction and with Sonic's consent, Silverwood's opinion makes no assumption concerning, and does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

     Silverwood assumed that Sonic and the Desktop Software Business are not a party to any pending transaction, including external financings, recapitalizations, asset sales, acquisitions or merger discussions, other than the publicly announced plans to sell Media Services, or in the ordinary course of business. In arriving at its opinion, Silverwood assumed that all the necessary regulatory approvals and consents required for the Proposed Transaction would be obtained in a manner that would not affect the Consideration.

     The summary set forth above describes the material points of more detailed analyses completed by Silverwood in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Silverwood made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Silverwood believes that its analyses and summary set forth herein must be considered as a

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

whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete view of the processes underlying the analyses set forth in Silverwood's fairness opinion. In its analysis, Silverwood made numerous assumptions with respect to Sonic and the Desktop Software Business, the Proposed Transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates underlying or included in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

CONDUCT OF BUSINESS FOLLOWING THE PROPOSED TRANSACTION; USES OF PROCEEDS

     If the Proposed Transaction is approved, substantially all of the assets associated with the Desktop Software Business will be sold to SPA, which will deemed to be a sale of substantially all of the assets of Sonic pursuant to the MGCL. Because of the recent sale of the Media Services business, Sonic will have a continuing operating business, the Media Systems business and plans to use the proceeds from the Proposed Transaction in the development of that business and the retirement of certain debts of Sonic.

ABSENCE OF DISSENTERS' RIGHTS OF APPRAISAL

     Under the applicable provisions of MGCL, Sonic's stockholders will have no rights in connection with the Proposed Transaction to seek appraisal for the fair value of their shares of Common Stock.

ACCOUNTING TREATMENT OF PROPOSED TRANSACTION

     If the Proposed Transaction is approved by the stockholders, Sonic will record the proposed disposition in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" during the quarter ending June 30, 2003.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTION

     The Proposed Transaction should have no direct income tax consequences to Sonic's stockholders. The Proposed Transaction will be reported by Sonic as a sale of assets for federal income tax purposes in 2003.

SONIC WILL NOT SEEK AN OPINION OF COUNSEL WITH RESPECT TO THE ANTICIPATED TAX CONSEQUENCES. THE FOREGOING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER. SONIC RECOMMENDS THAT EACH STOCKHOLDER CONSULT HIS OR HER OWN TAX ADVISER REGARDING THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION.

CERTAIN INFORMATION CONCERNING SPA

     SP Software Acquisition Company, a Delaware corporation, is an indirect wholly-owned subsidiary of Sony Pictures Digital Inc., a Delaware corporation, a company that oversees the digital production and online assets of Sony Pictures Entertainment Inc. (SPE) and consists of four key operating business units: Sony Pictures Animation, Sony Pictures Imageworks, Sony Online Entertainment and Sony Pictures Digital Networks, which includes SoapCity, Screenblast, Sony Pictures mobile and wireless services, the studio's online promotional arm SPiN, and the UK

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

interactive television service GoPlayTV. SPD's principal executive offices are located at 6025 Slauson Avenue, Culver City, CA 90231 and its telephone number is (310) 244-4000. SPD and/or SPA will fund the purchase price from available working capital.

     All information contained in this Proxy Statement relating to SPA has been supplied by SPA to Sonic.

SONIC FOUNDRY'S CONTINUING MEDIA SYSTEMS BUSINESS

     Sonic is in the business of developing automated rich-media application software and systems. Our advanced publishing tools and media access technologies operate across multiple digital delivery platforms to significantly enhance a host of enterprise-based media applications. Sonic's solutions are based on unique and, in some cases, patented technologies that enhance media communications through the extensive use of rich-media, defined as a media element that combines graphics, text, video, audio and metadata in a single data file. Sonic's technology evolved from a four-year Carnegie Mellon University research effort funded by major government (DARPA, NSF, NASA) and private organizations (CNN, Intel, Boeing, Microsoft, Motorola, Bell Atlantic).

     Over the last year, Sonic has introduced two versions of its MediaSite Live
(MSL) web presentation and webcasting system to the enterprise marketplace. MSL addresses a broad variety of communications for business, government, and education ranging from executive briefings, product marketing, and sales presentations to public safety/emergency management and community outreach, to online lectures and distance learning. MSL is a unique combination of hardware and software that automatically takes multiple media feeds (video, audio and graphics) from a variety of presentation devices and combines them into an Internet "stream". This stream can be distributed Live to remote users, as the presentation is occurring, thereby eliminating the entire authoring process. Similarly, following the creation of the presentation, the stream is made accessible on-demand from a website. Sonic's latest engineering effort is version 3 of MSL which will add further enhancements to the product line including CD burning, enhanced security, Macintosh browser support, and digital video capture. Initial product sales have been made to higher learning institutions, corporations and government.

     Sonic is also involved in advanced research related to the interpretation and further enhancement of rich media. A significant portion of this research is based on patented technology defined as the integration of speech, language and image processing (ISLIP) which provides the capability of extracting and creating metadata from time-based media and includes constructing meaningful indices enabling effective and efficient search and retrieval of rich media. This technology was recognized in 2001 by MIT Technology Review as one of the "Ten Emerging Technologies That Will Change the World". Another patented technology "video skimming" provides users the capability of reviewing rich media faster than real-time. With continued funding being received from government entities, Sonic is actively working towards further commercialization efforts of these technologies and applying the resulting products to broader market opportunities. We believe the outcome of our research and commercialization efforts will advance the art of "meta-tagging" (identification and extraction of audio, visual and textual cues) as well as "video mining" technology. This will allow us to offer technologies that both produce and consume rich-media content at a more personalized and more interactive level.

     The markets for Sonic's technologies appear to be expanding dramatically, according to industry research reports. Jupiter Media Metrix indicates that enterprises will spend about $567 million on internal streaming media projects by 2005, with a total market size of $2.8 billion. IDC has reported that in 2003, half of all Internet traffic is made up of audio and video streams. Over the next few years it is expected that the majority of Internet traffic will be media streams.

     Sonic sells and markets its offerings through a sales force that manages a reseller channel composed of Value-added resellers, system integrators and distributors. These third party representatives tend to have a unique specialization and understanding of both audio/video systems and IT networking. For this reason, Sonic has chosen to be highly selective and targeted by bringing on only the most qualified resellers that understand the nuances of media and IT network issues. To date, Sonic has brought on roughly 40 resellers who have demonstrated these qualifications.

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

     This group is almost entirely based in the United States. As the product line begins to show growth trends in the U.S. market, Sonic expects to expand its reseller network to the worldwide market. Besides expanding the resellers of the product, Sonic also expects business growth to result for the following reasons-

     Product line expansion. Software engineering on the product line continues to expand the scale and scope of our offerings. Development efforts are targeted towards enhancing content access and viewing choices. Similarly, some of our advanced technologies are expected to be incorporated in making our content much more navigable and searchable, versus non-indexed media content. Fundamentally, without accurate and full indexes available, viewing media would be analogous to reading a text book with no chapters, no indexes and no cross references, making it very time-consuming.

     Service contracts. An annual maintenance contract is offered to customers to maintain version control and provide high level of service. The contracts are purchased by the majority of the customers and represent 20% of the purchase price. This recurring annual revenue stream is expected to be a source of income on top of continuing system sales.

     Repeat orders. Most customers will buy a single system to test the full capability of the system. Larger enterprises and facilities have followed up with multiple unit orders following a test of the capabilities of the system. For this reason, Sonic has specifically targeted larger entities that have more than 500 employees and multiple offices and that have found service provider solutions in conferencing far too cost prohibitive.

     Upgrades. As is typical in the software industry, Sonic expects to offer product upgrades for a fee to its customer base.

     Vertical market expansion. Currently, Sonic realizes the majority of its revenues from the education and distance learning markets. Corporations currently lag these users in adoption, but are expected to grow significantly as market awareness of web presentation and conferencing solutions expands. Similarly, Sonic is seeing expanded interest from government, professional membership, legal, medical, engineering and marketing organizations. Targeting each group specifically offers an opportunity to build new markets as others become more established.

     Marketing efforts span the spectrum of reseller sales demonstrations, tradeshows, web page information, webinars, brochures, direct mail, print advertisement and white papers. Sonic is in the early stages of building out its database of potential customers in the government, education and corporate marketplaces. We have established a selected process of targeting specific verticals that have a direct and demonstrated need for our offerings.

     The uniqueness of our offering is being received well in a fragmented market that attempts to solve the web presentation problem in various ways. Sonic feels it is offering a very unique do-it-yourself solution that combines hardware and software elements in a system that when deployed in larger enterprises, provides a 5x or higher return on investment. One aspect to competition would include service providers. Companies, like Webex, Placeware (Microsoft), and Raindance charge per minute, per customer fees to allow for collaboration and web conferencing capabilities. This method becomes extremely cost-prohibitive when meetings expand beyond a few people. Another competitive approach involves authoring. This approach, in itself is a narrowed market opportunity subject to highly specialized skills that an individual requires to put together an effective presentation. Examples of competitors in this space include Microsoft, Macromedia and Accordent. Other competitors, such as Virage, have taken an enterprise approach to webcasting that attempts to sell a full rich media database and indexing system on top of the webcasting solution. In our view, this immediately limits the ability to sell in any sort of volume and, on a cost basis significantly higher than our own offerings.

     Our MediaSite Live system, selling for approximately $22,000, offers a unique hardware and software configuration that allows for web presentations and webcasts to be performed by a simple press of a button. The engineering put into the product was intended to eliminate an overly complicated problem that has restricted market growth and expansion. Sonic believes the breadth of potential users can grow quite broadly. By way of example, videoconferencing has been a technology with great promise but minimal demonstrated use. We believe this market has stalled due to the complexity of actually invoking a videoconference, the need to have IT staff involved and the uncertainty of quality remote connections. Even with these handicaps, the video conferencing market has become a

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

billion dollar industry having penetrated less than 10% of the estimated 25 million conference rooms that currently exist worldwide. Our own system offering is targeted at the same conference room setting and is primarily why we chose the A/V reseller channel as our primary distribution partner. Because many of the technology hurdles and use issues have been solved through an IP approach, Sonic believes the web presentation and webcasting markets will expand far beyond the established video conferencing market.

     Sonic intends to grow with demonstrated business success. Rather than expanding head count in anticipation of market growth, Sonic plans to manage cash flow prudently and expand its staffing and engineering as the product line demonstrates tangible revenue growth and operating cash flow. Expected head count following the sale of our Desktop Software Business and our Media Services business is likely to be less than 30. Likewise, as the product expands and market awareness grows for our offerings, Sonic also believes there will exist opportunities to merge with or sell the business or portions of the business to other parties who have a complementary interest and pursuit of the same market opportunities. However, Sonic has no plans to sell the Media Systems business.

SALE OF MEDIA SERVICES BUSINESS

     On May 16, 2003 Sonic completed the sale of the Media Services business for approximately $5.6 million, including an estimate of the value of net working capital acquired.

RISK FACTORS RELATING TO SONIC'S BUSINESS AFTER THE PROPOSED TRANSACTION

CERTAIN CAUTIONARY INFORMATION

     In connection with the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act"), Sonic is hereby disclosing certain cautionary information to be used in connection with written materials and oral statements made by or on behalf of its employees and representatives that may contain "forward-looking statements" within the meaning of the Litigation Reform Act. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are necessarily speculative and there are numerous risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The discussion below highlights some of the more important risks identified by Sonic, but should not be assumed to be the only factors that could affect future performance. The reader is cautioned that Sonic does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management over time means that actual events are bearing out as estimated in such forward-looking statements.

WE HAVE NO MEANINGFUL OPERATING HISTORY WITH OUR REMAINING ASSETS ON WHICH TO EVALUATE OUR BUSINESS OR PROSPECTS.

     Assuming the proposed sale of the Desktop Software Business is completed, we will only have our Media Systems business remaining. We have only been engaged in our systems business since October 2001. Accordingly, there is no significant business history on which you can base an evaluation of our systems business and its prospects. Our systems business must therefore be evaluated in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and evolving markets. These risks include the following with respect to our systems business:

     .    substantial dependence on systems with only limited market acceptance;

     .    need to develop sales and support organizations;

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

     .    competition;

     .    need to manage changing operations;

     .    reliance on strategic relationships; and

     .    customer concentration.

     . dependence on hardware suppliers and reduced gross margins associated with bundled systems.

WE ANTICIPATE INCURRING LOSSES FOR THE FORESEEABLE FUTURE.

     For the six months ended March 31, 2003, the systems business had a gross margin of just $48,000 on revenues of $391,000 with which to cover sales, marketing, research, development and general administrative costs. Following the sale of the Desktop Software Business, we expect our operating losses to continue for the foreseeable future and there can be no assurance that we will ever be able to operate profitably.

WE MAY NOT EARN REVENUES SUFFICIENT TO REMAIN IN BUSINESS.

     We are proposing to sell the assets relating to the Desktop Software Business that result in approximately 65 percent of our revenues. In addition, we recently sold the assets relating to the Media Services business which comprised approximately 32 percent of our revenues. Accordingly, following completion of the Proposed Transaction, our ability to generate revenue will be significantly reduced. Our ability to become profitable depends on whether we can sell our systems for more than it costs to produce and support them. Our future sales also need to provide sufficient margin to support our ongoing operating activities. The success of our revenue model will depend upon many factors including:

     .    Our ability to develop and market our systems software operations; and

     .    The extent to which consumers and businesses use our systems.

     Because of the recession in the technology market, the early stage of our systems software business, and the evolving nature of our business, we cannot predict whether our revenue model will prove to be viable, whether demand for our systems will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable.

WE MUST CONTINUALLY DEVELOP NEW SYSTEMS, WHICH APPEAL TO OUR CUSTOMERS.

     Our systems are subject to rapid obsolescence and our future success will depend upon our ability to develop new systems that meet changing customer and marketplace requirements. There is no assurance that we will be able to successfully:

     .    Identify new system opportunities; or

     .    Develop and introduce systems to market in a timely manner.

     We must identify and develop markets for our systems. A suitable market for our systems may not develop or, if it does develop, it may take years for the market to become large enough to support significant business opportunities. Even if we are able to successfully identify, develop, and introduce new systems, there is no assurance that a suitable market for these systems will materialize. The following factors could affect the success of our systems and our ability to address sustainable markets:

     . The failure of our business plan to accurately predict the types of systems the future marketplace will demand;

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

     . Our limited working capital may not allow us to commit the resources required to adequately support the introduction of new systems;

     . The failure of our business plan to accurately predict the estimated sales cycle, price and acceptance of our systems; or

     . The development by others of systems that makes our systems noncompetitive or obsolete.

THERE IS A GREAT DEAL OF COMPETITION IN THE MARKET FOR SYSTEMS SOFTWARE, WHICH COULD LOWER THE DEMAND FOR OUR SYSTEMS SOFTWARE.

     The market for digital media systems is relatively new, and we face competition from other companies that provide digital media applications. Companies, like Webex, Placeware (Microsoft), and Raindance offer collaboration and web conferencing applications, while Microsoft, Macromedia and Accordent provide authoring capability and other competitors such as Virage offer an enterprise approach to webcasting that attempts to sell a full rich media database and indexing system on top of the webcasting solution. If one of these alternative approaches are received more favorably in the marketplace, a new approach or technology is developed or a existing or new competitor markets more effectively than us or we otherwise do not compete effectively, our business will be harmed. In addition, the more successful we are in the emerging market for media systems, the more competitors are likely to emerge, including turnkey media application; streaming media platform developers; digital music infrastructure providers; and digital media applications service providers (including for digital musical subscription).

     The presence of these competitors could reduce the demand for our systems, and we may not have the financial resources to compete successfully.

THE CONCENTRATION OF OWNERSHIP BY OUR AFFILIATED STOCKHOLDERS MAY DELAY OR PREVENT ANY MERGER OR TAKEOVER OF SONIC, WHICH MAY LIMIT THE AMOUNT OF PREMIUM A STOCKHOLDER WOULD OTHERWISE OBTAIN ON HIS COMMON STOCK.

     Certain of our existing stockholders have significant influence over our management and affairs, which they could exercise against your best interests. As of May 5, 2003, our officers and directors, together with entities that may be deemed affiliates of or related to such persons or entities, beneficially owned over 36% of our outstanding common stock. As a result, these stockholders, acting together, may be able to influence significantly our management and affairs and matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Accordingly, this concentration of ownership may have the effect of impeding a merger, consolidation, takeover or other business consolidation involving us, or discouraging a potential acquiror from making a tender offer for our shares. This concentration of ownership could also adversely affect our stock's market price or lessen any premium over market price that an acquiror might otherwise pay.

DUE TO OUR LICENSE AGREEMENT WITH CARNEGIE MELLON UNIVERSITY, WE MAY FACE COMPETITION IN OUR PUBLISHER(TM) PRODUCT AND WE MAY LOSE THE ABILITY TO SELL THAT PRODUCT IN THE FUTURE.

     On October 15, 2001, Sonic acquired the assets of MediaSite, Inc., (the "MediaSite Transaction") which provides automated rich media publishing, management and access solutions. One such solution, our Publisher(TM) product, is based in part on licensed technology from Carnegie Mellon. As part of the MediaSite Transaction we acquired a nonexclusive license to use certain technology in that product and negotiated an exclusive license (the "License Agreement") as to certain competitors. Because the exclusivity is limited to a defined list of competitors, a risk exists that Carnegie Mellon could license the technology to another party that is not currently a named competitor, but could become competitive with us. Moreover, if the License Agreement were to terminate before the underlying patents expired, we would lose the ability to sell the products covered by the License Agreement.

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


TERMS OF THE AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

     The terms and conditions of the Asset Purchase Agreement, the Amended and Restated Asset Purchase Agreement, and the Proposed Transaction were the result of arm's-length negotiations between representatives of Sonic and representatives of SPD, the parent company of SPA and a U.S. subsidiary of Sony Pictures Entertainment Inc. The following is a summary of the terms of the Amended and Restated Asset Purchase Agreement that we believe are material. However, the description does not contain all of the terms of the Amended and Restated Asset Purchase Agreement and is qualified in its entirety by reference to the copy of the Amended and Restated Asset Purchase Agreement attached as Appendix A to this Proxy Statement and incorporated herein by reference. Stockholders are urged to read the Amended and Restated Asset Purchase Agreement in its entirety. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Amended and Restated Asset Purchase Agreement.

THE AMENDED AND RESTATED ASSET PURCHASE AGREEMENT


General


     Pursuant to the terms of the Amended and Restated Asset Purchase Agreement, in consideration of the transfer to SPA of substantially all of the Assets relating to the Desktop Software Business of Sonic, other than Excluded Assets, SPA has agreed to pay to Sonic an aggregate purchase price $19,000,000 in cash (the "Purchase Price"), to forgive approximately $135,000 due to SPA by Sonic, and to assume the Assumed Liabilities, and to purchase 10 MediaSite Live units from Sonic for a total consideration of approximately $300,000.


     The Purchase Price is payable at the Closing by wire transfer in immediately available funds to Sonic's bank account.

Conditions to the Closing of the Sale


     The closing of the Proposed Transaction (the "Closing") is scheduled to occur on the third business day after the date on which the last of the closing conditions, including approval of Sonic's stockholders ("Stockholder Approval"), is satisfied or waived (the "Closing Date"). The obligations of the parties to consummate the Proposed Transaction are subject to certain customary conditions such as the accuracy of certain representations and warranties in the Amended and Restated Asset Purchase Agreement, the performance of the covenants set forth therein and the absence of certain legal actions or proceedings prohibiting consummation of any of the transactions contemplated by the Amended and Restated Asset Purchase Agreement. SPA's obligation to close is also subject to (i) Sonic having received Stockholder Approval of the Amended and Restated Asset Purchase Agreement from stockholders representing 2/3 of the shares eligible to vote, (ii) certain third party consents having been received, (iii) no Condition - Related Material Adverse Change has occurred on the part of Sonic, (iv) payment by Sonic of certain indebtedness, (v) certain Sonic employees having been hired by SPD, provided that this condition to closing will not apply if SPD fails to offer such employees at a salary consistent with their present base salary and an employment term of at least one year, and (vi) a Non-Competition Agreement being entered into between SPA and Sonic, and between SPA and Monty Schmidt, Sonic's President and Director.


The Purchased Assets and Assumed Liabilities

     The Assets to be transferred to SPA are substantially all of the assets of the Desktop Software Business, including all of Sonic's rights, title and interest in and to all of the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal and constituting, or used in connection with, or related to, the Desktop Software Business owned by Sonic or in which Sonic has any interest, including, without limitation, all of the right, title and interest of Sonic in and to (but not including the Excluded Assets): (i) all trade accounts receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses; (ii) all Assigned Contracts and Contract Rights; (iii) all Assigned Leases, Leasehold Estates and Leasehold Improvements; (iv) all Tangible Personal Property; (v) all Inventory; (vi) all Books and Records; (vii) all Intellectual Property; (viii) all Permits; (ix) all computers and, to the extent transferable, Software Rights; (x) all insurance benefits, rights and/or proceeds arising from, or related to, the Purchased Assets or the Assumed Liabilities with respect to periods through the Closing Date; (xi) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists and data, art work, display units, telephone and fax numbers, Customer/User Data and purchasing records; (xii) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Purchased Assets or services furnished to Sonic pertaining to the Desktop Software Business or affecting the Purchased Assets; (xiii) all claims, causes of action, chooses in action, rights of recovery and rights of set-off of any kind, against any Person, including, without limitation, any Encumbrances or other rights to payment or to enforce payment in connection with products delivered by Sonic on or prior to the Closing Date, whether now accrued or accruing in the future, relating to the Purchased Assets; (xiv) all goodwill and other intangible rights; and (xv) certain specifically scheduled properties, assets and rights.


     Excluded Assets consist of: (i) the original minute books, stock records and corporate seals of Sonic; (ii) all personnel records and other records that Sonic is required by law to retain in original form; (iii) all rights of Sonic under the Amended and Restated Asset Purchase Agreement or any of the Ancillary Agreements; (iv) certain scheduled property and assets; (v) all assets that are not scheduled and that are related solely to Sonic's Media Systems business; and
(vi) the following Subsidiaries and all property and assets used by such Subsidiaries other than to the extent any such property and assets relate to the Desktop Software Business or the Purchased Assets: (A) International Image Services, Inc.; and (B) Sonic Foundry Media Systems, Inc.


     Assumed Liabilities consist of: (i) all Liabilities arising after the Closing Date under the Desktop Software Business, Purchased Assets, Assigned Contracts and Assigned Leases, but excluding any Liability for any Default under any such Assigned Contract or Assigned Lease by Sonic or any of its subsidiaries occurring on or prior to the Closing Date, and excluding any Liabilities related to the Business and the Purchased Assets that arise during, or relate to, periods prior to the Closing Date; (ii) any Liability to the customers of Sonic incurred by Sonic, arising after the Closing Date in the Ordinary Course of Business for non-delinquent orders of the Purchased Assets outstanding as of the Closing Date reflected on the Books and Records; (iii) any Liability to the customers of Sonic incurred by Sonic, arising after the Closing Date under written warranty agreements given by Sonic in the Ordinary Course of Business prior to the Closing Date relating to the Desktop Software Business, but not including any Liability for any Default under any such warranty agreement by Sonic or any of its subsidiaries and/or occurring on or prior to the Closing Date; and (iv) certain scheduled accounts payable.


     Excluded Liabilities consist of: (i) any Liabilities of any subsidiary of Sonic, and (ii) except for the Assumed Liabilities, any Liabilities of Sonic, whether arising out of occurrences prior to, at or after the Closing Date, which include the following: (a) any liability of Sonic to or in respect of any employee, former employee or other service provider of Sonic; (b) any Liability of Sonic in respect of any tax; (c) any Liability of Sonic arising from any injury to or death of any Person or damage to or destruction of any property, arising from defects in products manufactured or from services performed by or on behalf of Sonic on or prior to the Closing Date; (d) any Liability of Sonic under any Assigned Contract or Assigned Lease (1) arising out of, events or occurrences on or prior to the Closing Date, (2) that arises after the Closing Date but that arises out of or relates to any Default by Sonic and/or that occurred prior to the Closing Date or (3) that was not incurred by Sonic in the Ordinary Course of Business; (e) any Liability of Sonic under any Contract or Lease that not is an Assigned Contract or Assigned Lease; (f) any Liability of Sonic arising out of or resulting from its compliance or noncompliance with any Law or Order; (g) any Liability of Sonic arising out of or related to any Legal Proceeding against it or any Legal Proceeding which adversely affects the Purchased Assets or the Business and which was asserted on or prior to the Closing Date or to the extent the basis of which arose on or prior to the Closing Date; (h) any Liability of Sonic resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, the Amended and Restated Asset Purchase Agreement; (i) any Liability of Sonic to or in respect of any former or current stockholders of Sonic or any other holder of equity interests of Sonic; (j) any Liability of Sonic relating to any former lending facility; (k) any Liability of Sonic for any Funded Debt; (l) any Liability of Sonic arising out of any environmental or health and safety claims, costs or damages or for violation of Environmental Laws or Occupational Safety and Health Laws pertaining to the Purchased Assets or the Desktop Software Business, which relate to conditions or events occurring or commencing prior to the Closing Date; (m) any Liability of Sonic relating to Sonic's Continuing Business; (n) any Liability of Sonic for any indemnification obligations pursuant to any claim or notice received prior to the Closing Date with respect to any Intellectual Property; (o) any Liability of Sonic accruing, arising out of, or relating to events or occurrences happening on or prior to, or to periods prior to, the Closing Date; and (p) any Liability that is not an Assumed Liability.


Representations and Warranties

     The Amended and Restated Asset Purchase Agreement contains various representations and warranties of Sonic including, among others, representations and warranties related to: corporate organization and similar corporate matters; authorization and enforceability; non-contravention of the Proposed Transaction of Sonic's charter or bylaws, and non-violation of laws and binding agreements; consents and approvals; books and records, compliance with laws, licenses and permits pertaining to the Desktop Software Business; accuracy of financial statements provided to SPA; Purchased Assets (including good and marketable title thereto); certain Liabilities; absence of certain changes since March 31, 2003; absence of litigation; condition and title to Assets and properties; taxes and tax returns; contracts and leases; Intellectual Property and software; employee benefits; inventory, accounts receivable and accounts payable; related party transactions; absence of brokers; absence of any other agreements to sell, assign or transfer the Purchased Assets; disclosure; solvency; fairness opinion; and settlement of certain litigation.Sonic has made such representations and warranties as of the date of the Asset Purchase Agreement and the Closing Date, except that representations and warranties relating to authorization and enforceability, non-contravention of the Proposed Transaction with Sonic's charter or bylaws, laws and binding agreements, consents and approvals, absence of certain changes since March 31, 2003, and absence of any other agreements to sell, assign or transfer the Purchased Assets are made as of the date of the Asset Purchase Agreement, the date of the Amended and Restated Asset Purchase Agreement and the Closing Date.

     The Amended and Restated Asset Purchase Agreement contains various representations and warranties of SPA including among others, representations and warranties related to: corporate organization and similar corporate matters; authorization and enforceability; non-contravention of the Proposed Transaction of SPA's certificate of incorporation or by-laws and non-violation of laws; consents and approvals; absence of brokers; and absence of legal proceedings challenging the validity of the Amended and Restated Asset Purchase Agreement. SPA has made such representations and warranties as of the date of the Asset Purchase Agreement and the Closing Date, except that representations and warranties relating to authorization and enforceability, non-contravention of the Proposed Transaction with SPA's certificate of incorporation or bylaws, laws and binding agreements and consents and approvals are made as of the date of the Asset Purchase Agreement, the date of the Amended and Restated Asset Purchase Agreement and the Closing Date.


     The representations and warranties survive the closing until three years after the Closing Date or, in respect of tax matters, employee benefits, compliance with applicable law, and environmental matters until after the expiration of the applicable statutes of limitations, or, in respect of organization and authority, title to the Purchased Assets, brokers, and certain intellectual property representations, indefinitely, but not beyond the statutory term of any applicable trademark, copyright or patent at issue.

Other Transactions


     Pursuant to the Amended and Restated Asset Purchase Agreement, Sonic has agreed that until the Closing Date it will not, directly or indirectly, (i) sell, assign, lease, pledge, transfer or dispose of all or any portion of the Purchased Assets, the Desktop Software Business or any material portion or equity securities of Sonic, whether through merger, consolidation, business combination, asset sale, share exchange or otherwise (including in connection with an offer for all or a material portion of Sonic's stock or assets) (each, an "Acquisition Proposal"), (ii) solicit offers for, offer up or seek any Acquisition Proposal, (iii) initiate, encourage or provide any documents or information to any third party in connection with, discuss or negotiate with any person regarding any inquiries, proposals or offers relating to any Acquisition Proposal, or (iv) enter into any agreement or discussion with any party with respect to any Acquisition Proposal, other than SPA. Notwithstanding the above, Sonic may take certain actions in response to receipt of a superior proposal.


Covenants


     Pursuant to the Amended and Restated Asset Purchase Agreement, prior to and after the Closing, Sonic has agreed (i) to use all reasonable efforts to effectuate the Amended and Restated Asset Purchase Agreement; (ii) to execute all documents reasonably necessary or advisable to make effective the Amended and Restated Asset Purchase Agreement; and (iii) cooperate with SPA in connection with the foregoing. Promptly after execution of the Amended and Restated Asset Purchase Agreement and prior to the Closing, Sonic has agreed (A) to make all filings requires by Law to consummate the Proposed Transaction, and
(B) obtain all Consents and Permits necessary to consummate the Proposed Transaction. Prior to the Closing, Sonic has also agreed (1) to make all filings and give all notices necessary to consummate the Amended and Restated Asset Purchase Agreement; (2) to conduct the Desktop Software Business in the ordinary course; (3) to not take any action inconsistent with the Amended and Restated Asset Purchase Agreement or any Ancillary Agreement or the consummation of the Proposed Transaction; (4) to use its best efforts to maintain the Purchased Assets in a state of repair and condition that complies with laws and is consistent with the requirements of the Desktop Software Business as it is presently conducted; (5) to cooperate with SPA to obtain all consents; (6) to notify SPA of the breach of any representations or warranty, covenant, condition or agreement contained in the Amended and Restated Asset Purchase Agreement; (7) to terminate immediately prior to closing all employees hired by SPA; (8) to recommend that the stockholders vote in favor of the Proposed Transaction and to use its best efforts to solicit from the stockholders proxies in favor of such matters and to obtain the Stockholder Approval, unless (A) Sonic receives a superior Proposal, (B) SPA does not offer to revise the terms of the Proposed Transaction to provide terms more favorable, and (C) the Board determines, in good faith after consultation with a financial advisor and with the advice of counsel, that its failure to recommend such Competing Proposal would constitute a breach of fiduciary duty; and (9) to call and hold a meeting of its stockholders as promptly as reasonably practicable for the purpose of voting upon the adoption of the Amended and Restated Asset Purchase Agreement and the Proposed Transaction and obtaining the Stockholder Approval which obligation shall exist irrespective of the presence of a Superior Proposal and the withdrawal of the Board of Director's recommendation of the Proposed Transaction. The Board may withhold or withdraw its recommendation that the stockholders of Sonic vote in favor of the approval of the Proposed Transaction in response to a receipt of a Superior Proposal that continues to be a Superior Proposal after Sonic has complied with certain requirements regarding such proposal.


Agreement Not to Compete


     With certain limitations, Sonic has agreed that, for a period of two full years after the Closing Date, it shall not and will ensure that its subsidiaries do not, directly or indirectly,: (i) engage in a competing business anywhere in the world where the Desktop Software Business is conducted whether such engagement shall be as owner, partner, agent, consultant or stockholder (except as the holder of not more than three percent of the outstanding shares of a corporation whose stock is listed on any national or regional securities exchange or reported by the National Association of Securities Dealers Automated Quotation System or any successor thereto); (ii) solicit the employment of or hire any person who is an employee or independent contractor of SPA or its Affiliates; (iii) solicit any Person who is a customer of the Desktop Software Business in respect of the Desktop Software Business; (iv) induce or attempt to induce any customer, supplier, licensor, licensee or business relation of SPD or any of its affiliates to cease doing business with SPA or in any way interfere with such relationship; or (v) to SPA or any of its Affiliates.


Voting Agreement


     Certain directors and executive officers of Sonic and certain of their affiliates collectively hold approximately 27% of Sonic's outstanding stock, have entered into a voting agreement with SPA as of the date of the Asset Purchase Agreement (which agreement was amended concurrently with the Amended and Restated Asset Purchase Agreement). Until the earlier of the closing of the Proposed Transaction or termination of the Amended and Restated Asset Purchase Agreement, such stockholders have agreed to vote all of their shares to approve the Amended and Restated Asset Purchase Agreement and the Proposed Transaction, and vote against (i) any action or agreement that will result in any breach of representation, warranty or covenant of Sonic under the Amended and Restated Asset Purchase Agreement or any Ancillary Agreement, (ii) any extraordinary corporate transaction by Sonic involving the Desktop Software Business, (iii) any sale or transfer of the Purchased Assets (other than in the ordinary course), (iv) any change in the executive officers, the Board, corporate structure, capitalization, charter or bylaws of Sonic and (v) any action that is intended or could reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the approval of the Amended and Restated Asset Purchase Agreement and the Proposed Transaction.


Indemnification


     Sonic has agreed to indemnify and hold harmless SPA and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns from and against all Losses as a result of or arising out of (i) a breach of any representation or warranty of Sonic, (ii) the breach of or failure to perform any covenant or agreement of Sonic, (iii) all Excluded Liabilities, (iv) any and all Liabilities and obligations other than Assumed Liabilities, and (v) certain liabilities imposed upon SPA by reason of SPA's decision not to hire certain of Sonic's employees, (vi) all Liabilities arising under Employee Plans, (vii) all Liabilities with respect to Sonic's employees, former employees or service providers relating to acts or omissions which occurred on or prior to the Closing Date, (viii) all Liabilities for Environmental Damages, (ix) all Liabilities for products shipped or manufactured by, or any services provided by Sonic prior to the Closing Date, (x) claims for broker fees, and (xi) any failure of Sonic to comply with applicable bulk sales laws.


     SPD and SPA have agreed to indemnify and hold harmless Sonic, and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns from and against all Losses as a result of or arising out of (i) a breach of any representation or warranty of SPA, (ii) the breach of or failure to perform any covenant or agreement of SPA,
(iii) after the Closing, the Assumed Liabilities or (iv) any Liabilities with respect to the Rehired Employees, but only to the extent such liability arises from action, taken by SPA after the Closing Date.

     Pursuant to the Amended and Restated Asset Purchase Agreement, no indemnification shall be available to Indemnified Parties for Losses arising solely from a breach of any representation or warranty until the aggregate amount of such Loss exceeds $265,000, and then to the full extent of such Losses in excess of $265,000 not to exceed $15,770,000. Certain Losses which are indemnifiable by Sonic are not subject to such limitations.


Holdback

     Sonic has agreed that SPA may hold back $500,000 of the Consideration which amount is payable to SPA for any Losses incurred by SPA or that SPA sustains in connection with, arising out of, resulting from or incident to any breach of representations, warranties, or covenants relating to the Settlement Agreements or the failure by Sonic to fulfill all of its obligations under the Settlement Agreements. The holdback amount is payable immediately to SPA's account for any such Losses and any holdback amount that is remaining after the Nova Completion Date which has not been paid, credited or reserved for SPA will be released to Sonic. The holdback does not apply if the Nova Completion Date occurs before the Closing Date.

Expenses

     Each party has agreed to bear its own fees and expenses in respect of the Proposed Transaction.

Termination


     The Amended and Restated Asset Purchase Agreement may be terminated at any time prior to the Closing: (i) by mutual written consent of SPA and Sonic; (ii) by either SPA or Sonic: (A) if the Closing shall not have been consummated by September 30, 2003, subject to extension by either party to November 30, 2003 (the "Outside Date"), if the Proxy Materials have not been cleared by the Securities and Exchange Commission, any comments or requests relating to the Proxy Materials by the Securities and Exchange Commission cause a delay in the mailing of the Proxy Materials to Sonic's stockholders, a delay in the Stockholders Meeting, or a delay in the Closing, or certain conditions to Closing are not fully satisfied, including: representations, warranties and covenants are not correct, certain actions or court orders are outstanding and have not been dismissed; Sonic's Board of Directors resolutions authorizing the Proposed Transaction have not been received by SPA; certain permits, consents, approvals and waivers have not been obtained by Sonic; and Sonic has not provided to SPA evidence of payment of certain indebtedness; provided that, in each case, the terminating or extending party may not be in default of the Amended and Restated Asset Purchase Agreement, or have caused the failure of the Proposed Transaction to have occurred on or before such date; or (B) if certain orders prohibiting the Proposed Transaction shall be in effect and shall have become final and nonappealable; (iii) by SPA, if Sonic shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Amended and Restated Asset Purchase Agreement, which breach or failure to perform would give rise to a Condition-Related Material Adverse Effect, and has not been cured; (iv) by Sonic, if SPA shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Amended and Restated Asset Purchase Agreement, which breach or failure to perform would give rise to a Condition-Related Material Adverse Effect, and has not been cured; or (v) by SPA if (A) Sonic's Board of Directors shall have withdrawn or adversely modified its recommendations to its stockholders to vote in favor of the Proposed Transaction, (B) Sonic's Board recommends or approves, or determined to recommend or approve, to the stockholders, any Acquisition Proposal other than the Proposed Transaction (C) there is a tender or exchange offer for more than 20% of Sonic's stock and Sonic's Board of Directors does not recommend rejection of the tender or exchange offer, or (D) if Sonic fails to call or hold the Stockholders meeting by the fifth day prior to the Outside Date; (vi) by Sonic, if its Board of Directors accepts a Superior Proposal and the stockholders of Sonic do not approve the Amended and Restated Asset Purchase Agreement and the Proposed Transaction at a duly convened meeting; or (vii) by Sonic or SPA if the Stockholder Approval is not obtained.


Effect of Termination


     In the event the Amended and Restated Asset Purchase Agreement is terminated by SPA pursuant to clause (v) above, Sonic shall pay SPA within two business days of such termination $950,000 in immediately available funds, and all of SPA's reasonable expenses incurred in connection with the Asset Purchase Agreement, the Amended and Restated Asset Purchase Agreement, and the Proposed Transaction, and all Losses and all other amounts in connection with any action taken by SPA or its affiliates in connection with enforcing its rights under the Amended and Restated Asset Purchase Agreement or any Ancillary Agreement, and in connection with any legal action or claims arising out of or in connection with the Amended and Restated Asset Purchase Agreement or any Ancillary Agreement (collectively, "SPA's Expenses") within two days of SPA's itemization of such expenses. In the event the Amended and Restated Asset Purchase Agreement is terminated by Sonic pursuant to clause (vi) above, Sonic shall pay SPA immediately and as a condition precedent to the effectiveness of such termination $950,000 in immediately available funds, and SPA's Expenses within two days of SPA's itemization of such expenses. In the event the Amended and Restated Asset Purchase Agreement is terminated because the Stockholder Approval has not been obtained, pursuant to clause (vii) above, and (i) an Acquisition Proposal has been publicly announced prior to the Stockholders Meeting and not expressly and publicly withdrawn, and (ii) a Competing Transaction has been consummated or Sonic enters into a definitive agreement regarding a Competing Transaction within twelve (12) months following termination of the Amended and Restated Asset Purchase Agreement, Sonic shall pay SPA $950,000 in immediately available funds and SPA's Expenses.

Liquidated Damages

     Sonic is required to pay SPA liquidated damages in the amount of $5,000,000, if, prior to Closing, (i) Sonic intentionally or knowingly materially breaches its covenants regarding further assurances, conduct of business, stockholders meeting or the proxy statement, and such material breach is either intended to, or Sonic knew such material breach was reasonably likely to, cause (either in whole or in part) the transactions contemplated by the Amended and Restated Asset Purchase Agreement (A) not to be consummated, (B) not to be able to be consummated or (C) to be delayed through the Outside Date, or
(ii) Sonic materially breaches the no-shop clause of the Amended and Restated Asset Purchase Agreement. The Amended and Restated Asset Purchase Agreement provides that this liquidated damages provision shall not be triggered where the breach of the no-shop provision is Sonic's failure to notify SPA of Sonic's receipt of any inquiry, information, request or other proposal to the extent that such inquiry, information request or other proposal was not, at any time, received by, or communicated to, an officer, director, attorney or advisor of Sonic, or other Representative of Sonic with authority to act on such inquiry, request or proposal.

Other Agreements

     Concurrently with the execution of the Amended and Restated Asset Purchase Agreement, the parties also amended certain consulting and global agreements with SPD, (i) to provide that in the event of a "change in control" in Sonic (other than one where SPD purchases the desktop software assets), as defined in the amendments, or a material breach by Sonic of the amendment terms, SPD will receive a non-exclusive, but perpetual and unlimited license to the object and source code of Vegas 4.0 + DVD and (ii) to require Sonic to place the source code for Vegas 4.0 + DVD into the pre-existing source code escrow. In connection with the Amended and Restated Asset Purchase Agreement, the parties agreed that at Closing, they will enter into an agreement pursuant to which SPA agrees to purchase 10 MediaSite Live units from Sonic for a total consideration of approximately $300,000.


Share Ownership of Directors and Executive Officers


     The directors and executive officers of Sonic and certain of their affiliates, who together own approximately 27% of the shares entitled to vote at the Annual Meeting, have agreed with SPD to vote their shares in favor of the Proposed Transaction and the Amended and Restated Asset Purchase Agreement and against any proposal or action that could interfere with or impede the Proposed Transaction.



SELECTED FINANCIAL DATA

     The selected financial and operating data as of and for the years ended September 30, 2002, 2001, 2000, 1999 and 1998 were derived from our financial statements that have been audited. The selected financial data as of and for the six months ended March 31, 2003 were derived from our financials that have not been audited. The selected financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto appearing elsewhere in the annual report on Form 10-K for the year ended September 30, 2002 and the report on Form 10-Q for the period ended March 31, 2003.

                                           Six Months                   Years Ended September 30,
                                           ----------                   -------------------------
                                             Ended
                                             -----
  (in thousands except per share data)      3/31/03        2002        2001       2000        1999       1998
                                            -------        ----        ----       ----        ----       ----
                                          (unaudited)
Statement of Operations Data:
Total net revenues                         $  12,387   $  26,156   $  26,284   $  26,307   $ 13,682   $  7,470
Total cost of revenues                         4,995      10,585      12,920      10,670      3,390      2,028
Gross profit                                   7,392      15,571      13,364      15,637     10,292      5,442
Selling and marketing expenses                 4,208       8,803      12,554      19,822      9,336      3,231
General and administrative expenses            3,285       6,979      10,153       9,982      4,253      1,878
Product development expenses                   2,890       7,231       7,986       7,868      2,875      1,046
Restructuring and impairment charge                -           -       4,973           -          -          -
Amortization of goodwill                           -           -      27,478      14,300          -          -
Cumulative effect of change in
  accounting principle                             -      44,732           -           -          -          -
Net loss                                      (5,452)    (56,737)    (49,860)    (34,922)    (5,997)      (632)

Pro forma loss per common share:
  Basic and diluted                        $    (.20)  $   (2.12)  $   (2.25)  $   (1.89)  $   (1.06) $  (.22)

Weighted average common shares                27,744      26,812      22,129      18,503      5,687      2,713

  (in thousands except per share data)     March 31,                        September 30,
                                           ---------                        -------------
                                             2003         2002        2001       2000        1999        1998
                                             ----         ----        ----       ----        ----        ----
                                          (unaudited)
Balance Sheet Data:
Cash and cash equivalents                  $   1,233   $   3,704   $   7,809   $  21,948   $  5,889   $  9,940
Working capital (deficit)                     (4,030)       (496)      4,421      22,153      8,843     11,156
Total assets                                  22,379      27,643      71,683     126,825     16,709     15,950
Total indebtedness                             6,262       5,379       5,989       8,409      5,283        714
Stockholders' equity                          12,707      17,984      61,231     110,366      8,747     14,091

PER SHARE DATA

                                                         Historical   Pro Forma
                                                         ----------   ---------
Book Value Per Share at March 31, 2003                    $ (0.46)     $ (0.85)
Net loss per common share -basic and diluted for the
     six months ended March 31, 2003                      $ (0.20)     $ (0.12)
Net loss per common share before cumulative effect of
     change in accounting principle -basic and
     diluted for the year ended September 30, 2003        $ (0.45)     $ (0.31)

PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial statements relate to the proposed sale of the Desktop Software Business under the terms of the Proposed Transaction and to the completed sale of the Media Services business, completed May 16, 2003.

     Sonic's fiscal year ends on September 30. The following Unaudited Pro Forma Consolidated Balance sheet as of March 31, 2003 reflects the historical financial position with pro forma adjustments as though the businesses had been disposed on March 31, 2003.

     The Unaudited Pro Forma Consolidated Statements of Operations for the year ended September 30, 2002 and the six months ended March 31, 2003 reflect the historical financial performance with pro forma adjustments as though the sales were consummated at the beginning of the fiscal year ended September 30, 2002.

     The Pro Forma Consolidated Statements of Operations are based on the following:

     1) historical consolidated results of operations and segment data of Sonic for the fiscal year ended September 30, 2002 derived from audited financial statements included in the Sonic Foundry 2002 annual report on Form 10-K;
     2) historical consolidated results of operations of Sonic for the six months ended March 31, 2003 derived from unaudited financial statements and management's discussion and analysis included in the report on Form 10-Q filed for the quarter ended March 31, 2003;
     3) historical internal consolidating financial statements for the periods presented; and
     4) estimated allocations of corporate overhead and other administrative functions.

     The Pro Forma Financial Statements and the accompanying notes ("Pro Forma Financial Information") should be read in conjunction with, and are qualified by, the historical financial statements and notes thereto of Sonic.

     The Pro Forma Financial Information is intended for informational purposes only and is not necessarily indicative of the results that would have occurred had the dispositions occurred at the beginning of each fiscal year or on March 31, 2003; nor is the information necessarily indicative of results that may occur in the future.

                               Sonic Foundry, Inc.
                        Unaudited Pro Forma Balance Sheet
                              As of March 31, 2003

                                                                                                      Pro
                                                                   Media           Desktop           Forma
                                                      Consoli-    Services         Software         Adjust-              Pro
                                                       dated        (1)              (2)             ments              Forma
                                                     ----------  ----------       ----------       ----------         ----------
Assets
Current assets:
Cash and cash equivalents                            $    1,233  $    5,180  (a)  $   17,540  (d)  $   (8,071) (g)    $   15,982
Accounts receivable, net                                  3,303      (1,814) (b)      (1,224) (e)           -                265
Accounts receivable, other                                  127          (4) (b)         (30) (e)           -                 93
Inventory                                                   403         (86) (b)        (317) (e)           -                  -
Prepaid expenses and other current assets                   405         (84) (b)        (146) (e)           -                175
                                                     ----------  ----------        ----------       ----------         ----------
Total current assets                                      5,471       3,192           15,823           (8,071)            16,415

Property and equipment:
Buildings and improvements                                2,477      (1,556) (b)        (921) (e)           -                  -
Equipment                                                13,290      (8,623) (b)      (3,879) (e)           -                788
Furniture and fixtures                                      573        (174) (b)        (304) (e)           -                 95
                                                     ----------  ----------       ----------       ----------         ----------
Total property and equipment                             16,340     (10,353)          (5,104)               -                883
Less accumulated depreciation                            (9,241)      5,283  (b)       3,475  (e)           -               (483)
                                                     ----------  ----------       ----------       ----------         ----------
Net property and equipment                                7,099      (5,070)          (1,629)               -                400

Other assets:
Goodwill and other intangibles, net                       8,230        (479) (b)           -                -              7,751
Capitalized software development costs, net               1,133        (100) (b)           -                -              1,033
Debt issuance costs                                         408           -                -             (408) (h)             -
Other assets                                                 38           -              (38) (e)           -                  -
                                                     ----------  ----------       ----------       ----------         ----------
Total other assets                                        9,809        (579)             (38)            (408)             8,784
                                                     ----------  ----------       ----------       ----------         ----------
Total assets                                         $   22,379  $   (2,457)      $   14,156       $   (8,479)        $  $25,599
                                                     ==========  ==========       ==========       ==========         ==========

Liabilities and stockholders' equity
Current liabilities:
Accounts payable                                     $    2,134  $     (375) (b)  $     (672) (e)  $        -         $    1,087
Accrued liabilities                                       1,276         (68) (b)        (172) (e)        (350) (g)           686
Current portion of long-term debt and capital
 lease obligations                                        1,653        (324) (b)           -           (1,218) (g)           111
Convertible debt, net of discount                         4,438           -                -           (4,438) (g)(h)          -
                                                     ----------  ----------       ----------       ----------         ----------
Total current liabilities                                 9,501        (767)            (844)          (6,006)             1,884

Long-term obligations, net of current portion
                                                             33         (33) (b)           -                -                  -
Capital lease obligations, net of current portion
                                                             10          (6) (b)          (4) (e)           -                  -
Other liabilities                                           128           -                -                -                128

Stockholders' equity:
Common stock                                                278           -                -                -                278
Additional paid-in capital                              167,070           -                -                -            167,070
Accumulated deficit                                    (154,437)     (1,651) (c)      15,004  (f)      (2,473) (i)      (143,557)
Receivable for common stock issued                          (26)          -                -                -                (26)
Cummulative foreign currency translations                   (10)          -                -                -                (10)
Unearned compensation                                       (18)          -                -                -                (18)
Treasury stock, at cost, 27,750 shares                     (150)          -                -                -               (150)
                                                     ----------  ----------       ----------       ----------         ----------
Total stockholders' equity                               12,707      (1,651)          15,004           (2,473)            23,587
                                                     ----------  ----------       ----------       ----------         ----------
Total liabilities and stockholders' equity           $   22,379  $   (2,457)      $   14,156       $   (8,479)        $   25,599
                                                     ==========  ==========       ==========       ==========         ==========

                               Sonic Foundry, Inc.
                   Unaudited Pro Forma Statement of Operations
                      For the Year Ended September 30, 2002

(dollars in thousands, except per
share data)
                                                      Consoli-      Media          Desktop          Pro Forma             Pro
                                                       dated      Services         Software        Adjustments           Forma
                                                    -----------  ----------       ----------       -----------        -----------
Revenue:
Software license fees                               $    16,757  $        -       $  (15,898) (j)  $        -         $       859
Media services                                            9,399      (9,399) (j)           -                -                   -
                                                    -----------  ----------       ----------       ----------         -----------
Total revenue                                            26,156      (9,399)         (15,898)                                 859

Cost of revenue:
Cost of software license fees                             3,371                       (2,991) (j)           -                 380
Cost of media services                                    7,214      (7,214) (j)           -                -                   -
                                                    -----------  ----------       ----------       ----------         -----------
Total cost of revenue                                     10585      (7,214)          (2,991)               -                 380
                                                    -----------  ----------       ----------       ----------         -----------

Gross margin                                             15,571      (2,185) (j)     (12,907) (j)           -                 479

Operating expenses:
Selling and marketing expenses                            8,803      (1,802) (k)      (4,453) (k)           -               2,548
General and administrative expenses                       6,979      (2,718) (l)      (1,533) (l)           -               2,728
Product development expenses                              7,231        (439) (k)      (3,713) (m)           -               3,079
                                                    -----------  ----------       ----------       ----------         -----------
Total operating expense                                  23,013     (4,959)           (9,699)               -               8,355
                                                    -----------  ----------       ----------       ----------         -----------

Loss from operations                                     (7,442)      2,774           (3,208)               -              (7,876)

Other income (expense):
Interest expense                                           (606)         84  (k)          19  (k)         467  (o)            (36)
Non-cash interest expense                                (3,409)          -                -            3,409  (o)              -
Interest and other income                                  (536)        (43) (k)          (2) (k)         142  (p)           (439)
                                                    -----------  ----------       ----------       ----------         -----------
Total other income (expense)                             (4,551)         41               17            4,018                (475)
                                                    -----------  ----------       ----------       ----------         -----------
Loss before income taxes and cumulative effect of
 change in accounting principle                         (11,993)      2,815           (3,191)           4,018              (8,351)
Income taxes                                                (12)         13  (k)          (1) (k)           -                   -
                                                    -----------  ----------       ----------       ----------         -----------
Loss before cumulative effect of
 change in accounting principle                     $   (12,005) $    2,828       $   (3,192)      $    4,018         $    (8,351)
                                                    ===========  ==========       ==========       ==========         ===========
Net loss per common share before cumulative effect
 of change in accounting principle -basic and
 diluted                                            $     (0.45)                                                      $     (0.31)
                                                    ===========                                                       ===========
Denominator for basic and dilutive loss per share
- weighted average common shares                     26,812,000                                                        26,812,000

                               Sonic Foundry, Inc.
                   Unaudited Pro Forma Statement of Operations
                     For the Six Months Ended March 31, 2003

(dollars in thousands, except per
share data)
                                                      Consoli-      Media          Desktop          Pro Forma             Pro
                                                       dated      Services         Software        Adjustments           Forma
                                                    -----------  ----------       ----------       -----------        -----------
Revenue:
Software license fees                               $     8,442  $        -       $   (8,051) (n)  $        -         $       391
Media services                                            3,945      (3,945) (n)           -                -                   -
                                                    -----------  ----------       ----------       ----------         -----------
Total revenue                                            12,387      (3,945)          (8,051)                                 391

Cost of revenue:
Cost of software license fees                             1,729                       (1,386) (n)           -                 343
Cost of media services                                    3,266      (3,266) (n)           -                -                   -
                                                    -----------  ----------       ----------       ----------         -----------
Total cost of revenue                                     4,995      (3,266)          (1,386)               -                 343
                                                    -----------  ----------       ----------       ----------         -----------

Gross margin                                              7,392        (679) (n)      (6,665) (n)           -                  48

Operating expenses:
Selling and marketing expenses                            4,208        (712) (k)      (2,009) (k)           -               1,487
General and administrative expenses                       3,285      (1,204) (l)        (932) (l)           -               1,149
Product development expenses                              2,890        (163) (k)      (1,921) (m)           -                 806
                                                    -----------  ----------       ----------       ----------         -----------
Total operating expense                                  10,383      (2,079)          (4,862)               -               3,442
                                                    -----------  ----------       ----------       ----------         -----------

Loss from operations                                     (2,991)      1,400           (1,803)               -              (3,394)

Other income (expense):
Interest expense                                           (554)         29  (k)           3              515  (o)             (7)
Non-cash interest expense                                (2,006)          -                -            2,006  (o)              -
Interest and other income                                    10          (9) (k)           -               59  (p)             60
                                                    -----------  ----------       ----------       ----------         -----------
Total other income (expense)                             (2,550)         20                3            2,580                  53
                                                    -----------  ----------       ----------       ----------         -----------

Loss before income taxes                                 (5,541)      1,420           (1,800)           2,580              (3,341)
Income taxes                                                 89        (89)  (k)           -                -                   -
                                                    -----------  ----------       ----------       ----------         -----------
Net loss                                            $    (5,452) $    1,331       $   (1,800)      $    2,580         $    (3,341)
                                                    -----------  ----------       ----------       ----------         -----------
Net loss per common share -basic and diluted        $     (0.20)                                                      $     (0.12)
                                                    ===========                                                       ===========
Denominator for basic and dilutive loss per share
- weighted average common shares                     27,743,519                                                        27,743,519

                               SONIC FOUNDRY, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1) To record the May 16, 2003 disposition of the Media Services business to Deluxe Media Services, Inc. ("Deluxe"), (the "Media Services Transaction").
(2)  To record the Proposed Transaction with SPA;
(3)  Collectively (the "Dispositions").
a)   Estimated cash impact of the Media Services Transaction includes:
        i.  $5.2 million received on May 16, 2003.
       ii. Estimated $400,000 of additional proceeds - related to 40% working capital holdback - expected to be received in September 2003.
      iii. Estimated $400,000 of transaction costs including commissions, professional fees and severance payments.
b)   Amounts include:
        i.  Assets purchased by Deluxe.
       ii. Intangible assets written off upon disposal of the Media Services business.
      iii.  Liabilities assumed by Deluxe.
       iv.  Debt retired upon disposal of the Media Services business.
c) Estimated loss on disposal of the Media Services business if the Media Services Transaction had occurred on March 31, 2003.
d)   Estimated cash impact of the Proposed Transaction with SPA includes:
        i.  $19 million purchase price.
       ii. Estimated $1.5 million of transaction costs including commissions, professional fees and severance payments.
e)   Amounts include:
        i.  Assets purchased by SPA.
       ii.  Liabilities assumed by SPA.
f) Estimated gain on disposal of the Desktop Software business if the Proposed Transaction had occurred on March 31, 2003.
g) Debt payments and writeoffs to be made upon consummation of the Proposed Transaction include:

          ------------------------------------------------------------------------------------------------
                                      Convertible       Aris        Employee Deferred
                                         Debt       Buinevicius     Compensation Plan          Total
          ------------------------------------------------------------------------------------------------
          Cash                         $  (6,603)    $  (1,250)              $  (218)         $  (8,071)
          ------------------------------------------------------------------------------------------------
          Debt Issuance Costs               (408)                                                  (408)
          ------------------------------------------------------------------------------------------------
          Accrued liabilities                100           250                                      350
          ------------------------------------------------------------------------------------------------
          Current portion of
          long-term debt and
          capital lease obligations        5,912         1,000                   218              7,130
          ------------------------------------------------------------------------------------------------
          Convertible debt, net of
          discount                        (1,474)                                                (1,474)
          ------------------------------------------------------------------------------------------------
          Retained Earnings (loss
          on early retirement of
          debt)                            2,473                                                  2,473
          ------------------------------------------------------------------------------------------------
                                                                                                      -
          ------------------------------------------------------------------------------------------------

h)   See Table above in (g)
i) Estimated loss on the early retirement of the convertible debt and writeoff of related unamortized debt issuance costs and debt discount.
j) As reported in the segment data disclosure of the Fiscal 2002 audited financial statements.
k) Amounts derived from Sonic's internal consolidating statements of operations for the period.
l) Amounts derived from Sonic's internal consolidating statements of operations with adjustments for allocation of corporate overhead based on pro rata revenue and headcounts.
m) Amounts derived from Sonic's internal consolidating statements of operations with adjustments for allocation of corporate product development costs using current staff assignments.
n) As reported in Management's Discussion and Analysis of the report on Form 10-Q filed for the quarter ended March 31, 2003.
o) Because substantially all debt will be paid off with proceeds from the Dispositions, these adjustments assume:
        i. For fiscal 2002, that the convertible debt transaction did not occur.
       ii. For six months ended March 31, 2003, that the convertible debt was paid off at the beginning of the fiscal year and that the bridge note with Aris Buinevicius did not occur.
p) Adjustments for interest income (based upon average money market rates) on available cash based upon proceeds from the Dispositions and debt repayments assuming the Dispositions had occurred at the beginning of the fiscal year.

RECOMMENDATION OF BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF SONIC BELIEVES THAT THE PROPOSED TRANSACTION IS IN THE BEST INTERESTS OF, AND IS FAIR TO, SONIC AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE PROPOSED TRANSACTION, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED TRANSACTION AT THE ANNUAL MEETING.


                                   PROPOSAL 2:


       APPROVAL OF AMENDMENT TO SONIC'S CHARTER UPON THE DETERMINATION BY
        SONIC'S BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT OF ITS
           COMMON STOCK AT A RATIO OF ONE-FOR-TEN AT ANY TIME PRIOR TO
                                 JUNE 1, 2004.


General


     As of June 3, 2003, our aggregate market capitalization was approximately $18,000,000 - 27,784,509 shares of our common stock outstanding at $0.65 per share. In order to reduce the number of shares of common stock outstanding, the Board of Directors has unanimously adopted a resolution seeking stockholder approval to grant the Board of Directors authority to amend our charter to effect a reverse split of our common stock. The ratio of the reverse stock split that the Board of Directors approved and deemed advisable and for which it is seeking stockholder approval is one-for-ten. Approval of this reverse stock split proposal would give the Board of Directors authority to implement the reverse stock split at any time it determined prior to June 1, 2004. In addition, approval of this reverse stock split proposal would also give the Board of Directors authority to decline to implement a reverse stock split prior to such date or at all.

     If our stockholders approve the reverse stock split proposal and the Board of Directors decides to implement the reverse stock split, we will file an amendment to our charter with the Secretary of State of the State of Maryland (as described below) which will effect a reverse split of the shares of our common stock then issued and outstanding in the ratio of one-for-ten. The reverse stock split, if implemented, would not change the number of authorized shares of common stock or preferred stock or the par value of our common stock or preferred stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately prior to the reverse stock split as such stockholder did immediately prior to the split.


Purpose

     Following the 2 for 1 stock split of our common stock, which we implemented on April 28, 2000, various equity raises and three company acquisitions completed in fiscal 2000, we had over 21,654,000 shares of common stock outstanding. Since that time, market prices for stocks trading in the U.S. markets have declined substantially.

For example, the closing price for the S&P 500 Index has decreased from 1,432.63 on May 1, 2000 to 971.56 on June 3, 2003. Since fiscal 2000, the number of shares of our outstanding common stock has grown. In order to reduce the number of shares of our common stock outstanding and thereby attempt to proportionally raise the per share price of our common stock, the Board of Directors believes that it is in the best interests of our stockholders for the Board of Directors to obtain the authority to implement a reverse stock split.

     The Board of Directors is also seeking stockholder approval of the authority to implement a reverse stock split because it believes that a higher stock price may help generate investor interest in Sonic and help us attract and retain employees and other service providers. The Board of Directors believes that institutional investors and investment funds are generally reluctant to invest in lower priced stocks. Accordingly, the Board of Directors concluded that reducing the number of outstanding shares of our common stock might be desirable in order to attempt to support a higher stock price per share based on our current market capitalization. In addition, the Board of Directors considered that our common stock might not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced stocks.


     Our common stock is quoted on the Nasdaq National Market. Among other requirements, the listing maintenance standards established by Nasdaq require a company's common stock to have a minimum bid price of at least $1.00 per share. On October 16, 2002 Sonic received a letter from Nasdaq indicating that the minimum bid price of its common stock no longer meets the $1.00 per share requirement and that it needs to regain compliance by January 14, 2003 in order to remain on the Nasdaq National Market. On January 15, 2003 Sonic received a Nasdaq Staff Determination Notice that Sonic's common stock is subject to delisting from the Nasdaq National Market due to failure to regain compliance with the $1.00 per share requirement. Sonic requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination and made a presentation on February 27, 2003. At the hearing, Sonic asked for and later received continued listing while pursuing the sale of the Desktop Software Business and services transaction. Continued listing was granted through June 23, 2003 provided Sonic maintains a balance of stockholders equity of at least $10 million at March 31, 2003 and files a proxy by May 1, 2003 requesting stockholder approval of a reverse split of sufficient size to cause the stock price to rise above the $1.00 per share minimum. On April 30, 2003 Sonic requested and obtained an extension of time to file a proxy until May 15, 2003, and an extension of time to demonstrate a closing bid price of at least $1.00 per share by July 15, 2003. Sonic filed a preliminary proxy statement on May 15, 2003.

     If the stockholders approve the reverse stock split proposal, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that the reverse stock split is in the best interests of Sonic and our stockholders at that time. In connection with any determination to affect a reverse stock split, the Board of Directors will set the timing for such a split. This determination will be made by the Board of Directors to create the greatest marketability of our common stock based on prevailing market conditions at that time. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the Board of Directors does not implement a reverse stock split prior to June 1, 2004, the authority granted in this proposal to implement a reverse stock split on these terms will terminate. The Board of Directors reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that the split is no longer in the best interests of Sonic and its stockholders.

Certain Risks Associated With the Reverse Stock Split

The total market capitalization of our common stock after the proposed reverse stock split may be less than the total market capitalization before the proposed reverse stock split and the per share market price of our common stock following the reverse stock split may be lower (on an adjusted basis) than the current per share market price.

     The market price per new share of our common stock (the "New Shares") after the reverse stock split may not rise or remain constant in proportion to the reduction in the number of old shares of our common stock (the "Old Shares") outstanding before the reverse stock split. For example, based on the market price of our common stock on June 3, 2003 of $0.65 per share, if the Board of Directors decided to implement the reverse stock split the post-split market price of our common stock may be less than $6.50 per share.


     Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

The reverse stock split may not result in a per share price that will attract institutional investors and brokers.

     While the Board of Directors believes that a higher stock price may help generate investor interest, the reverse stock split may not result in a per share price that will attract institutional investors and brokers.

The reverse stock split may not result in a per share price that will increase our ability to attract and retain employees and other service providers.

     While the Board of Directors believes that a higher stock price may help us attract and retain employees and other service providers who are less likely to work for a company with a low stock price, the reverse stock split may not result in a per share price that will increase our ability to attract and retain employees and other service providers.

A decline in the market price for our common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our common stock could be adversely affected following a reverse stock split.

     The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. In many cases, both the total market capitalization of a company and the market price of a share of such company's common stock following a reverse stock split are lower than they were before the reverse stock split. Furthermore, the reduced number of shares that would be outstanding after the reverse stock split could adversely affect the liquidity of our common stock.

Principal Effects of the Reverse Stock Split

Corporate Matters

     . If approved and affected, the reverse stock split would have the following effects:


     . 10 Old Shares owned by a stockholder would be exchanged for one (1) New Share;

     . the number of shares of our common stock issued and outstanding will be reduced in the ratio of one-for-ten;

     . proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split;

     . the number of shares reserved for issuance under our existing stock option plans and employee stock o purchase plans will be reduced proportionately .

     If approved and implemented, the reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in our common stock, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than 10 shares. This, however, is not the purpose for which we are requesting the reverse stock split. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Fractional Shares.

     No scrip or fractional certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the number selected by the Board of Directors for the reverse stock split ratio will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the per share closing sales price of our common stock on the day immediately prior to the effective time of the reverse stock split, as reported on the Nasdaq National Market. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefore as described herein.

     Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

     If approved and implemented, the reverse stock split will result in some stockholders owning "odd lots" of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares.

Authorized Shares.

     Upon the effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of our common stock issued and outstanding based on the reverse stock split ratio selected by the Board of Directors. As of June 3, 2003, we had 100,000,000 shares of common stock authorized and 27,784,509 shares of common stock issued and outstanding. We will continue to have 5,000,000 authorized but unissued shares of preferred stock and 10,000,000 authorized but unissued Series B Preferred shares. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interest of holders of our common stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of our common stock.

Accounting Matters.

     The reverse stock split will not affect the par value of our common stock. As a result, as of the effective time of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be restated because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

     Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of Sonic with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of Sonic, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and stockholders. Other than the reverse stock split proposal, our Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Amended and Restated Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of Sonic.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates


     If the stockholders approve the proposal to authorize the Board of Directors to implement the reverse stock split and the Board of Directors decides to implement the reverse stock split on or prior to June 1, 2004, we will file an Articles of Amendment and Restatement ("Amended Articles") with the State Department of Assessments and Taxation of Maryland to amend our existing Articles of Amendment and Restatement. The reverse stock split will become effective at the time specified in the Amended Articles, which is referred to below as the "effective time." Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares. The text of the Amended Articles to effect the reverse stock split, if implemented by the Board of Directors, will be provided upon request to the Secretary of the Company; provided further, however, that the text of the form of Amended Articles attached hereto is subject to modification to include such changes as may be required by the office of the State Department of Assessments and Taxation of Maryland and as the Board of Directors deems necessary and advisable to effect the reverse stock split.


     As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been affected. We expect that our transfer agent, Continental Stock Transfer and Trust Company, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal we send to our stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Dissenters' Rights

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

     Under the MGCL, our stockholders are not entitled to dissenters' rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

     The following summary of certain material federal income tax consequences of the reverse stock split does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split.

     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefore. In general, stockholders who receive cash in exchange for their fractional share interests in the New Shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

     OUR VIEW REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IS NOT BINDING ON THE INTERNAL REVENUE SERVICE OR THE COURTS. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Recommendation of Board of Directors

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO OUR BOARD OF DIRECTORS TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK IN THE RATIO OF ONE-FOR-TEN AT ANY TIME PRIOR TO JUNE 1, 2004.

                        PROPOSAL 3: ELECTION OF DIRECTOR

     Our Amended and Restated Articles of Incorporation and Bylaws provide that the Board of Directors shall be divided into five classes, with each class having a five-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, each class consisting, as nearly as possible, of one-fifth the total number of directors. Vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of the Directors. Newly created directorships resulting from any increase in the number of directors may, unless the Board of Directors determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than

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

a quorum of the Board of Directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     Our Amended and Restated Articles of Incorporation provide that the number of directors, which shall constitute the whole Board of Directors, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. The authorized number of directors is currently set at six. Two seats on the Board of Directors, currently held by Monty R. Schmidt and Curtis J. Palmer, have been designated as Class V Board seats, with the term of the directors occupying such seat expiring as of the Annual Meeting. Mr. Schmidt will stand for re-election at this Annual Meeting.

     Mr. Schmidt is currently a Board member of Sonic who was previously elected by the stockholders. If elected at the Annual Meeting, Mr. Schmidt would serve until the 2008 Annual Meeting and until their successors are elected and qualified, or until such director's earlier death, resignation or removal.

     Immediately following the stockholders meeting, the directors intend to nominate an additional individual to serve on the board of directors.

Nominees for Director for a Five-Year term expiring on the 2008 Annual Meeting

MONTY R. SCHMIDT

     Mr. Schmidt, age 39, has been our President since March 1994 and a Director since February 1994. Throughout his tenure at Sonic Foundry, Mr. Schmidt has spearheaded a variety of engineering and strategic initiatives that have helped grow Sonic from the one-person startup he founded in 1991. In addition to acting as an industry liaison, Mr. Schmidt is responsible for managing and facilitating technology development and utilization throughout Sonic's three operating divisions. Prior to joining Sonic, Mr. Schmidt served in software and hardware engineering capacities for companies in the medical and food service equipment industries. Mr. Schmidt has a B.S. degree in Electrical Engineering from the University of Wisconsin, Madison. Mr. Schmidt is a co-founder of Sonic.

     The election of the Class 5 Directors require the approval of a plurality of the votes cast by holders of the shares of Sonic's common stock. Any shares not voted, whether by broker non-vote or otherwise, will have no impact on the outcome of the election.

Recommendation of Board of Directors

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF MR. SCHMIDT AS A CLASS 5 DIRECTOR.

                         DIRECTORS CONTINUING IN OFFICE

DAVID C. KLEINMAN                                           Term Expires in 2004

     Mr. Kleinman, age 67, has been a Director of Sonic since December 1997 and has taught at the Graduate School of Business at the University of Chicago since 1971, where he is now Adjunct Professor of Strategic Management. Mr. Kleinman has been a Director (trustee) of the Acorn Funds since 1972 (of which he is also chair of the Audit Committee and a member of the Committee on the Investment Advisory Agreement), a Director since 1984 of the Irex Corporation, a contractor and distributor of insulation materials (where he is non-executive chair of the Board of Directors), a Director since 1994 of Wisconsin Paper and Products Company, a jobber of paper and paper products, with operations in Milwaukee and Madison, a Director since 1993 of Plymouth Tube Company, a manufacturer of metal tubing and metal extrusions (where he serves on the Audit Committee), a Director since 2000 of AT&T Latin America, a facilities-based provider of telecom services in Brazil, Argentina, Chile, Peru and Columbia (where he is chair of the Audit Committee and a member of the Compensation Committee) and a member of the Advisory Board of DSC Logistics, a logistics management and warehousing firm. From 1964 to 1971, Mr. Kleinman was a member of the finance staff of the Ford Motor Company. Mr. Kleinman received a B.S. in mathematical statistics and a Ph.D. in business from the University of Chicago.

ARNOLD B. POLLARD                                           Term Expires in 2005

     Mr. Pollard, age 60, has been a Director of Sonic since December 1997 and a Director of Firebrand Financial Group since August 1996. From 1993 until January 2002, he was the President and Chief Executive Officer of Chief Executive Group, which publishes "Chief Executive" magazine. For over 25 years, he has been President of Decision Associates, a management consulting firm specializing in organizational strategy and structure. Since 1996, Mr. Pollard has served as a Director and a member of the compensation committee of Delta Financial Corp., a public company engaged in the business of home mortgage lending and the International Management Education Foundation, a non-profit educational organization. He also serves on the advisory board of PeopleTrends. From 1989 to 1991, Mr. Pollard served as Chairman and Chief Executive Officer of Biopool International, a biodiagnostic public company focusing on blood related testing; and previously served on the boards of Lillian Vernon Corp. and DEBE Systems Corp. From 1970 to 1973, Mr. Pollard served as adjunct professor at the Columbia Graduate School of Business. Mr. Pollard graduated from Cornell University (Tau Beta Pi), and holds a doctorate in Engineering-Economics Systems from Stanford University.

FREDERICK H. KOPKO, JR.                                     Term Expires in 2006

     Mr. Kopko, age 47, has been our Secretary from April 1997 to February 2001 and has been a Director since December 1995. Mr. Kopko is a partner of the law firm of McBreen & Kopko, Chicago, Illinois, and has been a partner of that firm since January 1990. Mr. Kopko practices in the area of corporate law. He has been a Director of Butler International, Inc. since 1985 and a Director of Mercury Air Group, Inc. since 1992. Mr. Kopko received a B.A. degree in economics from the University of Connecticut, a J.D. degree from the University of Notre Dame Law School, and an M.B.A. degree from the University of Chicago.

RIMAS P. BUINEVICIUS                                        Term Expires in 2007

     Mr. Buinevicius, age 40, has been our Chairman of the Board since October 1997 and Chief Executive Officer since January 1997. In addition to his organizational duties, Mr. Buinevicius is a recognized figure in the rich media industry focused on the convergence of technology, digital media and entertainment. Mr. Buinevicius joined Sonic in 1994 as General Manager and Director of Marketing. Prior to joining Sonic, Mr. Buinevicius spent the majority of his professional career in the fields of biomedical and industrial control research and development. Mr. Buinevicius earned an M.B.A. degree from the University of Chicago; a Master's degree in Electrical Engineering from the University of Wisconsin, Madison; a Bachelor's degree in Electrical Engineering from the Illinois Institute of Technology, Chicago; and is a recipient of Ernst and Young's Entrepreneur of the Year award.

                      MEETINGS AND COMMITTEES OF DIRECTORS

     The Board of Directors met four times during the fiscal year ended September 30, 2002 ("Fiscal 2002"). The Board of Directors has three standing committees, the Audit Committee, the Executive Compensation Committee, and the Stock Option Committee. Sonic does not have a nominating committee of the Board of Directors.

     The Audit Committee consists of Messrs. Kopko, Pollard and Kleinman. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility including: (i) internal and external financial reporting, (ii) risks and controls related to financial reporting, and (iii) the internal and external audit process. The Audit Committee is also responsible for recommending to the Board the selection of our independent public accountants and for reviewing all related party transactions. The Audit Committee met four times in Fiscal 2002.

     The Executive Compensation Committee consists of Messrs. Kopko, Pollard and Kleinman. The Executive Compensation Committee makes recommendations to the Board with respect to salaries of employees, the amount and allocation of any incentive bonuses among the employees, and the amount and terms of stock options to be granted to executive officers. The Committee is also responsible for establishing objective, formula-based performance goals, as well as subjective goals and certifying such goals as having been met. The Executive Compensation Committee met twice in Fiscal 2002.

     The Stock Option Committee, which was formed in January 1999, consists of Messrs. Pollard and Kleinman. The Stock Option Committee makes recommendations to the Board with respect to the amount and terms of stock options to be granted to employees (other than executive officers). The Stock Option Committee met one time in Fiscal 2002.

     Each member of the Board attended at least 75% of the aggregate of the meetings of the Board and of the Committees on which he served and held during the period for which he was a Board or Committee member, respectively.

                             DIRECTORS COMPENSATION

     Each Non-Employee Director of Sonic receives (i) a fee of $1,500 for each Board or Board Committee meeting attended, and (ii) a fee of $850 for each Board or Board Committee meeting in which such Director participates by telephone. In the fiscal year ended September 30, 2002, the total amount of such compensation paid to Non-Employee Directors was $30,750. When traveling from out-of-town, the members of the Board of Directors are also eligible for reimbursement for their travel expenses incurred in connection with attendance at Board meetings and Board Committee meetings. Directors who are also employees do not receive any compensation for their participation in Board or Board Committee meetings.

     Pursuant to the Non-Employee Directors' Stock Option Plan, we grant to each non-employee director who is reelected or who is continuing as a member of the Board of Directors at each annual stockholders meeting a stock option to purchase 20,000 shares of Common Stock. The exercise price of each stock option is equal to the market price of Common Stock on the date the stock option is granted. Stock options issued under the Non-Employee Directors' Stock Option Plan generally will vest fully on the first anniversary of the date of grant and expire after ten years. An aggregate of 600,000 shares are reserved for issuance under the Non-Employee Directors' Stock Option Plan.

     If any change is made in the stock subject to the Non-Employee Directors Stock Option Plan, or subject to any option granted thereunder, the Non-Employee Directors Stock Option Plan and options outstanding thereunder will be appropriately adjusted as to the type(s), number of securities and price per share of stock subject to such outstanding options.

     The options and warrants set forth above have an exercise price equal to the fair market value of the underlying common stock on the date of grant. The term of all such options is ten years.

         PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP ("E&Y") as independent auditors to audit our financial statements for the year ending September 30, 2003, and has further directed that management submit the selection of independent accountants for certification by the stockholders at the annual meeting. E&Y has been our auditors since September 1997. Representatives of the firm are expected to be present at the annual meeting to respond to stockholders' questions and to have the opportunity to make any statements they consider appropriate.

     Stockholder ratification of the selection of E&Y as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Sonic and its stockholders.

     The ratification of the appointment of E&Y as independent auditors requires the approval of a majority of the votes cast by holders of our shares. Shares may be voted for or withheld from this matter. Shares that are withheld and broker non-votes will have no effect on this matter because ratification of the appointment of E&Y requires a majority of the shares cast.

Recommendation of Board of Directors

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 4 RATIFYING THE APPOINTMENT OF E&Y AS INDEPENDENT AUDITORS FOR SONIC.

Relations with Independent Auditors

     E&Y has served continuously as our independent auditors since 1997. As stated in Proposal 4, the Board has selected E&Y to serve as our independent auditors for the fiscal year ending September 30, 2003.

     Audit services performed by E&Y for fiscal 2002 consisted of the examination of our financial statements, review of quarterly results, and services related to filings with the Securities and Exchange Commission (SEC). We also retained E&Y to perform certain other tax and consultative services. All fees paid to E&Y were reviewed and considered for independence by the Audit Committee.

Fiscal 2002 Audit Firm Fee Summary

     During Fiscal 2002, we retained our principal auditor, E&Y, to provide services in the following categories and amounts:

Audit Fees                           $184,680
Audit Related                           6,400
Tax Related                            24,510
Other Fees                              2,500

REPORT OF THE AUDIT COMMITTEE /1/

     The Audit Committee of the Board of Directors is responsible for providing independent objective oversight of Sonic's accounting functions and internal controls. The Audit Committee is an oversight committee and is not involved in the operations of Sonic; consequently, it must, by its nature, rely upon management's representations and on the representations of the independent auditors. The Audit Committee's oversight does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting


----------
/1/ The material in this report is not "soliciting material", is not deemed filed with the Securities and Exchange Commission, and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

     It is the responsibility of the Audit Committee to provide assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to Sonic's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of Sonic's financial statements, and the legal compliance and ethics programs as established by management and the board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

     In June 2000, the Audit Committee adopted a written charter governing the operations of the Audit Committee. The charter requires that no member of the Audit Committee have a relationship that may interfere with the exercise of his or her independence from management and Sonic, that all Audit Committee members be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Audit Committee, and that at least one member shall have accounting or related financial management expertise. The Audit Committee has also reviewed standards recently published by the Securities and Exchange Commission expected to become effective for audit committees of companies that have fiscal years ending after July 15, 2003. The board has not made a determination as to whether the current members of the audit committee satisfy the experience and independence requirements. However, it is likely the board will recruit an additional independent director to join the board and replace Mr. Kopko on the audit committee.

     We discussed the audited financial statements for the year ended September 30, 2002 with management. We reviewed with E&Y, who is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality and acceptability of our accounting principles and any other matters that we are required to discuss under generally accepted auditing standards. In addition, we have discussed E&Y's independence from management and Sonic including matters set forth in the written disclosures required by Independence Standards Board Standard No. 1 and matters required to be discussed by Statement on Auditing Standards No. 61 pertaining to communications with the Audit Committee.

     We discussed with E&Y the overall scope and plans of their audit. We met with E&Y, as Sonic's independent auditors, with and without management present, to discuss results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. We held four meetings during Fiscal 2002.

     Relying on the reviews and discussions referred to above, we recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2002 for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE
                  Frederick H. Kopko, Jr.
                  Arnold B. Pollard
                  David C. Kleinman

                           EXECUTIVE OFFICERS OF SONIC

     Our executive officers, who are appointed by the Board of Directors, hold office for one-year terms or until their respective successors have been duly elected and have qualified.

     Rimas P. Buinevicius is our Chairman of the Board of Directors and Chief Executive Officer. (See " Directors Continuing in Office ".)

     Monty R. Schmidt is our President and a Director. (See "Nominees for Director".)

     Curtis J. Palmer, age 33, has been our Chief Technology Officer since January 1997 and a Director since February 1994. Mr. Palmer is a recognized technology visionary who oversees the Sonic's engineering and advanced research efforts. Serving as the primary architect for the Sonic's full product line offering, Mr. Palmer is instrumental in maintaining an advanced market position for the Sonic's technology offering. Prior to joining Sonic, Mr. Palmer served in various engineering capacities for Microsoft in the Multimedia Technologies group, where he worked on Windows operating system support for multimedia applications, responsible for assisting third party Windows driver developers in their development of communications, network and drivers for Windows. Mr. Palmer studied software engineering at the Oregon Institute of Technology. Mr. Palmer is a co-founder of Sonic. Mr. Palmer plans to resign his positions as officer and director of Sonic upon close of the Proposed Transaction.

     Kenneth A. Minor, age 41, has been our Chief Financial Officer since June 1997, Assistant Secretary from December 1997 to February 2001 and Secretary since February 2001. From September 1993 to April 1997, Mr. Minor was employed as Vice President and Treasurer for Fruehauf Trailer Corporation, a manufacturer and global distributor of truck trailers and related after market parts and service where he was responsible for financial, treasury and investor relations functions. Prior to 1993, Mr. Minor served in various senior accounting and financial positions for public and private corporations as well as the international accounting firm of Deloitte Haskins and Sells. Mr. Minor is a certified public accountant and has a B.B.A. degree in accounting from Western Michigan University.

     Ted J. Lingard, age 38, Ted J. Lingard has been our Senior Vice President - General Manager Media Services since March 2001, General Manager Media Services starting in March 2000 through March 2001 and Vice President of Operations from September 1999 to March 2001. Besides his operating role, Mr. Lingard is in charge of managing the development of next generation digital media services for Sonic's entertainment clientele. From 1989 to September 1999, Mr. Lingard was employed by Advanced Input Devices, a custom electronics manufacturer, in various manufacturing, engineering, and sales management capacities, including Sales Engineering Manager, International Business Manager, and Director of Manufacturing Engineering. Mr. Lingard has a Bachelors Degree in Mechanical Engineering from the University of Wisconsin, a Masters degree in Mechanical Engineering from the University of Maryland and a M.B.A. from Gonzaga University.

     Bradley W. Reinke, age 40, Bradley W. Reinke has been our Senior Vice President - General Manager Software since October 2002, the Senior Vice President Product Software from March 2001 to October 2002, Vice President of Sales and Marketing from December 2000 to March 2001 and Vice President of Sales from October 1999 to December 2000. From August 1998 to October 1999, Mr. Reinke was employed by Universal Studios - Music and Video Distribution Company as Vice President of Sales. From September 1993 to July 1998 Mr. Reinke held various positions including Regional Sales Manager and Director of Sales for Buena Vista Home Video, a division of the Walt Disney Company. Mr. Reinke has a B.B.A. in marketing from the University of Wisconsin - Whitewater. Mr. Reinke plans to resign his position as an officer of Sonic upon close of the Proposed Transaction.

     Krishna V. Pendyala, age 40, was our Senior Vice President of Strategy and Consulting from October 2001 through November 2002. Previously, Mr. Pendyala served as Chief Technical Officer and co-founder for MediaSite from 1996 to October 2001 when Sonic acquired it. He is a multimedia software designer with over 15 years experience developing informational and learning applications. He was the Assistant Director of the National Science Foundation sponsored Informedia project at Carnegie Mellon University's School of Computer Science, a networked full-content searchable digital video library. From 1990 to 1995, Mr. Pendyala served as Founder and President of Visual Symphony, Inc., an award-winning software company that specialized in networked, interactive multimedia applications designed to enhance human performance. He has been a consultant to Boeing, Blue Cross Blue Shield, CSX, Sealand, and USX among others. Mr. Pendyala also serves as an advisor to UNESCO on multimedia infrastructure and training. Mr. Pendyala has a B.S. degree in Civil Engineering from the Indian Institute of Technology and an M.S. degree in Educational Media, TV & Film from Indiana State University. Mr. Pendyala is no longer affiliated with Sonic.

     Howard J. Affinito, age 46, was our Senior Vice President - General Manager Systems Group from December 2001 through October 2002. From January 2001 to December 2001 Mr. Affinito was a Vice President with printCafe

Systems, a print e-procurement company where he was responsible for sales, business development and strategy. From June 1999 to December 2000 he was Vice President and General Manager for MediaSite, acquired by Sonic in October 2001. From February 1994 to June 1999 Mr. Affinito worked for CBS Corporation in various senior management capacities including Assistant General Counsel of CBS/Westinghouse Broadcasting and a Business Affairs Manager/Station Manager for the CBS Television Stations Division. Mr. Affinito has B.A. and J.D. degrees from the University of Pittsburgh. Mr. Affinito is no longer affiliated with Sonic.

     Christopher C. Cain, age 34, has been our Vice President-General Counsel since December 2000 and our Assistant Secretary since February 2001. Mr. Cain was our Corporate Counsel from July 2000 to November 2000. From September 1998 to July 2000, Mr. Cain was an attorney at the law firm of Foley & Lardner, Madison, WI. From 1996 to September 1998, Mr. Cain was an attorney at the law firm of Oppenheimer Wolff & Donnelly, LLP, Minneapolis, MN. Prior to practicing law, Mr. Cain was a C.P.A. for Arthur Andersen, LLP, Minneapolis, MN. Mr. Cain has a J.D. degree from the University of Minnesota Law School and a B.B.A. in accounting from the University of Wisconsin, Madison. Mr. Cain also holds a C.P.A. license from the State of Minnesota.

     Jeffrey S. Hackel, age 36, has been our Vice President - Human Resources since February 2000 and was the Director of Human Resources from July 1998 to February 2000. From January 1992 to July 1998, Mr. Hackel was employed in various human resource management capacities at TDS TELECOM, a national telecommunications company providing local, long distance and Internet services. Mr. Hackel has a B.A. degree from the University of Wisconsin - Madison and holds a S.P.H.R. certification. Mr. Hackel is no longer affiliated with Sonic.

     James A. Dias, age 37, has been our Vice President of Sales and Marketing for the Systems Group since December 2002 and Vice President of Strategic Solutions and Alliances from October 2001 to December 2002. Previously he served as Director of Strategic Solutions at MediaSite from June 2000 until Sonic acquired it. From 1995 to 2000 Mr. Dias served as Principal at Dias & Associates, an IT planning and design consultancy that managed projects and operations for clients across the United States. He has also led the development of products and applications involving interactive media, the Internet, and wireless handheld devices. Mr. Dias began his career as a director/producer/composer working on independent projects for Marriot Corp, PBS, and the State of Michigan. From 1989 to 1994, he was a Faculty Member and Director of Instructional Media at Hanover College. Mr. Dias has an M.A. in Electronic Media and Human Factors Design from Ohio State University, a BA in Filmmaking and Communication from Northern Michigan University, and has completed the Executive Program for Marketing High Technology at Carnegie Mellon University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table shows information known to us about the beneficial ownership of our Common Stock as of June 3, 2003, by each stockholder known by us to own beneficially more than 5% of our Common Stock, each of our executive officers named in the Summary Compensation Table ("Named Executive Officers"), each of our directors, and all of our directors and executive officers as a group. Unless otherwise noted, the mailing address for these stockholders is 1617 Sherman Avenue, Madison, Wisconsin 53704.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable upon the exercise of stock options or warrants exercisable within 60 days after June 3, 2003, which we refer to as Presently Exercisable Options, are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.


     Based on currently available Schedules 13D and 13G filed with the SEC, we do not know of any beneficial owners of more than 5% of our Common Stock, other than listed below.

                                                           Number of Shares of
                                                                  Class            Percent
Name of Beneficial Owner(1)                                Beneficially Owned    of Class (2)
---------------------------                                -------------------   ------------
Common Stock
Monty R. Schmidt (3)                                            3,287,987             11.8%
Curtis J. Palmer(4)                                             3,277,097             11.7
Rimas P. Buinevicius(5)                                         2,354,514              8.1
Omicron Partners, L.P. (6)                                      1,469,388              5.0
Zero Stage Capital Associates VI Limited Partnership
   101 Main Street, 17th Floor
   Cambridge, MA 02142-1519                                     1,470,508              5.3

CCM Master Fund(7)                                              2,863,906             10.3
   One North Wacker Drive - Suite 4725
   Chicago, IL 60606
Bradley W. Reinke (8)                                             464,234              1.6
Ted J. Lingard (9)                                                451,856              1.6
Frederick H. Kopko, Jr.(10)
   20 North Wacker Drive
   Chicago, IL 60606                                              403,192              1.4
Krishna V. Pendyala (11)                                          302,671              1.1
Arnold B. Pollard(12)                                             192,745              *
   733 Third Avenue
   New York, NY 10017
David C. Kleinman(13)                                             140,000              *
   1101 East 58th Street
   Chicago, IL 60637
Howard J. Affinito (14)                                           116,666              *
All  Executive  Officers  and  Directors  as a Group (13
   persons)(15)                                                11,433,342             36.3%


*    less than 1%

(1) Sonic believes that the persons named in the table above, based upon information furnished by such persons, have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.
(2) Applicable percentages are based on 27,784,509 shares outstanding, adjusted as required by rules promulgated by the Securities and Exchange Commission.
(3)  Includes 144,851 shares subject to Presently Exercisable Options.
(4)  Includes 133,961 shares subject to Presently Exercisable Options.
(5)  Includes 1,150,000 shares subject to Presently Exercisable Options.

(6) Consists of 816,327 shares of Common Stock which Omicron Master Trust ("Omicron Trust") has the right to acquire upon conversion of our 10% Convertible Note due 2004 and 653,061 shares of our Common Stock which Omicron Trust has the right to acquire upon exercise of a warrant. Based on publicly available information reported on March 21, 2003, (i) Omicron Capital, L.P. ("Omicron Capital") serves as investment manager to Omicron Trust, and by reason of such relationship, may be deemed to share dispositive power over the shares of Common Stock listed as beneficially owned by Omicron Trust; (ii) Omicron Capital, Inc. ("OCI") serves as general partner of Omicron Capital, and by reason of such relationship, may be deemed to share dispositive power over the shares of Common Stock listed as beneficially owned by Omicron Capital; (iii) Oliver Morali ("Morali") serves as president and is a director and stockholder of OCI, and by reason of such relationships, may be deemed to share dispositive power over the shares of Common Stock listed as beneficially owned by OCI; (iv) Bruce Bernstein ("Bernstein") serves as an officer of OCI and has agreed to purchase shares of OCI. By reason of such relationships, Bernstein may be deemed to share dispositive power over the shares of Common Stock listed as beneficially owned by OCI; (v) Winchester Global Trust Company ("WGTCL") serves as trustee of Omicron Trust, and by reason of such relationship, may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Omicron Trust; and (vi) WGTCL may be deemed to be controlled by Oliver Lewnowski ("Lewnowski"), and by reason of such control, may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by WGTCL. The address of Omicron Trust is c/o Olympia Capital International, Inc., Williams House, 20 Reid Street, Hamilton HM11, Bermuda. The addresses of Omicron Capital, OCI, Morali and Bernstein are 153 E. 53rd Street, 48th Floor, New York, New York 10022. The addresses of WGTCL, and Lewnowski are c/o Winchester Fiduciary Limited, Williams House, 20 Reid Street, Hamilton HM11 Bermuda.
(7) Represents shares beneficially owned by CCM Master Fund, Ltd.; Coghill Capital Management, L.L.C. and Clint D. Coghill. Mr. Coghill is the managing member of Coghill Capital Management, L.L.C.; an entity which serves as the investment manager of CCM Master Fund, Ltd.
(8)  Includes 463,000 shares subject to Presently Exercisable Options.
(9)  Includes 447,000 shares subject to Presently Exercisable Options.
(10) Includes an aggregate of 80,000 warrants exercisable within sixty (60) days of the date hereof and 140,000 Presently Exercisable Options.
(11) Includes an aggregate of 100,000 warrants and 202,671 Presently Exercisable Options.
(12) Includes 192,745 shares subject to Presently Exercisable Options.
(13) Includes 140,000 shares subject to Presently Exercisable Options.
(14) Includes 116,666 shares subject to Presently Exercisable Options.
(15) Includes an aggregate of 3,523,183 shares subject to Presently Exercisable Options and 180,000 warrants exercisable within sixty (60) days of the date hereof.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth all cash compensation we paid during the fiscal year ended September 30, 2002 to our Chief Executive Officer and our four other most highly compensated executive officers ("Named Executive Officers").

                                                                 Long Term Compensation
                                                           ------------------------------------
                                                                        Awards of
                                                             Other      Securities
                                 Annual Compensation        Annual      Underlying   All Other
                               -------------------------    Compen-       Option       Compen-
 Name and Principal Position   Year    Salary     Bonus    sation(1)      /SARs        sation
----------------------------   ----   --------   -------   ---------   -----------   ----------
Rimas P. Buinevicius           2002   $ 31,854        --     $3,941     1,000,000          --
Chief Executive Officer and    2001    201,654        --      9,731       110,000          --
   Chairman                    2000    221,154   $70,000      7,033            --          --

Krishna V. Pendyala            2002    164,510        --         --       303,564    $140,031(2)
Senior Vice President of       2001         --        --         --            --          --
   Strategy and Consulting     2000         --        --         --            --          --

Curtis J. Palmer               2002    141,539        --      5,958         7,921      15,935(3)
Chief Technology Officer       2001    169,231        --      7,248        90,000          --
                               2000    184,615    70,000      4,466            --          --

Howard J. Affinito             2002    108,654        --        393       250,000          --
Senior Vice President -        2001         --        --         --            --          --
   General Manager             2000         --        --         --            --          --
   Media Systems

(1) Consists of personal use of company vehicle included as portion of executive's taxable compensation.
(2) Consists of $130,500 contractual amount owed Mr. Pendyala by MediaSite and assumed by Sonic and $9,531 representing compensation earned and deferred pursuant to Sonic's deferred compensation plan plus interest accrued of $300.
(3) Consists of compensation earned and deferred pursuant to Sonic's deferred compensation plan of $15,385 and $38,462 for Mssrs. Palmer and Schmidt, plus interest accrued of $550 and $1,375, respectively.

Employment Agreements

     We entered into employment agreements with Rimas Buinevicius, Monty R. Schmidt, and Curtis Palmer and renewed them on substantially the same terms as the prior agreements in January 2001. The salaries of each of Messrs. Buinevicius, Schmidt and Palmer are subject to increase each year at the discretion of the Board of Directors. Messrs. Buinevicius, Schmidt, and Palmer are also entitled to incidental benefits of employment under the agreements. Each of the employment agreements provides that if (i) Sonic Foundry breaches its duty under such employment agreement, (ii) the employee's status or responsibilities with Sonic Foundry has been reduced, (iii) Sonic Foundry fails to perform its obligations under such employment agreement, or (iv) after a Change in Control of Sonic Foundry, our financial prospects have significantly declined, the employee may terminate his employment and receive all salary and bonus owed to him at that time, prorated, plus three times the highest annual salary and bonus paid to him in any of the three years immediately preceding the termination. If the employee becomes disabled, he may terminate his employment and receive all salary owed to him at that time, prorated, plus a lump sum equal to the highest annual salary and bonus paid to him in any of the three years immediately preceding the termination. Pursuant to the employment agreements, each of Messrs. Buinevicius, Schmidt and Palmer has agreed not to disclose our confidential information and not to compete against us during the term of his employment agreement and for a period of two years thereafter. Such non-compete clauses may not be enforceable, or may only be partially enforceable, in state courts of relevant jurisdictions.

     A "Change in Control" is defined in the employment agreements to mean: (i) a change in control of a nature that would have to be reported in our proxy statement; (ii) Sonic Foundry is merged or consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than 75% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by our stockholders immediately prior to such merger, consolidation or reorganization; (iii) Sonic Foundry sells all or substantially all of its business and/or assets to any other corporation or other legal person, less than 75% of the outstanding voting securities or other capital interests of which are owned in the aggregate by our stockholders, directly or indirectly, immediately prior to or after such sale;
(iv) any person (as the term "person" is used in Section 13(d) (3) or Section 14(d) (2) of the Securities Exchange Act of 1934 (the "Exchange Act") had become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 25% or more of the issued and outstanding shares of our voting securities; or (v) during any period of two consecutive years, individuals who at the beginning of any such period constitute our directors cease for any reason to constitute at least a majority thereof unless the election, or the nomination or election by our stockholders, of each new director was approved by a vote of at least two-thirds of such directors then still in office who were directors at the beginning of any such period.

OPTIONS GRANTED IN FISCAL 2002

     Sonic grants options to its executive officers under our employee stock option plans. As of September 30, 2002, options to purchase a total of 5,837,000 shares were outstanding under the plans, and options to purchase 485,000 shares remained available for grant thereunder. During Fiscal 2002, options to purchase 1,582,000 shares were granted to Named Executive Officers.

     The following tables show for the fiscal year ended September 30, 2002 certain information regarding options granted to, exercised by and held at year-end by the Named Executive Officers.

                                                                               Potential Realizable
                                                                                 Value at Assumed
                                                                                Annual Rates Price
                                                                                 Appreciation for
                                                Individual Grants                  Option Term
                                     --------------------------------------   -----------------------
                                      % of Total
                        Number of      Options/
                        securities       SARs
                        Underlying      Granted      Exercise
                         Options/    to Employees     or Base
                           SARs           in           Price     Expiration
                       Granted (#)    Fiscal Year     ($/Sh)        Date         5%($)       10%($)
                       -----------   ------------   ----------   ----------   ----------   ----------
Rimas P. Buinevicius    1,000,000        28.7%         $1.12        10/11      $704,000    $1,785,000
Krishna V. Pendyala       300,000         8.6           1.01        10/11       191,000       483,000
                            3,564          .1           1.01        10/11         2,000         6,000
Curtis J. Palmer            7,921          .2           1.01        10/11         5,000        13,000
Monty R. Schmidt           19,802          .6           1.01        10/11        13,000        32,000
Howard J. Affinito        200,000         5.7           1.12        10/11       141,000       357,000
                           50,000         1.4           1.12        10/11        40,000       104,000

2002 FISCAL YEAR-END OPTION VALUES

                          Number of Unexercised      Value of Unexercised In-the-Money
                          Options/SARs at Fiscal           Options/SARs at Fiscal
                               Year-End(#)                       Year-End($)
                       ---------------------------   ---------------------------------
                       Exercisable   Unexercisable      Exercisable   Unexercisable
                       -----------   -------------      -----------   -------------
Rimas P. Buinevicius    1,033,332       116,668             $0             $0
Krishna V. Pendyala       100,890       202,674              0              0
Curtis J. Palmer          105,313        32,608              0              0
Monty R. Schmidt          108,283        41,519              0              0
Howard J. Affinito         45,833       204,167              0              0
No stock was acquired upon exercise of options in the last fiscal year.

Long-Term Incentive Plans -- Awards in Last Fiscal Year

                                                                 Estimated Future Payouts
                                                             Under Non-Stock Price-Based Plans
                                                         ------------------------------------------
                                          Performance
                          Number of        or Other
                        Shares, Units    Period Until
                       or Other Rights    Maturation      Threshold        Target         Maximum
                           (%) (A)       or Payout (B)   ($ or %) (C)   ($ or %) (D)   ($ or %) (E)
                       ---------------   -------------   ------------   ------------   ------------
Rimas P. Buinevicius            --              --               --            --             --
Krishna V. Pendyala          3,564           10/05          $ 8,311       $16,081        $16,081
Curtis J. Palmer             7,921           10/06           13,845        30,694         30,694
Monty R. Schmidt            19,802           10/06           34,615        76,734         76,734
Howard J. Affinito              --              --               --            --             --

(A) Number of common stock options awarded
(B) Note maturity selected
(C) Salary deferred as of September 30, 2002 less 10% withdrawal penalty.
(D)(E) Balance of note and interest at maturity

     Sonic established a Deferred Compensation Plan effective December 7, 2001. The plan allowed any salaried employee of Sonic or any of its subsidiaries to elect a one-year salary deferral of $2,000 or more. At the end of the deferral period the employee's salary returned to the pre-deferral level, subject to employment status at that time and any performance reviews, salary adjustments and evaluations.

     Employees received a promissory note equal to their deferral and selected a 24, 36 or 48-month maturity for repayment. Interest rates varied based on maturity selected at 9%, 10% or 11% for the 24, 36 or 48 month terms and are accrued semi-annually. Employees may request an early withdrawal from the plan, subject to a 10% penalty and the loss of interest from the last accrual date.

     Each employee that participates in the Deferred Compensation Plan is entitled to receive a non-qualified option grant equal to 20%, 30% or 40% of the principal value of the note, depending on the maturity selected. Options were granted with an exercise price equal to the market value of the stock although employees are eligible to receive a bonus equal to the cost incurred upon exercise of the options in certain circumstances. One fourth of the options become exercisable every six months.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE /1/

     The Executive Compensation Committee (the "Committee") of the Board of Directors is composed entirely of outside, non-management directors. The Committee sets and administers the policies governing annual compensation of executive officers, including cash compensation and stock option programs for executive employees.

     Compensation Policies

     Sonic Foundry operates in the competitive and rapidly changing high technology and media business environment. The goals of our executive compensation program are to motivate executives to achieve our business objectives in this environment and reward them for their achievement, foster teamwork, and attract and retain executive officers who contribute to our long-term success. During fiscal 2002, we used primarily salary, stock options and personal use of company vehicles to meet these goals. Sonic's executive compensation programs are intended to attract and retain qualified executives and to motivate them to achieve goals that will lead to appreciation of stockholder value.

     Our philosophy and guiding principles are to provide compensation levels that are comparable to those offered by other leading high technology companies. Our compensation policies align the interests of our officers with the long-term interests of our stockholders through stock compensation. For example, in fiscal 2002, compensation included options to purchase shares granted under our 1999 Non-Qualified Stock Option Plan. Another principle is that a substantial portion of each executive's compensation be in the form of an incentive bonus. Receipt of this bonus, which has in the past been payable annually in January, is contingent upon meeting both individual performance goals and company objectives. However, we retain the authority to alter the bonus amounts because qualitative factors and long-term results need to be evaluated as well as the short-term operating results. Based on weak economic and industry factors, no executives received a bonus in fiscal 2002 although we may grant cash bonuses in fiscal 2003 or grant bonuses that offset loans owed Sonic by certain officers.

----------

/1/ The material in this report is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Sonic under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Annual Compensation

     The salary portion of executive compensation is determined annually by reference to multiple surveys of high technology companies. The executive officers are matched to each position by comparing their responsibilities to the survey description most accurately representing their position with us by content, organizational level and level of revenue. Given the officers' levels of responsibility and our past performance, we target a competitive salary for each executive officer. A substantial portion of the annual compensation of each executive officer would normally have been in the form of an incentive bonus, which becomes a greater portion of an officer's potential total compensation as the executive's level of responsibility increases. In an effort to conserve cash and invest in the long-term success of Sonic, all executive officers, including our Chief Executive Officer, agreed to reduce their base compensation as of January 2001 by between 10 and 20%. The officer group offered further base compensation reductions effective December 1, 2001 of a total of $466,000 or an average of 40% of the already reduced salary level. Mr. Buinevicius asked the compensation committee to reduce his base compensation from $250,000 to $200,000 as of January 1, 2001 and to $1,229 as of December 1, 2001. The compensation committee awarded larger option grants than what had historically been granted to certain of the officers in lieu of cash compensation (see Long-term Compensation below). In addition, to these salary reductions, several of the officers further reduced their salaries pursuant to Sonic's Salary Deferral Plan. Amounts deferred under the Plan are payable by Sonic in 2005 and 2006.

Long-term Compensation.

     The Committee has utilized stock options for all employees to motivate and retain them for the long-term. The Committee believes that these forms of compensation closely align the employee's interests with those of stockholders and provide a major incentive to them in building stockholder value.

     Options are typically granted annually and are subject to vesting provisions to encourage employees to remain employed with Sonic Foundry. The Committee considered annual grants in December 2001 and granted options to executives on October 5, 2001. Grants to certain executives in October 2001, including Mr. Buinevicius, reflected the long-term commitment to Sonic they made by waiving significant portions of their salary. Such grants totaled options to purchase 1.4 million shares, of which Mr. Buinevicius received 750,000. Mr. Buinevicius also received 250,000 performance-based stock options. Total stock, which may be acquired upon options granted to executives in October 2001, including options granted to Mr. Pendyala and Mr. Affinito upon joining Sonic, totaled 2.3 million shares.

     Each executive officer receives stock options based upon that officer's relative position, responsibilities and performance by the individual over the previous fiscal year and the officer's anticipated performance, responsibilities and cash compensation. Additionally, we consider the net present value of the grant compared to typical grants at high technology companies of a similar size to Sonic Foundry. We also review the prior level of grants to the officers and to other members of senior management, including the number of shares that continue to be subject to vesting under outstanding options, in setting the level of options to be granted to the executive officers.

     Stock options are granted at an option price equal to the fair market value of Sonic's Common Stock on the date of the grant and are subject to vesting over varying periods. The option-vesting period is designed to encourage employees to work with a long-term view of Sonic's welfare and to establish their long-term affiliation with Sonic. It is also designed to reduce employee turnover and to retain the knowledge and skills of valued staff.

Chief Executive Officer Compensation

     Despite a continued weak environment for Sonic's products and services in fiscal 2002, revenues were flat compared to fiscal 2001 and 2000, yet losses before a change in accounting principal, amortization of intangibles and restructuring charges were significantly reduced to $12 million in 2002 compared to $17 million and $21 million in fiscal 2001 and 2000, respectively. In an effort to conserve cash, Mr. Buinevicius asked the compensation committee to reduce his base compensation from $250,000 to $200,000 as of January 1, 2001 and further to $1,229 in December 2001. No cash bonus was awarded to Mr. Buinevicius in fiscal 2002. Mr. Buinevicius was granted 750,000 Common

Stock options issued under the 1999 non-qualified stock option plan as consideration for reducing his salary and 250,000 performance-based stock options.

EXECUTIVE COMPENSATION COMMITTEE

                             Frederick H. Kopko, Jr.
                             Arnold B. Pollard
                             David C. Kleinman

Compensation Committee Interlocks and Insider Participation

     The members of the Executive Compensation Committee of Sonic's Board of Directors for Fiscal 2002 were those named in the Executive Compensation Committee Report. No member of the Committee was at any time during Fiscal 2002 or at any other time an officer or employee of Sonic Foundry, Inc.

     No executive officer of Sonic Foundry, Inc. has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board of Directors of Sonic Foundry, Inc. During Fiscal 2002, we retained the Chicago law firm of McBreen & Kopko to perform certain legal services. Frederick H. Kopko, Jr. is a partner in McBreen & Kopko.

SONIC STOCK PRICE PERFORMANCE

     The stock price performance graph below shall not be deemed to be incorporated by reference by any general statement incorporating by reference this annual report on form 10-K into any filing under the Securities Act of 1933, or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts, irrespective of our general incorporation language in such filing.

     The graph below compares the cumulative total stockholder return on our Common Stock from April 22, 1998 through and including September 30, 2002 with the cumulative total return on The NASDAQ Stock Market (US only) and the RDG Technology Composite. We've also included the JP Morgan H&Q Technology Index through fiscal 2001. The JP Morgan H&Q Technology Index was not produced for the entire fiscal 2002 comparison period, so we did not included it for fiscal 2002. The graph assumes that $100 was invested in our Common Stock on April 22, 1998 or on March 31, 1998 for each of the indexes and that all dividends were reinvested. Unless otherwise specified, all dates refer to the last day of each month presented. Our Common Stock is traded on the NASDAQ National Market and closed at $.74 per share on September 30, 2002.

     The comparisons in the graph below are based on historical data, with our Common Stock prices based on the closing price on the dates indicated, and are not intended to forecast the possible future performance of our Common Stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                          JP Morgan H&Q          NASDAQ         RDG Technology
          Sonic Foundry    Technology     Stock Market (U.S.)     Composite
          -------------   -------------   -------------------   --------------
4/22/98       100.00          100.00             100.00             100.00
9/30/98        79.17           91.01              92.71             103.00
9/30/99       125.83          175.29             151.24             197.33
9/30/00       236.67          285.41             200.85             263.56
9/30/01        32.80           94.70              82.08             103.04

9/30/02          19.73            --              64.65              64.33

                 COMPARISON OF 53 MONTH CUMULATIVE TOTAL RETURN*
        AMONG SONIC FOUNDRY, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
                      THE JP MORGAN H & Q TECHNOLOGY INDEX
                     AND THE RDG TECHNOLOGY COMPOSITE INDEX

                                     [GRAPH]

* $100 invested on 4/22/98 in stock or on 3/31/98 in index-including reinvestment of dividends.
Fiscal year ending September 30.

CERTAIN TRANSACTIONS

     Frederick H. Kopko, Jr., a director and stockholder of Sonic Foundry, is a partner in McBreen & Kopko. Pursuant to the Directors' Stock Option Plan, Mr. Kopko has been granted options to purchase 100,000 shares of Common Stock at exercise prices ranging from $1.75 to $59.88. He also has options to purchase 40,000 shares of Common Stock at an exercise price of $1.09 pursuant to the 1999 Non - Qualified Stock Option Plan in his capacity as a director. We granted Mr. Kopko a warrant in August 1999 to purchase 30,000 shares of common stock at an exercise price of $4.00 per share, in exchange for a stand-by loan commitment of $2,000,000. In February, 2000 Mr. Kopko was also granted 50,000 warrants at an exercise price of $28.12 for services in his capacity as a director. During fiscal 2002, we paid the Chicago law firm of McBreen & Kopko certain compensation for legal services rendered subject to standard billing rates.

     For the years ended September 30, 2002 and 2001, Sonic had loans outstanding to certain officers for $58,000 and $25,000 related to issuance of common stock.

     In November 2002 Sonic completed a bridge financing transaction of $1,000,000 with the brother of Rimas Buinevicius, Chief Executive Officer. Mr. Buinevicius abstained from board of director discussion regarding approval of the transaction. The note is backed by substantially all the assets of Sonic and is due, along with $250,000 of interest, at the earlier of March 2003 or upon completion of a transaction generating sufficient cash to allow for payment. Despite maturity of the note in March 2003, no payments have been made to the note holder as of the date hereof.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Sonic's officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on this review of the copies of such forms received by it, Sonic believes that all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

                              STOCKHOLDER PROPOSALS

     In order for a stockholder proposal to be considered for inclusion in our proxy statement and form of proxy relating to the Annual Meeting of Stockholders for the year 2004, the proposal must be received by us no later than December 15, 2003. Additionally, Sonic will be authorized to exercise discretionary voting authority with respect to any stockholder proposal not disclosed in Sonic's 2004 proxy statement if Sonic has not received written notice of such proposal by February 5, 2004.

                                  OTHER MATTERS

     The Board of Directors has at this time no knowledge of any matters to be brought before this year's Annual Meeting other than those referred to above. However, if any other matters properly come before this year's Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.


                      WHERE YOU CAN FIND MORE INFORMATION


     We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934, under which we file periodic reports, proxy statements and other information with the Commission. Copies of the reports, proxy statements and other information may be inspected without charge at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our corporate website is http://www.sonicfoundry.com. Electronic access to our filings is available at the "Investor Information" section of our website.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement.

     We incorporate by reference the following filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

          . Our Annual Report on Form 10-K for the fiscal year ended September 30, 2002;

          . Our Amended Annual Report on Form 10-K/A for the fiscal year ended September 30, 2002;

          . Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2002;

          . Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

          .    Our Current Report on Form 8-K dated May 1, 2003, reporting on
               Item 5 as to the agreement for the sale of our desktop software business, and on Item 9 as to our second quarter and six month financial results;

          .    Our Current Report on Form 8-K dated May 16, 2003, reporting on
               Item 2 as to the sale of substantially all the assets relating to the media services businesses performed by two of our subsidiaries.

                FINANCIAL AND OTHER INFORMATION INCLUDED HEREIN

     Attached hereto as Appendix B is financial and other information included in Sonic's quarterly report on Form 10-Q for the period ended March 31, 2003.

     Attached hereto as Appendix C is financial and other information included in Sonic's annual report on Form 10-K for the period ended September 30, 2002.


                                     GENERAL


     A copy of our Annual Report to Stockholders for the fiscal year ended September 30, 2002 is being mailed, together with this Proxy Statement, to each stockholder. Additional copies of such Annual Report and of the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy may be obtained from us. We have retained Continental Stock Transfer and Trust Company to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for an estimated fee of $3,000 plus expenses and expect to retain MacKensie Partners, Inc., (800)322-2885, to assist us in the solicitation of proxies from individual stockholders for an estimated fee of $15,000 in fees plus costs and expenses, the payment of which fee will be split with SPA. We will, upon request, reimburse brokers, banks and other nominees, for costs incurred by them in forwarding proxy material and the Annual Report to beneficial owners of Common Stock. In addition, directors, officers and regular employees of Sonic and its subsidiaries, at no additional compensation, may solicit proxies by telephone, telegram or in person. All expenses in connection with soliciting management proxies for this year's Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy, are to be paid by Sonic.


     Sonic will provide without charge (except for exhibits) to any record or beneficial owner of its securities, on written request, a copy of Sonic's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2002, including the financial statements and schedules thereto. Exhibits to said report will be provided upon payment of fees limited to Sonic's reasonable expenses in furnishing such exhibits. Written requests should be directed to Investor Relations, 1617 Sherman Avenue, Madison, Wisconsin 53704.

     In order to assure the presence of the necessary quorum at this year's Annual Meeting, and to save Sonic the expense of further mailings, please date, sign and mail the enclosed proxy promptly in the envelope provided. No postage is required if mailed within the United States. The signing of a proxy will not prevent a stockholder of record from voting in person at the meeting.

                                             By Order of the Board of Directors,


                                             Kenneth A. Minor
June 18, 2003                                Secretary

                                                                      Appendix A


                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT


                                 by and between

                         SP SOFTWARE ACQUISITION COMPANY

                                     "Buyer"

                                       and

                               SONIC FOUNDRY, INC.

                                    "Seller"


                              Dated: June   , 2003
                                          --

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS.........................................................1

   1.1    Defined Terms.......................................................1
   1.2    Other Defined Terms; Other Definitional Provisions.................15

ARTICLE II PURCHASE AND SALE OF ASSETS.......................................17

   2.1    Transfer of Purchased Assets.......................................17
   2.2    Assumption of Liabilities..........................................18
   2.3    Excluded Liabilities...............................................18
   2.4    Consideration......................................................20
   2.5    Allocation of Consideration........................................21
   2.6    Prorations.........................................................22
   2.7    Closing Costs; Transfer Taxes and Fees.............................22
   2.8    Net Working Capital Adjustment.....................................22

ARTICLE III CLOSING..........................................................24

   3.1    Closing............................................................24
   3.2    Conveyances at Closing.............................................25
   3.3    SDAT Filing........................................................26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER..........................27

   4.1    Organization and Good Standing.....................................27
   4.2    Authorization; Enforceability......................................27
   4.3    Capitalization; Subsidiaries.......................................27
   4.4    Books and Records..................................................28
   4.5    Conflicts; Third Party Consents....................................28
   4.6    Financial Statements...............................................29
   4.7    Purchased Assets...................................................30
   4.8    Liabilities........................................................30
   4.9    Absence of Certain Changes or Events...............................30
   4.10   Taxes..............................................................33
   4.11   Facilities.........................................................35
   4.12   Intellectual Property; Software....................................36
   4.13   Contracts; No Defaults.............................................40
   4.14   Employee Benefits..................................................43
   4.15   Labor Matters; Employees...........................................44
   4.16   Legal Proceedings..................................................45
   4.17   Compliance with Law................................................45
   4.18   Permits............................................................46
   4.19   Environmental Matters..............................................47
   4.20   Insurance..........................................................48
   4.21   Inventory; Receivables; Payables...................................48
   4.22   Purchase Commitments and Outstanding Bids..........................49

   4.23   Related Party Transactions.........................................49
   4.24   Suppliers and Customers............................................49
   4.25   No Brokers.........................................................50
   4.26   Product Warranty and Liabilities...................................50
   4.27   No Other Agreements................................................50
   4.28   Material Misstatements Or Omissions................................50
   4.29   Solvency...........................................................50
   4.30   Fairness Opinion...................................................51
   4.31   Nova Litigation Settlement.........................................51

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER............................51

   5.1    Organization of Buyer..............................................51
   5.2    Authorization......................................................51
   5.3    Conflicts; Third Party Consents....................................52
   5.4    Legal Proceedings..................................................52
   5.5    No Brokers.........................................................52

ARTICLE VI COVENANTS OF SELLER AND BUYER.....................................53

   6.1    Further Assurances.................................................53
   6.2    Conduct of Business................................................53
   6.3    Stockholders Meeting; Proxy Statement..............................53
   6.4    Consents...........................................................54
   6.5    Notification of Certain Matters....................................55
   6.6    Employee Matters...................................................55
   6.7    Collection of Accounts Receivable and Letters of Credit............57
   6.8    Books and Records..................................................57
   6.9    Tax Matters........................................................57
   6.10   Bulk Sales.........................................................58
   6.11   No-Shop Clause.....................................................58
   6.12   Nova Litigation Settlement Covenants...............................60

ARTICLE VII CONDITIONS PRECEDENT TO CLOSING..................................61

   7.1    Conditions to Seller's Obligations to Close........................61
   7.2    Conditions to Buyer's Obligations to Close.........................61

ARTICLE VIII INDEMNIFICATION.................................................63

   8.1    Survival of Representations, Etc...................................63
   8.2    Indemnification....................................................64
   8.3    Limitations on Indemnification for Certain Breaches................66
   8.4    Indemnification Procedures.........................................66
   8.5    Product and Warranty Liability.....................................67
   8.6    Holdback...........................................................67

ARTICLE IX MISCELLANEOUS.....................................................68

   9.1    Publicity..........................................................68

   9.2    Confidential Information...........................................68
   9.3    Termination Events.................................................68
   9.4    Expenses...........................................................72
   9.5    Specific Performance...............................................72
   9.6    Legal Proceedings; Arbitration.....................................72
   9.7    Waiver of Jury Trial...............................................73
   9.8    Entire Agreement; Amendments and Waivers...........................73
   9.9    Governing Law......................................................74
   9.10   Headings...........................................................74
   9.11   Notices............................................................74
   9.12   Severability.......................................................75
   9.13   Binding Effect; Third Party Beneficiaries; Assignment..............75
   9.14   Attorneys' Fees and Costs..........................................76
   9.15   Liquidated Damages.................................................76
   9.16   Counterparts.......................................................77
   9.17   Representation by Counsel..........................................77
   9.18   Schedules..........................................................78
   9.19   No Interpretation Against Drafter..................................78

                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

          This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "Agreement"),
dated as of June   , 2003 (the "Amendment Date") but effective as of May 2, 2003
                 --
(the "Agreement Date"), is by and between SP SOFTWARE ACQUISITION COMPANY, a Delaware corporation ("Buyer"), and SONIC FOUNDRY, INC., a Maryland corporation ("Seller").


                                    RECITALS

          A. Seller owns certain assets that it uses in the conduct of the Business (as defined below).

          B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets and to assume certain liabilities of Seller associated therewith, subject to the terms and conditions set forth in this Agreement.


          C.Seller and Buyer entered into that certain Asset Purchase Agreement, dated as of May 2, 2003 (the "Original Agreement"), and now desire to amend and restate the Original Agreement in its entirety as set forth herein.


                                    AGREEMENT

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "Affiliate" has the meaning set forth in the Exchange Act. Without limiting the foregoing, all directors and officers of a Person that is a corporation and all managing members of a Person that is a limited liability company shall be deemed Affiliates of such Person for all purposes hereunder.


          "Ancillary Agreements" means the Assignment of Contract Rights, the Assignment of Lease, the Assignment of Intellectual Property Rights, the Assumption Agreement, the Bill of Sale, the Employment Agreements, the Escrow Agreement, the MediaSite Agreement, the Non-Competition Agreement, the Transition Services Agreement, the Trademark License Agreement and the Voting Agreement.

          "Assigned Contracts" means (i) those Contracts listed on Schedule 1.3 under the heading `Assigned Contracts' other than those Contracts that, on or before the Closing Date, Buyer notifies Seller in writing shall be excluded from the Assigned Contracts (any Contracts that are set forth on such a notice shall not constitute Assigned Contracts) and (ii) any other Seller Contracts not so listed that Buyer, in its sole discretion, expressly elects in writing to accept and assume.

          "Assigned Leases" means those Leases listed on Schedule 1.3 under the heading `Assigned Leases' and any other Leases not so listed which (i) relate to the Business under which Seller has or may acquire any rights or benefits, or
(ii) by which Seller or any of the Purchased Assets or Assumed Liabilities is or may become bound, which Buyer, in its sole discretion, expressly elects in writing to accept and assume.

          "Assignment of Contract Rights" means that certain assignment of contract rights, substantially in the form attached hereto as Exhibit A, to be entered into at Closing by Seller.

          "Assignment of Leases" means that certain assignment of leases, substantially in the form attached hereto as Exhibit B, to be entered into at Closing by Seller.

          "Assignment of Intellectual Property Rights" means, collectively, that certain assignment of copyrights, substantially in the form attached hereto as Exhibit C-1, that certain assignment of trademarks, substantially in the form attached hereto as Exhibit C-2, that certain assignment of patents, substantially in the form attached hereto as Exhibit C-3 and that certain assignment of domain names, substantially in the form attached hereto as Exhibit C-4 each to be entered into at Closing by Seller.

          "Assumption Agreement" means that certain assumption agreement, substantially in the form attached hereto as Exhibit D, to be entered into at Closing by Buyer in favor of Seller.

          "Balance Sheet" means the consolidated balance sheet of Seller and its Subsidiaries dated the Balance Sheet Date, together with the notes thereon, audited by Ernst & Young LLP, independent certified public accountants.

          "Balance Sheet Date" means September 30, 2002.

          "Benefit Arrangement" means any employment, consulting, severance or other similar contract, plan, arrangement or policy, and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing bonuses, stock options, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multi-employer Plan, and (B) is entered into, maintained, contributed to or required to be contributed to, by Seller or an ERISA Affiliate or under which Seller or any ERISA Affiliate may incur any liability.

          "Best Efforts" means the diligent, reasonable and good faith efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible on commercially reasonable terms.

          "Bill of Sale" means that certain bill of sale, substantially in the form attached hereto as Exhibit E, to be entered into at Closing by Seller in favor of Buyer.

          "Books and Records" means (i) all records and lists of Seller and each of its Subsidiaries pertaining to the Purchased Assets, (ii) all records and lists pertaining to the Business or the customers, suppliers or personnel of, in each case, Seller and each of its Subsidiaries, (iii) all product, business and marketing plans of Seller pertaining to the Business and (iv) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller and each of its Subsidiaries pertaining to the Business, but excluding the originals of the minute books and Tax Returns of Seller or any of its Subsidiaries.

          "Breach" means, and a breach of a representation, warranty, covenant, obligation or other provision of this Agreement or any Ancillary Agreement will be deemed to have occurred if there is or has been, any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

          "Business" means the software development, acquisition, licensing, manufacturing, marketing and distribution businesses conducted by Seller for Seller's desktop video and audio software business for digitizing, converting, creating, editing and publishing of audio, video and/or multimedia content, consisting of the various versions of CD Architect, Sound Forge, Sound Forge Studio, Sound Forge XP, ACID Pro, ACID Music, Siren, Super Duper Music Looper, Vegas Audio, Batch Converter, Noise Reduction, DVD Architect, VideoFactory, Vegas Video, Vegas Plus DVD, and Viscosity, Seller's audio and video content businesses, consisting of Loops for ACID and Vision Series, the business relating to the Websites, the web software applications for the online store and customer service and support components of the Seller's Websites, and all other activities directly related to any of the foregoing businesses engaged in by Seller as of the Closing Date; provided, however, that "Business" shall not include activities that are related to Seller's Continuing Business and are unrelated, other than on a tangential basis, to the items described in this definition prior to this proviso. A list of the source code included with the Business is listed on Schedule 1.6.

          "Business Day" means any day of the year on which national banking institutions in Los Angeles, California are open to the public for conducting business and are not required or authorized to close.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Competing Transaction" means any (i) merger, consolidation, business combination, or similar transaction involving Seller, any of its Subsidiaries or the Business, (ii) sale, lease or other disposition directly or indirectly of
(a) all or a substantial portion of the Purchased Assets and/or the Business or
(b) assets of Seller or any of its Subsidiaries representing 50% or more of the consolidated assets of Seller and its Subsidiaries, (iii) issuance, sale, or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 25% or more of the voting power of Seller, (iv) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership, or any Group (as defined in the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the outstanding voting stock of Seller or (v) any combination of the foregoing (other than the transactions contemplated by this Agreement).

          "Confidentiality Agreement" means that certain letter agreement, dated October 30, 2002, related to, among other things, confidentiality and non-disclosure, by and between Sony Pictures Digital Inc. (f/k/a Sony Pictures Digital Entertainment Inc. and which is an Affiliate of Buyer) and Seller.

          "Condition-Related Material Adverse Effect" or "Condition-Related Material Adverse Change" means any effect, change, event, circumstance or condition which, when considered either individually or with other effects, changes, events or circumstances, has or causes a significant and substantial adverse effect or change in (i) for purposes of Section 7.2 and Section 9.3(a)(iii), the condition (financial or other), business, results of operations, assets, Liabilities, properties or operations of the Business taken as a whole and/or the Purchased Assets taken as a whole or (ii) for purposes of
Section 7.1 and Section 9.3(a)(iv), the ability of Seller to consummate the transactions contemplated hereby.

          "Consent" means any approval, consent, ratification, waiver, or other authorization (including any Permit).

          "Contract" means any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, covenant not to compete, license, instrument, commitment, obligation, promise or undertaking (whether written or oral and whether express or implied) to which Seller is a party or is bound and which relates to the Business or the Purchased Assets.

          "Contract Rights" means all of the rights and, to the extent they are Assumed Liabilities, obligations of Seller under the Assigned Contracts.

          "Customer/User Data" means the lists and databases of the Persons who are customers of the Business, have registered on-line with the Business or who have subscribed on-line for services or products of the Business, including, without limitation, through the Websites.

          "Default" means (a) a breach of or default under any Contract or Lease, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default under any Contract or Lease or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Lease.

          "Disclosure Schedule" means the schedule executed and delivered by Seller to Buyer as of the Closing Date setting forth the exceptions to the representations and warranties contained in Article IV and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to the corresponding numbered schedule which is included in the Disclosure Schedule.

          "Employee Plans" means all Benefit Arrangements, Pension Plans and Welfare Plans.

          "Employment Agreements" means the employment agreements, substantially in the forms attached hereto as Exhibit G-1, to be entered into at Closing by Buyer and the Persons described in Section 7.2(h).

          "Encumbrance" means any charge, claim, co-authorship, co-inventorship, or co-ownership interest, condition, easement, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind (including any restriction on use, voting, transfer (other than restrictions on transfer imposed by federal and state securities laws), receipt of income or exercise of any other attribute of ownership).

          "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

          "Environmental, Health and Safety Liabilities" means any cost, damage, expense, Loss, Liability, obligation, Remedial Action or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law.

          "Environmental Law" means all applicable federal, state, district and local rules or regulations promulgated thereunder and all orders, consent orders, judgments, notices, notice requirements, agency guidelines or restrictions and licenses, permits or demand letters issued, promulgated or entered pursuant thereto, in effect on or prior to the Closing Date, relating to pollution or protection of human health (including in the workplace) or the Environment (including, without limitation, CERCLA).

          "Environmental Permits" means all licenses, permits, approvals, authorizations, consents or orders of, or filings with, any Governmental Body, whether federal, state, local or foreign, required for the operation of the facilities under Environmental Laws.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          "Exchange Act" means the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

          "Excluded Assets," notwithstanding any other provision of this Agreement, means the following assets of Seller which are not to be acquired by Buyer pursuant to this Agreement:

               (i) the original minute books, stock records and corporate seals of Seller; provided that copies thereof have been delivered to Buyer;

               (ii) all personnel records and other records that Seller is required by Law to retain in original form; provided that, in each case, copies thereof have been delivered to Buyer;

               (iii) all rights of Seller under this Agreement or any of the Ancillary Agreements; and

               (iv) the property and assets set forth on Schedule 1.1.

               (v) all assets that are not listed in Schedule 1.3 and that are related solely to the Seller's Continuing Business; and

               (vi) the following Subsidiaries and all property and assets used by such Subsidiaries other than to the extent any such property and assets relate to the Business or the Purchased Assets: (A) International Image Services, Inc. and (B) Sonic Foundry Media Systems, Inc.

          "Facilities" means all offices, warehouses, improvements and all other related facilities used in connection with the Business.

          "Facility Lease" means all of the leases of Facilities listed on
Schedule 4.11(a).

          "Family Member" means, with respect to any individual (i) the individual, (ii) the individual's spouse, (iii) any other natural Person who is related to the individual or the individual's spouse within the second degree (including adopted children) and (iv) any other natural Person who resides with such individual.

          "Financial Statements" means the Year-End Financial Statements and the Interim Financial Statements.

          "Former Facility" means each office, warehouse, improvement and all related facilities that were owned or leased by Seller for the Business or any of its Subsidiaries at any time in the three years prior to the Closing Date, but excluding any Facilities.

          "Funded Debt" means, as of the Closing Date, without duplication, (i) all indebtedness of Seller and each of its Subsidiaries for borrowed money or for the deferred purchase price of any property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices), (ii) any other indebtedness of Seller or any of its Subsidiaries which is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations of Seller and each of its Subsidiaries under capital leases, except for those capital leases specifically listed in Schedule 1.4, (iv) any Liabilities of Seller or any of its Subsidiaries for any brokerage, investment banking or similar fee in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, (v) all Liabilities secured by any Encumbrance on any property owned by Seller or any of its Subsidiaries whether or not Seller or any such Subsidiary has assumed or otherwise become liable for the payment thereof, (vi) all guarantees of Seller or any of its Subsidiaries, (vii) all Liabilities of Seller and each of its Subsidiaries for overdrafts or outstanding checks, and (viii) all accrued but unpaid interest, any premiums payable or any other charges on any of the obligations set forth in clauses (i) through (viii) above.

          "GAAP" means generally accepted accounting principles as used in the United States, as in effect from time to time.

          "Governmental Body" means any:

               (i) nation, state, county, city, town, village, district or other jurisdiction of any nature;

               (ii) federal, state, local, municipal, foreign or other government;

               (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

               (iv) multi-national organization or body; or

               (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

          "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment and that increases the danger or risk of danger or poses an unreasonable risk of harm to Persons or property on or off the Facilities or that may affect the value of the Facilities or Seller.

          "Hazardous Materials" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, infectious, reactive, corrosive, ignitable, flammable or toxic or a pollutant or a contaminant subject to regulation, control or remediation under any Environmental Law (whether solids, liquids or gases), including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, polychlorinated biphenyls, radon gas, urea formaldehyde and asbestos or asbestos-containing materials.

          "Insurance Policies" means the insurance policies related to the Purchased Assets and listed on Schedule 4.20.

          "Intellectual Property" means: (a) inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, invention disclosures, and other rights of invention, worldwide, including without limitation any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent; (b) trademarks, service marks, trade names, trade dress, logos, domain names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide; (c) copyrightable works, all rights in copyrights, including moral rights, copyrights, website content, and other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith, worldwide; (d) trade secrets and confidential business and technical information, including, without limitation, Customer/User Data Website user information, customer and supplier lists and related information, pricing and cost information, business and marketing plans, advertising statistics, any other financial, marketing and business data, technical data, specifications, schematics and know-how; (e) to the extent not covered by subsections (a) through (d), above, Software and Websites (including all related computer code and content); (f) rights to exclude others from appropriating any of such Intellectual Property, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein; and (g) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

          "Interim Balance Sheet" means the unaudited consolidated balance sheet of Seller and its Subsidiaries dated the Interim Balance Sheet Date, together with notes thereon.

          "Interim Balance Sheet Date" means March 31, 2003.

          "Interim Financial Statements" means the Interim Balance Sheet and the unaudited statements of operations, changes in shareholders' equity and cash flow for the period ended on the Interim Balance Sheet Date.

          "Inventory" means all inventory held for resale by Seller (including inventory held on consignment with third parties) and all of the raw materials, work in process, finished products, wrapping, jewel cases, jewel case inserts and labels, supply and packaging items and similar items of Seller with respect to the Business, in each case, wherever the same may be located.

          "IRS" means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.

          "Knowledge" means and an individual shall be deemed to have "Knowledge" of a particular fact or other matter if:

               (i) such individual is actually aware of such fact or other matter; or

               (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

          A Person (other than an individual and other than Seller) shall be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served as a director or officer of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

          "Knowledge of Seller" or words of similar import means, with respect to a particular fact or other matter, the Knowledge of Rimas P. Buinevicius (Seller's Chairman and Chief Executive Officer), Kenneth A. Minor (Seller's Chief Financial Officer), Curtis J. Palmer (Seller's Co-founder, Chief Technology Officer & Director), Christopher C. Cain (Seller's Vice President and General Counsel), Brad Reinke (Seller's General Manager), Caleb Pourchot (Seller's Director of Engineering), and Monty Schmidt (Seller's President and Director) and the actual knowledge of any other director or officer of Seller.

          "Law" means any federal, state, local, municipal foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

          "Leased Real Property" means all leased property described in the Facility Leases.

          "Leasehold Estates" means all of Seller's rights and obligations as lessee under the Leases.

          "Leasehold Improvements" means all leasehold improvements situated in or on the Leased Real Property and owned by Seller.

          "Leases" means all of the existing leases of Seller listed on Schedule 4.13(a) and not rejected by Buyer.

          "Legal Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          "Liabilities" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, accrued, absolute, contingent, matured, unmatured, liquidated or unliquidated or otherwise.

          "Loss" means any claim, liability, obligation, loss, damage, assessment, penalty, judgment, settlement, cost and expense, including costs attributable to the loss of the use of funds to the date on which a payment is made with respect to a matter of indemnification under Article VIII, and including reasonable attorneys' and accountants' fees and disbursements incurred in investigating, preparing, defending against or prosecuting any Claim.

          "Material Adverse Effect" or "Material Adverse Change" means any effect, change, event, circumstance or condition which, when considered either individually or with other effects, changes, events or circumstances, has or causes a significant and substantial adverse effect or change in the condition (financial or other), business, results of operations, assets, Liabilities, properties or operations of Seller, the Business and/or the Purchased Assets or on the ability of Seller to consummate the transactions contemplated hereby.

          "MediaSite Agreement" means that certain Agreement between Buyer and Seller, substantially in the form attached hereto as Exhibit O, to be entered into at Closing by Buyer and Seller, pursuant to which, among other things, Seller shall provide certain media-related services to Buyer.


          "Multiemployer Plan" means any "multiemployer plan" as defined in
Section 3(37) of ERISA.

          "Non-Competition Agreements" means, collectively, that certain Non-Competition Agreement between Buyer and Seller and the Non-Competition Agreement between Buyer and Monty Schmidt (Seller's President and Director), in the form attached hereto as Exhibit H-1 and Exhibit H-2, respectively, entered into as of the Agreement Date, but to take effect, only immediately after the Closing.

          "Nova Litigation" means that certain litigation encaptioned Nova Development Corporation v. Sony Pictures Digital Entertainment Inc.; Sonic Foundry, Inc.; and Does 1-10, denominated Case No. 02-9407 AHM (MANx), currently pending in the United States District Court, Central District of California, Western Division (which was commenced on December 11, 2002), any and all claims, counterclaims, damages, defenses, and/or offsets that are: (a) asserted in the action by any party; (b) are related to any of the claims, allegations, acts, events, or omissions alleged in the action; (c) are otherwise related to Nova Development Corporation's Video Explosion Deluxe product; or (d) are otherwise related to the right of Sony Pictures Digital Entertainment Inc. to sell the Screenblast Video Factory line of products. In particular, but without limitation, the term "Nova Litigation" shall expressly refer to Nova Development Corporation's claims against Sony Pictures Digital Entertainment Inc. for copyright infringement, declaratory judgment, intentional interference with contract, unfair competition, negligent interference with contract; and intentional/negligent interference with prospective economic advantage, and to Nova's claims against Seller for breach of contract, promissory fraud, fraud, unfair competition, intentional/negligent interference with prospective economic advantage, and declaratory judgment.

          "Occupational Safety and Health Law" means any Legal Requirement in effect on or prior to the Closing Date designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

          "Order" means any award, decision, consent decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

          "Ordinary Course of Business" or "ordinary course" or any similar phrase means the usual and ordinary course of business of Seller, consistent with its past custom and practice.

          "Owned Real Property" means all interests in real property owned in fee by Seller, including, without limitation, all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

          "Paid-Down Debt" means (i) all debt of Seller originally issued to Omicron Partners, L.P., Deephaven Capital Management, Gryphon Master Fund L.P., Langley Partners L.P. and other investors in January and February of 2002 in the original aggregate principal amount of $7,125,000 and all amounts (including, without limitation, interest) associated therewith and (ii) the obligations secured by that certain Collateral Pledge Agreement, dated November 18, 2002 and the indebtedness evidenced by that certain Promissory Note, dated November 18, 2002, by Seller, as maker, in favor of Aris A. Buinevicius and Claire Horne, husband and wife, as payee, and all amounts (including, without limitation, interest) associated therewith.

          "Pension Plan" means any "employee pension benefit plan" as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or has maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate may incur any liability.

          "Permits" means any approval, Consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or any other Person or pursuant to any Law necessary for the past, present or anticipated (but for the consummation of the transactions contemplated hereby) future conduct of, or relating to, the operation of the Business.

          "Permitted Encumbrances" means the Encumbrances listed on Schedule
1.5.

          "Permitted Exceptions" means (i) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided that an appropriate reserve is established therefor and such liens are disclosed on Schedule 1.2; (ii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the Business, the Purchased Assets, the operations and financial condition of the property so encumbered or to Seller; (iii) zoning, entitlement and other land use and environmental Laws by any Governmental Body, provided that such Laws have not been violated; and (iv) those items listed on Schedule 1.2.

          "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

          "Purchased Assets" means all of Seller's right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal and constituting, or used in connection with, or related to, the Business owned by Seller or in which Seller has any interest, including, without limitation, all of the right, title and interest of Seller in and to the following (but not including the Excluded Assets):

               (i) all trade accounts receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses;

               (ii) all Assigned Contracts and Contract Rights;

               (iii) all Assigned Leases, Leasehold Estates and Leasehold Improvements;

               (iv) all Tangible Personal Property;

               (v) all Inventory;

               (vi) all Books and Records;

               (vii) all Intellectual Property;

               (viii) all Permits and pending applications therefor and renewals thereof, including, without limitation, those Permits listed on Schedule 4.19, to the extent transferable;

               (ix) all computers and, to the extent transferable, the Software Rights;

               (x) all insurance benefits, rights and/or proceeds arising from, or related to, the Purchased Assets or the Assumed Liabilities with respect to periods through the Closing Date;

               (xi) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists and data, art work, display units, telephone and fax numbers, Customer/User Data and purchasing records;

               (xii) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Purchased Assets or services furnished to Seller pertaining to the Business or affecting the Purchased Assets;

               (xiii) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including, without limitation, any Encumbrances or other rights to payment or to enforce payment in connection with products delivered by Seller on or prior to the Closing Date, whether now accrued or accruing in the future, relating to the Purchased Assets;

               (xiv) all goodwill and other intangible rights; and

               (xvii) all properties, assets and rights set forth on Schedule
     1.3 attached hereto.

          "Release" means and includes any spilling, leaking, pumping, pouring, injecting, emitting, discharging, depositing, escaping, leaching, migrating, dumping or other releasing into the Environment or the workplace, whether intentional or unintentional and otherwise defined in any Environmental Law.

          "Remedial Action" means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care.

          "Representative" means any officer, director, principal, attorney, agent, employee or other representative.

          "Seller Contracts" means all Contracts (i) relating to the Business under which Seller has or may acquire any rights or benefits, (ii) relating to the Business under which Seller has or may become subject to any obligation or Liability or (iii) by which any of the Purchased Assets or Assumed Liabilities is or may become bound.

          "Seller's Continuing Business" means the Seller's Media Services Business and the Seller's Media Systems Business.

          "Seller's Media Services Business" means Seller's business of media duplication, standards/format conversion, high definition mastering and duplication, aspect ratio conversion, program content technical evaluation, audio layback, digital restoration, digital preparation, MPEG and IP (internet protocol) encoding services, media asset management, Business to Business web sites relating to media asset management, vaulting/shipping/fulfillment, services related to video production and post-production, Digital Rights Management services, providing services and software to assist in a customer's licensing and syndication of its program content, media workflow management, and related consulting and other services all for the domestic and international television and motion picture industries, and all other activities related directly thereto. A list of the Intellectual Property of the Seller's Media Services Business is listed on #3 to Schedule 1.1.

          "Seller's Media Systems Business" means Seller's business of providing rich media applications and scalable solutions for media and entertainment companies as well as enterprises and government organizations, for navigation, searching, indexing, publishing, speech recognition, image, speech and language processing, creating, editing and capturing rich media presentations, deploying, managing and distributing video, audio and multimedia content, software development (of non-Business-related software), licensing, manufacturing, marketing and distribution of the products currently sold as MediaSite Live and Publisher, and all other activities directly related thereto. A list of the source code included in the Seller's Media Systems Business is listed on
Schedule 1.7.

          "Seller's Websites" means www.sonicfoundry.com, www.sfoundry.com, www.sonic.com, and www.sofo.com (and all derivatives, including .net, .org, etc. for each of the foregoing).

          "Settlement Agreements" means (i) that certain Settlement Agreement and Release, effective as of May 2, 2003, among Nova Development, Seller, and SPD (the "Nova

Settlement") together with (ii) that certain side letter dated May 2, 2003 executed by Seller and SPD relating to Seller's and SPD's respective shares of the payment called for in the Nova Settlement, among other provisions (the "Nova Settlement Side Letter") and each of the Nova Settlement and the Nova Settlement Side Letter is a "Settlement Agreement."

          "SPD" means Sony Pictures Digital Inc., a Delaware corporation.

          "Subsidiary" means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by Seller.

          "Superior Proposal" means a bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Person other than Seller or its Affiliates: (A) to consummate an Acquisition Proposal;
(B) on terms which the Board of Directors of Seller in good faith concludes (following advice of its financial advisors that such proposal is more favorable to Seller's stockholders, from a financial point of view, and advice of outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the identity and nature of the Person making the proposal, would, if consummated, result in a transaction that is (i) more favorable to Seller or Seller's stockholders (in their capacities as stockholders), as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (as the same may be proposed to be amended by Buyer pursuant to Section 6.11(e)); and (ii) is reasonably likely to be completed; and (C) that is fully financed.

          "Tangible Personal Property" means all machinery, equipment, tools, fixtures, furniture, office equipment, computer hardware, supplies, materials and other items of tangible personal property (other than Inventory) of every kind owned or leased by Seller (wherever located (including any Tangible Personal Property in the possession of any of Seller's suppliers) and whether or not carried on its books) and related to the Business, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and documents related thereto.

          "Taxes" means (i) all federal, state, provincial, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, escheat, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, health, social security, unemployment, excise, workplace safety and insurance, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any joint, several or transferee liability in respect of any items described in clauses (i) and/or (ii) imposed by any tax Laws.

          "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes, and any amendments to any of the foregoing.

          "Threatened" describes any claim, Legal Proceeding, dispute, action or other matter if (i) any demand or statement has been made (orally or in writing) with respect to such claim, Legal Proceeding, dispute, action or other matter or
(ii) any notice has been given (orally or in writing) with respect thereto.

          "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

          "Trademark License Agreement" means that certain Trademark License Agreement, substantially in the form attached hereto as Exhibit L, to be entered into at Closing by Seller.

          "Transition Services Agreement" means that certain Transition Services Agreement by and between Buyer and Seller in the form attached hereto as Exhibit I, to be entered into at Closing by Seller.

          "Treasury Regulations" means the treasury regulations promulgated under the Code.


          "Voting Agreement" means that certain Voting Agreement by and among Buyer, Seller, Rimas P. Buinevicius (Seller's Chairman and Chief Executive Officer), Curtis J. Palmer (Seller's Co-founder, Chief Technology Officer & Director) and Monty R. Schmidt (Seller's President and Director), dated as of the Agreement Date and in the form attached hereto as Exhibit N.


          "Websites" means (i) the Internet websites with the URLs www.acidplanet.com, www.cdarchitect.com, www.soundforge.com, www.
acidgarbage.com, www.acidgarbage.net, www.musiclooper.com, www.musiclooper.net, www.superdupermusiclooper.com, www.superdupermusiclooper.net, www.sirenjukebox.com and www.dvdarchitect.com (including all derivatives, including .net, .org, etc. of each of the foregoing) and (ii) the content, pages and other portions of the Seller's Websites that are related to the Business and/or the Purchased Assets.

          "Welfare Plan" means any "employee welfare benefit plan" as defined in
Section 3(1) of ERISA which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Seller or any ERISA Affiliate may incur any Liability.

          "Year-End Financial Statements" means the Balance Sheet and the related audited statements of operations, changes in shareholders' equity and cash flow for the fiscal year ended September 30, 2002.

          1.2 Other Defined Terms; Other Definitional Provisions.

          (a) Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term                                                                 Section
----                                                                 -------
AAA                                                                  9.6
Accountant                                                           2.5(c)
Accounting Firm                                                      2.8(d)
Acquisition Proposal                                                 6.11(a)
Agreement                                                            Preamble
Agreement Date                                                       Preamble
Allocation                                                           2.5(a)
Amendment Date                                                       Preamble
Appellate Arbitrators                                                9.6
Arbitrator                                                           9.6
Assumed Liabilities                                                  2.2
Business Employee Plans                                              4.14(a)
Buyer                                                                Preamble
Buyer Documents                                                      5.2
Buyer Expenses                                                       9.3(d)
Buyer Indemnified Parties                                            8.2(a)
Bylaws                                                               4.4
Carved Out Balance Sheet                                             2.8(a)
Change of Recommendation                                             6.11(f)
Charter                                                              4.4
Claim                                                                8.4(a)
Claim Notice                                                         8.4(a)
Closing                                                              3.1
Closing Date                                                         3.1
Closing Statement                                                    2.8(a)
COBRA                                                                6.6(d)
Commitments                                                          4.12(m)
Consideration                                                        2.4
Deferred Compensation Plan                                           6.6(i)
EMI Notice                                                           2.3(n)
Environmental Damages                                                8.2(a)(vii)
ERISA Affiliate                                                      6.6(d)
Escrow Agent                                                         2.4
Escrow Agreement                                                     2.4
Excluded Liabilities                                                 2.3
Fairness Opinion                                                     7.2(l)
Final Net Working Capital of the Business                            2.8(e)
Former Superior Proposal                                             6.11(e)
Good Faith Deposit                                                   2.4
Holdback Amount                                                      8.6(a)
IP Participant                                                       4.12(k)
LDC Trigger                                                          9.15(a)
Liquidated Damages                                                   9.15(a)
Losses                                                               8.2(c)
Net Working Capital of the Business                                  2.8(e)

Term                                                                 Section
----                                                                 -------
Non-Product Software                                                 4.12(g)
Non-Product Software Rights                                          4.12(f)
Notice of Disagreement                                               2.8(c)
Nova Completion Date                                                 8.6(c)
Original Agreement                                                   Preamble
Outside Date                                                         9.3(a)
Potential Acquiror                                                   6.11(d)
Potential Employees                                                  6.6
Product-Related Software                                             4.12(g)
Product-Related Software Rights                                      4.12(f)
Proxy Materials                                                      6.3(b)
Proxy Solicitor                                                      6.3(d)
Rehired Employees                                                    6.6(b)
SDAT                                                                 3.2
Seller                                                               Preamble
Seller Documents                                                     4.2
Seller Indemnified Parties                                           8.2(b)
Settlement Losses                                                    8.3
Software                                                             4.12(g)
Software Rights                                                      4.12(f)
Stockholders Meeting                                                 6.3(a)
Superior Proposal Notice                                             6.11(d)
Termination Fee                                                      9.3(d)
Threshold Amount                                                     8.3
WARN Act                                                             2.4(a)


          (b) Any reference to an Article, Section, Exhibit or Annex is a reference to an Article or Section of, or an Exhibit or Annex to, this Agreement.

          (c) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (d) The words "include," "includes" and "including" mean include, includes and including without limitation.

          (e) All references to "related to," "relating to," "pertaining to," "in connection with" or similar phrases with respect to the Business or Purchased Assets shall mean, without limitation, all matters directly or indirectly related to, relating to, in relation to, pertaining to, involving, concerning, with regards to, and in connection with, the Business or Purchased Assets.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

          2.1 Transfer of Purchased Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall acquire from Seller, the Purchased Assets, free and clear of all Encumbrances other than Permitted Exceptions.

          2.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall assume only the following Liabilities of Seller (collectively, the "Assumed Liabilities"):

          (a) All Liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing Date under the Business, Purchased Assets, Assigned Contracts and Assigned Leases, but excluding any Liability for any Default under any such Assigned Contract or Assigned Lease by Seller or any of its Subsidiaries occurring on or prior to the Closing Date, all of which Liabilities shall constitute Excluded Liabilities and excluding any Liabilities related to the Business and the Purchased Assets that arise during, or relate to, periods prior to the Closing Date;

          (b) Any Liability to the customers of Seller incurred by Seller accruing, arising out of, or relating to events or occurrences happening after the Closing Date in the Ordinary Course of Business for non-delinquent orders of the Purchased Assets outstanding as of the Closing Date reflected on the Books and Records;

          (c) Any Liability to the customers of Seller incurred by Seller accruing, arising out of, or relating to events or occurrences happening after the Closing Date under written warranty agreements given by Seller in the Ordinary Course of Business prior to the Closing Date relating to the Business, but not including any Liability for any Default under any such warranty agreement by Seller or any of its Subsidiaries and/or occurring on or prior to the Closing Date; and

          (d) The accounts payable set forth and described in reasonable detail on Schedule 2.2.

          2.3 Excluded Liabilities. Notwithstanding any other provision of this Agreement, Buyer shall not assume, or otherwise be responsible for (and nothing in this Agreement or any Ancillary Agreement shall be construed as imposing on Buyer), (i) any Liabilities of any Subsidiary of Seller, and (ii) except for the Assumed Liabilities expressly specified in Section 2.2, any Liabilities of Seller, in each case, whether arising out of occurrences prior to, at or after the Closing Date (the "Excluded Liabilities"), which Excluded Liabilities include, without limitation, the following:

          (a) Any Liability of Seller or its ERISA Affiliates to or in respect of any employee, former employee or other service provider of Seller, including, without limitation, (i) any Liability under any employment agreement or severance plan or agreement, whether or not written, between Seller or any of its Subsidiaries and any Person (including, without limitation, under (A) that certain Employment Agreement, dated January 1, 2001, between Seller and Rimas Buinevicius (as amended), (B) that certain Employment Agreement, dated January 1, 2001, between Seller and Monty Schmidt (as amended) and (C) that certain Employment Agreement, dated January 1, 2001, between Seller and Curtis Palmer (as amended)), (ii) any Liability under any Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller or under which Seller or any of its Subsidiaries may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liability with respect to the withdrawal or partial withdrawal by Seller, any Subsidiary or any ERISA Affiliate from or termination of any Employee Plan and
(iii) any claim related in any way to employment, termination of employment, pay equity, equal employment opportunity, discrimination, harassment, retaliation, wrongful termination, immigration, wages, hours, benefits, terms and conditions of employment, collective bargaining, the payment of social security and similar Taxes, occupational health and safety, and plant closing, including without limitation claims relating in any way to the Worker Adjustment and Retraining Notification Act (the "WARN Act"), 29 U.S.C.(S)(S) 2101 et seq., workers' compensation, and the Wisconsin Business Closing and Mass Layoff Law, Wis. Stat.(S)(S) 109.07 et seq. and the Employment Standards Act, 2000, S.O. 2000 c. 41;

          (b) Any Liability of Seller in respect of any Tax;

          (c) Any Liability of Seller arising from any injury to or death of any Person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Seller on or prior to the Closing Date;

          (d) Any Liability of Seller under any Assigned Contract or Assigned Lease (i) accruing, arising out of, or relating to events or occurrences on or prior to the Closing Date, (ii) that arises after the Closing Date but that arises out of or relates to any Default by Seller or any of its Subsidiaries and/or that occurred prior to the Closing Date or (iii) that was not incurred by Seller or any Subsidiary in the Ordinary Course of Business;

          (e) Any Liability of Seller under any Contract or Lease that not is an Assigned Contract or Assigned Lease;

          (f) Any Liability of Seller arising out of or resulting from its compliance or noncompliance with any Law or Order;

          (g) Any Liability of Seller arising out of or related to any Legal Proceeding against it or any Legal Proceeding which adversely affects the Purchased Assets or the Business and which was asserted on or prior to the Closing Date or to the extent the basis of which arose on or prior to the Closing Date;

          (h) Any Liability of Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement or any Ancillary Agreement (including, without limitation, any Liability of Seller pursuant to Article VIII of this Agreement);

          (i) Any Liability of Seller to or in respect of any former or current shareholders of Seller or any other holder of equity interests of Seller, including, without limitation, relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby;

          (j) Any Liability of Seller relating to any Former Facility;

          (k) Any Liability of Seller for any Funded Debt;

          (l) Any Liability of Seller arising out of any environmental or health and safety claims, costs or damages or for violation of Environmental Laws or Occupational Safety and Health Laws pertaining to the Purchased Assets or the Business, which relate to conditions or events occurring or commencing prior to the Closing Date, including, without limitation, claims, costs or damages relating to any Environmental, Health and Safety Liabilities;

          (m) Any Liability of Seller relating to any Seller's Continuing Business;

          (n) Any Liability of Seller for any (i) indemnification obligations pursuant to any claim or notice received prior to the Closing Date with respect to any Intellectual Property, including, without limitation, any Liabilities directly or indirectly related to the letter, dated October 4, 2002, from EMI to Seller relating to remixing technology (the "EMI Notice") and (ii) losses or Liabilities incurred in connection with, arising out of, resulting from or incident to any allegations or claims of infringement or misappropriation of any Intellectual Property covered by, or related to, the EMI Notice, including, without limitation, Patent No. 5,801,694;

          (o) Any Liability of Seller accruing, arising out of, or relating to events or occurrences happening on or prior to, or to periods prior to, the Closing Date; and

          (p) Any Liability that is not an Assumed Liability.


          2.4 Consideration. At the Closing, in exchange for the sale, assignment, transfer, conveyance and delivery from Seller of the Purchased Assets in accordance with Section 2.1 and the Non-Competition Agreement and the other Ancillary Agreements, SPD shall, or SPD shall cause Buyer to: (i) deliver an aggregate amount of Nineteen Million Dollars ($19,000,000) (the "Consideration"), which Consideration shall be paid by wire transfer of immediately available funds to an account designated by Seller (which account shall be designated at least three Business Days prior to the Closing) and (ii) assume the Assumed Liabilities pursuant to this Agreement; provided, however, that (a) any portion of the Consideration withheld by Buyer and paid to Tax authorities in accordance with applicable Laws, (b) any portion of the Consideration withheld by Buyer as the Holdback Amount pursuant to Section 8.6, and (c) any portion of the Consideration paid directly to the holders of Paid-Down Debt, at Seller's request, to payoff amounts owing (for interest, principal or otherwise) under the Paid-Down Debt shall, in each case, be treated as having been delivered for purposes of this Section 2.4.

          Good Faith Deposit. Simultaneously with the execution of the Original Agreement, the Buyer deposited with Cupertino National Bank & Trust dba Greater Bay Trust Company (the "Escrow Agent") cash in the amount of Nine Hundred Thousand Dollars ($900,000) (the "Good Faith Deposit") pursuant to an Escrow Agreement substantially in the form of Exhibit F hereto (the "Escrow Agreement"). The Good Faith Deposit and any interest credited thereon to the Closing Date will be credited against the Consideration at Closing. If the transaction contemplated hereby does not close by the Outside Date solely as a result of the Buyer's failure to perform, or decision not to perform, its obligations under this Agreement in all material respects, the Escrow Agent will distribute to Seller the Good Faith Deposit to and interest credited thereon as liquidated damages in lieu of any other remedy of Seller against Buyer, except as otherwise specifically set forth in this Agreement. If the transaction contemplated hereby does not close by the Outside Date as a result or events, or for reasons not solely attributable to the Buyer's failure to perform its obligations under this Agreement in all material respects, the Escrow Agent will return the Good Faith Deposit and interest credited thereon to the date of such return to the Buyer.

          2.5 Allocation of Consideration.

          (a) The Consideration (including, for purposes of this Section 2.5, the Assumed Liabilities and other items, in each case, to the extent properly taken into account under applicable Treasury Regulations) shall be allocated among the Purchased Assets and, unless the parties agree otherwise, the Non-Competition Agreement and the other Ancillary Agreements owned by Seller in the manner required by Section 1060 of the Code as set forth in Exhibit J attached hereto (such Exhibit, as amended as hereinafter provided, the "Allocation").


          (b) If, based upon information received after the Agreement Date relating to the value of the Purchased Assets (other than the ascertainment of any Adjustment Amount), Buyer determines that the Allocation is incorrect, Buyer may propose amendments to the Allocation as Buyer may determine to be appropriate based upon such information. If, within ten (10) days of Buyer's delivery to Seller of proposed amendments to the Allocation, Seller does not deliver to Buyer a written objection to such proposed amendments to the Allocation, the Allocation shall be amended as proposed by Buyer. If Seller shall so object to Buyer's proposed amendments to the Allocation, Seller and Buyer shall thereafter cooperate in good faith to resolve any dispute over Buyer's proposed amendments to the Allocation, and the Allocation shall be amended in the manner as may be agreed upon by the parties. If, within fifteen
(15) days after Seller delivers to Buyer Seller's written objection to Buyer's proposed amendments to the Allocation, the parties cannot agree on an amended Allocation as provided in the preceding sentence, then such dispute shall promptly be submitted by the parties for resolution in a manner consistent with the procedures set forth in Section 2.5(c), and the Allocation shall be amended pursuant to such resolution.


          (c) Buyer and Seller shall use their respective Best Efforts for a period of thirty (30) days after Seller's delivery of a written objection to Buyer's proposed amendments to the Allocation (or such longer period as Buyer and Seller shall mutually agree upon) to resolve any disagreements raised by Seller with respect thereto. If, at the end of such period, Buyer and Seller are unable to resolve such disagreements, PricewaterhouseCoopers LLP and Ernst & Young LLP, independent auditors of Buyer and Seller, respectively, shall jointly select a third independent auditor of recognized national standing (the "Accountant") to resolve any remaining disagreements. The Accountant will make its determination based solely on presentations made by Buyer and Seller (made or provided by each party to the other at the same time it is made or provided to the Accountant) and not by independent review. It is the intent of the parties hereto that the process set forth in this Section 2.5(c) and the activities of the Accountant in connection herewith is not intended to be and, in fact, is not an arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). The determination by the Accountant shall be final, binding and conclusive on the parties. Buyer and

Seller shall use their Best Efforts to cause the Accountant to make its determination within thirty (30) days of accepting its engagement. The fees and expenses of the Accountant shall be borne equally by Buyer and Seller.

          (d) Buyer and Seller agree to each prepare and file on a timely basis with the IRS substantially identical initial, supplemental and, if required, amended Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with the Allocation. Unless otherwise required by a "determination" as defined in Section 1313(a) of the Code, Buyer and Seller further agree to be bound by the Allocation and to take no tax or accounting position that is inconsistent with the Allocation. Notwithstanding anything in this Section 2.5 to the contrary, the Allocation (and any adjustments thereto) shall be made in the manner required by Section 1060 of the Code. Notwithstanding any other provisions of this Agreement, this Section 2.5 shall survive the Closing Date without limitation.

          2.6 Prorations.

          (a) Interest. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, all prepaid interest and interest payable with respect to any interest bearing obligations assumed by Buyer hereunder shall be prorated between Buyer and Seller as of the Closing Date.

          (b) Utilities; Taxes. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the real and personal property taxes, water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, local business or other license fees or taxes and other similar periodic charges payable with respect to the Purchased Assets or the Business shall be prorated between Buyer and Seller effective as of the Closing Date. To the extent practicable, utility meter readings for the Facilities shall be determined as of the Closing Date. If the real property tax rate for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value of any Facility prior to the Closing Date or upon certified and verifiable statements provided by the landlord(s) of any Facilities.

          2.7 Closing Costs; Transfer Taxes and Fees. Seller shall be responsible for any documentary and transfer Taxes and any sales, use or other Taxes imposed by reason of the transfers of the Purchased Assets provided under this Agreement and any deficiency, interest or penalty asserted with respect thereto. Seller shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a). Seller shall pay all costs of applying for new Permits and obtaining the transfer of existing Permits which may be lawfully transferred.

          2.8 Net Working Capital Adjustment.

          (a) As promptly as practicable, but no later than forty-five (45) days after the Closing Date, Seller shall prepare (or cause to be prepared) and deliver to Buyer for review, a closing statement (the "Closing Statement"), setting forth Seller's calculation of the Net Working

Capital of the Business as of the close of business of the Closing Date. The "Net Working Capital of the Business" shall mean the Current Assets (as defined below) that are Purchased Assets less the Assumed Liabilities that are current liabilities. For purposes of this Section 2.8, "Current Assets" means assets expected to be converted into cash within one year, including, without limitation, net accounts receivable, inventory, prepaid expenses and refundable deposits, but not including fixed assets.

          (b) Buyer shall cause the employees of the Business to assist Seller and its accountants in the preparation of the Closing Statement and shall provide Seller and its auditors reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Business for such purpose.

          (c) During the twenty (20)-day period following Buyer's receipt of the Closing Statement, Buyer and its auditors shall be permitted to review the working papers relating to the Closing Statement (provided that Buyer and its accountants execute and deliver a confidentiality agreement, reasonably satisfactory to Seller and to Buyer, and adhere to whatever procedures the Seller reasonably requests to safeguard confidential, non-public or privileged information relating to the Seller or any of its subsidiaries), and Seller shall cooperate with Buyer and its auditors to provide them with any other information used in preparing the Closing Statement reasonably requested by Buyer or its auditors. The Closing Statement shall become final and binding upon the parties on the 20th day following delivery thereof, unless Buyer delivers to Seller written notice of its disagreement ("Notice of Disagreement") specifying in reasonable detail the amount by which and the reasons why it believes the Closing Statement (i) contains mathematical errors or (ii) was not prepared in accordance with the methodology specified in Section 2.8(g). The Notice of Disagreement shall not specify any basis for disagreement with the Closing Statement other than as set forth in the preceding sentence.

          (d) If a timely and otherwise sufficient Notice of Disagreement shall be delivered to Seller in accordance with Section 2.8(c), Buyer and Seller shall, during the twenty (20) days following such delivery, seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. If during such twenty (20)-day period Buyer and Seller agree in writing on the correct determination of the Closing Statement, such determination shall be final and binding on the parties for all purposes hereunder. If Buyer and Seller have not resolved such differences by the end of such twenty (20)-day period, Buyer and Seller shall promptly submit, in writing, to an independent public accounting firm (the "Accounting Firm") their briefs detailing their views as to the correct amount of Net Working Capital of the Business as of the Closing Date, and the Accounting Firm shall determine the final amount of Net Working Capital of the Business as of the Closing Date, which determination shall be final and binding on the parties for all purposes hereunder. The Accounting Firm shall be a recognized, national independent public accounting firm as shall be agreed upon by the parties hereto in writing. Buyer and Seller shall use commercially reasonable efforts to cause the Accounting Firm to issue a report setting forth its calculation of the Closing Statement, as promptly as practicable, but in any event within thirty (30) days following the submission of the matters. The fees and expenses of the Accounting Firm pursuant to this Section 2.8(d) shall be borne equally by Buyer, on the one hand, and Seller, on the other hand. The fees and disbursements of the auditors and other advisors of each party hereto incurred in connection with their review of the Closing Statement and review of any Notice of Disagreement shall be borne by such party.

          (e) The Consideration shall be decreased or increased, as applicable, by the amount by which Net Working Capital of the Business set forth on the carved out balance sheet of Seller as of February 28, 2003 (the "Carved Out Balance Sheet") (which Carved Out Balance Sheet is attached hereto as Schedule 2.8(e)) net of any assets that are not bona fide Purchased Assets (and net of any amounts payable to Seller by any directors, officers, or employees of Seller) exceeds or is less than, as the case may be, the Final Net Working Capital of the Business. The "Final Net Working Capital of the Business" means the Net Working Capital of the Business (i) as shown on the Closing Statement pursuant to Section 2.8(a) if no timely and otherwise sufficient Notice of Disagreement is delivered to Seller in accordance with Section 2.8(c) or (ii) if a timely and otherwise sufficient Notice of Disagreement is delivered to Seller in accordance with Section 2.8(c), as determined pursuant to Section 2.8(d).


          (f) Within three (3) Business Days after the Final Net Working Capital of the Business has been determined pursuant to this Section 2.8, Seller shall pay to Buyer the amount of any decrease in the Consideration or Buyer shall pay to Seller the amount of any increase in the Consideration, as the case may be, together in either case with an amount equal to interest thereon at the rate of 6.0% per annum from the Closing Date to and including the date of payment, by intra-bank transfer or wire transfer of immediately available funds to any account designated in writing by the party or parties entitled to such payment.


          (g) Notwithstanding anything in this Agreement to the contrary, for the purposes of this Section 2.8, Net Working Capital of the Business shall be determined in accordance with GAAP, applied on a basis consistent with the application of GAAP in the preparation of the Interim Balance Sheet and the Carved Out Balance Sheet, and except as otherwise specified in Schedule 2.8. The calculation of Final Net Working Capital of the Business shall be prepared in a manner consistent with the manner in which the Carved-Out Balance Sheet is prepared, including, without limitation, in connection with the assumptions regarding allocations of accounts payable between the Business and the Seller's Continuing Business.

                                   ARTICLE III

                                     CLOSING

          3.1 Closing. The closing of the transfer of the Purchased Assets provided for in Section 2.1 (the "Closing") shall take place at 10:00 a.m. local time on the date that is three Business Days after the date on which the last of the conditions set forth in Article VII hereof is either satisfied or waived (the "Closing Date") at the offices of Latham & Watkins LLP located at 633 W. Fifth Street, Suite 4000, Los Angeles, California, 90071, or at such other place as Seller and Buyer may mutually agree.

          3.2 Conveyances at Closing.

          (a) Deliveries to Buyer. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, the following:

               (i) the Assignment of Contract Rights, executed by Seller;

               (ii) the Assignment of Leases, executed by Seller;

               (iii) the Assignment of Intellectual Property documents, each executed by Seller and in recordable form to the extent necessary to assign the Intellectual Property;

               (iv) the Bill of Sale, executed by Seller;

               (v) the Books and Records of Seller;

               (vi) a certified copy of the Charter and a certificate of good standing with respect to Seller, issued by the State Department of Assessment and Taxation of Maryland ("SDAT");

               (vii) an opinion of counsel to Seller, dated the Closing Date, substantially in the form attached hereto as Exhibit K;

               (viii) the Fairness Opinion to Seller, dated April 26, 2003;

               (ix) a payoff certificate from Omicron Master Trust, Deephaven Capital Management, Gryphon Master Fund, L.P. and Langley Partners, L.P., each a holder of Paid-Down Debt (and collectively holders of Paid-Down Debt in an original aggregate principal amount of $5,875,000), in each case, in form and substance that is reasonably satisfactory to Buyer and sufficient to indicate that the applicable Paid-Down Debt has either (a) been paid in full prior to the Closing Date or (b) will be paid in full upon the payment of a specified amount to an account specified by such holder (pursuant to payment instructions included in such payoff certificate) on the Closing Date;

               (x) a payoff certificate from Aris A. Buinevicius and Claire Horne, husband and wife, as payee of the indebtedness evidenced by that certain Promissory Note, dated November 18, 2002 and the secured party under that Certain Collateral Pledge Agreement, dated November 18, 2002, in form and substance that is reasonably satisfactory to Buyer and sufficient to indicate that the applicable Paid-Down Debt has either (a) been paid in full prior to the Closing Date or (b) will be paid in full upon the payment of a specified amount to an account specified by such holder (pursuant to payment instructions included in such payoff certificate) on the Closing Date;

               (xi) the Transition Services Agreement, executed by Seller;

               (xii) the Employment Agreements, executed by each party to such Employment Agreement other than Buyer;

               (xiii) the Trademark License Agreement, executed by all parties thereto other than Buyer;

               (xiv) the Non-Competition Agreements, executed by all parties thereto other than Buyer;

               (xv) the Voting Agreement, executed by all parties thereto other than Buyer;


               (xvi) the MediaSite Agreement, executed by Seller;


               (xvii) all source code related to the Business and/or the Purchased Assets (in an electronic format reasonably acceptable to Buyer);

               (xviii) executed UCC Termination Statements for all UCC Financing Statements filed in connection with the Paid-Down Debt;

               (xix) executed UCC Assignments for all UCC Financing Statements related to any Permitted Encumbrances for the UCC Financing Statements securing items other than the Paid-Down Debt (and that are Assumed Liabilities); and

               (xx) such other documents and such deeds, bills of sale, assignments, certificates of title and other instruments of conveyance and transfer as Buyer may reasonably request to evidence compliance with the conditions to this Agreement or which may otherwise be necessary to effect the transactions contemplated by this Agreement.

          (b) Deliveries to Seller. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller, the following:

               (i) the Assumption Agreement, executed by Buyer;

               (ii) the Transition Services Agreement, executed by Buyer;

               (iii) the Non-Competition Agreements, executed by Buyer;

               (iv) the Trademark License Agreement, executed by Buyer;

               (v) the Voting Agreement, executed by Buyer; and


               (vi) the MediaSite Agreement, executed by Buyer.


          3.3 SDAT Filing. As soon as practicable following the Closing, the parties shall file with the SDAT Articles of Transfer in the form required under Maryland law.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER


          Seller hereby represents and warrants to Buyer that, except as otherwise set forth in the Disclosure Schedule, the statements contained in this
Article IV are true and correct as of the Agreement Date and as of the Closing Date, except that the statements contained in Sections 4.2 (Authorization; Enforceability), 4.5 (Conflicts; Third Party Consents), 4.9 (Absence of Certain Changes or Events) and 4.27 (No Other Agreements) shall be true and correct as of the Agreement Date, the Amendment Date and as of the Closing Date.

          4.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to own, lease and operate its properties and assets and to carry on the Business as it is presently being conducted. Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction listed on Schedule 4.1, such jurisdictions being all the jurisdictions in which its conduct of the Business or the ownership of its properties makes such qualification or authorization necessary. Copies of the Charter and Bylaws of Seller, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the Agreement Date.


          4.2 Authorization; Enforceability. Seller has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and each other agreement, document, instrument or certificate contemplated by this Agreement and/or any Ancillary Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, each of the documents set forth in Section 3.2(a) (such other agreements, documents, instruments and certificates required to be executed by Seller being referred to herein, collectively, as the "Seller Documents"), and, subject only to the satisfaction of the conditions, other than conditions that are within the control of Seller, to Seller's obligations to close the transfer of the Purchased Assets, to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Seller Documents have been duly and validly executed and delivered by Seller and this Agreement and each of the Seller Documents on the Closing Date shall constitute, valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          4.3 Capitalization; Subsidiaries.

          (a) The authorized capital of (i) Seller immediately prior to the Closing consists solely of (A) 100,000,000 shares of common stock, par value $.01 per share, of which 27,784,509 shares are issued and outstanding and constitute the stock of Seller, (B) 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding, and (C) 10,000,000 shares of Series B 5% cumulative convertible preferred stock, par value of $.01 par value per share, of which no shares are issued and outstanding. All of the outstanding shares of stock and other equity interests of Seller are duly authorized, validly issued, fully paid and non-assessable. None of the outstanding stock or equity interests or other securities of Seller was issued in violation of any Laws.

          (b) Other than Sonic Foundry Canada, Inc., an Ontario Canada corporation, whose employees worked on DVD Architect and whom now are employed by International Image Services, Inc., an Ontario Canada corporation, none of the Subsidiaries have, at any time, conducted or engaged in any part of the Business or owned, or except as set forth on Schedule 4.3, licensed or otherwise used, any of the Purchased Assets. International Image Services, Inc. is a Subsidiary of Seller. Sonic Foundry Canada, Inc. was a Subsidiary of Seller until it contributed all of its assets, liabilities and other obligations to International Image Services, Inc. (and International Image Services, Inc. assumed such liabilities and other obligations) on or about November 30, 2002.

          4.4 Books and Records. Seller has made and kept (and made available to Buyer) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Seller pertaining to the Business. Seller has delivered to Buyer true, correct and complete copies of (a) the articles of incorporation of Seller (as certified by the Secretary of State of Maryland, the "Charter") and (b) the bylaws of Seller (as certified by the secretary, assistant secretary or other appropriate officer of Seller, the "Bylaws"), in each case, as currently in effect. Since January 1, 1998, and to Seller's Knowledge before January 1, 1998, Seller has not, in any manner that pertains to, or could affect, the Business or the Purchased Assets, engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained Books and Records of Seller which have been provided to Buyer.

          4.5 Conflicts; Third Party Consents.

          (a) Except as set forth on Schedule 4.5(a), assuming all Consents described in Schedule 4.5(b) have been obtained or made, as applicable, the execution, delivery and performance of this Agreement and the Seller Documents by Seller shall not, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with or result in a violation of (A) any provision of the Charter or Bylaws of Seller or (B) any resolution or other action adopted or taken by the board of directors or the shareholders of Seller;

               (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge, any of the transactions contemplated by this Agreement, any Ancillary Agreement or the Seller Documents or to exercise any remedy or obtain any relief under, any Law or any Order to which Seller or any assets owned or used by Seller, may be subject;

               (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by Seller or that otherwise relates to the Business of, or any of the assets owned or used by, Seller or any of its Subsidiaries;

               (iv) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a Default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract of Seller;

               (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets; or

               (vi) result in any breach of, or constitute a Default (or event which with the giving of notice or lapse of time, or both, would become a Default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the Purchased Assets, any note, bond, mortgage, indenture, Contract, agreement, Lease, license, Permit, franchise or other instrument to which Seller or any of its Subsidiaries is a party or by which any of the Purchased Assets are bound, except for purposes of clauses
     (ii)-(v) above, for contraventions, conflicts, violations, revocations, withdrawals, suspensions, modifications, breaches, Defaults, rights of termination, amendment, acceleration or cancellation, or creations of Encumbrances, that would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) Except as set forth in Schedule 4.5(b), execution and delivery of this Agreement and the Seller Documents by Seller and the consummation of the transactions contemplated hereby and thereby does not, and shall not require any Consent, or other action by, or filing with or notification to, any Governmental Body or any other Person.

          4.6 Financial Statements.

          (a) Attached hereto as Annex I and Annex II are the Year-End Financial Statements and the Interim Financial Statements, respectively.

The Year End Financial Statements have been prepared from the Books and Records and fairly and accurately present the financial condition and the results of operations, income, expenses, assets, Liabilities (including all reserves), changes in shareholders' equity and cash flow of Seller and its Subsidiaries as of the respective dates of, and for the periods referred to in, such Year End Financial Statements, in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Interim Financial Statements and the Carved Out Balance Sheet have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements.

          (b) Each of Seller and its Subsidiaries maintains a standard system of accounting established and administered in accordance with GAAP.

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

          (c) The allocation between the Business and the Seller's Continuing Business of results of operations, income, expenses, assets, Liabilities (including all reserves), changes in shareholders' equity and cash flow as set forth in the Financial Statements and the Interim Financial Statements have been prepared from the Books and Records and fairly and accurately present the financial condition and the results of operations, income, expenses, assets, Liabilities (including all reserves), changes in shareholders' equity and cash flow of the Business and the Seller's Continuing Business, respectively.

          4.7 Purchased Assets. Excluding the Leased Real Property, Seller has and will transfer good and marketable title to the Purchased Assets and upon the consummation of the transactions contemplated hereby and by the Seller Documents, Buyer will acquire good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. The Purchased Assets include, without limitation, all assets, tangible or intangible, of any nature whatsoever, necessary for the conduct of the Business and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing as well as the continued distribution, exploitation, development and modification of the Intellectual Property that comprises part of the Purchased Assets. The Purchased Assets constitute, and on the Closing Date will constitute, all of the operating assets or property necessary for the operation of the Business as it is currently conducted, except for the Excluded Assets. Schedule 4.7 contains accurate lists of all Purchased Assets comprised of Tangible Personal Property where the value of an individual item exceeds One Thousand Dollars ($1,000) and all descriptive information contained in Schedule 4.7 is accurate. All Tangible Personal Property that is part of the Purchased Assets is in good operating condition and repair and is usable in the Ordinary Course of Business.

          4.8 Liabilities. Other than the Excluded Liabilities, and except as set forth in Schedule 4.8, neither Seller nor any of its Subsidiaries has any Liabilities relating to the Purchased Assets or the Business due or to become due except (a) Liabilities relating to the Purchased Assets or the Business that are reflected in the Interim Balance Sheet which have not been paid or discharged since the Interim Balance Sheet Date, or otherwise specifically disclosed in the Disclosure Schedule, and (b) Liabilities relating to the Purchased Assets or the Business incurred in the Ordinary Course of Business since the Interim Balance Sheet Date (none of which relates to any Default under any Contract or Lease, breach of warranty, tort, infringement or violation of any Law or Order or arose out of any Legal Proceeding) and none of which would have a Material Adverse Effect.

          4.9 Absence of Certain Changes or Events. Except as set forth on
Schedule 4.9, since the Interim Balance Sheet Date, Seller and its Subsidiaries have conducted the Business in the Ordinary Course of Business and there has not been any:

          (a) Material Adverse Change and no event has occurred and no circumstance exists that may result in a Material Adverse Change other than Material Adverse Changes resulting from historical seasonality of the Business;

          (b)(i) purchase, redemption, retirement or other acquisition by Seller of any shares of any such capital stock; or (ii) declaration or payment of any dividend or other distribution or payment in respect of such shares of capital stock;

          (c) amendment to the Charter or Bylaws of Seller;

          (d) payment or increase by Seller of any bonuses, salaries or other compensation (including management or other similar fees) or entry into any employment, severance or similar Contract with any employee engaged in the Business and which Buyer desires to hire after Closing, other than increases in salary to employees made in the Ordinary Course of Business;

          (e) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, severance or other employee benefit plan for or with any of the employees of Seller engaged in the Business or any increase in the payment to or benefits under any Employee Plan or other benefit obligation for or with any employees of Seller engaged in the Business, other than increases provided under such Employee Plan or other benefit obligation to all employees of Seller and made in the Ordinary Course of Business;

          (f) adverse change in employee relations which has or is reasonably likely to have a Material Adverse Effect;

          (g) damage to or destruction or loss of any of the Purchased Assets or to any other asset or property of Seller relating to the Business, whether or not covered by insurance, that could reasonably be expected to constitute a Material Adverse Effect on the Business;

          (h) (i) entry into, termination or acceleration of, or receipt of notice of termination by Seller or any of its Subsidiaries of (1) any material license, distributorship, dealer, sales representative, joint venture, credit or similar agreement relating to the Business or (2) other than Assumed Liabilities set forth on Schedule 2.2, any Contract or transaction involving a Liability by or to Seller for which Buyer may be liable after the Closing or (ii) entry into, termination or acceleration of, or receipt of notice of termination by Seller of any Contract or transaction involving a Liability by or to Seller in an amount of at least Ten Thousand Dollars ($10,000) (individually or in the aggregate) which will remain unpaid at Closing;

          (i) sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any of the Purchased Assets or of any other asset or property of Seller or any of its Subsidiaries relating to the Business;

          (j) mortgage, pledge or imposition of any Encumbrance on any Purchased Asset, including the sale, lease or other disposition of any of its Intellectual Property relating to the Business;

          (k) (i) delay or failure to repay when due any obligation of Seller, other than such items as have been specifically documented to Buyer in writing or (ii) delay or failure to repay when due any obligation of Seller which delay or failure could have a Material Adverse Affect on Seller, the Business or the Purchased Assets, in each case, including without limitation, accounts payable and accrued expenses, except to the extent such obligation is being disputed in good faith by Seller;

          (l) accrual of any expenses of Seller relating to the Business, except for such accruals in the Ordinary Course of Business;

          (m) capital expenditures by Seller relating to the Business in excess of Five Thousand Dollars ($5,000) individually or Ten Thousand Dollars ($10,000) in the aggregate;

          (n) cancellation or waiver by Seller of any claims or rights with a value to Seller relating to the Business or the Purchased Assets in excess of Five Thousand Dollars ($5,000) individually or in the aggregate;

          (o) payment, discharge or satisfaction of any Liability (i) by Seller or (ii) in connection with the Business, by any of its Subsidiaries, in each case other than the payment, discharge or satisfaction of Liabilities in the Ordinary Course of Business;

          (p) incurrence of or increase in, any Liability (i) of Seller or (ii) in connection with the Business, of any of its Subsidiaries, in each case, except in the Ordinary Course of Business, or any accelerated or deferred payment of or failure to pay when due, any Liability;

          (q) loan to, or any agreement with, any Business-related employee or independent contractor of Seller or any of its Subsidiaries other than an employment agreement;

          (r) failure by Seller to use reasonable efforts to preserve intact the current business organization of Seller and its Subsidiaries relating to the Business, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, licensors, resellers, distributors, agents and others having business relationships with them relating to the Business;

          (s) licensing out on an exclusive basis or other than in the Ordinary Course of Business, disposition or lapsing of any Intellectual Property or any disclosure to any Person of any trade secret or other confidential information;

          (t) change in the accounting methods, principles or practices used by Seller or, to the extent they engage in or affect the Business, any of its Subsidiaries;

          (u) revaluation by Seller of any of the Purchased Assets, including, without limitation, writing down the value of Inventory or writing off notes or accounts receivable;

          (v) action taken by Seller to accelerate the collection of any receivable or which changes credit terms to customers;

          (w) payment to any Affiliate (or any Affiliate or Family Member thereof) of Seller or any of its Subsidiaries, other than payments made to such Persons in the Ordinary Course of Business for actual obligations owed, products purchased or services rendered, in each case, in amounts not in excess of the fair value thereof;

          (x) election made, extension granted or waiver of a statute of limitations with respect to Taxes of Seller or any of its Subsidiaries or settlement or compromise any federal, state, local or foreign claim or Liability for Taxes of Seller or any of its Subsidiaries;

          (y) price protection, discount, rebate, incentive, price reduction, free or discounted upgrade offer, free or discounted bundling offer or other similar programs affecting any of the Purchased Assets, other than a limited number of free copies of Seller's software products provided directly by Seller on a case-by-case basis, which limited number of free copies could not be expected to have a Material Adverse Effect;

          (z) existence of any other event or condition which in any one case or in the aggregate has or might reasonably be expected to have a Material Adverse Effect on the Business; or

          (aa) agreement, whether oral or written, by Seller with respect to or to do any of the foregoing other than as expressly provided for herein.

          4.10 Taxes.

          (a) Filing of Tax Returns. Except as set forth on Schedule 4.10(a), Seller and its Subsidiaries have duly and timely filed (or caused to be filed) with the appropriate taxing authorities all Tax Returns required to be filed through the Closing Date. Except as set forth on Schedule 4.10(a), all such Tax Returns filed are complete and accurate in all respects. Except as set forth on
Schedule 4.10(a), neither Seller nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made against Seller, any of its Subsidiaries or their respective assets by an authority in a jurisdiction where Seller or any of its Subsidiaries does not file Tax Returns such that Seller or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

          (b) Payment of Taxes. All Taxes owed and due by Seller or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Seller or any of its Subsidiaries, if any, (i) did not, as of the date of its Interim Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of its Interim Balance Sheet (rather than in any notes thereto), and (ii) have not exceeded that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller and its Subsidiaries in filing their Tax Returns. Except as set forth on Schedule 4.10(b), since the date of its Interim Balance Sheet, neither Seller nor any of its Subsidiaries has (A) incurred any Liability for Taxes other than in the Ordinary Course of Business or (B) paid Taxes other than Taxes paid on a timely basis and in a manner consistent with past custom and practice.

          (c) Audits, Investigations, Disputes or Claims. Other than as set forth on Schedule 4.10(c), currently, no deficiencies for Taxes are claimed, proposed or assessed by any taxing or other governmental authority against Seller or any of its Subsidiaries. Except as set forth on Schedule 4.10(c), there are no pending or, to the Knowledge of Seller, threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to Seller or any of its Subsidiaries, and there are no matters under discussion by or on behalf of Seller or any of its Subsidiaries with any Governmental Body, or known to Seller or any of its Subsidiaries, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to Seller or any of its Subsidiaries. Audits of federal, state and local Tax

Returns by the relevant taxing authorities have been completed for the periods set forth in Schedule 4.10(c) and, except as set forth in Schedule 4.10(c), none of Seller, any Subsidiary thereof, or any predecessor thereof has been notified that any taxing authority intends to audit a Tax Return for any other period. Seller has delivered to Purchaser complete and accurate copies of Seller's and its Subsidiaries' federal, state and local Tax Returns for the years ended September 30, 1999, 2000 and 2001 as well as complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Seller or any of its Subsidiaries at any time. Neither Seller nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except for Ernst & Young LLP, no power of attorney granted by Seller or any of its Subsidiaries with respect to any Taxes is currently in force.

          (d) Lien. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the assets of Seller or any of its Subsidiaries or any shares of its or their capital stock.

          (e) Tax Elections. All material elections with respect to Taxes affecting Seller, any of its Subsidiaries or any of their respective assets, as of the Closing Date are set forth in Schedule 4.10(e). Neither Seller nor any of its Subsidiaries has: (i) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any of its assets; (ii) agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, and is not required, to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired, and does not own, any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made a consent dividend election under Section 565 of the Code; or (vi) made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local Tax provision.

          (f) Prior Affiliated Groups. Neither Seller nor any of its Subsidiaries is and they have never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Seller does not have any Liability for the Taxes of any Person (other than such Company) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or
(iv) otherwise.

          (g) Tax Sharing Agreements. There are no agreements for the sharing of Tax liabilities or similar arrangements (including indemnity arrangements) with respect to or involving Seller, any of its Subsidiaries or any of their respective assets or the Business, and, after the Closing Date, neither Seller, any of its Subsidiaries nor any of their respective assets or the Business or the business of the Subsidiaries shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

          (h) Partnerships and Single Member LLC's. Except for whatever characterization could be made of Seller's current relationship with Sony Pictures Entertainment, Inc., Seller and its Subsidiaries (i) are not subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) do not own a single member limited liability company which is treated as a disregarded entity, (iii) is not a shareholders of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) other than Seller's interest in International Image Services, Inc. and (iv) not "personal holding companies" as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

          (i) No Withholding. Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

          (j) International Boycott. Neither Seller nor any Subsidiary of Seller has participated in and is not participating in an international boycott within the meaning of Section 999 of the Code.

          (k) Permanent Establishment. Except as set forth in Schedule 4.10(k), Seller does not have and has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

          (l) Parachute Payments. Except as set forth on Schedule 4.10(l), Seller is not a party to any existing Contract, arrangement or plan that has resulted or would result (upon the Closing or otherwise), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280(G) of the Code.

          (m) Tax Shelters. Neither Seller nor any Subsidiary has participated in and is not participating in, any transaction described in Section 6111(c) or
(d) of the Code or Section 6112(b) of the Code or the Treasury Regulations thereunder, or in any reportable transaction described in such regulations.

          4.11 Facilities. Seller does not own any Owned Real Property or any interest, other than a leasehold interest, in any Facility or real property.

          (a) Leases or Other Agreements. Schedule 4.11(a) lists and describes all Facilities and real property leased by Seller and all subleases. Except for Facility Leases and subleases listed on Schedule 4.11(a), there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any Facility, or any real property in connection with the Business or any portion thereof or interest in any such Facility or real property.

          (b) Facility Leases and Leased Real Property. With respect to the Facility Lease, Seller has and will transfer to Buyer at the Closing an unencumbered interest in the Leasehold Estate, subject to any subleases specified in Schedule 4.11(b). Seller enjoys peaceful and undisturbed possession of all the Leased Real Property.

          (c) Certificate of Occupancy. All Facilities have received all required approvals of Governmental Bodies (including, without limitation, Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in all respects in accordance with applicable Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          (d) Utilities. All Facilities are supplied with utilities (including without limitation water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and there is no condition which would reasonably be expected to result in the termination of the present access from any Facility to such utility services.

          (e) Improvements, Fixtures and Equipment. The improvements constructed on the Facilities, including, without limitation, all Leasehold Improvements and Tangible Personal Property owned, leased or used by Seller at the Facilities are
(i) insured to the extent and in a manner customary in the industry, (ii) structurally sound with no known material defects, (iii) in good operating condition and repair, subject to ordinary wear and tear, (iv) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material, (v) sufficient for the operation of the Business as presently conducted and (vi) to Seller's Knowledge, in conformity, in all respects, with all applicable Laws.

          (f) No Special Assessment. Seller has not received notice of any special assessment relating to any Facility or any portion thereof and there is no pending or threatened special assessment.

          4.12 Intellectual Property; Software.

          (a) Schedule 4.12(a) hereto sets forth a true, correct and complete list of all Intellectual Property of Seller and any licenses and agreements relating to such Intellectual Property (other than trade secrets, know-how and goodwill attendant to such Intellectual Property and other intellectual property rights not reducible to schedule form) owned, licensed to or used by Seller with respect to the conduct of the Business as presently conducted or presently proposed (but for the consummation of the transactions contemplated hereby) to be conducted. Schedule 4.12(a) separately identifies the Intellectual Property owned by Seller and the Intellectual Property licensed to or used by Seller.

          (b) Except as set forth on Schedule 4.12(b), neither Seller nor any Subsidiary thereof has interfered with, infringed upon or misappropriated any Intellectual Property rights of any third party, and neither Seller nor any Subsidiary thereof (and employees with direct responsibility for Intellectual Property matters) has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To Seller's Knowledge, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of Seller, other than such non-commercial, case-by-case infringements as are typically encountered in the software industry in the United States, including without limitation, "cracked" serial numbers, online auctions and other similar pirate-based activities. No third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of Seller which interference, infringement or misappropriation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Business.


          (c) Except as set forth on Schedule 4.12(c), (A) Seller owns all right, title and interest in, or has a valid and binding license to use, the Intellectual Property set forth on Schedule 4.12(a), and, to the extent required in connection with the way in which Seller has conducted, conducts, or presently proposes to conduct the Business, to make, have made, use, sell, import and export, distribute, publicly perform, publicly display, reproduce and prepare derivative works of such Intellectual Property; (B) the rights of Seller to such Intellectual Property are free and clear of all Encumbrances except Permitted Encumbrances, if any; (C) all registrations with and applications to governmental or regulatory bodies in respect of such Intellectual Property are valid and in full force and effect and Seller has taken all action required to maintain their validity and effectiveness; (D) there are no restrictions (other than as set forth in the Assumed Contracts for certain third party technologies as described in Schedule 4.12(c)) on the direct or indirect (i) transfer of any license, or any interest therein, held by Seller in respect of such Intellectual Property or (ii) direct or indirect changes of control of Seller; (E) Seller has made available to Buyer prior to the execution of the Original Agreement (and shall deliver at the Closing) documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, which documentation is, to Seller's Knowledge, accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its use without reliance on the special knowledge or memory of any person; (F) Seller has taken reasonable measures to protect the secrecy, confidentiality and value of its trade secrets; and (G) Seller has not, nor has it received any notice that they are, in Default (or with the giving of notice or lapse of time or both, would be in Default) under any license with respect to such Intellectual Property.


          (d) Except as identified on Schedule 4.12(d), no approval or consent of any person is needed so that the interest of Buyer in such Intellectual Property shall continue to be in full force and effect following the transactions contemplated by this Agreement, and Seller is not subject to any restriction, agreement, instrument, order, judgment or decree which would be violated or breached by the consummation of the transactions contemplated by this Agreement.

          (e) Except for the fees identified in Schedule 4.12(e) for the agreements identified therein, no licensing fees, royalties, profit participations, or other payments are due or payable by Seller in connection with such Intellectual Property, other than maintenance fees.

          (f) Schedule 4.12(f) separately lists and identifies all (A) computer programs, (B) computer databases (including, but not limited to, databases used in conjunction with such computer programs) and (C) documentation, specifications, manuals and materials associated therewith (other than documentation, specifications, manuals and materials related solely to Non-Product Software Rights (as hereinafter defined)), in each case, owned, licensed or used by Seller, including, without limitation, Visual C, Visual C++, Visual Studio-net, Visual Basic and similar creative software tools and other than software commonly known as "bug tracking," source code control and website design and design/tracking software, but excluding generally available and unmodified off-the-shelf microcomputer and work station software that is not described above in this Section 4.12(f) (collectively, the "Software Rights"). Schedule 4.12(f) further specifies (i) which Software Rights comprise (separately or together with other Intellectual Property or other items) products that are, have been or are anticipated to be (but for the consummation of the transactions contemplated hereby), sold, licensed or otherwise distributed by Seller in connection with the Business or are components of any such products ("Product-Related Software Rights") and (ii) which Software Rights do not (and have not in the past), and are not anticipated to (but for the consummation of the transactions contemplated hereby), comprise or be included in any products that are sold, licensed or otherwise distributed by Seller in connection with the Business ("Non-Product Software Rights"). Except as set forth in Schedule 4.12(f), all right, title and interest in and to the Software (as hereinafter defined) is owned by Seller free and clear of all Encumbrances, are fully transferable to Buyer, and no party other than Seller has any interest in the Software. Each of the representations in Sections 4.12(b), above, is applicable to the Software Rights.

          (g) For purposes of this Agreement, the computer software included in the Product-Related Software Rights is the "Product-Related Software," the computer software included in the Non-Product Software Rights is the "Non-Product Software" and the Product-Related Software and Non-Product Software are, collectively, the "Software." The Non-Product Software performs substantially in accordance with the documentation and other written materials related to the Non-Product Software and is free from substantial defects in programming and operations, is in machine readable form, and includes all computer programs, materials, tapes, know-how, object and source codes, other written materials, know-how and processes related to the Non-Product Software. The Product-Related Software performs in accordance with the documentation and other written materials related to the Product-Related Software and is free from defects in programming and operations, is in machine readable form, contains all current revisions of such Product-Related Software and includes all computer programs, materials, tapes, know-how, object and source codes, other written materials, know-how and processes related to the Product-Related Software. Seller has delivered to Buyer complete and correct copies of (i) the Product-Related Software in its current form and all user and technical documentation related thereto and (ii) all Software other than Product-Related Software in its current form and all user and technical documentation related thereto in Seller's possession.

          (h) All copies of the Software embodied in physical form are being delivered to Buyer at or prior to the Closing.

          (i) Seller and its Subsidiaries have kept secret and have not disclosed the source code for the Software to any Person other than certain employees of Seller or such Subsidiary who are subject to the terms of a binding confidentiality agreement with respect thereto. Seller or such Subsidiary have taken all appropriate measures to protect the confidentiality and proprietary nature of the Software, including, without limitation, the use of the confidentiality agreements with all of their respective employees having access to the Software source and object code.

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          (j) No employee of Seller or any Subsidiary is in default under, and the consummation of the transactions contemplated by this Agreement will not result in a default of, any term of any employment contract, agreement or arrangement relating to the Software or any non-competition arrangement, or any other agreement or any restrictive covenant relating to the Software or its development or exploitation. Other than third party royalties as specifically disclosed herein, Seller has no obligation to compensate any Person for the development, use, sale or exploitation of the Software nor except as disclosed in Schedule 4.12, has Seller or any of its Subsidiaries granted to any other person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software whether requiring the payment of royalties or not.

          (k) All Intellectual Property owned by Seller and for which confidentiality is appropriate has been maintained in confidence in accordance with protection procedures that are reasonably adequate for the protection of, and are customarily used in the industry, to protect rights of like importance. All former and current managers, employees, agents, consultants and independent contractors who have authored, co-authored or otherwise contributed to or participated in any material way in the conception and development of Intellectual Property which is used in and material to the Business ("IP Participant"), have executed and delivered to Seller a proprietary information agreement, pursuant to which, inter alia, such IP Participant has assigned any and all of his rights in such Intellectual Property to Seller and has agreed to keep such Intellectual Property confidential and not to use such Intellectual Property for any purpose unrelated to his work for Seller. No former or current IP Participant has filed, asserted in writing or, to the Knowledge of Seller (or employees of Seller with direct responsibility for Intellectual Property matters), threatened any claim against Seller in connection with his involvement in Intellectual Property which is used in the Business. To the Knowledge of Seller (and employees of Seller with direct responsibility for Intellectual Property matters), no IP Participant has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Seller which patents or applications have not been assigned to Seller.

          (l) Except as set forth in Schedule 4.12(l), no former or current shareholders, director or officer, employee or independent contractor of Seller or any of its Subsidiaries has any right to receive royalty payments or license fees from Seller or such Subsidiary.

          (m) With respect to privacy policies, security agreements and other similar items related to the Business and/or the Purchased Assets (including, without limitation, those related to the Websites) (the "Commitments"), (A) Seller and its Subsidiaries are in full compliance with all applicable Commitments, except where non-compliance could not reasonably be expected to have a Material Adverse Effect; (B) the transactions contemplated by this Agreement and the Ancillary Agreements will not violate any Commitments; (C) neither Seller nor any of its Subsidiaries have received inquiries from the Federal Trade Commission or any other Governmental Body regarding Commitments;
(D) neither Seller nor, to Seller's Knowledge, any of its Subsidiaries have received any written (including email) complaints from any web site user regarding Commitments, or compliance with Commitments; (E) the Commitments have not been rejected by any applicable certification organization which has reviewed such Commitment or to which any such Commitment has been submitted and
(F), neither Seller nor any of its Subsidiaries have experienced the cancellation, termination or revocation of any privacy or security certification issued by any Commitments.

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          (n) Seller has in its possession or control: (A) correct and complete, fully-executed copies of all of the licenses and agreements (as amended to date) that are required to be identified on Schedule 4.12(a); and (B) correct and complete copies of all documents (including, without limitation patents, registration certificates, renewal certificates, applications, prosecution histories, and all material documents submitted to or received from the relevant patent, copyright, trademark, domain name or other authorities in the United States and foreign jurisdictions, as the case may be) relating to each item of the Intellectual Property identified on Schedule 4.12(a). Seller has delivered to Buyer correct and complete, fully-executed copies of (i) all of the documents described in clause (A) of this subsection and (ii) all of the documents described in clause (B) of this subsection that are in Seller's possession; provided that to Seller's Knowledge there are no documents described in clause
(B) of this Subsection that are not in Seller's possession.

          (o) Seller has (i) collected the Customer/User Data in accordance with protection procedures which are reasonably adequate for protection customarily used in the industry to protect rights of like importance, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) maintained the Customer/User Data in confidence in accordance with protection procedures which are reasonably adequate for protection customarily used in the industry to protect rights of like importance, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Seller shall provide Buyer will all such Customer/User Data in a format reasonably requested, and useable, by Buyer.

          4.13 Contracts; No Defaults.

          (a) Schedule 4.13(a) contains a complete and accurate list, and Seller has made available to Buyer true and complete copies, of all Seller Contracts of the following categories:

               (i) Contracts that involve performance of services or delivery of goods by Seller during any twelve (12) month period of an amount or value, individually or, for a series of related Contracts, in the aggregate, in excess of Five Thousand Dollars ($5,000);

               (ii) Contracts that involve performance of services or delivery of goods or materials to Seller during any twelve (12) month period of an amount or value, individually or, for a series of related Contracts, in the aggregate, in excess of Five Thousand Dollars ($5,000);

               (iii) Contracts that were not entered into in the Ordinary Course of Business;

               (iv) Facility Leases and Leases of Tangible Personal Property of Seller and other Contracts, in each case, affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or

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

     aggregate payments, in each case, of less than Five Thousand Dollars ($5,000) and with terms of less than one year);

               (v) Licensing agreements of Seller and each of its Subsidiaries and other Contracts, in each case, with respect to patents, trademarks, copyrights or other Intellectual Property as well as the forms of all agreements with current or former employees, consultants or contractors regarding the appropriation of, or the non-disclosure of, any of the Intellectual Property set forth on Schedule 4.12(a);

               (vi) collective bargaining agreements of Seller and other Contracts, in each case, to or with any labor union or other employee representative of a group of employees and each other written employment or consulting agreement with any employees or consultants;

               (vii) joint ventures or partnerships (however named) of Seller and other Contracts, in each case, involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

               (viii) Contracts containing covenants that in any way purport to restrict the business activity of Seller or limit the freedom of Seller to engage in any line of business or to compete with any Person or that subject Seller to confidentiality or non-disclosure obligations;

               (ix) Contracts providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

               (x) powers of attorney granted by or to Seller that are currently effective and outstanding;

               (xi) Contracts entered into other than in the Ordinary Course of Business that contain or provide for an express undertaking by Seller to be responsible for consequential damages;

               (xii) Contracts for capital expenditures relating to the Business in excess of Five Thousand Dollars ($5,000) individually or Ten Thousand Dollars ($10,000) in the aggregate;

               (xiii) Contracts which, to the Knowledge of Seller, will result in a material loss to Seller;

               (xiv) Contracts between Seller and any of its former or current stockholders or shareholders, directors, officers and employees (other than standard employment agreements previously furnished to or approved by Buyer and other than option and warrant agreements with Seller's officers, directors and employees);

               (xv) written warranties, guaranties, and or other similar undertakings with respect to contractual performance extended by Seller, other than in the Ordinary Course of Business; and

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

               (xvi) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

          With respect to any of the foregoing Contracts, Schedule 4.13(a) sets forth reasonably complete details concerning such Contracts, including the general type of Contract, the parties thereto and the termination date, if any. All Contracts which are not in writing and/or which have not been delivered to Buyer (i) may be terminated by Seller at any time upon giving notice to the other party to such Contracts and without any payment by, penalty against, or Liability of Seller and (ii) do not contain any minimum or maximum volume, minimum payment, exclusivity, product update, or other similar obligations or provisions that bind Seller.

          (b) Except as set forth in Schedule 4.13(b), to the Knowledge of Seller, no officer, director, agent, employee, consultant or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or contractor to (i) engage in or continue any conduct, activity or practice relating to the Business or (ii) assign to Seller or to any other Person any rights to any invention, improvement or discovery.

          (c) Except as set forth in Schedule 4.13(c), each Contract set forth on Schedule 4.13(a) is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          (d) Except as set forth in Schedule 4.13(d):

               (i) Seller is, and at all times has been, in compliance with all material terms and requirements of each Contract set forth on Schedule 4.13(a) under which Seller has or had any obligation or Liability or by which Seller or any of the assets owned or used by Seller is or was bound;

               (ii) to the Knowledge of Seller, each other Person that has or had any obligation or Liability under any Contract set forth on Schedule 4.13(a) under which Seller has or had any rights is, and has been, in compliance with all material terms and requirements of such Contract;

               (iii) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract set forth on Schedule 4.13(a); and

               (iv) Seller has not given to or received from any other Person, any written or, to the Knowledge of Seller, other notice or other communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract set forth on
     Schedule 4.13(a).

          (e) Other than as set forth in the Settlement Agreements, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material

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

amounts paid or payable to Seller under current or completed Contracts, as applicable, with any Person and no such Person has made written demand for such renegotiation.

          (f) Contracts relating to the provision of products or services by Seller have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Laws.

          (g) Seller has no reason to believe that the products and services called for by any unfinished Seller Contract cannot be supplied in accordance with the terms of such Contract, including time specifications, and has no reason to believe that any unfinished Contract will upon performance by Seller result in a loss to Seller.

          (h) All of the Seller Contracts set forth on Schedule 4.13(a) are assignable to Buyer without the consent of any other Person, except as specifically noted in such Schedule 4.13(a).

          4.14 Employee Benefits.

          (a) Schedule 4.14 contains a complete list of all Employee Plans (i) covering employees, directors or consultants or former employees, directors or consultants in, or related to, the Business and/or (ii) with respect to which Buyer may incur any Liability ("Business Employee Plans"). Seller has delivered or made available to Buyer true and complete copies of all Employee Plans, including written interpretations thereof and written descriptions thereof which have been distributed to Seller's employees and for which Seller has copies, all annuity contracts or other funding instruments relating thereto, and a complete description of all Employee Plans which are not in writing.

          (b) Neither Seller nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any Pension Plan subject to Title IV of ERISA, any Multiemployer Plan or any Registered Pension Plan in Canada.

          (c) Each Welfare Plan which covers or has covered employees or former employees of Seller or of its Affiliates in the Business and which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

          (d) There is no Legal Proceeding or Order outstanding, relating to or seeking benefits under any Business Employee Plan that is pending, threatened or anticipated against Seller, any ERISA Affiliate or any Employee Plan.

          (e) Neither Seller nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Welfare Plan
(i) covering employees, directors or consultants or former employees, directors or consultants in, or related to, the Business and (ii) with respect to which Buyer may incur any Liability.

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

          (f) There are no liens arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Business Employee Plan or arising in connection with any excise tax or penalty tax with respect to any Business Employee Plan.

          (g) Each Business Employee Plan has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable laws, including, without limitation, ERISA and the Code.

          (h) Seller and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Business Employee Plan and applicable Law or required to be paid as expenses or as Taxes under applicable Laws, under such Employee Plan, and Seller and its ERISA Affiliates shall continue to do so through the Closing Date.

          (i) Each Business Employee Plan intended to qualify under Section 401 of the Code has received a current and valid determination letter from the Internal Revenue Service that it does so qualify, and to the Knowledge of Seller, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of such determination letter or the loss of such qualification or exemption.

          (j) Except as set forth on Schedule 4.14(j), neither the execution and delivery of this Agreement or other related agreements by Seller nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

          (k) Neither Seller nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Business Employee Plan or to amend or modify any existing Business Employee Plan.

          (l) Neither Seller nor any ERISA Affiliate has incurred any liability with respect to any Employee Plan which may create or result in any liability to Buyer.

          4.15 Labor Matters; Employees.

          (a) General. Neither Seller nor any of its Subsidiaries is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and, to the Knowledge of Seller, there is not threatened (i) any strike, slowdown, picketing, work stoppage or employee grievance process against Seller or any of its Subsidiaries or the Business;
(ii) any Legal Proceeding against or affecting Seller or any of its Subsidiaries or the Business relating to the alleged violation of any Law or Order pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Ontario Labour Relations Board, the Ontario Human Rights Commission, the Pay Equity Hearings Tribunal or any comparable Governmental Body, organizational activity, or other labor or

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

employment dispute against or affecting the Business or Seller or any of its Subsidiaries; or (iii) union organizing campaign or any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Seller or any of its Subsidiaries, and no such action is contemplated by Seller or any of its Subsidiaries. Seller and each of its Subsidiaries have complied with all material Laws relating to employment, equal employment opportunity, nondiscrimination, harassment, retaliation, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational health and safety, and plant closing. Neither Seller nor any of its Subsidiaries is liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts (including, without limitation, amounts related to workplace safety and insurance), however designated, for failure to comply with any of the foregoing Laws.

          (b) WARN Act. Except as set forth in Schedule 4.15, since the enactment of the WARN Act, Seller has not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) or group layoff as regulated under the Employment Standards Act of Ontario affecting any site of employment or facility of Seller, nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, provincial or local law. No "plant closing" (as defined in the WARN Act) or "mass layoff" (as defined in the WARN Act) or group layoff as regulated under the Employment Standards Act of Ontario set forth in Schedule 4.15 failed to comply with the requirements of the WARN Act or the Employment Standards Act of Ontario applicable thereto.

          4.16 Legal Proceedings. Except as set forth on Schedule 4.16, there is no Legal Proceeding or Order (a) pending or, to the Knowledge of Seller, threatened or anticipated against or affecting Seller, the Business or the Purchased Assets (or to the Knowledge of Seller, pending or threatened, against any of the officers, directors or employees of Seller with respect to their business activities related to or affecting the Business); (b) that challenges or that may have the effect of preventing, making illegal, delaying or otherwise interfering with any of the transactions contemplated by this Agreement; or (c) related to the Business or the Purchased Assets to which Seller is otherwise a party. To the Knowledge of Seller, there is no reasonable basis for any such Legal Proceeding or Order. Except as set forth on Schedule 4.16, to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the Business. Except as set forth on Schedule 4.16, neither Seller nor the Business or the Purchased Assets is subject to any Order of any Governmental Body and Seller is not engaged in any Legal Proceeding to recover monies due it or for damages sustained by it. Seller is not and has not been in Default with respect to any Order, and there are no unsatisfied judgments against Seller or the Business or the Purchased Assets. There is not a reasonable likelihood of an adverse determination of any pending Legal Proceedings. There are no Orders or agreements with, or Encumbrances by, any Governmental Body or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect Seller or any Facility or Former Facility.

          4.17 Compliance with Law.

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          (a) Except as set forth on Schedule 4.17, Seller, to its Knowledge, and the conduct of the Business are and at all times have been in compliance with all Laws or Orders applicable to them or to the conduct and operations of the Business or relating to or affecting the Purchased Assets. Seller has not received any notice to the effect that, or otherwise been advised of (i) any actual, alleged, possible or potential violation of, or failure to comply with, any such Laws or Orders or (ii) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by Seller of, or a failure on the part of Seller, any such Laws or Orders or (ii) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except, in either case separately or the cases together, where such violation or failure to comply could not reasonably be expected to have a Material Adverse Effect.

          (b) None of Seller, or any of its directors, officers or Representatives or to the Knowledge of Seller, any employee or other Person affiliated with or acting for or on behalf of Seller, has, directly or indirectly, (i) made any contribution, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any of its Affiliates or (D) in violation of any Laws of the United States (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. Sections 78dd-1 et seq.)) or any laws of any other country having jurisdiction; or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of Seller.

          4.18 Permits. Schedule 4.18 sets forth a complete list of all Permits held by Seller or used in the conduct of the Business or which relate to the Purchased Assets. The Permits set forth on Schedule 4.18 collectively constitute all of the Permits necessary for Seller to lawfully conduct and operate the Business, as applicable, as they are presently conducted and to permit Seller to own and use the Purchased Assets to own and use its assets, in each case, in the manner in which they are presently owned and used. Except as set forth on
Schedule 4.18, Seller are and at all times have been in compliance with all material Permits applicable to it or to the conduct and operations of the Business or relating to or affecting the Purchased Assets. Seller has not received any notice to the effect that, or otherwise been advised of (i) any actual, alleged, possible or potential violation of, or failure to comply with, any such Permits or (ii) any actual, alleged, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit set forth on or required to be set forth on Schedule 4.18. No event has occurred, and to Seller's Knowledge no circumstance exists, that (with or without notice or lapse of time) (i) may constitute or result directly or indirectly in a violation by Seller of, or a failure on the part of Seller to comply with, any such Permits or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit set forth on or required to be set forth on Schedule
4.18. All applications for or renewals of all Permits have been timely filed and made and no Permit will expire or be terminated as a result of the consummation of the transactions contemplated by this Agreement. No present or former shareholder, director, officer or employee of Seller or any

Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which Seller owns, possesses or uses.

          4.19 Environmental Matters.

          (a) Seller and the Facilities are in compliance in all material respects with, and have not been and are not in material violation of or liable under, any Environmental Law. Neither Seller nor, to the Knowledge of Seller, any other Person for whose conduct Seller is responsible or has not received, any actual or, to the Knowledge of Seller, Threatened order or written or other notice or communication (including but not limited to notices of violations, consent decrees, judgments, judicial or administrative orders or liens) from (i) any Governmental Body or Person, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any of the Purchased Assets.

          (b) There are no pending or, to the Knowledge of Seller, Threatened claims, Encumbrances or other restrictions of any nature (including but not limited to notices of violations, consent decrees, judgments, judicial or administrative orders or liens), resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any of the Purchased Assets.

          (c) Neither Seller, nor, to the Knowledge of Seller, any other Person for whose conduct Seller is responsible, has received any citation, directive, notice, Order, summons or warning that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any of the Purchased Assets.

          (d) Neither Seller nor any other Person for whose conduct Seller is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Seller, with respect to any other properties and assets (whether real, personal or mixed) in which Seller, has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

          (e) To Seller's Knowledge, there are no Hazardous Materials present on or in the Environment at the Facilities, other than ordinary amounts of cleaning and other related janitorial material. Neither Seller nor, to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any of the Purchased Assets. There has been no Release or, to the Knowledge of Seller, Threat of Release, of any Hazardous Materials at or from the Facilities or any of the Purchased Assets.

          (f) Seller and the Facilities have all Environmental Permits required under any provision of any Environmental Law relating to Seller or any of its Subsidiaries and each Facility is in compliance in all material respects with all such Environmental Permits.

          (g) Seller has delivered to the Buyer true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on or under the Facilities or concerning compliance by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

          4.20 Insurance. Schedule 4.20 sets forth a complete and accurate list (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) of all policies or binders of insurance of any kind or nature covering Seller, the Business, the Purchased Assets, or any employees, properties or assets of Seller relating to the Business, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. Seller has delivered to Buyer any statements by the accounting firm that reviewed the Financial Statements with regard to the adequacy of coverage or of the reserves for claims. All such policies are in full force and effect, insures Seller in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, and are sufficient for compliance with all applicable Laws and all Contracts to which Seller is a party. Seller is not in Default under any of such policies or binders, and Seller has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders and there are no outstanding unpaid premiums except in the Ordinary Course of Business of Seller. Such policies and binders are in full force and effect as of the Closing Date.

          4.21 Inventory; Receivables; Payables.

          (a) Schedule 4.21(a) contains a complete and accurate list of all Inventory constituting any part of the Purchased Assets set forth on the Interim Balance Sheet and the addresses at which the Inventory is located. The Inventory as set forth on the Interim Balance Sheet or arising since the Interim Balance Sheet Date was acquired and has been maintained in accordance with the regular business practices of Seller, consists of new and unused items of a quality and quantity usable or saleable in the Ordinary Course of Business within the past six months, and is valued at reasonable amounts based on the normal valuation policy of Seller at prices equal to the lower of cost or market value on a first-in-first-out basis. None of such Inventory is obsolete, unusable, slow-moving, damaged or un-salable in the Ordinary Course of Business, except for such items of Inventory which have been written down to realizable market value, or for which adequate reserves have been provided, in the Interim Balance Sheet.

          (b) Schedule 4.21(b) contains an accurate list of accounts receivable constituting part of the Purchased Assets. All accounts receivable of Seller constituting any part of the Purchased Assets set forth on the Interim Balance Sheet and all accounts receivable arising since the Interim Balance Sheet Date, have arisen from bona fide transactions in the Ordinary Course of Business. None of the accounts receivable of Seller constituting any part of the Purchased Assets reflected on the Interim Balance Sheet and arising since the Interim Balance Sheet Date are subject to any defenses, counterclaims or rights of setoff and all such accounts

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receivables are fully collectible in the Ordinary Course of Business at the aggregate recorded amounts thereof, net of any applicable reserves for returns, discounts, chargebacks, unauthorized deductions or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past custom and practice and in accordance with GAAP consistently applied or, in the case accounts receivable arising since the Interim Balance Sheet Date, net of any applicable reserves, the amount of which shall be reasonable and shall not be greater than the amount of such reserves as set forth on the Interim Balance Sheet.

          (c) All accounts payable of Seller pertaining to the Purchased Assets or constituting any part of the Assumed Liabilities reflected on the Interim Balance Sheet or arising after the Interim Balance Sheet Date are the result of bona fide transactions in the Ordinary Course of Business and have been paid or will be paid in Seller's Ordinary Course of Business or are not yet due and payable (in all cases without any extensions of payment terms or waivers of penalties being sought or extended).


          4.22 Purchase Commitments and Outstanding Bids. No outstanding purchase or outstanding lease commitment of Seller relating to the Business presently is in excess of the normal, ordinary and usual requirements of the Business or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those in the Ordinary Course of Business. There is no outstanding bid, proposal, Contract or unfilled order of Seller relating to the Business which will or would, if accepted, result in a loss or otherwise have a Material Adverse Effect. Except as set forth on
Schedule 4.22, as of the Agreement Date, there are no claims against Seller to return merchandise relating to the Business by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable.


          4.23 Related Party Transactions. Except as set forth on Schedule 4.23, none of Seller, any Affiliate thereof, Seller's shareholders or any Affiliate or Family Member thereof is presently or has, since the Interim Financial Statements, borrowed any moneys from or has any outstanding debt or other obligations to Seller or is presently or since January 1, 1998 (and, to Seller's Knowledge, before January 1, 1998), a party to any transaction with Seller relating to the Business. Except as set forth on Schedule 4.23, none of Seller, any Affiliate thereof, or any director, officer or key employee of any such Persons (a) owns any direct or indirect interest of any kind in (except for ownership of less than 1% of any public company, provided, that such owner's role is that solely of a passive investor), or controls or is a director, officer, employee or partner of, consultant to, lender to or borrower from, or has the right to participate in the profits of, any Person which is (i) a competitor, supplier, customer, landlord, tenant, creditor or debtor of Seller or any of its Subsidiaries, (ii) engaged in a business related to the Business or (iii) a participant in any transaction to which Seller or any of its Business-related Subsidiaries is a party or (b) is a party to any Contract with Seller or any of its Business-related Subsidiaries. Except as set forth on
Schedule 4.23, Seller has no Contract or understanding with any officer, director or key employee of Seller or any of Seller's shareholders or any Affiliate or Family Member thereof with respect to the subject matter of this Agreement, the consideration payable hereunder or any other matter.

          4.24 Suppliers and Customers. Schedule 4.24 sets forth a complete and accurate list of (a) the ten (10) largest suppliers of Seller relating to the Business, as measured by

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the dollar amount of purchases therefrom and (b) the twenty (20) largest customers of Seller relating to the Business, as measured by the dollar amount of purchases thereby, in each case, during Seller's last fiscal year and showing the approximate total purchases or sales, as applicable, in dollars by Seller, to or from each such supplier or customer, as applicable, during such fiscal year. Since the Interim Balance Sheet Date, there has been no Material Adverse Change in the business relationship or prospects of Seller with any customer or supplier listed on Schedule 4.24. Seller has not received any communication from any customer or supplier listed on Schedule 4.24 of any intention to terminate or materially reduce purchases from or supplies to Seller relating to the Business.

          4.25 No Brokers. Except as set forth on Schedule 4.25, none of Seller or any of the Affiliates or Representatives of Seller has entered into or will enter into any Contract, agreement, arrangement or understanding with any broker, finder or similar agent or Person which will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement. Buyer shall have no responsibility, liability or obligation related to any finder's fee, brokerage commission or similar payment in connection with any of the items set forth on Schedule 4.25. Seller agrees to indemnify Buyer against and to hold Buyer harmless from, any claims for brokerage or similar commission or other compensation which may be made against Buyer by any third party in connection with the transactions contemplated hereby, which claim is based upon such third party having acted as broker, finder, investment banker, advisor, consultant or appraiser or in any similar capacity on behalf of Seller or any of its Affiliates.

          4.26 Product Warranty and Liabilities. True and complete copies of all standard written warranties provided generally to customers of Seller relating to the Business during the past three years have previously been delivered to Buyer. Seller has no Knowledge and Seller has not received notice of any defect in workmanship or materials with respect to any products of Seller relating to the Business or constituting any part of the Purchased Assets which might give rise to a product warranty or product liability claim.

          4.27 No Other Agreements. Neither Seller, nor any of its shareholders, officers, directors or Affiliates has any legal obligation, absolute or contingent, to any other Person to sell, assign or transfer any part of the Purchased Assets (other than Inventory in the Ordinary Course of Business), to sell any stock of or other equity interest (other than warrants or options in favor of Seller's officers, directors or employees) in Seller or to effect any merger, consolidation or other reorganization of Seller or any of its Subsidiaries or to enter into any agreement with respect thereto.

          4.28 Material Misstatements Or Omissions. No representation or warranty made by Seller in this Agreement or the Disclosure Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

          4.29 Solvency. Seller (a) is not and does not have any plans to be in receivership or dissolution, (b) has not made and does not have any plans to make any assignment for the benefit of creditors, (c) has not admitted and does not have any plans to admit in writing its inability to pay its debts as they mature, (d) has not been and does not have any

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

plans to be adjudicated a bankrupt, or (e) has not filed and does not have any plans to file a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Seller. Seller is not, and after giving effect to the transactions contemplated hereby will not, (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) plan to incur debts beyond its ability to pay as they become absolute and matured. After giving effect to the transactions contemplated hereby, Seller shall not have incurred debts beyond its ability to pay as they become absolute and matured.

          4.30 Fairness Opinion. Seller has received the Fairness Opinion which states that the transactions contemplated by this Agreement are fair from a financial point of view to Seller.

          4.31 Nova Litigation Settlement. There are no facts, occurrences, events, conditions or circumstances which, when considered either individually or with other facts, occurrences, events, conditions or circumstances, would impair Seller's ability to, or prevent Seller from, fulfilling all of its obligations in their entirety, under each of the Settlement Agreements in a timely manner and in accordance with the terms set forth in such Settlement Agreement. Seller is not in Breach of any of its Liabilities or obligations under any of the Settlement Agreements.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER


          Buyer hereby represents and warrants to Seller that the statements contained in this Article V are true and correct as of the Agreement Date and as of the Closing Date, except that the statements contained in Sections 5.2 (Authorization) and 5.3 (Conflicts; Third Party Consents) shall be true and correct as of the Agreement Date, the Amendment Date and as of the Closing Date.


          5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          5.2 Authorization. Buyer has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer in connection with the consummation of the transactions contemplated hereby (such other agreements, documents, instruments and certificates required to be executed by Buyer being hereinafter referred to, collectively, as the "Buyer Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each of the Buyer Documents have been duly authorized by all necessary action on behalf of Buyer. This

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

Agreement and each of the Buyer Documents have been duly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each of the Buyer Documents constitute, valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          5.3 Conflicts; Third Party Consents. Neither the execution and delivery of this Agreement or the Buyer Documents nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (a) conflict with, or result in the breach of, any provision of the certificate of formation or the operating agreement of Buyer, (b) conflict with, violate, result in the breach or termination of, or constitute a Default under any indebtedness, instrument, obligation or Contract to which Buyer is a party or by which Buyer or its properties or assets are bound or (c) violate any Law or any Order of any Governmental Body by which Buyer or its properties or assets are bound. No Order of, Consent or Permit from or declaration or filing with, or notification to, any Person, including, without limitation, any Governmental Body, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement or the Buyer Documents and the consummation of the transactions contemplated hereby and thereby.

          5.4 Legal Proceedings. There are no Legal Proceedings pending, or to the knowledge of Buyer, threatened that are reasonably likely to prohibit or restrain the ability of Buyer to enter into this Agreement or consummate the transactions contemplated hereby.

          5.5 No Brokers. Neither Buyer nor any of its Affiliates or Representatives has entered into or will enter into any Contract, agreement, arrangement or understanding with any broker, finder or similar agent or Person which will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

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

                                   ARTICLE VI

                          COVENANTS OF SELLER AND BUYER

          Seller and Buyer each covenant with the other as follows:


          6.1 Further Assurances. Upon the terms and subject to the conditions contained in this Agreement, the parties agree, before and after the Closing,
(a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to cooperate with each other in connection with the foregoing. As promptly as possible after the Agreement Date, Seller and each of its Subsidiaries will make all filings required by Law to be made by them in order to consummate the transactions contemplated hereby, will obtain all other required Consents (provided, that Buyer shall not be required to make any payments, commence litigation or agree to modifications of the terms of any Contracts or Leases in order to obtain any such Consent) and Permits and will apply for any new Permits necessary to consummate the transactions contemplated hereby. As promptly as possible after the Agreement Date, Buyer will give all notices to third parties and make all filings required by Law to be made by it in order to consummate the transactions contemplated hereby.

          6.2 Conduct of Business. From the Agreement Date through the Closing Date, Seller shall, except as permitted by this Agreement or as consented to by Buyer in writing, conduct the Business only in the Ordinary Course of Business and (i) will not take any action inconsistent with this Agreement or any of the Ancillary Agreements or with the consummation of the transactions contemplated hereby and thereby, and (ii) use its Best Efforts to maintain the Purchased Assets in a state of repair and condition that complies with Laws and is consistent with the requirements of the Business as it is presently conducted. In addition and without limiting the generality of the foregoing, Seller shall not, and except as specifically permitted by this Agreement or as consented to by Buyer in writing, take any affirmative action, or fail to take any reasonable action, in each case which would reasonably be expected to result in the occurrence of any of the changes or events listed in Section 4.9 of this Agreement.


          6.3 Stockholders Meeting; Proxy Statement.


          (a) Seller shall, to the extent permitted or required under Maryland law, take all action reasonably necessary in accordance with applicable law and Seller's Charter and Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") as promptly as practicable after the Agreement Date for the purpose of, among other things, considering and taking action, as necessary, upon the transactions contemplated by this Agreement.

          (b) As promptly as practicable after the Agreement Date, Seller shall take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable to (i) prepare and file with the SEC any documents or materials, including,


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


but not limited to, the proxy statement (including any amendments thereto) and related materials for the Stockholders Meeting (the "Proxy Materials") and (ii) have the Proxy Materials cleared by the SEC. The Proxy Materials shall contain the recommendation of Seller's Board of Directors that the stockholders of Seller vote in favor of the approval of the transactions contemplated by this Agreement. In the event Seller's Board of Directors withdraws or withholds its recommendation, the transactions contemplated by this Agreement shall still be submitted to Seller's stockholders for approval, provided that, nothing herein shall be construed to give Seller's Board of Directors a right to withdraw or withhold its recommendation except as expressly set forth in, and in accordance with, Section 6.11(f), and except as required under applicable Law. Seller shall notify Buyer promptly of the receipt of any comments on, or any requests for amendments or supplements to, the Proxy Materials by the SEC, and Seller shall supply Buyer with copies of all written correspondence between Seller and its representatives, on the one hand, and the SEC or members of its staff, on the other, with respect to the Proxy Materials. Seller shall use its Best Efforts to respond promptly to any comments made by the SEC with respect to the Proxy Materials. Seller and Buyer shall cooperate with each other in preparing the Proxy Materials, and Seller and Buyer shall each use its Best Efforts to obtain any consents, if any required to be included in the Proxy Materials. Buyer shall provide any information Seller reasonably requests for inclusion in the Proxy Materials. Seller and, if applicable, Buyer each agrees promptly to correct any information provided by it for use in the Proxy Materials if and to the extent that such information shall have become false or misleading in any material respect, and Seller further agrees to take all steps necessary to cause the Proxy Materials, as so corrected, to be filed with the SEC and to be disseminated promptly to holders of shares of common stock of Seller, in each case as and to the extent required by applicable Law.


          (c) Seller agrees that the information contained in the Proxy Materials (other than information, if any, with respect to Buyer or any of its Affiliates, which shall have been supplied in writing by them or any of their authorized representatives expressly for use in or in preparing the Proxy Materials) will not, at the date the Proxy Materials are filed with the SEC or at the date of mailing to Seller's stockholders or at the date of the Stockholders Meeting, contain any statement that, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, and will not omit to state any material fact required to be stated therein or necessary to make any statement therein of a material fact, in the light of the circumstances under which it is made, not misleading or to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting. The Proxy Materials will comply as to form in all material respects with the Exchange Act and the rules and regulations of the SEC thereunder.


          (d) Seller shall retain a nationally recognized firm to assist in the solicitation of proxies for the Stockholders Meeting (the "Proxy Solicitor"), which Proxy Solicitor shall be acceptable to Buyer in its reasonable discretion. Subject to applicable Law, Seller shall cooperate with and use its Best Efforts to assist the Proxy Solicitor in the solicitation of proxies for the Stockholders Meeting. All fees, expenses and disbursements of the Proxy Solicitor shall be borne equally by Buyer and Seller.


          6.4 Consents. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any of the Purchased Assets or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment

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

thereof, without the Consent of a third party thereto, would constitute a Default thereof or in any way adversely affect the rights of Buyer thereunder or thereto. Buyer and Seller further agree that, although Buyer and Seller agree to cooperate with each other in attempting to obtain all Consents, any failure to obtain any Consents by either Buyer or Seller, as the case may be, for any reason whatsoever shall not constitute a Breach of this Agreement by Seller or Buyer, as the case may be. If any of the Purchased Assets are not assigned to Buyer on the Closing Date due to circumstances described in this Section 6.4, then Buyer shall not assume any Liabilities related to or arising out of such non-transferred Purchased Asset until such Purchased Asset can be properly transferred to Buyer and Buyer has all of the benefits of such Purchased Asset. If any Consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will use its Best Efforts to provide to Buyer the benefits of such Purchased Assets, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the Default or cancellation by such third party or otherwise. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 6.4 shall be deemed to constitute a waiver or have any effect on the conditions to Buyer's obligations to consummate the transactions contemplated hereby as set forth in Section 7.2(e).


          6.5 Notification of Certain Matters. From the Agreement Date to the Closing Date, Seller shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect and (b) any failure of Seller or any of its Affiliates or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Seller shall promptly notify Buyer of any default, the threat or commencement of any Legal Proceeding, or any development that occurs before the Closing that could have a Material Adverse Effect. In addition, during such period, Seller will confer with Buyer concerning operational matters of a material nature and otherwise report periodically to Buyer concerning the status of the Business.


          6.6 Employee Matters.

          (a) Seller shall be solely responsible for all obligations and Liabilities arising under or with respect to all Employee Plans. Buyer shall not assume any Employee Plan or any obligation or Liability thereunder.

          (b) Buyer shall extend offers of employment to those of Seller's employees whom it desires to hire ("Potential Employees"), which offers shall be on terms and conditions which Buyer shall determine in its sole discretion. Seller shall terminate the employment of all Potential Employees that are actually hired by Buyer ("Rehired Employees") immediately prior to the Closing and shall cooperate with and use its Best Efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with Potential Employees. The participation of each Rehired Employee under the Employee Plans shall cease as of the Closing Date. Nothing contained in this Agreement shall confer upon any employee of Seller any right with respect to continued employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any Rehired Employee at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees.

          (c) Seller shall comply with the requirements of the WARN Act with respect to any "plant closing" or "mass layoff", as those terms are defined in the WARN Act, which may result from Seller's termination of the employment of any of its employees in connection with the transactions contemplated by this Agreement.

          (d) Seller and its ERISA Affiliates (as defined below) shall comply with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), as set forth in Section 4980B of the Code and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, with respect to any employee, former employee or beneficiary of any such employee or former employee who is covered under any Group Health Plan (as defined in Section 5001(b)(1) of the Code) maintained by Seller and its ERISA Affiliates as of the Closing Date or whose "qualifying event," within the meaning of Section 4980B(f) of the Code, occurs on or prior to the Closing Date, whether pursuant to the provisions of COBRA or otherwise. For purposes of this Agreement, "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, Seller as defined in Section 414(b), (c), (m) or (o) of the Code.

          (e) Buyer and its ERISA Affiliates shall comply with the provisions of COBRA, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA with respect to each Rehired Employee after the Closing Date who is covered under any Group Health Plan (as defined in Section 5001(b)(1) of the Code) maintained by Buyer and its ERISA Affiliates after the Closing Date or whose "qualifying event," within the meaning of Section 4980B(f) of the Code, occurs after the Closing Date, whether pursuant to the provisions of COBRA or otherwise.

          (f) No provision of this Agreement shall create any third party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Buyer or under any benefit plan which Buyer may maintain.

          (g) Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continued employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any Rehired Employee at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees.

          (h) For a period of two years after Closing, Seller shall not, directly or indirectly, solicit for employment any employee of Seller whose employment is continued by Buyer after the Closing Date or any employee of Buyer or any successor or Affiliate of Buyer which is engaged in the Business, unless Buyer first terminates the employment of such employee or gives its written consent to such employment or offer of employment; provided, however, Seller shall not be prohibited from hiring an employee of Buyer (other than a former employee of Seller whose employment was continued by Buyer after the Closing Date) who, with no advance knowledge of Seller, terminates employment with Buyer and applies for a posted job with Seller.

          (i) Seller shall, prior to the Closing, pay and be solely responsible for all obligations and Liabilities under all outstanding promissory notes issued to Rehired Employees under the Sonic Foundry, Inc. 2001 Deferred Compensation Plan (the "Deferred Compensation Plan") (regardless of whether such amounts have become due under the terms of any promissory note or otherwise under the Deferred Compensation Plan), and shall pay and be solely responsible for any and all stock grant bonuses payable to Rehired Employees under the Deferred Compensation Plan.

          6.7 Collection of Accounts Receivable and Letters of Credit. At the Closing, Buyer will acquire hereunder, and thereafter Buyer or its designee shall have the right and authority to collect for Buyer's or its designee's account, all receivables, letters of credit and other items which constitute a part of the Purchased Assets, and Seller shall, and shall cause its Subsidiaries to, within five business days after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Buyer any letters of credit, documents or checks received on account of or otherwise relating to any such receivables, letters of credit or other items. Seller shall, and shall cause its Subsidiaries to, promptly transfer or deliver to Buyer or its designee any cash or other property that Seller or any of its Subsidiaries may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letters of credit or receivable of any character, or any other item constituting a part of the Purchased Assets.

          6.8 Books and Records. Each party hereto agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this
Section 6.8 shall be kept confidential by the party obtaining such information, subject to any disclosure that is required to be made by such party in order to comply with applicable Laws or the rules or regulations of any securities exchange upon which its securities are traded.

          6.9 Tax Matters.

          (a) Payment. Seller shall pay, or cause to be paid, when due all Taxes for which Seller is or may be liable that are or may become payable with respect to all taxable periods ending on, prior to or after the Closing Date.

          (b) Cooperation and Records Retention. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any Tax authority or Legal Proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, Legal Proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Returns of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

          (c) Payment of Liabilities. Following the Closing Date, Seller shall pay promptly when due all of the Liabilities for Taxes of Seller and other debts and Liabilities of Seller, other than the Assumed Liabilities; provided, however, that this covenant shall not apply to that portion (or all) of any debt that Seller is contesting in good faith.

          (d) Form W-2s. Pursuant to Revenue Procedure 96-60 (1996-2 C.B. 399), provided that Seller provides Buyer with all necessary payroll records for the calendar year which includes the Closing Date, Buyer shall furnish a Form W-2 to each employee employed by Buyer who had been employed by Seller disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and Seller shall be relieved of the responsibility for doing so. To the extent reasonably requested by Buyer, Seller will supply T4 and T4A forms in order to assure full compliance with applicable Canadian Laws.

          6.10 Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Purchased Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Seller hereby agrees that the indemnity provisions of
Article VIII shall apply to any Losses of Buyer arising out of or resulting from the failure of Seller or Buyer to comply with any such laws.

          6.11 No-Shop Clause.


          (a) From and after the date of the execution and delivery of the Original Agreement by Seller until the termination of this Agreement or the consummation of the transactions contemplated hereby, Seller will not, without the prior written consent of Buyer or except as otherwise permitted by this Agreement directly or indirectly: (i) sell, assign, lease, pledge or otherwise transfer or dispose of all or any portion of the Purchased Assets, the Business or any material portion or amount of equity securities of Seller, whether through merger, consolidation, business combination, asset sale, share exchange or otherwise (and including in connection with an offer for all or a material portion of Seller's stock or assets) (each of such actions being an "Acquisition Proposal"); (ii) solicit offers for, offer up or seek any


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Acquisition Proposal; (iii) initiate, encourage or provide any documents or information to any third party in connection with, discuss or negotiate with any person regarding any inquires, proposals or offers relating to any Acquisition Proposal; or (iv) enter into any agreement or discussions with any party (other than Buyer) with respect to any Acquisition Proposal.


          (b) Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 6.11(a) by any of Seller's Representatives or any Subsidiary of Seller or otherwise, shall be a breach of Section 6.11(a) by Seller. Upon execution of the Original Agreement, Seller has, and has caused its Subsidiaries and Representatives to, cease immediately and caused to be terminated any and all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal and promptly requested that all confidential information with respect thereto furnished on behalf of Seller be returned. For the avoidance of doubt, upon execution of this Agreement, Seller shall, and shall cause its Subsidiaries and Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of Seller be returned.


          (c) Seller shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Buyer of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the Person and its Affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Buyer a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing, and shall keep Buyer fully informed on a prompt basis with respect to any developments with respect to the foregoing.

          (d) Notwithstanding the provisions of Section 6.11(a), prior to the receipt of the approval of the transactions contemplated by this Agreement by Seller's stockholders, Seller may, in response to an unsolicited, bona fide written Acquisition Proposal from a Person (the "Potential Acquiror") which Seller's Board of Directors determines in good faith, after consultation with a nationally recognized financial advisor and its outside legal counsel, constitutes a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any modifications proposed by Buyer during any five
(5) Business Day period referenced below), take the following actions (but only if and to the extent that Seller's Board of Directors concludes in good faith, following the receipt of advice of its outside legal counsel, that the failure to do so would constitute a breach of its fiduciary obligations under applicable Law, and subject to the compliance with Section 6.3); provided that, Seller has first given Buyer written notice that states that Seller has received such Superior Proposal and otherwise includes the information required by Section 6.11(c) (the "Superior Proposal Notice") and five (5) Business Days have passed since the receipt of the Superior Proposal Notice by Buyer:

               (i) furnish nonpublic information to the Potential Acquiror, provided that (A) (1) concurrently with furnishing any such nonpublic information to the Potential Acquiror, Seller gives Buyer written notice of its intention to furnish nonpublic information and (2) Seller receives from the Potential Acquiror an executed

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     confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to the Potential Acquiror on its behalf, the terms of which are at least as restrictive as to the Potential Acquiror as the terms contained in the Confidentiality Agreement are as to SPD, and containing customary standstill provisions and (B) contemporaneously with furnishing any such nonpublic information to the Potential Acquiror, Seller furnishes such nonpublic information to Buyer; and

               (ii) engage in negotiations with the Potential Acquiror with respect to the Superior Proposal, provided that concurrently with entering into negotiations with the Potential Acquiror, it gives Buyer written notice of the its intention to enter into negotiations with the Potential Acquiror.

          (e) For a period of not less than five (5) Business Days after Buyer's receipt of each Superior Proposal Notice, Seller shall, if requested by Buyer, negotiate in good faith with Buyer to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal (a "Former Superior Proposal"). The terms and conditions of this Section 6.11 shall again apply to any inquiry or proposal made by any Person who withdraws a Superior Proposal or who made a Former Superior Proposal (after withdrawal or after such time as their proposal is a Former Superior Proposal).

          (f) In response to the receipt of a Superior Proposal that has not been withdrawn and continues to constitute a Superior Proposal after Seller's compliance with Sections 6.11(b)-(e), Seller's Board of Directors may withhold or withdraw its recommendation that the stockholders of Seller vote in favor of the approval of the transactions contemplated by this Agreement and, in the case of a Superior Proposal that is a tender or exchange offer made directly to the stockholders of Seller, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by Seller's Board of Directors or a committee thereof, a "Change of Recommendation"), if both of the following conditions are met:

               (i) the Stockholders Meeting has not occurred; and

               (ii) the Board of Directors of Seller has concluded in good faith, following the receipt of advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of Seller's Board of Directors to effect a Change of Recommendation would result in a breach of its fiduciary obligations to the stockholders of Seller under applicable Law.

          (g) Notwithstanding anything to the contrary contained in this Agreement, the obligation of Seller to call, give notice of, convene and hold the Stockholders Meeting and to hold a vote of the stockholders of Seller on this Agreement shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal), or by any Change of Recommendation.


          6.12 Nova Litigation Settlement Covenants. From and after the date of the execution and delivery of the Original Agreement by Seller and until the Nova Completion Date, Seller shall use its Best Efforts to ensure that (i) all of its obligations under each of the


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Settlement Agreements are fulfilled in their entirety, in a timely manner and in accordance with the terms set forth in such Settlement Agreement, and (ii) there is no Breach by Seller of any of its Liabilities or obligations under any of the Settlement Agreements.

                                   ARTICLE VII

                         CONDITIONS PRECEDENT TO CLOSING

          7.1 Conditions to Seller's Obligations to Close. The obligations of Seller to consummate the transactions provided for hereby are subject to the satisfaction, before or on the Closing Date, of each of the conditions set forth below in this Section 7.1, any of which may be waived by Seller.


          (a) Representations, Warranties and Covenants. (i) All representations and warranties of Buyer contained in this Agreement, except for those representations and warranties the Breach of which could not (individually or in the aggregate) reasonably be expected to have a Condition-Related Material Adverse Affect, shall be true and correct at and as of the Agreement Date and at and as of the Closing Date, except (A) the representations and warranties set forth in Sections 5.2 and 5.3 shall be true and correct at and as of the Agreement Date, at and as of the Amendment Date and at and as of the Closing Date, and (B) to the extent such representations and warranties expressly relate solely to an earlier date, and (ii) Buyer shall have performed and satisfied all agreements and covenants, except for those covenants and agreements the breach of which could not (individually or in the aggregate) reasonably be expected to have a Condition-Related Material Adverse Affect, required hereby to be performed by it before or on the Closing Date.


          (b) No Actions or Court Orders. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Purchased Assets contemplated hereby illegal or otherwise prohibited.

          (c) Ancillary Agreements. Buyer shall have executed and delivered the Ancillary Agreements to which Buyer is a party.

          7.2 Conditions to Buyer's Obligations to Close. The obligations of Buyer to consummate the transactions provided for hereby are subject to the satisfaction, before or on the Closing Date, of each of the conditions set forth below in this Section 7.2, any of which may be waived by Buyer.


          (a) Representations, Warranties and Covenants. (i) All representations and warranties of Seller contained in this Agreement, except for those representations and warranties the Breach of which could not (individually or in the aggregate) reasonably be expected to have a Condition-Related Material Adverse Affect, shall be true and correct at and as of the Agreement Date and at and as of the Closing Date, except (A) the representations and warranties set forth in Sections 4.2, 4.5, 4.9 and 4.27 shall be true and correct at and as of the Agreement Date, at and as of the Amendment Date and at and as of the Closing Date, and (B) to the extent such representations and warranties expressly relate solely to an earlier date, and (ii) Seller shall have performed and satisfied all agreements and covenants, except for those covenants and


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agreements the breach of which (individually or in the aggregate) could not reasonably be expected to have a Condition-Related Material Adverse Affect, required hereby to be performed by it before or on the Closing Date. Notwithstanding anything to the contrary contained herein, solely for purposes of this Section 7.2(a) (and without affecting Section 9.3(a)(iii) or Section 9.3(a)(iv)) no effect shall be given to the materiality and/or Material Adverse Affect/Material Adverse Change qualifiers contained in any of the representations and warranties set forth in Article IV.

          (b) No Actions or Court Orders. No Action by any Governmental Body or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer, the Purchased Assets or the Business materially if the transactions contemplated hereby are consummated, and which could (individually or in the aggregate) have a Condition-Related Material Adverse Effect. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Purchased Assets contemplated hereby illegal or otherwise prohibited.

          (c) Authorization. Buyer shall have received from Seller a copy of resolutions adopted by the Board of Directors of Seller approving this Agreement and the Ancillary Agreements to which Seller is a party and the transactions contemplated hereby or thereby and Seller shall have obtained from its stockholders the approval of the transactions contemplated by this Agreement, which approval shall be by the vote in favor of such transactions by shares representing at least two-thirds of the shares eligible to vote.

          (d) Ancillary Agreements. Seller shall have executed and delivered the Ancillary Agreements to which it is a party.

          (e) Consents. All Permits, consents, approvals and waivers from Governmental Bodies and other Persons set forth on Schedule 7.2(e) shall have been obtained, except to the extent that the failure to obtain such Permits, consents, approvals and waivers could not reasonably be expected to materially damage Buyer after the Closing.

          (f) No Material Adverse Change. There shall have been no Condition-Related Material Adverse Change.

          (g) Indebtedness. Seller shall have provided to Buyer evidence, acceptable to Buyer in its reasonable discretion, that either (i) Seller shall have paid in full any and all amounts outstanding (whether as principal, interest or otherwise) in connection with all of the Paid-Down Debt or (ii) that any and all amounts outstanding (whether as principal, interest or otherwise) in connection with any and all of the Paid-Down Debt shall be paid in full upon the payment of a specified amount to a specified account (pursuant to payment instructions included in such payoff certificate) on the Closing Date (which payments shall be deemed to be payment to Seller of the applicable portion of the Consideration).

          (h) Employees. At least (i) one (1) of the two (2) employees listed under "Key Employees -- Group 1" and (ii) three (3) of the four (4) employees listed under "Key Employees -- Group 2" on Exhibit G-2 shall have agreed to accept employment with Buyer (so

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long as Buyer offers a total compensation package that is at least 110% of such employees' current base salary (which amount has been provided by Seller to Buyer) and an employment term of at least one year) pursuant to an agreement substantially in the form of the Employment Agreement attached hereto as Exhibit G-1, and the employment by Seller or any Affiliate of Seller of all of the employees listed under "Other Employees" on Exhibit G-2 shall have been terminated.


          (i) Non-Competition Agreement. The Non-Competition Agreement between Buyer and Seller, and between Buyer and Monty Schmidt (Seller's President and Director), each dated as of the Agreement Date, in the form attached hereto as Exhibit H-1 and Exhibit H-2 respectively, shall not have terminated and shall be in full force and effect.


          (j) Officer's Certificate. Seller shall furnish Buyer with such certificates of Seller's officers (including incumbency certificates) as Buyer may reasonably request in order to evidence compliance with the conditions set forth in this Section 7.2.

          (k) Opinion of Counsel. Buyer shall have received an opinion from counsel to Seller, dated as of the Closing Date, and reasonably satisfactory in form and substance to Buyer, substantially in the form attached hereto as Exhibit K.

          (l) Fairness Opinion. Seller shall have received an opinion that the transactions contemplated by this Agreement are fair from a financial point of view to Seller from Silverwood Partners to Seller's Board of Directors dated as of April 26, 2003, which opinion shall be in the form attached hereto as Exhibit M (the "Fairness Opinion").

          (m) Tax Clearance. Seller shall have provided notice to any state taxing authority requiring such notice of the transactions contemplated by this Agreement and shall have used reasonable efforts to obtain any clearance certificate or similar document(s), if any, that may be required by such state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Consideration.

          (n) Non-Foreign Status. Seller shall have furnish Buyer with an affidavit, stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

                                  ARTICLE VIII

                                 INDEMNIFICATION

          8.1 Survival of Representations, Etc. All of the representations and warranties contained in this Agreement, other than the representations and warranties contained in Sections 4.1, 4.2, 4.7, 4.10, 4.14, 4.17, 4.19, 4.25,
4.31, 5.1, 5.2 and 5.5 and other than the representations and warranties contained in subsections (b), (c), (i), (k), (o) of Section 4.12 and in the penultimate sentence of subsection (f) of Section 4.12, shall survive the Closing and shall continue in full force and effect for a period of three years after the Closing Date. The representations and warranties contained in Sections 4.10, 4.14, 4.17 and 4.19 shall survive the Closing and shall terminate only when the applicable statutes of limitations with respect to the

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liabilities in question expire, in each case giving effect to any tolling or extensions thereof. The representations and warranties contained in Sections 4.1, 4.2, 4.7, 4.25, 5.1, 5.2 and 5.5, the representations and warranties contained in subsections (b), (c), (i), (k), (o) of Section 4.12 and in the penultimate sentence of subsection (f) of Section 4.12 and all covenants and obligations of the parties made herein shall survive the Closing and shall continue in full force and effect indefinitely, but in no event shall the survival period extend beyond the expiration of the statutory term (including any renewals or extensions thereof) of the trademark, copyright or patent at issue. The right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge of the party entitled to such right to indemnification acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedies based on such representations, warranties, covenants and obligations.

          8.2 Indemnification.

          (a) By Seller. Subject to Section 8.3, Seller hereby agrees to indemnify, protect, defend, release and hold Buyer and its directors, officers, managers, members, employees, agents, successors, Affiliates and assigns (collectively, the "Buyer Indemnified Parties") harmless from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to:

               (i) any Breach or inaccuracy of any representation or warranty of Seller set forth in this Agreement or contained in any certificate delivered by or on behalf of Seller pursuant to this Agreement;

               (ii) any Breach of any covenant or other agreement made by Seller in or pursuant to this Agreement;

               (iii) any Excluded Liability;

               (iv) any Liability imposed upon Buyer by reason of Buyer's status as transferee of the Business or the Purchased Assets other than any Assumed Liability;

               (v) any Liability (A) imposed upon Buyer by reason of Buyer's decision not to hire any of Seller's employees (other than the employees listed on Schedules G-2 to the extent such Liability results from Buyer's unreasonable refusal to offer employment with a base salary that is no less than one hundred ten percent (110%) of such employees' current base salary (as Seller has provided to Buyer) and, with respect to those employees listed under the heading `Key Employees--Group 1' and `Key Employees--Group 2'on Schedule G-2, an employment term of at least one year), other than any Liability arising out of Buyer's violation of any federal or state employment discrimination Law in its hiring practices with respect to Seller's employees,

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     or (B) under the WARN Act which may result from any termination of any employees of Seller in connection with the transactions contemplated by this Agreement;

               (vi) any Liability arising under or with respect to any and all Employee Plans, and any Liability with respect to any of Seller's employees, former employees or service providers relating to acts or omissions which occurred on or prior to the Closing Date;

               (vii) (A) any Environmental Laws, including Remedial Actions, or
     (B) the Release or Threat of Release or use of Hazardous Materials at, under, on, by, or from any of the Owned Real Property or Leased Real Property or otherwise attributable to the operation of Seller or to the Business (collectively, "Environmental Damages"), to the extent such Environmental Damages arise out of, relate to or are otherwise attributable to acts or omissions occurring on or prior to the Closing Date;

               (viii) any product shipped or manufactured by, or any services provided by, Seller prior to the Closing Date; or

               (ix) any claim by any Person for brokerage or finder's fees or commissions or similar payments based on any agreement or understanding alleged to have been made by such Person with Seller or any shareholder thereof (or any Person acting (or purportedly acting) on behalf of any such Person) in connection with the transactions contemplated by this Agreement.

          (b) By Buyer. Subject to Section 8.3, Buyer and SPD hereby agree (without duplication) to indemnify and hold Seller and its directors, officers, employees, agents, successors and assigns (collectively, the "Seller Indemnified Parties"), harmless from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to:

               (i) any Breach or inaccuracy of any representation or warranty of Buyer set forth in this Agreement or contained in any certificate delivered by or on behalf of Buyer pursuant to this Agreement;

               (ii) any Breach of any covenant or other agreement made by Buyer in or pursuant to this Agreement;

               (iii) after the Closing, any Assumed Liability; or

               (iv) any Liability with respect to the Rehired Employees, including, without limitation, any Liability arising out of or related to termination of their employment and any claim for unfair labor practices, but only to the extent such Liability arises from actions taken by Buyer after the Closing Date.

          (c) The term "Losses" as used in this Section 8.2 is not limited to matters asserted by third parties against any indemnified party, but includes Losses incurred or sustained by an indemnified party in the absence of third party claims. Payments by an indemnified party of amounts for which such indemnified party is indemnified under this Article VIII shall not be a condition precedent to recovery.

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          8.3 Limitations on Indemnification for Certain Breaches. An
indemnifying party shall not have any Liability under Section 8.2(a)(i) or 8.2(b)(i) for any Claims unless the aggregate amount of Losses to the indemnified parties finally determined to arise thereunder exceeds Two Hundred Sixty Five Thousand Dollars ($265,000) (the "Threshold Amount"), in which event the indemnifying party shall be required to pay the full amount of such Losses in excess of the Threshold Amount, but in no event shall Seller, on one hand, or Buyer and SPD, on the other hand, be liable for any such Losses in excess of Fifteen Million Seven Hundred Seventy Thousand Dollars ($15,770,000). Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, the limitations set forth in this Section 8.3 shall not apply to any Losses incurred in connection with, arising out of, resulting from or incident to (i) any Breach or inaccuracy of the representation and warranty of Seller set forth in Section 4.31, (ii) any Breach of the covenant or other agreement made by Seller in Section 6.12, or (iii) any failure by Seller to fulfill all of its obligations in their entirety under each of the Settlement Agreements, or for any Breach by Seller of its Liabilities or obligations under any of the Settlement Agreements (collectively, the "Settlement Losses").


          8.4 Indemnification Procedures.

          (a) In the event that any Legal Proceeding shall be instituted or any claim or demand shall be asserted (individually and collectively, a "Claim") by any Person in respect of which payment may be sought under this Article VIII (regardless of the provisions of Section 8.3), the indemnified party shall reasonably and promptly cause written notice (a "Claim Notice") of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be delivered to the indemnifying party; provided, however, that the failure of the indemnified party to give the Claim Notice shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto, except to the extent that the indemnifying party can demonstrate actual loss and material prejudice as a result of such failure. If the indemnifying party shall notify the indemnified party in writing within five (5) Business Days (or sooner, if the nature of the Claim so requires) that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more material legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to a single firm of separate counsel (plus any necessary local counsel), all at reasonable cost, of its own choosing, reasonably acceptable to the indemnifying party and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the prior written consent of the indemnified party, such consent not to be unreasonably withheld or delayed.

          (b) If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as provided in this Section 8.4 or contests its

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obligation to indemnify the indemnified party for such Losses under this
Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Losses incurred in defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if
(i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a material conflict or potential material conflict exists between the indemnified party and the indemnifying party that would make such separate representation required; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. If the indemnifying party shall assume the defense of any Claim, the indemnifying party shall obtain the prior written consent of the indemnified party before entering into any settlement of such Claim or ceasing to defend such Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the indemnified party or if such settlement or cessation does not expressly and unconditionally release the indemnified party from all Liabilities or obligations with respect to such Claim, with prejudice. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Claim.

          8.5 Product and Warranty Liability(a) . The provisions of this Article VIII shall cover, without limitation, all Liabilities of whatever kind, nature or description relating, directly or indirectly, to product liability, litigation or claims against Buyer, SPD or Seller in connection with, arising out of, or relating to products sold or shipped in connection with the Business.

          8.6 Holdback.

          (a) Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement (except for Section 8.6(d) hereof), and regardless of other means of obtaining payment, at the Closing, Buyer shall withhold an amount equal to Five Hundred Thousand Dollars ($500,000) of the Consideration (the "Holdback Amount"), which shall payable to Buyer for any Losses incurred or that Buyer may sustain in connection with, arising out of, resulting from or incident to any Settlement Losses, at such time and in such manner as provided in this
Section 8.6.

          (b) Buyer shall hold the Holdback Amount in accordance with this Agreement and shall release the Holdback Amount only as follows: (i) the Holdback Amount shall be paid immediately to Buyer's account in respect of any Losses incurred or that Buyer may sustain in connection with, arising out of, resulting from or incident to any Settlement Losses; and (ii) within fifteen
(15) Business Days after the Nova Completion Date, any Holdback Amount then remaining and not paid or credited to Buyer in respect of any Settlement Losses, or reserved in respect of any unresolved Settlement Losses, shall be released to Seller. The Holdback Amount shall be maintained by Buyer in its own account until the Nova Completion Date. To the extent it could be claimed that the Holdback Amount is an asset of Seller, Seller hereby grants to Buyer, effective upon the Closing, a security interest in the Holdback Amount as security for the obligations of Seller to Buyer under this Section 8.6.

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          (c) As used herein, the "Nova Completion Date" shall mean a date after the date that Nova has accepted, or deemed accepted, the Modified Video
Explosion Software and Light Software pursuant to paragraphs 4(n) through 4(p) of the Settlement Agreement or, if there is no acceptance or deemed acceptance pursuant to such paragraphs, the date on which all disputes between Nova and Seller are resolved pursuant to the Settlement Agreement which Buyer determines in good faith and in its sole reasonable discretion., and there are no outstanding issues with respect to the Settlement Losses.

          (d) In the event the Nova Completion Date occurs prior to the Closing, there shall be no Holdback Amount.

                                   ARTICLE IX

                                  MISCELLANEOUS

          9.1 Publicity. No party to this Agreement shall issue any press release or make any public announcement regarding the transactions contemplated by this Agreement without the prior written approval of the other party; provided, however, that Seller may issue any press release or make any public announcement it believes in good faith is required by applicable Laws or any listing or trading agreement concerning its publicly-traded securities so long as Buyer has approved of such press release or public announcement in advance of its being made (which approval shall not be unreasonably withheld or delayed).


          9.2 Confidential Information. The parties acknowledge that the transaction described in this Agreement is of a confidential nature and shall not be disclosed except to Representatives and Affiliates, or as required by Law, until such time as the parties make a public announcement regarding the transaction as provided in Section 9.1. No party shall make any public disclosure of the specific terms of this Agreement, except as required by Law. In connection with the negotiation of this Agreement and preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Such confidential information shall be subject to the Confidentiality Agreement and kept confidential. Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the tax treatment and tax structure of the transactions contemplated hereby upon the earlier to occur of (i) the date of the public announcement of discussions relating to the transactions contemplated hereby, (ii) the date of the public announcement of the transactions contemplated hereby, or (iii) the Agreement Date, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party hereto recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated hereby, including a confidential communication with its, his or her attorney or a confidential communication with a federally authorized tax practitioner under
Section 7525 of the Code, is not intended to be affected by the foregoing.


          9.3 Termination Events.

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          (a) This Agreement may be terminated at any time prior to the Closing:

               (i) by the mutual written agreement of Buyer and Seller;

               (ii) by Buyer or Seller:


                    (A) on or after September 30, 2003, if the Closing shall not have occurred by the close of business on such date, provided that such date may, from time to time, be extended by either party (with written notice to the other party) up to and including November 30, 2003, in the event that (1) the Proxy Materials have not been cleared by the SEC, (2) any comments or requests relating to the Proxy Materials by the SEC causes or necessitates a delay in (x) the mailing of the Proxy Materials to Seller's stockholders, (y) the date of the Stockholders Meeting, or (z) the consummation of the transactions contemplated hereby, or (3) the conditions set forth in Section 7.1(b) or Section 7.2(a),
(b), (c), (e) or (g) have not been fully satisfied (such date, as it may be extended, the "Outside Date"); and provided further, that the terminating or extending party may not be in default of any of its obligations hereunder and may not have caused the failure of the transactions contemplated by this Agreement to have occurred on or before such date; or


                    (B) if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence);

               (iii) by Buyer if there is a breach of any representation or warranty set forth in Article IV or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement and which breach (individually or in the aggregate) could reasonably be expected to have a Condition-Related Material Adverse Effect or the failure of a condition set forth in Section 7.2 to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 7.2 to be satisfied on or prior to the Closing Date, provided that Buyer may not terminate this Agreement prior to the Closing if Seller has not had an adequate opportunity to cure such failure; and, provided further, that notwithstanding anything to the contrary contained herein, solely for purposes of this Section 9.3(a)(iii) (and without affecting Section 9.3(a)(iv) or Section 7.2(a)) no effect shall be given to the materiality and/or Material Adverse Affect/Material Adverse Change qualifiers contained in any of the representations and warranties set forth in Article IV;

               (iv) by Seller if there is a breach of any representation or warranty set forth in Article V or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement and which breach (individually or in the aggregate) could reasonably be expected to have a Condition-Related Material Adverse Effect or the failure of a condition set forth in Section 7.1 to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set

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

     forth in Section 7.1 to be satisfied on or prior to the Closing Date; provided that Seller may not terminate this Agreement prior to the Closing Date if Buyer has not had an adequate opportunity to cure such failure and provided further that notwithstanding anything to the contrary contained herein, solely for purposes of this Section 9.3(a)(iv) (and without affecting Section 9.3(a)(iii) or Section 7.2(a)) no effect shall be given to the materiality and/or Material Adverse Affect/Material Adverse Change qualifiers contained in any of the representations and warranties set forth in Article V.

               (v) by Buyer if: (A) Seller's Board of Directors shall have withdrawn or adversely modified, or shall have resolved or determined to withdraw or adversely modify, its recommendation that the stockholders of Seller vote in favor of the approval of the transactions contemplated by this Agreement; (B) Seller's Board of Directors shall have approved or recommended, or shall have resolved or determined to approve or recommend, to the stockholders of Seller, an Acquisition Proposal other than that contemplated by this Agreement; (C) a tender offer or exchange offer that, if successful, would result in any Person or group becoming a beneficial owner of 20% or more of the outstanding shares of the capital stock of Seller, is commenced (other than by Buyer or an Affiliate of Buyer) and Seller's Board of Directors fails to recommend that the stockholders of Seller not tender their shares in such tender or exchange offer; or (D) for any reason Seller fails to call or hold the Stockholders Meeting by the fifth (5th) day prior to the Outside Date;

               (vi) by Seller if its Board of Directors determines to accept a Superior Proposal, but only after Seller (A) shall not have obtained the approval of the stockholders of Seller at the Stockholders Meeting duly convened therefor (or at any adjournment or postponement thereof) at which the required number of shares to approve the transactions contemplated by this Agreement were present and entitled to vote and the vote to adopt and approve this Agreement and the transactions contemplated herein is taken, and (B) fulfills its obligations under Sections 9.3(d) and (e) hereof concurrently with such termination;

               (vii) By Buyer or Seller, if the approval of Seller's stockholders shall not have been obtained at the Stockholders Meeting duly convened therefor (or at any adjournment or postponement thereof) at which the required number of shares to approve the transactions contemplated by this Agreement were present and entitled to vote and the vote to adopt and approve the transactions contemplated by this Agreement is taken.

          (b) Upon the occurrence of any valid termination event set forth in this Section 9.3, Buyer and/or Seller, as applicable, shall deliver written notice to the non-terminating party. Upon delivery of such notice, this Agreement shall terminate and the transfer of the Purchased Assets contemplated hereby shall be deemed to have been abandoned without further action by Buyer or Seller, subject to the making of any payments required by Sections 9.3(d) and
(e) below. Upon such termination, Buyer shall deliver or destroy all confidential information regarding Seller in accordance with the Confidentiality Agreement, Seller and each of its Subsidiaries shall deliver or destroy all confidential information related to Buyer to which Seller or any of its Subsidiaries had access in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby.

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          (c) In the event that this Agreement is validly terminated as provided in this Section 9.3, then each of the parties shall be relieved of their respective duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Buyer or Seller; provided, however, that nothing in this Section 9.3 shall relieve Buyer or Seller of any Liability for any willful breach of this Agreement occurring prior to the proper termination of this Agreement; provided, further, nothing in this Section 9.3 shall (i) limit or expand any party's rights or obligations related to the Good Faith Deposit as set forth in Section 2.4 or relieve Seller of any liability for the payment of expenses and/or the termination fee pursuant Sections 9.3(d) and (e) below.


          (d) Seller and Buyer agree that if this Agreement is terminated pursuant to Section 9.3(a)(v) or (vi), then Seller shall pay Buyer: (i) an amount equal to the sum of Buyer's expenses, including, without limitation, (A) all reasonable attorneys', accountants' and other professionals' fees, incurred in connection with the negotiation and execution of the Original Agreement, this Agreement and each other agreement, document and instrument contemplated by this Agreement and the transactions contemplated hereby and thereby , and (B) all Losses and all other amounts in connection with (1) any action taken by Buyer (or any of its Affiliates or their respective Representatives) in connection with enforcing or protecting its rights, benefits and/or privileges under this Agreement or any Ancillary Agreement, or (2) any legal action, lawsuit, claim, investigation, prosecution, enforcement, proceeding, defense, or settlement relating to, arising out of or in connection with this Agreement or any Ancillary Agreement (including, without limitation, attorneys' fees, court costs, penalties, costs of litigation and costs for any appeals thereof), regardless of which part(ies) have asserted, instituted or filed any of the foregoing (collectively, the "Buyer's Expenses"); and (ii) a termination fee of Nine Hundred Fifty Thousand Dollars ($950,000) (the "Termination Fee").


          (e) Seller and Buyer agree that if (i) this Agreement is terminated pursuant to Sections 9.3(a) (vii) and, at any time after the Agreement Date and before the vote on this Agreement and the transactions contemplated hereby at the Stockholders Meeting, an Acquisition Proposal has been publicly announced and not expressly and publicly withdrawn, and (ii) either a Competing Transaction is consummated or Seller enters into a definitive agreement with respect to a Competing Transaction, in either case, within twelve (12) months following termination of this Agreement, then Seller shall pay Buyer the Termination Fee and the Buyer's Expenses.

          (f) In the event of a termination by Seller pursuant to Section 9.3(a)(vi), the payment of the Termination Fee shall be a condition precedent to the effectiveness of such termination and shall be made concurrently with the delivery by Seller of the notice of termination in accordance with Section 9.3(b) hereof, which notice of termination shall contain an express undertaking by Seller (or any successor thereof) to pay the Buyer's Expenses in accordance with the terms of this Agreement.

          (g) In the event of a termination by Buyer pursuant to Section 9.3(a)(v), the payment of the Termination Fee shall be made within two (2) Business Days of the date on which Buyer delivers the notice of termination in accordance with Section 9.3(b) hereof. In the event of a termination by Buyer pursuant to Section 9.3(a)(vii) where the conditions described in Section 9.3(e) are met, (i) the payment by Seller of the Termination Fee shall be made within

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two (2) Business Days of the date on which the conditions described in Section
9.3(e) are met and (ii) Seller shall pay the Buyer's Expenses not later than two
(2) Business Days after delivery to Seller of notice of demand for payment and a documented itemization setting forth in reasonable detail all expenses of Buyer for which it is entitled to receive payment (which itemization may be supplemented and updated by Buyer from time to time until the 90th day after it delivers such notice of demand for payment).


          (h) In the event of any termination in of this Agreement pursuant to
Section 9.3(a)(v), or (vi), Seller shall pay the Buyer's Expenses not later than two (2) Business Days after delivery to Seller of notice of demand for payment and a documented itemization setting forth in reasonable detail all expenses of Buyer for which it is entitled to receive payment (which itemization may be supplemented and updated by Buyer from time to time until the 90th day after it delivers such notice of demand for payment).


          (i) All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment therefor.


          9.4 Expenses. Except as otherwise provided in this Agreement, Seller, on one hand, and Buyer, on the other hand, shall each bear its own expenses, including attorneys', accountants' and other professionals' fees, incurred in connection with the negotiation and execution of the Original Agreement, this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, Seller shall pay all the expenses related to the preparation, printing, filing and mailing of the Proxy Materials and/or proxy solicitation, and all SEC and other regulatory filing fees incurred in connection with the Proxy Materials.


          9.5 Specific Performance. Seller and Buyer acknowledge and agree that the Breach of this Agreement by a party would cause irreparable damage to the other and that the non-breaching party may not have an adequate remedy at law. Therefore, the obligations of Seller and Buyer under this Agreement, including, without limitation, Seller's obligation to transfer the Purchased Assets to Buyer and Buyer's obligation to purchase the Purchased Assets from Seller, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

          9.6 Legal Proceedings; Arbitration. Except for in connection with the remedy of specific performance, parties agree that any and all disputes or controversies of any nature between them arising at any time, shall be determined by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") before a single neutral arbitrator ("Arbitrator"). The Arbitrator shall be an attorney or retired judge with at least ten (10) years experience in the software industry and shall be mutually agreed upon by Buyer and Seller. If Buyer and Seller are unable to agree on an Arbitrator, the Arbitrator shall be appointed by the AAA. The fees of the Arbitrator shall be borne equally by Buyer and Seller,

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

provided that the Arbitrator may require that such fees be borne in such other manner as the Arbitrator determines is required in order for this arbitration clause to be enforceable under applicable law. The parties shall be entitled to conduct discovery in accordance with Section 1283.05 of the California Code of Civil Procedure, provided that (i) the Arbitrator must authorize such all discovery in advance based on findings that the material sought is relevant to the issues in dispute and that the nature and scope of such discovery is reasonable under the circumstances, and (ii) discovery shall be limited to depositions and production of documents unless the Arbitrator finds that another method of discovery (e.g., interrogatories) is the most reasonable and cost efficient method of obtaining the information sought. There shall be a record of the proceedings at the arbitration hearing and the Arbitrator shall issue a statement of decision setting forth the factual and legal basis for the Arbitrator's decision. If neither party gives written notice requesting an appeal within ten (10) Business Days after the issuance of the statement of decision, the Arbitrator's decision shall be final and binding as to all matters of substance and procedure, and may be enforced by a petition to the California Superior Court, which may be made ex parte, for confirmation and enforcement of the award. If either party gives written notice requesting an appeal within ten
(10) Business Days after the issuance of the statement of decision, the award of the Arbitrator shall be appealed to three (3) neutral arbitrators (the "Appellate Arbitrators"), each of whom shall have the same qualifications and be selected through the same procedure as the Arbitrator. The appealing party shall file its appellate brief within thirty (30) days after its written notice requesting the appeal and the other party shall file its brief within thirty
(30) days thereafter. The Appellate Arbitrators shall thereupon review the decision of the Arbitrator applying the same standards of review and all of the same presumptions) as if the Appellate Arbitrators were a California Court of Appeals reviewing a judgment of the California Superior Court, except that the Appellate Arbitrators shall in all cases issue a final award and shall not remand the matter to the Arbitrator. The decision of the Appellate Arbitrators shall be final and binding as to all matters of substance and procedure, and may be enforced by a petition to the California Superior Court, which may be made ex parte, for confirmation and enforcement of the award. The party appealing the decision of the Arbitrator shall pay all costs and expenses of the appeal, including the fees of the Appellate Arbitrators and the reasonable outside attorneys' fees of the opposing party, unless the decision of the Arbitrator is reversed, in which event the expenses of the appeal shall be borne as determined by the Appellate Arbitrators. The Arbitrator shall have the power to enter temporary restraining orders, preliminary and permanent injunctions. Prior to the appointment of the Arbitrator or for remedies beyond the jurisdiction of an arbitrator, at any time, Buyer may seek pendente lite relief in a court of competent jurisdiction in Los Angeles County, California without thereby waiving its right to arbitration of the dispute or controversy under this Section 9.6. All arbitration proceedings (including proceedings before the Appellate Arbitrators) shall be closed to the public and confidential and all records relating thereto shall be permanently sealed, except as necessary to obtain court confirmation of the arbitration award. The provisions of this Section 9.6 shall supersede any inconsistent provisions of any prior agreement between the parties.

          9.7 Waiver of Jury Trial. Each party hereto hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action arising under or in connection with this Agreement or the transactions contemplated hereby.

          9.8 Entire Agreement; Amendments and Waivers. This Agreement, including the schedules and exhibits hereto and together with the Confidentiality Agreement and the

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Ancillary Agreements, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with, nor shall it diminish or obviate in any way, any representation, warranty, covenant or agreement contained herein or in any Ancillary Agreement. The waiver by any party hereto of a Breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such Breach or as a waiver of any other or subsequent Breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. Notwithstanding anything to the contrary herein, the parties hereto reserve and retain all rights and remedies under, relating to or with respect to the Original Agreement including any conduct preceding the Amendment Date. In particular, but without limitation, each of the parties hereto agrees and acknowledges that the execution of this Agreement shall not in any way: (i) limit any obligations of the parties hereto under the Original Agreement; (ii) constitute a waiver of any Breach of the provisions of the Original Agreement by any party hereto; (iii) excuse any Breach of the Original Agreement that occurred prior to the Amendment Date; or
(iv) derogate or limit any rights or remedies of the parties hereto pursuant to the Original Agreement and applicable Law.


          9.9 Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California, without reference to principles of conflicts of laws.

          9.10 Headings. The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

          9.11 Notices. All notices, requests, approvals, consents, demands, claims and other communications required or permitted to be given under this Agreement shall be in writing and shall be served personally, or sent by a national overnight delivery or courier company, or by U.S. registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

          If to Buyer, to:

               c/o Sony Pictures Digital Inc.
               6025 W. Slauson Ave.
               Culver City, California, 90231
               Attention: Senior Vice President, Business and Legal Affairs
               Telecopier: (310) 482-4910

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

          If to Seller, to:

               1617 Sherman Avenue
               Madison, Wisconsin  53704
               Attention: Chief Financial Officer
               Telecopier: (608) 204-8807

          with a copy to:

               McBreen & Kopko
               20 N. Wacker Drive, Suite 2520
               Chicago, Illinois 60606
               Attention: Frederick H. Kopko, Jr.
               Telecopier: (312) 332-2657

Any such notices shall be deemed delivered upon delivery or refusal to accept delivery as indicated in writing by the Person attempting to make personal service, on the U.S. Postal Service return receipt, or by similar written advice from the overnight delivery company; provided, however, that if any such notice shall also be sent by electronic transmission device, such as telex, telecopy, fax machine or computer to the fax number set forth above, such notice shall be deemed given at the time and on the date of machine transmittal (except if sent after 5:00 p.m. recipient's time, in which case the notice shall be deemed given at 9:00 a.m. on the next Business Day) if the sending party receives a written send verification on its machine and sends a duplicate notice on the same day or the next Business Day by personal service, registered or certified U.S. mail, or overnight delivery in the manner described above. Each party hereto shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section 9.11, and that any Person to be given notice actually receives such notice. Any party to whom notices are to be sent pursuant to this Agreement may from time to time change its address and/or facsimile number for future communication hereunder by giving notice in the manner prescribed herein to all other parties hereto, provided that the address and/or facsimile number change shall not be effective until five (5) Business Days after the notice of change has been given.

          9.12 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          9.13 Binding Effect; Third Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any rights as third party beneficiaries to this Agreement in any Person not a party to this Agreement, except as provided below; provided, however, that any Person that is not a party to this Agreement but, by the terms of Section 8.2, is entitled to indemnification, shall be considered a third party

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beneficiary of this Agreement, with full rights of enforcement as though such
Person was a signatory to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Buyer (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void; provided, however, that Buyer may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Buyer's rights to acquire the Purchased Assets and Buyer's rights to seek indemnification in accordance with Article VIII) to any Affiliate of Buyer. Upon any such permitted assignment, unless the context otherwise requires, the references in this Agreement to Buyer shall also apply to any such assignee; provided, however, that Buyer shall nevertheless remain primarily liable for its obligations under this Agreement.

          9.14 Attorneys' Fees and Costs. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys' fees, incurred therein by such successful party; and if such successful party shall recover judgment in any such action or proceeding, such costs, expenses and reasonable attorneys' fees may be included in and as part of such judgment. The successful party shall be the party who is entitled to recover its costs of suit, whether or not the suit proceeds to final judgment. A party not entitled to recover its costs shall not recover attorneys' fees.


          9.15 Liquidated Damages.

          (a) Notwithstanding anything to the contrary herein, in the event that
(i) Seller intentionally or knowingly materially breaches Section 6.1 (Further Assurances), 6.2 (Conduct of Business) or 6.3 (Stockholders Meeting; Proxy Statement) of this Agreement and such material breach is intended, or Seller knew such material breach was reasonably likely to cause (either in whole or in part) the transactions contemplated by this Agreement (A) not to be consummated
(B) not to be able to be consummated or (C) to be delayed through the Outside Date or (ii) Seller materially breaches Section 6.11 (No-Shop Clause) of this Agreement (each of the events described in clause (i) and clause (ii) above is an "LDC Trigger"), the parties hereto agree and acknowledge that, based upon the nature of the transaction and other surrounding circumstances, it would be both impracticable and extremely difficult to fix the amount of actual damages that Buyer would suffer. The parties hereto agree and acknowledge that, based upon their separate consideration and analysis of the matter, a reasonable estimate of such damages, including damages for lost profits and other consequential damages, would be equal to or exceed Five Million Dollars ($5,000,000). Accordingly, Seller agrees that in the event that Seller is adjudicated (whether in a court of competent jurisdiction or in a proceeding pursuant to Section 9.6 hereof) to have committed an LDC Trigger (i.e., an LDC Trigger is determined, after adjudication, to have occurred), Seller shall be liable to Buyer for liquidated monetary damages in the amount of Five Million Dollars ($5,000.000) (the "Liquidated Damages"). Notwithstanding anything to the contrary contained in this Section 9.15(a), a breach of Section 6.11(c) shall not be an LDC Trigger where the breach is Seller's failure to notify Buyer of Seller's receipt of any inquiry, information request or other proposal pursuant to Section 6.11(c), to the extent that such inquiry, information request or other proposal was not, at any time, received by, or communicated to, an officer, director, attorney or advisor of Seller, or another


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


Representative of Seller with authority to act (whether by response, negotiation, or otherwise) on such inquiry, request or proposal.

          (b) The parties hereto acknowledge and agree that the Liquidated Damages set forth in Section 9.15(a) is a reasonable forecast and estimate of the damages Buyer is likely to suffer as a result of such breach by Seller, considering all of the circumstances existing on the Amendment Date, including, without limitation, damages flowing from lost future profits, business opportunities and foreseeable, consequential damages that would be suffered by Buyer. The parties hereto have specifically negotiated this provision at arms length, and have mutually determined that the amount of the Liquidated Damages set forth herein is a reasonable estimate of damages, and not a penalty of any kind. Seller represents and warrants to Buyer that it has conducted its own separate review and analysis of the matters set forth in this Section 9.15, including with respect to the amount of the Liquidated Damages.

          (c) The parties hereto further acknowledge and agree that the payment of the Liquidated Damages shall not be construed as a release or waiver by Buyer of the right to prevent the continuation of any such breach of this Agreement in equity or otherwise, nor shall it preclude or be construed to preclude Buyer from making a showing of irreparable injury or any other element that may be necessary to secure injunctive relief. Buyer's right to recover the Liquidated Damages shall be in addition to and without limitation or derogation of any non-monetary remedies in Law or in equity that may be available to Buyer for the breach of this Agreement or any Ancillary Agreement, including, but not limited to, injunctive, equitable or any other relief to which Buyer is otherwise entitled under this Agreement, any Ancillary Agreement or applicable Law.

          (d) All payments under this Section 9.15 shall be made by wire transfer of immediately available funds to an account designated by Buyer.

          (e) This Section 9.15 shall terminate and be of no further force and effect upon the consummation of the transactions contemplated by this Agreement.


          9.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.17 Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party's respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

          9.18 Schedules. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

          9.19 No Interpretation Against Drafter. This Agreement is the product of negotiations between the parties hereto represented by counsel and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived.

                            (signature page follows)

          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed on its respective behalf by its respective officer(s) thereunto duly authorized, as of the day and year first above written.

                                    "Buyer"

                                    SP SOFTWARE ACQUISITION COMPANY


                                    By:
                                       -----------------------------------------
                                    Name:
                                    Title:


                                    "Seller"

                                    SONIC FOUNDRY, INC.


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:


      ACCEPTED ACKNOWLEDGED AND AGREED
      WITH RESPECT TO SECTION 2.4 AND
      ARTICLE VIII ONLY:

      "SPD"

      SONY PICTURES DIGITAL INC.


      By:
         --------------------------------
      Name:
      Title:

                          LIST OF EXHIBITS AND ANNEXES

                                     Annexes

Annex I...............................   Year End Financial Statements
Annex II..............................   Interim Financial Statements


                                    Exhibits
Exhibit A.............................   Assignment of Contract Rights
Exhibit B.............................   Assignment of Leases
Exhibit C-1...........................   Assignment of Copyrights
Exhibit C-2...........................   Assignment of Trademarks
Exhibit C-3...........................   Assignment of Patents
Exhibit C-4...........................   Assignment of Domain Names
Exhibit D.............................   Assumption Agreement
Exhibit E.............................   Bill of Sale
Exhibit F.............................   Escrow Agreement
Exhibit G-1...........................   Form of Employment Agreement
Exhibit G-2...........................   Employee Lists
Exhibit H-1...........................   Non-Competition Agreement (Seller)
Exhibit H-2...........................   Non-Competition Agreement (Individuals)
Exhibit I.............................   Transition Services Agreement
Exhibit J.............................   Allocation
Exhibit K.............................   Opinion of Seller's Counsel
Exhibit L.............................   Trademark License Agreement
Exhibit M.............................   Fairness Opinion
Exhibit N.............................   Voting Agreement
Exhibit O.............................   MediaSite Agreement

                                   Appendix B

                                                                      Appendix B


                               Sonic Foundry, Inc.
                           Consolidated Balance Sheets
                        (in 000's except for share data)

                                                                    March 31,     September 30,
                                                                      2003            2002
                                                                      ----            ----
                                                                   (unaudited)
Assets
Current Assets:
   Cash and cash equivalents                                        $  1,233        $ 3,704
   Accounts receivable, net of allowances of $542 and $729             3,303          3,886
   Accounts receivable, other                                            127             89
   Inventories                                                           403            362
   Prepaid expenses and other current assets                             405            619
                                                                    --------        -------
    Total current assets                                               5,471          8,660

Property and equipment:
   Buildings and improvements                                          2,477          2,450
   Equipment                                                          13,290         13,263
   Furniture and fixtures                                                573            567
                                                                    --------        -------
    Total property and equipment                                      16,340         16,280
    Less accumulated depreciation                                      9,241          7,584
                                                                    --------        -------
      Net property and equipment                                       7,099          8,696
Other assets:
   Goodwill and other intangibles, net                                 8,230          8,255
   Capitalized software development costs, net                         1,133          1,333
   Debt issuance costs, net of $568 and $323 of amortization             408            653
   Other assets                                                           38             46
                                                                    --------        -------
    Total other assets                                                 9,809         10,287
                                                                    --------        -------
Total assets                                                        $ 22,379        $27,643
                                                                    ========        =======

See accompanying notes

                               Sonic Foundry, Inc.
                           Consolidated Balance Sheets
                        (in 000's except for share data)

                                                                                      March 31,    September 30,
                                                                                        2003           2002
                                                                                        ----           ----
                                                                                     (unaudited)
Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                                                    $   2,134     $   3,035
   Unearned revenue                                                                           87            62
   Accrued liabilities                                                                     1,189         1,090
   Accrued restructuring charges                                                              --            93
   Current portion of long-term debt                                                       1,351           574
   Convertible debt, net of discount                                                       4,438         3,482
   Current portion of capital lease obligations                                              302           820
                                                                                        --------      --------
   Total current liabilities                                                               9,501         9,156

   Long-term obligations, net of current portion                                              33           323
   Capital lease obligations, net of current portion                                          10            64
   Other liabilities                                                                         128           116

Stockholders' equity:
   Preferred stock, $.01 par value, authorized 5,000,000
      shares; none issued and outstanding                                                     --            --
   5% preferred stock, Series B, voting, cumulative,
      convertible, $.01 par value (liquidation preference at
      par), authorized 10,000,000 shares, none issued and
      outstanding                                                                             --            --
   Common stock, $.01 par value, authorized 100,000,000
      shares; 27,812,259 and 27,729,825 issued and 27,784,509 and 27,702,075
      outstanding at March 31, 2003 and September 30, 2002                                   278           277
   Additional paid-in capital                                                            167,070       167,028
   Accumulated deficit                                                                  (154,437)     (148,985)
   Receivable for common stock issued                                                        (26)          (26)
   Cumulative foreign currency translations                                                  (10)         (111)
   Unearned compensation                                                                     (18)          (49)
   Treasury stock, at cost, 27,750 shares                                                   (150)         (150)
                                                                                       ---------     ---------
   Total stockholders' equity                                                             12,707        17,984
                                                                                       ---------     ---------
Total liabilities and stockholders' equity                                             $  22,379     $  27,643
                                                                                       =========     =========

See accompanying notes

                               Sonic Foundry, Inc
                            Statements of Operations
                        (in 000's except for share data)
                                   (Unaudited)

                                               Three Months Ended March 31,       Six Months Ended March 31,
                                                  2003              2002             2003           2002
                                                  ----              ----             ----           ----
Revenue:
Software license fees                           $  4,321          $  4,013         $  8,442       $   7,704
Media services                                     2,034             2,438            3,945           4,785
                                                --------          --------         --------       ---------
     Total revenue                                 6,355             6,451           12,387          12,489
Cost of revenue:
Cost of software license fees                        898               969            1,729           1,968
Cost of media services                             1,615             1,798            3,266           3,575
                                                --------          --------         --------       ---------
     Total cost of revenue                         2,513             2,767            4,995           5,543
                                                --------          --------         --------       ---------

Gross margin                                       3,842             3,684            7,392           6,946

Operating expenses:
Selling and marketing expenses                     1,837             1,903            4,208           4,304
General and administrative expenses                1,584             1,662            3,285           3,263
Product development expenses                       1,329             1,815            2,890           3,662
                                                --------          --------         --------       ---------
     Total operating expense                       4,750             5,380           10,383          11,229
                                                --------          --------         --------       ---------
Loss from operations                                (908)           (1,696)          (2,991)         (4,283)

Other income (expense):
Interest expense                                    (287)             (154)            (554)           (189)
Non-cash interest expense                           (921)             (858)          (2,006)           (858)
Interest and other income                             11              (204)              10            (200)
                                                --------          --------         --------       ---------
     Total other income (expense)                 (1,197)           (1,216)          (2,550)         (1,247)
                                                --------          --------         --------       ---------
Loss before income taxes and cumulative
   effect of change in accounting principle       (2,105)           (2,912)          (5,541)         (5,530)
Income tax benefit                                    --                --               89              --
                                                --------          --------         --------       ---------
Loss before cumulative effect of change in
   accounting principle                           (2,105)           (2,912)          (5,452)         (5,530)
Cumulative effect of change in accounting
   principle                                          --                --               --         (44,732)
                                                --------          --------         --------       ---------

Net loss                                        $ (2,105)         $ (2,912)        $ (5,452)      $ (50,262)
                                                ========          ========         ========       =========

Loss per common share:
Loss before cumulative effect of change in
   accounting principle                         $  (0.08)         $  (0.11)        $  (0.20)      $   (0.21)
Cumulative effect of change in accounting
   principle                                          --                --               --          ( 1.71)
                                                --------          --------         --------       ---------
Net loss per common share -basic and diluted    $  (0.08)         $  (0.11)        $  (0.20)      $   (1.92)
                                                ========          ========         ========       =========


See accompanying notes

                               Sonic Foundry, Inc.
                      Consolidated Statements of Cash Flows
                        (in 000's except for share data)
                                   (Unaudited)

                                                                                       Six months ended
                                                                                           March 31,
                                                                                     2003             2002
                                                                                  ---------------------------
Operating activities
Net loss                                                                           $ (5,452)       $ (50,262)
Adjustments to reconcile net loss to net cash used in operating activities:
   Cumulative effect of change in accounting principle                                    -           44,732
   Amortization of capitalized software development costs                               225              193
   Depreciation and amortization of property and equipment                            1,656            1,703
   Amortization of debt discount and debt issue costs                                 2,006              858
   Noncash charge for common stock warrants and options                                  19              155
   Loss on sale of assets                                                                12              218
   Changes in operating assets and liabilities:
     Accounts receivable                                                                535             (176)
     Inventories                                                                        (41)             581
     Prepaid expenses and other assets                                                  222              405
     Accounts payable and accrued liabilities                                          (803)          (2,340)
                                                                                   --------        ---------
Total adjustments                                                                     3,861           46,329
                                                                                   --------        ---------
Net cash used in operating activities                                                (1,591)          (3,933)
                                                                                   --------        ---------

Investing activities
Acquisition, net of cash acquired                                                         -             (579)
Sales of property and equipment                                                          15                4
Purchases of property and equipment                                                     (37)            (262)
                                                                                   --------        ---------
Net cash used in investing activities                                                   (22)            (837)

Financing activities
Proceeds from sale of common stock                                                       38              174
Proceeds from debt, net                                                               1,069            6,675
Payments on long-term debt and capital leases                                        (1,565)            (757)
Payments on line of credit, net                                                        (451)               -
Cash placed in escrow                                                                     -           (1,000)
                                                                                   --------        ---------
Net cash provided by (used in) financing activities                                    (909)           5,092
Effect of exchange rate changes on cash                                                  51                3
                                                                                   --------        ---------
Net increase (decrease) in cash                                                      (2,471)             325
Cash and cash equivalents at beginning of period                                      3,704            7,809
                                                                                   --------        ---------

Cash and cash equivalents at end of period                                         $  1,233        $   8,134
                                                                                   ========        =========

                               Sonic Foundry, Inc.
                Consolidated Statements of Cash Flows (continued)
                        (in 000's except for share data)
                                   (Unaudited)

Supplemental cash flow information:
   Interest paid                                                   $   (381)       $    (70)
   Income taxes refunded                                                180               -
Non-cash transactions -
     Capital lease acquisitions                                          38              17
     Issuance of options for deferred compensation plan                   -             104
     Issuance of warrants for consulting services                         -              49
     Conversion of exchangeable stock into common stock                   -           5,375
     Issuance of common stock and stock options for MediaSite             -           5,016
     Issuance of shares for Digital Savant                                -             541
     Issuance of shares for accrued royalties                             -             125

     See accompanying notes

1.    Basis of Presentation and Significant Accounting Policies

Interim Financial Data

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.

Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States ("GAAP") for complete financial statements and should be read in conjunction with the Company's annual report filed on Form 10-K for the fiscal year ended September 30, 2002. In the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of the results of operations have been included. Operating results for the six-month period ended March 31, 2003 are not necessarily indicative of the results that might be expected for the year ended September 30, 2003.

Revenue Recognition
Software License Fees

Revenues from software license fees consist of fees charged for the licensing of Windows-based software products in both our desktop software and media systems businesses. Software license fees are recognized when persuasive evidence of an arrangement exists, the software product has been delivered and no significant obligations of the Company remain, the fee to the Company is fixed and determinable, and collection of the resulting receivable is deemed probable. Delivery occurs through the following methods:

   . Direct Distribution: Direct revenues are recognized upon delivery to the end-user either via shipment of a boxed product from the Company's warehouse or electronic download. No returns are accepted.

   . Retail Distribution: Retail revenues are recognized upon delivery to a third-party distributor, net of allowances for estimated returns.

   . OEM: OEM revenues are generated through partnerships with hardware and software vendors who license the right to bundle one of the Company's products with the partner's products. Typically, this type of revenue is recognized as the partner sells through to the end-user.

   . Consulting: Consulting revenues include fees recorded pursuant to long-term contracts, using the percentage of completion method of accounting, when significant customization or modification of a product is required.

   . Consignment: Consignment revenues are recognized when a third-party reseller delivers the boxed product to their customer.

All desktop software products sold include free installation support and professional software products sold include 60 days of free telephone support. Costs associated with free support are accrued at the date of sale because the free support is not significant. Customers that require additional post-contract customer support ("PCS") are charged a separate fee either through a telephone charge or annual subscription charge. Revenue and associated costs for PCS are recognized as the services are performed or on a straight-line basis over the contractual period.

Media Services

Revenues from services are typically recognized when persuasive evidence of a contract exists, the service has been completed and no significant obligations of the Company remain, the fee is fixed and determinable and collection of the resulting receivable is deemed probable. The Company records revenue on a percentage of completion method, generally by using the number of tapes completed as a percentage of total tapes included in the contract, when performing services of a duration of 30 days or more and all criteria for recognition of service revenue are met other than completion.

We perform ongoing credit evaluations of our customers' financial condition and generally do not require collateral. We maintain allowances for potential credit losses and such losses have been within our expectations.

Inventories

Inventory consists of the following (in thousands):

                                                   March 31,    September 30,
                                                     2003           2002
                                               --------------------------------
Raw materials and supplies                          $  221         $  216
Work-in-process                                          2             10
Finished goods                                         180            136
                                                    ------         ------
                                                    $  403         $  362
                                                    ======         ======
Net Loss Per Share

The following table sets forth the computation of basic and diluted loss per share:

                                                  Three months ended            Six months ended
                                                       March 31,                    March 31,
                                                 2003            2002          2003           2002
                                            -----------------------------------------------------------
Denominator
Denominator for basic and diluted loss
   per share - weighted average common
   shares                                      27,784,509     26,760,584    27,743,519     26,213,343

Securities that could potentially dilute
   basic earnings per share in the future
   that are not included in the
   computation of diluted loss per share
   as their impact is anti-dilutive:
     Options, warrants and exchangeable
   shares                                           4,267      2,835,638         3,912      2,506,584
     Convertible subordinated debt                      -      1,814,058             -        907,029

Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a disposal of a segment of a business. FAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. The Company adopted FAS 144 as of October 1, 2001. The adoption of the Statement had no significant impact on the Company's financial position and results of operations.

Effective October 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill is no longer amortized but reviewed for impairment annually, or more frequently if certain indicators arise. The Company was required to complete the initial step of a transitional impairment test within six months of adoption of SFAS No. 142. During the quarter ended December 31, 2001, the Company retained an outside valuation firm to assist in the completion of the transitional impairment test. It was determined that the remaining goodwill of the services reporting unit associated with the acquisitions of STV Communications, Inc. and International Image Services, Inc. was entirely impaired, which resulted in a $44,732,000 charge reflected as a cumulative effect of change in accounting principle. See Note 5 for additional details.

Consistent with the Company's annual valuation policy, the intangible assets associated with the purchase of MediaSite in October 2001 will be evaluated for potential impairment as of July 1, 2003. An impairment charge for MediaSite, if any, will be reflected as an operating expense in the income statement.

2.     Liquidity and Management's Plan

In the fall of 2002, the Company determined that operations of our desktop software and services business would not provide sufficient cash flow along with our existing cash reserves to fund planned growth of the systems division and make remaining subordinated debt payments. In response, the Company retained an advisor to evaluate the sale of certain operating assets.

In February 2003 the Company announced it had entered into a non-binding Letter of Intent ("LOI") for the sale of assets utilized in the Media Services division. Although exclusivity provisions of the LOI have expired, the Company has continued to negotiate with the party that executed the LOI as well as other interested third parties. The Company expects to complete the sale of the services business for approximately $6 million, including an estimate of the value of net working capital acquired, during the quarter ending June 30, 2003. The transaction is subject to completion of certain conditions of the buyer including satisfactory due diligence and assignment of certain contracts.

In addition to the anticipated sale of the services business, the Company is in discussions with multiple, qualified parties concerning the sale of our desktop software business. Although, no sale, nor exclusivity agreements have been entered into regarding the desktop business, the Company expects to enter into a definitive sale agreement with one of the interested parties and close the transaction in mid 2003, which may be subject to approval by our shareholders.

The Media Services transaction, if consummated, is expected to provide the Company with sufficient resources to:
    . Retire a portion of the remaining balance due to subordinated debt holders
    . Support operations until a desktop software transaction can be negotiated

A desktop software transaction, if consummated, is expected to provide the Company with sufficient resources to:
    .  Retire the remaining balance due subordinated debt holders
    .  Retire the $1,000,000 bridge note (see note 7)
    . Pursue a focused strategy of growing the systems software remaining business.

Management believes the proceeds of the transactions discussed above will provide the Company with the ability to meet its cash flow obligations. Accordingly, the financial statements have been prepared on the basis of a going concern, which contemplates realization of assets and satisfaction of liabilities in the normal course of business.

3.     Restructuring

As a result of rapidly changing market conditions, in December 2000 the Company's Board of Directors authorized management to make a 40% workforce reduction affecting all divisions of the Company in order to reduce future cash expenditures. The restructuring charges were determined based upon plans submitted by the Company's management and approved by the Board of Directors. As a result of the workforce reduction, the Company exited four leased facilities and disposed of fixed assets (mainly computer equipment and trade show assets) that were no longer necessary for future operations. Future lease obligations of facilities exited were accrued net of estimated sub-lease income to be generated through the lease term. Computer equipment and trade show assets no longer necessary for operations were written down from a carrying amount of $3.1 million to their anticipated net realizable value. As a result of the workforce reductions, termination of leases and disposal of fixed assets, the Company recorded restructuring charges of $3,782,000 during the first quarter of fiscal 2001. In the fourth quarter of fiscal 2001, the Company refined the net realizable value of equipment no longer necessary in operations that was identified in the December 2000 restructuring plan, which resulted in an additional charge of $1,191,000. The remaining balance of the accrual was utilized during the quarter ending March 31, 2003 upon expiration of the remaining leases.

(in thousands)                                  Severance and         Lease     Fixed asset
                                               Related Charges    Terminations   Disposals     Other      Total
                                               ---------------    ------------   ---------     -----      -----
Charge in December 2000                         $       1,470     $     1,555    $     594    $   163    $  3,782
Charge in September 2001                                    -               -        1,191          -       1,191
                                               ---------------------------------------------------------------------
  Total charges                                         1,470           1,555        1,785        163       4,973
Adjustments to December 2000 charge                         -            (503)         503          -           -
Amount paid in fiscal 2001, net                        (1,470)           (707)           -         (2)     (2,179)
Non-cash charges                                            -               -       (2,288)      (161)     (2,449)
                                               ---------------------------------------------------------------------
  Accrued liabilities at September 30, 2001                 -             345            -          -         345
Adjustments to December 2000 Charge                         -             (61)         121          -          60
Amount paid in fiscal 2002, net                             -            (191)           -          -        (191)
Non-cash charges                                            -               -         (121)         -        (121)
                                               ---------------------------------------------------------------------
Accrued liabilities at September 30, 2002        $          -     $        93    $       -    $     -    $     93
                                               ---------------------------------------------------------------------
Amount paid in fiscal 2003, net                             -             (93)           -          -         (93)
                                               ---------------------------------------------------------------------
                                                 $          -     $         -    $       -    $     -    $      -
                                               =====================================================================

4.   Acquisitions

On October 15, 2001, the Company completed the asset purchase of MediaSite, Inc. and formed the media systems business in order to provide automated rich media publishing, management and access solutions. Under terms of the purchase agreement, a wholly-owned subsidiary of the Company purchased the majority of the assets of MediaSite and assumed certain of its liabilities in exchange for 3,880,000 shares of the Company's common stock and 300,000 warrants valued at $1.20 per share. Also as part of the purchase, the Company capitalized $490,000 in closing costs, $3,101,000 in assumed liabilities and a $365,000 advance that was issued to MediaSite in September 2001. Approximately $9,100,000 of the purchase price was allocated to intangible assets. The Company obtained an independent appraisal, which resulted in an allocation of $120,000 to the Carnegie Mellon University license agreement, $130,000 to the MediaSite trade name and $1,400,000 to acquired technology. All three were determined to have useful lives of 5 years and will be amortized to cost of goods sold. The remaining balance of $7,450,000 was assigned to goodwill and, in accordance with SFAS No. 142, will not be amortized, but will be reviewed annually for impairment.

On February 12, 2002 the Company's services division purchased all the intellectual property rights to Media Taxi (TM) from Los Angeles based Digital Savant, Inc. in exchange for $100,000 and 221,000 shares of the Company's common stock. Media Taxi is a widely deployed browser-based media asset management system focused on streamlining the management and distribution of marketing and publicity materials for the entertainment industry. A large portion of the acquisition price, $430,000, was assigned to goodwill and, in accordance with SFAS No. 142, will not be amortized, but will be reviewed annually for impairment. The remaining $240,000 was assigned to purchased technology and will be amortized to cost of services over two years.

5.   Goodwill and Other Intangible Assets - Adoption of Statement No. 142

In July 2001, the FASB issued SFAS No. 142 Goodwill and Other Intangible Assets, which established financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. The Company early adopted SFAS No. 142 on October 1, 2001, the beginning of its fiscal year. SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but, instead, tested at least annually for impairment. Accordingly, the Company reclassified the net book value of assembled workforce to goodwill and ceased amortization of all goodwill, on October 1, 2001. Intangible assets that have finite useful lives, primarily developed technology and know-how, continue to be amortized over their useful lives.

The standard also requires that goodwill be tested for impairment annually. In the year of adoption, the standard required a transitional goodwill impairment evaluation, which was a two-step process. The first step was a screen for whether there was an indication that goodwill was impaired as of October 1, 2001. At this time, the Company had two reporting units - software and services. The entire goodwill balance, which had resulted from the 2000 acquisitions of STV Communications, Inc. and International Image Services, Inc., related to the services unit. To determine if the goodwill was impaired, the company retained an independent appraisal firm to perform a valuation of the services unit using the criteria prescribed under FAS 142. As of December 2001, the appraisers completed this first step, which indicated that goodwill recorded during the 2000 acquisitions mentioned above was impaired as of October 1, 2001.

For the second step, the Company used the services of the same independent appraisal firm to compare the implied fair value of the affected reporting unit's goodwill to its carrying value in order to measure the amount of impairment. The fair value of goodwill was determined by allocating the reporting unit's fair value to all of its assets and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141 Business Combinations. As of December 2001, the appraisers concluded that goodwill was 100% impaired. Therefore, the Company recorded an impairment loss of $44.7 million as a cumulative effect of a change in accounting principle in its statement of operations.

The circumstances leading to the goodwill impairment related to: 1) the decreased demand for digital services such as encoding (especially from dot coms); 2) significant reductions of STV's workforce; 3) the Company's decreased market capitalization; and 4) a history of cash flow and operating losses for the services unit. These negative trends provided evidence that initial growth expectations of STV and International Image did not materialize. The fair value used to determine the impairment was based on a combination of discounted cash flow valuation techniques, market transactions and the prices of publicly traded comparable companies.

6.   Convertible Subordinated Debt

In January and February 2002, the Company completed a $7,125,000 offering of convertible subordinated debt with several investors. The promissory notes ("Notes") bear interest at 10% per annum and require the Company to repay principal (if not converted) in monthly installments commencing on August 1, 2002. The aggregate amount of such monthly installments for all the Notes is $330,000 with a final installment in the aggregate amount of $1,181,000 due on the maturity date of February 1, 2004.

The Notes include a covenant requiring the Company to have $2.5 million of available cash or debt at the end of each quarter. At March 31, 2003 total cash and available debt was not sufficient to satisfy the covenant.

In December 2002, the Company reached an agreement with lenders totaling $4.75 million of original principal of the Notes to modify the original repayment terms. The terms of the agreement defer approximately $900,000 of past due and future principal payments until the earlier of January 20, 2003 or the completion of one of the transactions contemplated in "Liquidity and Managements Plan", the ("Transaction"). In return, the Company agreed to provide the lenders with a second collateral position in all the assets of the Company and to increase the rate of interest to 12% per annum. In addition, the Company reached an agreement with lenders of original principal totaling $1.5 million to accelerate the date on which payment in full of the Notes would be due to the earlier of June 1, 2003 or the completion of the Transaction.

The agreement reached in December 2002 with the largest of the subordinated lenders expired but was extended in April 2003 to the earlier of completion of a Transaction or June 30, 2003. As consideration for extension, the Company agreed to reduce the exercise price of 775,511 warrants issued along with the convertible notes from their original exercise price of $2.94 per share to an amount equal to the average of the closing price on the 10 trading days preceding and following April 7, 2003. The Company anticipates using a significant portion of the proceeds from the sale of the media services business to repay the debt.

The Notes may be converted into shares of our common stock, in whole or in part, at any time. The conversion price is $2.45 per share, subject to potential anti-dilution adjustments. The Investors also received 1,163,000 warrants to purchase shares of common stock at an exercise price of $2.94.

The Company also paid the placement agents $502,000 in commissions and issued them 154,000 warrants to purchase common stock at an exercise price of $2.94. The commissions and value of the warrants are classified as debt issuance costs in the accompanying balance sheet. As mentioned above, 775,511 warrants were repurchased in April 2003.

Warrants granted to the Investors and the placement agents expire in February 2006.

The value allocated to the warrants issued was measured at the date of grant because the number of shares was fixed and determinable. The value was determined based upon a Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 3%, dividend yield of 0%, expected common stock market price volatility factor of 1.5 and the expected life of the warrants. The valuation of the investor warrants reduced the carrying value of the debt by $2.8 million and was recorded as a debt discount. The debt discount recorded for the warrant valuation caused a beneficial embedded conversion feature valued at $3.5 million, which was recorded as an additional debt discount.

The debt discount is being amortized using an effective interest method over the two-year term of the debt. The unamortized balance of the debt discount at March 31, 2003, was $1,474,000. The debt issuance costs are being amortized using the straight-line method over the two-year term of the debt.

7.   Bridge Note

In November 2002 the Company completed a bridge financing transaction of $1,000,000 with the brother of Rimas Buinevicius, Chief Executive Officer. Mr. Buinevicius abstained from board of director discussion regarding approval of the transaction. The note is backed by substantially all the assets of the Company and is due, along with $250,000 of interest, at the earlier of March 2003 or upon completion of a transaction generating sufficient cash to allow for payment. Although the note has matured, the lender has not demanded payment. The Company expects to repay the note with the proceeds of a desktop software business, if consummated.

8.   Discontinued Operations

In February 2003 the Company signed a Letter of Intent for the sale of assets utilized in the Media Services division. Certain terms and conditions have continued to be the subject of negotiation. Subject to completion of various requirements of the proposed buyer, the Company expects to complete a transaction during the quarter ending June 30, 2003. The sale is expected to result in cash proceeds of approximately $6.0 million including an estimate of the value of net working capital. Accordingly, the Company expects to present Media Services as a discontinued operation in the third fiscal quarter. As of March 31, 2003 the carrying amounts of the major classes of assets and liabilities of the Media Services division were as follows:

                                                       March 31,
                                                         2003
                                                    ---------------
           Current Assets                             $   2,209

           Fixed Assets, net                              5,070

           Other Assets                                     578

           Current Liabilities                             (183)

           Other Liabilities                               (166)

9.   Employee Stock Options

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option plans. Had the Company accounted for its stock option plans based upon the fair value at the grant date for options granted under the plan, based on the provisions of SFAS 123, the Company's pro forma net loss and pro forma net loss per share would have been as follows (for purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period):

                                       Three Months Ended     Six Months Ended
                                             March 31,            March 31,
                                         2003       2002       2003       2002
                                         ----       ----       ----       ----
Pro forma net loss (in thousands)      ($2,256)   ($3,787)   ($5,909)  ($51,960)
Pro forma net loss per share            ($0.08)    ($0.14)    ($0.21)    ($1.98)

Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the minimum value method of that Statement for option grants made prior to the Company's initial public offering and the Black-Scholes method for grants made subsequent to such offering. With the exception of volatility (which is ignored in the case of the minimum value method), the following weighted-average assumptions were used for all periods presented: risk-free interest rates of 1.7% to 6%, dividend yields of 0%; expected common stock market price volatility factors ranging from .50 to 1.38 and a weighted-average expected life of the option of one to five years.

Item 2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the consolidated financial position and results of operations of the Company should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this form 10-Q and the Company's annual report filed on form 10-K for the fiscal year ended September 30, 2002. In addition to historical information, this discussion contains forward-looking statements such as statements of the Company's expectations, plans, objectives and beliefs. These statements use such words as "may," "will," "expect," "anticipate," "believe," "plan," and other similar terminology. Actual results could differ materially due to changes in the market acceptance of our products, market introduction or product development delays, our ability to effectively integrate acquired businesses, global and local business conditions, legislation and governmental regulations, competition, our ability to effectively maintain and update our product portfolio, shifts in technology, political or economic instability in local markets, and currency and exchange rate fluctuations.

Overview

In accordance with FAS 131 disclosure on segment reporting, the SEC's guidance has been to present financial information in a format that is used by the Company's management to make decisions. The Company is a leading provider of professional rich media solutions with three primary revenue centers:

Desktop Software develops sophisticated software tools used by professionals and hobbyists for the creation, editing and publishing of digital audio and video. We currently focus our software efforts on the Sound Forge(R), ACID(TM), and Vegas(R) Video platforms.

Systems Software (formerly MediaSite) develops automated rich-media applications and scalable solutions that allow media owners - including entertainment companies, educational institutions, corporations and government organizations - to deploy, manage, index and distribute video content on IP-based networks.

Services supplies media digitization, management and delivery solutions for various industries, particularly the entertainment sector. These services consist of conversion, reformatting and encoding of television, film and other video content for multiple delivery platforms.

These three revenue centers, along with their respective production costs, are analyzed independently from each other. However, because the majority of operating expenses support all revenue centers, all items below gross margin are analyzed on a combined basis.

Critical Accounting Policies

We have identified the following as critical accounting policies to our company and have discussed the development, selection of estimates and the disclosure regarding them with the audit committee of the board of directors:
   . Revenue recognition, sales returns, allowance for doubtful accounts and other credits;
   . Impairment of investments and
   . Impairment of long-lived assets.

Revenue Recognition, Sales Returns, Allowance for Doubtful Accounts and Other Credits
We recognize revenue for licensing of software products upon shipment, net of estimated returns, provided that collection is determined to be probable and no significant obligations remain. Product revenue from distributors is subject to agreements allowing limited rights of return, rebates, and price protection. Accordingly, we reduce revenue recognized for estimated future returns, price protection when given, and rebates at the time the related revenue is recorded or promotion is offered. The estimates for returns are adjusted periodically based upon historical rates of returns, inventory levels in the distribution channel, and other related factors. The estimates and reserves for rebates and price protection are based on historical rates. While management believes it can make reliable estimates for these matters, nevertheless unsold products in these distribution channels are exposed to rapid changes in consumer preferences or technological obsolescence due to new operating environments, product updates or competing products. Significant judgments and estimates must be made and used in connection with establishing reserves for sales returns, price protection and rebates in any accounting period. Material differences may result in the amount and timing of our revenue for any period if we made different judgments or utilized different estimates. During fiscal 2001, returns from software products sold to consumer retail distributors were higher than historical rates incurred in fiscal 2000 and 1999. In response to economic factors affecting the consumer retail market, we began recording revenues to consumer retail distributors on a consignment basis in September 2001.

Please refer to Note 1 of our Notes to Consolidated Financial Statements for further information on our revenue recognition policies.

The preparation of our consolidated financial statements also requires us to make estimates regarding the collectability of our accounts receivables. We specifically analyze the age of accounts receivable and analyze historical bad debts, customer concentrations, customer credit-worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts.

Impairment of Investments

We periodically evaluate whether any estimated decline in the fair value of our long-term investment is other-than-temporary. Significant judgments and estimates must be made to assess the fair value of our investment and determine whether an other-than-temporary decline in fair value of our investment has occurred. This evaluation consists of a review of qualitative and quantitative factors, review of publicly available information regarding the investee and discussions with investee management. Since our investment is in a private company with no quoted market price, we also consider the implied value from any recent rounds of financing completed. Based upon an evaluation of the facts and circumstances during the quarter ended June 30, 2002, we determined that our investment had a significant decline in fair value and that we were unlikely to recover most, if any, of our investment. Accordingly, we wrote off the entire $514,000 balance.

Impairment of long-lived assets

We assess the impairment of goodwill on an annual basis or whenever events or changes in circumstances indicate that the fair value of the reporting unit to which goodwill relates is less than the carrying value. Factors we consider important which could trigger an impairment review include the following:

..    poor economic performance relative to historical or projected future operating results;

..    significant negative industry, economic or company specific trends;

..    changes in the manner of our use of the assets or the plans for our business; and

..    loss of key personnel

If we determine that the fair value of a reporting unit is less than its carrying value including goodwill, based upon the annual test or the existence of one or more of the above indicators of impairment, we would then measure impairment based on a comparison of the implied fair value of reporting unit goodwill with the carrying amount of goodwill. The implied fair value of goodwill is determined by allocating the fair value of a reporting unit to its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of reporting unit goodwill. To the extent the carrying amount of reporting unit goodwill is greater than the implied fair value of reporting unit goodwill, we would record an impairment charge for the difference.

The Company evaluates all of its long-lived assets, including intangible assets other than goodwill, for impairment in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 requires that long-lived assets and intangible assets other than goodwill be evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. Should events indicate that any of the Company's assets are impaired; the amount of such impairment will be measured as the difference between the carrying value and the fair value of the impaired asset and recorded in earnings during the period of such impairment.

Results of Operations

The following chart has been presented to add clarification and should be read in conjunction with the consolidated financial statements.

                                  Three Months ended March 31,                Six months ended March 31,
                                    2003                  2002                 2003               2002
                          ------------------------------------------------------------------------------------
  Desktop software
      license fees           $  4,103       100%     $  3,608     100%   $   8,051     100%    $  7,161     100%
  Cost of desktop
      software license
      fees                        712        17           846      23        1,386      17        1,809      25
                          ------------------------------------------------------------------------------------------
   Gross margin-desktop
      software license
      fees                   $  3,391        83%     $  2,762      77%   $   6,665      83%    $  5,352      75%

  Systems software
      license fees           $    218       100%     $    405     100%   $     391     100%    $    543     100%
  Cost of systems
  software license fees           186        85           123      74          343      88          159      29
                          ------------------------------------------------------------------------------------------
    Gross margin-systems
  software license fees      $     32        15%     $    282      26%   $      48     12%     $    384      71%

  Services                   $  2,034       100%     $  2,438     100%   $   3,945     100%    $  4,785     100%
  Cost of services              1,615        79         1,795      74        3,266      83        3,575      75
                          ------------------------------------------------------------------------------------------
    Gross margin-services    $    419        21%     $    640      26%   $     679      17%    $  1,210      25%

Revenue from Software License Fees

Software license fees in the Statement of Operations includes both desktop and systems software.

Revenues from desktop software license fees consist of fees charged for the licensing of Windows based software products. The Company's primary focus is on the platforms of ACID(R), Sound Forge(R), CD Architect(R) and Vegas(R) Video. These software products are marketed to both consumers and producers of digital media. We reach both our domestic and international markets through traditional retail distribution channels, our direct sales effort and OEM partnerships.

Q2-2003 compared to Q2-2002 and YTD-2003 (six months) compared to YTD-2002 (six months)

Net revenues from desktop software license fees increased $495 or 14% from Q2-2002 to Q2-2003. The net changes resulted from the following items:

     . $1,257 of the increase resulted from sales of the release of Vegas 4.0 and its complimentary DVD architect product during the quarter. Total Video product revenues were 47% of desktop software revenues.
     . ACID and ACID Loop sales decreased $604 from Q2 2002. ACID was impacted by apparent reluctance of retail channel partners to commit to reloading of store inventory and implementation of typical promotional incentives with the pending sale of the business as well as Best Buy's decision to discontinue carrying our professional products in late fiscal 2002.

Net revenues from desktop software license fees increased $890 or 12% from YTD Q2-2002 to YTD Q2-2003. The net changes resulted from the following items:

     . $1,186 of the increase resulted from sales of the release of Vegas 4.0 and its complimentary DVD architect product during the quarter.
     . $510 of the increase resulted from sales of CD Architect. CD Architect development was discontinued in December 2000 and the product had no sales in 2002. In late 2002, we put additional development effort into the product and released a new version in Q1-2003.
     .    ACID and ACID Loop sales decreased $539 from YTD Q2 2002.

Gross Margin from Software License Fees

Costs of software in the Statement of Operations includes both desktop and systems software.

Included in costs of desktop software license fees are product material costs, assembly labor, freight, royalties on third party technology or intellectual content, and amortization of previously capitalized product development and localization costs.

Q2-2003 software gross margin dollars increased over Q2-2002 by $629 or 23%. The improved margins on a percentage of revenues basis can be attributed to:
     . A reduction in material costs associated with an increase in the number of electronic downloads (in Q2-2003, 32% of sales were electronic downloads vs. 19% in Q2-2002).
     .    Reduced obsolescence and scrap due to lower inventory levels.

YTD Q2-2003 software gross margin dollars increased over YTD Q2-2002 by $1,313 or 25%. The improved margins on a percentage of revenues basis can be attributed to:
     . Q1-2002 margins were negatively impacted by a one-time write-off of MPEG licenses as a result of a contract termination.
     . A reduction in material costs associated with an increase in the number of electronic downloads (in YTD Q2-2003, 29% of sales were electronic downloads vs. 22% in YTD Q2-2002).
     .    Reduced obsolescence and scrap due to lower inventory levels.

Revenue from Systems Software

Revenue from our Systems software division, established upon the acquisition of MediaSite, consist of fees charged for the licensing of software products and custom software development. The primary focus is on the MediaSite Live(TM) platform released in June 2002. In addition, the division markets MediaSite Publisher(TM) and custom development solutions. Both products and the custom development efforts are marketed to government agencies, educational institutions, and corporations who need to deploy, manage, index and distribute video content on IP-based networks. We reach both our domestic and international markets through reseller networks, a direct sales effort and Integrator partnerships.

System software revenues in Q2-2003 totaled $218; Q2-2002 sales were $405. The revenues can be segmented as follows:
     .    MediaSite Live, accounted for nearly all sales in Q2-2003.
     . MediaSite Publisher sales were $263 for Q2-2002. Custom development for a Federal agency accounted for $142 of revenue in Q2-2002. This contract was completed in May 2002.

System software revenues in YTD Q2-2003 totaled $391; YTD Q2-2002 sales were $543. The revenues can be segmented as follows:
     .    MediaSite Live, accounted for nearly all sales in YTD Q2-2003.
     .    MediaSite Publisher sales were $280 for YTD Q2-2002.
     . Custom development for a Federal agency accounted for $263 of revenue in Q2-2003. This contract was completed in May 2002.

Gross Margin from Systems Software

The significant components of cost of systems include:
  . Cost of hardware that is bundled with MediaSite Live. Live sales should typically result in gross margins of approximately 60%.
  . Amortization of MediaSite acquisition amounts assigned to purchased technology and other identified intangibles. We will be amortizing approximately $100 per quarter over the next 4 years for the identified intangibles of the MediaSite purchase.

Revenue from Services

Revenue from services includes tape duplication for broadcast distribution, broadcast standard conversions, audio and video encoding, as well as fees for consulting and development services.

Revenue from services declined $404 or 17%, from Q2-2002 to Q2-2003. Sales for the operations in Los Angeles accounted for the majority of the difference. Revenues from smaller customers were impacted to a greater extent than that of our largest customers and appear to be a result of an overall decline in entertainment industry advertising revenue. For the quarter, our traditional duplication and conversion services accounted for all of the quarter-to-quarter decline. Our digital restoration, digital conversion, encoding and High Definition services were just under $300 in both periods. Revenues from consulting and the MediaTaxi technology, acquired from Digital Savant in February 2002, amounted to $13 during Q2-2003. The YTD decline of $840 or 18% from YTD Q2-2002 to YTD Q2-2003 resulted from trends similar to the above.

Gross Margin from Services

Costs of services include compensation, benefits and other expenses associated with production personnel, videotape costs, depreciation on production equipment and an allocation for general and administrative expenses such as facility costs. These costs have become relatively stable and fixed in dollars since Q3-2001.

Gross Margin from services declined from 26% to 21% from Q2-2002 to Q2-2003. The decline relates to the revenue decreases discussed above and demonstrates the fixed nature of our cost of services. The headcount of production staff in Media Services declined from 62 in Q2-2002 to 57 in Q2-2003. However, those savings were offset slightly by $60 of amortization for the MediaTaxi technology acquired in February 2002.

Operating Expenses

The following chart is provided to add clarification by presenting items as a percentage of total revenues. This should be read in conjunction with the unaudited consolidated financial statements presented in this filing.

                                               Three months ended             Six months ended
                                                   March 31,                      March 31,
                                               2003          2002           2003          2002
                                             ------------------------------------------------------
Total revenues                                    100%          100%           100%          100%
Cost of revenues                                   39            43             40            44
                                             ------------------------------------------------------
  Gross margin                                     61            57             60            56

Operating expenses
  Selling and marketing expenses                   29            29             34            35
  General and administrative expenses              25            26             27            26
  Product development expenses                     21            28             23            29
                                             ------------------------------------------------------
      Total operating expenses                     75            83             84            90
                                             ------------------------------------------------------

  Loss from operations            -14%          -26%         -24%         -34%
                                 ===============================================

Selling and Marketing Expenses

Selling and marketing expenses include: wages and commissions for sales, marketing, business development and technical support personnel; our direct mail catalog; and co-operative advertising with our software distributors, print advertising and various promotional expenses for our products, services and systems. Timing of these costs may vary greatly depending on introduction of new offerings and entrance into new markets.

   Q2-2003 compared to Q2-2002 and YTD-2003 (six months) compared to YTD-2002
                                  (six months)

Selling and marketing expenses as a percentage of revenues and in gross dollars remained relatively flat for both the quarter and YTD periods, although the mix across divisions varied significantly.

The $66 or 3.5% decrease from Q2-2002 to Q2-2003 is attributable to:
  . Nearly $100 decline in salaries, benefits, and travel for systems sales staff. In Q1-2003, we terminated two executives who worked primarily on the systems efforts.
  . A $42 decline in public relations spending related to systems efforts in the government channel.
  . Approximately $50 savings in desktop software advertising as Q2-2003 desktop spending was primarily focused on the direct channel.
  . Nearly $65 increase in direct catalog expenditures, primarily to promote the Vegas Video launch. There was not a major launch of any new product in Q2-2002.
  . A $30 increase in Tradeshow spending for a mix of systems and desktop related tradeshows.

The $96 or 2.2% YTD decline resulted from offsets of the following variances:
  . $270 decrease in direct catalog expenditures, $130 of which related to the acquisition of mailing lists. Over the past year we have built a larger database of names and no longer have to rely heavily on expensive lists for our catalog campaigns. Also, we promoted more special offers through less expensive email advertising in 2003.
  . $400 increase in systems sales personnel expense of which $300 related to the Q1-2003 termination of two executives. The executives had severance arrangements that were expensed in Q1-2003.
  . Cooperative and other desktop advertising declined $170 from year-to-year. Due to the nature of the Q1-2003 marketing development activity, $190 was recorded as a direct reduction of revenue rather than sales expense.

Direct sales and marketing expenses for Media Services, all of which will be eliminated upon sale of the Media services division, amounted to $340 for Q2-2003 and $710 for YTD.

General and Administrative Expenses

General and administrative ("G&A") expenses consist of personnel and related costs associated with the facilities, finance, legal, human resource and information technology departments, as well as other expenses not fully allocated to functional areas.

   Q2-2003 compared to Q2-2002 and YTD-2003 (six months) compared to YTD-2002
                                  (six months)

G&A expenses as a percentage of revenues and in gross dollars remained relatively flat for both the quarter and YTD periods.

The $78 or 4.7% decline from Q2-2002 to Q2-2003 resulted from:
  . $55 reversal of the remaining accrual related to the 2000 restructuring. With the end of a building lease in February 2002, we no longer have any expenditures related to the restructuring.
  . $60 decline in consulting expenses. 2002 had costs related to corporate branding and financing efforts.
  . The above declines were slightly offset by an increase in legal fees related to various defense costs and general corporate activity regarding the sale of business units.

The YTD increase of $22 or 1% resulted from offsets of the above quarter variances and:
  . A Q1-2003 increase in legal fees, which reflects various defense costs and general corporate activity regarding the sale of business units.

Direct general and administrative expenses for Media Services, all of which will be eliminated upon sale of the Media services division, amounted to $130 in Q2-2003 and $330 for YTD. We also expect reductions in indirect expenses, related to services provided by corporate staff and facilities, as a result of the pending Media Services transaction.

Product Development Expenses

Product development expenses include salaries and wages of the software research and development staff and an allocation of benefits, facility and administrative expenses. Fluctuations in product development expenses correlate directly to changes in headcount.

   Q2-2003 compared to Q2-2002 and YTD-2003 (six months) compared to YTD-2002
                                  (six months)

Product development expenses declined $486 or 27% from Q2-2002 to Q2-2003 and $772 or 21% for the YTD. Attrition and workforce reductions in the Systems division accounted for nearly $300 (quarter) and $400 (YTD) of the change. The reduction in systems staff reflects a decision to focus on the newer MediaSite Live product and offer no near term upgrades of the MediaSite Publisher product. The remaining declines for both quarter and YTD related to attrition in both the desktop and services business.

In accordance with SFAS Number 86, the Company capitalizes the cost of development of software products that have reached technological feasibility and then amortizes that cost over the anticipated life of the product. No development costs for our core product line were capitalized during fiscal 2002 or the first quarter of 2003. Amortization of capitalized software development was $55 in Q1-2002 and relates to Viscosity(TM), which was a result of the Jedor acquisition in February 2000. Viscosity was fully amortized in January 2002.

Going forward we do not anticipate that any fiscal 2003 software development efforts will qualify for capitalization under SFAS Number 86.

Direct Product development expenses for Media Services, all of which will be eliminated upon sale of the Media services division, amounted to $83 in Q2-2003 and $163 for YTD.

Other Income (Expense)

The increase in interest expense was due to the subordinated debt issuance in February 2002. (see Note 6 to the consolidated financial statements). In addition, in Q2-2003 and YTD we recorded $150 and $250 of interest expense related to the Bridge note (see note 7 to the consolidated financial statements).

Cumulative Effect of Changes in Accounting Principle

Effective October 2001, the Company adopted Financial Accounting Standards Board ("SFAS") No. 142, "Goodwill and Other Intangible Assets." Under the new rules, the Company ceased the amortization of goodwill associated with the services reporting unit, which included the acquisitions of STV Communications and International Image. Implementation of the new rules also requires an assessment of the carrying value of goodwill using a number of criteria, including the value of the overall enterprise as of October 1, 2001. The Company retained an independent appraisal firm to assist in the assessment, which resulted in a $44,732 write off of the entire remaining value of goodwill associated with the services reporting unit. Future impairment charges, if any, associated with MediaSite or other acquisitions will be reflected as an operating expense in the statement of operations.

Liquidity and Capital Resources

Cash used in operating activities was $1,591 for YTD Q2-2003 compared to $3,933 in YTD Q2-2002. Cash used in operations decreased $2,342 due in part to a reduction in operating expenses and improved gross margins from the desktop software business - leading to reduced loss from operations from $4,283 in YTD Q2-2002 to $2,991 in YTD Q2-2003. YTD Q2-2002 had greater outflows related to accounts payable assumed in the MediaSite transaction and YTD Q2-2003 had improved collections on accounts receivable.

Cash used in investing activities was $22 in Q2-2003 compared to $837 in Q2-2002. The investing activities in the prior year included $579 for the MediaSite acquisition. In addition, due to our current financial status, capital expenditures were limited in the current quarter. No significant investing activity is expected in the near future.

Cash provided by (used in) financing activities was ($909) in YTD Q2-2003 compared to cash provided of $5,092 in Q2-2002. In Q1-2003 we completed a bridge financing transaction of $1,000 with the brother of Rimas Buinevicius, Chief Executive Officer. We also incurred an additional $69 of debt under the employee deferred compensation plan. The salary deferral and resulting increases to debt concluded in December. The notes under the deferred compensation plan begin to mature in January 2004. During YTD Q2-2003 we also paid $451 of the line of credit of our Canadian operations. In Q1-2002, we deposited $1,000 with the Ontario Superior Court of Justice to be held in trust until settlement of a lawsuit with the former shareholders of International Image. We settled with those former shareholders in summer and fall of 2002 and the deposit was returned. In YTD Q2-2002 we issued convertible subordinated notes, net of expenses of $6,675 (see note 6)


Recent Developments Impacting Liquidity

In February 2003 the Company announced it had entered into a non-binding Letter of Intent ("LOI") for the sale of assets utilized in the Media Services division. Although exclusivity provisions of the LOI have expired, the Company has continued to negotiate with the party that executed the LOI as well as other interested third parties. The Company expects to complete the sale of the services business for approximately $6 million, including an estimate of the value of net working capital acquired, during the quarter ending June 30, 2003. The transaction is subject to completion of certain conditions of the buyer including satisfactory due diligence and assignment of certain contracts.

In addition to the anticipated sale of the services business, the Company is in discussions with multiple, qualified parties concerning the sale of our desktop software business. Although no sale or exclusivity agreements have been entered into regarding the desktop business, the Company expects to enter into a definitive sale agreement with one of the interested parties and close the transaction in mid 2003, which also may be subject to approval by our stockholders.

The Media Services transaction, if consummated, is expected to provide the Company with sufficient resources to:
   . Retire a portion of the remaining balance due to subordinated debt holders . Support operations until a desktop software transaction can be negotiated

A desktop software transaction, if consummated, is expected to provide the Company with sufficient resources to:
   . Retire the remaining balance due subordinated debt holders
   . Retire the $1,000,000 bridge note (see note 7)
   . Pursue a focused strategy of growing the systems software business.

Item 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Derivative Financial Instruments

The Company is not party to any derivative financial instruments or other financial instruments for which the fair value disclosure would be required under SFAS No. 107, Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments. The Company's cash equivalents consist of overnight investments in money market funds that are carried at fair value. Accordingly, we believe that the market risk of such investments is minimal.

Interest Rate Risk

The Company's cash equivalents are subject to interest rate fluctuations, however, we believe this risk is immaterial due to the short-term nature of these investments.

Foreign Currency Exchange Rate Risk

All international sales of our software products are denominated in US dollars. However, the majority of transactions for our services division in Toronto are denominated in Canadian dollars. Although these transactions are not generally subject to significant foreign exchange rate gains and losses, they are translated into US dollars as part of our consolidated financial statements and therefore fluctuations in the exchange rate will affect our consolidated financial statements. The Canadian dollar has been stable relative to the US dollar and we have not engaged in any foreign currency hedging activities.


Item 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Based on evaluations as of a date within 90 days of the filing date of this report, our principal executive officer and principal financial officer, with the participation of our management team, have concluded that our disclosure controls and procedures (as defined in Rules 13a-14 (c) and 15d-14 (c) under the Securities Exchange Act) are effective to ensure that information required to be disclosed by us in reports that we file or submit under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

Changes in Internal Controls

There were no significant changes in our internal controls or in other factors that could significantly affect these internal controls subsequent to the date of their most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                            PART II   OTHER INFORMATION

Item 3.   DEFAULTS UPON SENIOR SECURITIES

In December 2002, the Company reached an agreement with lenders totaling $4.75 million of original principal of the subordinated notes to modify the original repayment terms. The terms of the agreement defer approximately $900,000 of past due and future principal payments until the earlier of January 20, 2003 or the completion of one of the transactions contemplated in "Liquidity and Managements Plan", the ("Transaction"). In return, the Company agreed to provide the lenders with a second collateral position in all the assets of the Company and to increase the rate of interest to 12% per annum. The agreement was extended in April 2003 to the earlier of completion of a Transaction or June 30, 2003. As consideration for extension, the Company agreed to reduce the exercise price on 725,511 warrants issued along with the convertible notes from their original exercise price of $2.94 per share to an amount equal to the average of the closing price on the 10 trading days preceding and following April 7, 2003. The Company anticipates using a significant portion of the proceeds from the sale of the media services business to repay the debt.

The Notes include a covenant requiring the Company to have $2.5 million of available cash or debt at the end of each quarter. At March 31, 2003 total cash and available debt was not sufficient satisfy the covenant.

                                   Appendix C

                                                                      Appendix C

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


IN ADDITION TO HISTORICAL INFORMATION, THIS ANNUAL REPORT ON FORM 10-K CONTAINS FORWARD-LOOKING STATEMENTS SUCH AS STATEMENTS OF THE COMPANY'S EXPECTATIONS, PLANS, OBJECTIVES AND BELIEFS. THESE STATEMENTS USE SUCH WORDS AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "BELIEVE," "PLAN" AND OTHER SIMILAR TERMINOLOGY. ACTUAL RESULTS COULD DIFFER MATERIALLY DUE TO CHANGES IN THE MARKET ACCEPTANCE OF SONIC FOUNDRY'S PRODUCTS OR SERVICES, MARKET INTRODUCTION OR PRODUCT DEVELOPMENT DELAYS, GLOBAL AND LOCAL BUSINESS CONDITIONS, LEGISLATION AND GOVERNMENTAL REGULATIONS, COMPETITION, THE COMPANY'S ABILITY TO EFFECTIVELY MAINTAIN AND UPDATE ITS PRODUCT OR SERVICE PORTFOLIO, SHIFTS IN TECHNOLOGY, POLITICAL OR ECONOMIC INSTABILITY IN LOCAL MARKETS AND CURRENCY AND EXCHANGE RATES.

                                     PART I

ITEM 1. BUSINESS

Sonic Foundry was founded in 1991, incorporated in Wisconsin in March 1994 and merged into a Maryland corporation of the same name in October 1996. We categorize our business into three separate operations: desktop software, services and systems software. We conduct our desktop software operations directly through Sonic Foundry, Inc. We conduct our services operations primarily through two subsidiaries, Sonic Foundry Media Services, Inc. and International Image Services Corporation, Inc. d/b/a Sonic Foundry Media Services while our systems software operations are managed from Sonic Foundry Systems Group, Inc. d/b/a Sonic Foundry Media Systems. Our executive offices are located at 1617 Sherman Avenue, Madison, Wisconsin, 53704 and our telephone number is (608) 256-3133. Our corporate website is http://www.sonicfoundry.com. Electronic access to our SEC filings is available at the "Investor Information" section of our website.

Since the early 90's, Sonic Foundry has been writing software code and developing solutions for the creation, manipulation and delivery of digital media. Our initial efforts, which resulted in a Windows-based editing tool for sound, have grown into a full suite of desktop software products utilized by all levels of consumers, from producers of music to consumers of music, from corporate sales teams to web page developers, and from the world's top film and broadcast entertainment companies to proud parents sharing videos with family via the web. Our engineering and sales efforts have established Sonic Foundry as a leading provider of digital media tools on the Microsoft Windows(R) platform.

In 1999, many entertainment and corporate users of our products began to request digital media solutions beyond our commercially available technology. Like the many companies who outgrew their initial off-the-shelf accounting program, these entities desired more robust, automated digital media solutions. In many cases, the parties looked to outsource the process in order to save time and resources.

To capitalize on the growing demand for advanced solutions, we first established, in October 1999, media services operations to provide format conversion and digital encoding solutions to content owners. The media services operation incorporates our existing technology and a wide array of audio and video signal processing algorithms, including our unreleased proprietary automation tools. Primary services include translating analog or digital tapes, CDs, films and other audio and video media into various compression and Internet streaming file formats, including multiple compression rates. Add-on services involve cleaning or filtering recordings for improved quality.

The acquisition of STV Communications, Inc. ("STV") in April 2000 accelerated our media services efforts, especially to Internet related companies. STV offered additional expertise in providing value-added services such as broadcast, live event web casting, production, hosting and encoding of media into various streaming formats.

Our August 2000 acquisition of International Image Services Corporation, Inc. ("II") enabled us to penetrate many of the high-end content producers. II, d/b/a Sonic Foundry Media Services with offices in Hollywood and Toronto, is one of North America's leading suppliers of technical services to the television program distribution market. These services include a number of preprocessing algorithms and technologies used for standards conversions as well as improving analog to digital conversions. Through this subsidiary, we service many popular series such as "The Simpsons" and "The Sopranos"; establishing a brand and reputation that has attracted major studios such as Warner, MGM, 20th Century Fox, Paramount and DreamWorks as well as leading independent production companies including Alliance Atlantis, Carsey-Warner, Hallmark, Endemol, HBO and MTV. In December 2000, the California operations of STV and II were consolidated into Sonic Foundry Media Services, Inc.

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


On October 15, 2001, our systems software operation was formed when our wholly-owned subsidiary, Sonic Foundry Systems Group, Inc. acquired the assets and assumed certain liabilities of MediaSite, Inc. ("MediaSite"), a global pioneer in providing automated rich media publishing, management and access solutions. MediaSite derived its core technology from a Carnegie Mellon University research effort funded by leading government agencies and private corporations. MediaSite's technology (hereafter, the "Media Systems technology") provides for the indexing, searching and retrieving of digital media.

Our internally developed software code, coupled with our acquired systems technology and entertainment relationships/reputation positioned us as a leading media management solutions provider to major motion picture studios, television networks, government agencies, educational institutions and other broadcasters and producers.

Media Management Solutions

We have sought to be the leading single source of digital media solutions, bringing value across the media supply chain through our unique breadth and completeness of software technologies, professional knowledge, expertise and service. To accomplish this goal requires:

     . Developing software technology that: a) replaces traditional, and often more costly, hardware dependent processes; and b) creates new service opportunities to our current entertainment customers.
     . Promoting brand recognition, brand loyalty and productive utilization of, and consumption of, digital media in various vertical software channels.

Capture, restore, digitize and encode existing content

In order to provide users with flexibility of use and distribution, content must exist in a digital format. Our digital media capture technologies run the gamut of capturing audio, video and mixed media signals. Digitization is an important process that allows followon signal processing and signal enhancement to occur. Once digitized and processed, content must be formatted or compressed into various formats to enable delivery or storage. Such formats include MPEG, .WAV, ..AVI, MP3, RealNetwork's RealMedia and Microsoft Windows Media.

Many content owners currently have - by virtue of purchasing our desktop software - the ability to capture, restore and encode media in a Windows environment. See "Sonic Foundry's Reportable Seqments - 1. Desktop Software." What they lack, however, is the in-house expertise and technology to perform those functions efficiently, particularly on larger scales. Though our automation and processing technology, including batching - the simultaneous processing of multiple files that is used exclusively through our service offering - we provide numerous competitive advantages to our clientele. Because many content companies need to ingest large volumes of existing data quickly and accurately in order to efficiently realize the advantages digitization offers, we believe they will pay a premium for automation tools either in the form of systems or services. See "Sonic Foundry's Reportable Segments - 2. Services" and "3. Systems Software."

Store, index, search and retrieve content

Once digitized, content must be stored and retrieved in an efficient manner. Existing search functions for video or audio can provide not only inaccurate results, but also an unwieldy volume of search results, each of which must be viewed or listened to from beginning to end. A true media management solution must allow users to quickly and accurately find a reasonable number of results, winnow such results down further based on specific criteria, and then find specific sections of video or audio as easily as searching documents for words.

Our system technology offers a solutions suite that turns traditional video into "Rich Media" - content that can be catalogued, indexed and searched. Likewise, our technology offers a way to extract information from unstructured media. This approach uses combined speech, language and image understanding technology to transcribe, segment and index linear video. Innovations include rapid retrieval of "video paragraphs," which satisfies an arbitrary subject query based on words in the soundtrack, closed-captioning or other annotations and "video skimming," that enables an accelerated viewing of the key video and audio sequences without the perceptual disturbance of simply speeding up the frame rate and audio. See "Sonic Foundry's Reportable Segments - 3, Systems Software."

Deliver and publish the content

The final function of a media management system is to efficiently distribute the content to users and consumers through numerous distribution methods. Content will be available both live and on-demand. Some content may have embedded marketing along with interactivity allowing for highly targeted programming and data collection. Vertical markets such as the government, education and corporate markets will benefit through targeted distribution. Sonic Foundry's strategic mission is to facilitate this process.

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


The Sonic Foundry solution is based on enabling an enterprise to capitalize on digital media distribution techniques. In particular, the corporate, education and government markets are key vertical market focus areas for our system and service offerings. In government, archiving, searching and retrieving media, both audio and video are becoming a crucial component of surveillance, counter espionage and defense applications. The automated solutions developed through our systems operation offer all of these capabilities and justifies migration to a digital media management solution. Similarly, in the education markets, both traditional and corporate, on-line learning has lacked a key component (the effective indexing and cataloging of information for retrieval), which our solution set specifically addresses. Finally, corporate customers have a need to archive and organize large volumes of collected information varying from sales and marketing information to convention presentations. Once collected, this information needs to be viewable and accessible in order to create value.

The process of managing and automating the workings of the entertainment industry is another focus. Various technologies have been developed that allow for the tracking of media in a vault, automatically duplicating the content and facilitating the distribution of that content to entertainment distributors. Our solutions help improve the operating margins of entertainment customers who seek out expanded forms of distribution at lower costs. In all markets, the Sonic Foundry solution is concentrated on extracting value from media.

Promotion and Development of Traditional Software Tools

We believe we have established ourselves as a leader in the development of media editing, production and encoding software. We have broadened our in-house technology by supporting emerging streaming media standards, licensing a tool for encoding streaming media to Microsoft and developing our own "loss less" audio compression/decompression algorithm (a "codec"). We incorporated our expertise in audio and digital editing into our first professional video-editing product, Vegas(R) Video, in fiscal 2000. Leveraging the Vegas Video technology and early professional acclaim, we introduced a scaled down consumer version, VideoFactory(TM), in September 2000. See "Sonic Foundry's Reportable Seqments -
1. Desktop Software."

We believe a number of digital media savvy employees of our targeted media management audience use our software offerings purchased through commercial and direct channels, and therefore represents a marketing bridge to the media management service and system offering.

In addition, our Acidplanet website and our affiliation with Sony Pictures Digital Entertainment (Sony) promote digital media entertainment.

Current Customer's Analog Needs and Internal Media Services Operating
Efficiencies

The transition to a digital world will not be complete for many years. Over this time period, new services and capabilities that keep our customers at the forefront of the transition effort will be necessary. Our services' customers still need to duplicate, convert and distribute analog content. In order to maintain and build relationships with these content rich enterprises, our traditional services as well as more cost effective and innovative long-term solutions will be required. We believe that this will open larger market opportunities for our products and services.

Our recent work for Metro-Goldwyn-Mayer Studios (MGM) is an example of enhancement opportunities with existing clients. MGM has adopted our Media Collective(TM) technology in managing their film and video re-mastering jobs. Internet browser based technologies have been custom designed to provide job tracking and inventory management of their important media assets. Media Collective demonstrates how databases, web interfaces and report generation will greatly improve operating margins. The objective of this offering and future technologies is to: 1) provide content owners with easier access to and control over their assets and 2) to ultimately expand distribution opportunities. Other technologies currently being developed include automated restoration technologies, software-based dubbing modules and improved on-line searching and retrieval modules. See "Sonic Foundry's Reportable Seqments -2. services."

Sonic Foundry's Reportable Segments

In accordance with disclosure requirements for segment reporting, the SEC's guidance has been to present financial information in a format that is used by the Company's management to make decisions. We have two primary revenue centers reported in our financial statements; software license fees and services. Within the software license fee revenue center, we further break out our operations into desktop and systems related software. We analyze these three segments, along with their respective production costs, independently from each other. However, because the majority of our operating expenses support both revenue centers, we

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


analyze all items below gross margin on a combined basis. We describe these three segments as desktop software, services and systems software.

Please see footnote 11 for financial information regarding segments.

1.  Desktop Software

Our desktop software operation develops sophisticated software tools for the creation, editing and publishing of digital multimedia. Production professionals use our Sound Forge(R), ACID(TM) and Vegas(R) Video tools worldwide for everything from music creation and mastering, to non-linear digital video editing and streaming media development. We distribute our products through retail, direct and OEM channels. Delivery into the direct channel includes both boxed product and electronic download. Generally, software product ships the same day. The production of our software products includes CD duplication, component purchases (manuals, boxes and inserts) and final packaging. Third parties produce, assemble and fulfill all domestic and international orders. We satisfy OEM arrangements by providing the manufacturer with a single master CD and list of serial numbers. We believe there are numerous sources and alternatives to the existing production process. To date, we have not experienced any material difficulties or delays in the manufacture and assembly of our products, or material returns due to product defects.

We also provide customer sales and technical support in a number of different formats; some of which we charge separately for and some of which are included in the price of licensing the software. We provide phone support to assist all our software customers with technical problems they may have installing the software, normally within 30 days of sale. For buyers of our professional level products we provide 60 days of technical support for installation as well as other issues. We also answer technical questions directed to our support staff in email form, provide a user forum on our website and offer paid support through a 900 phone number and annual support plans.

Sales to one distributor, Navarre Corporation, totaled 13%, 18% and 16% of software revenue for the fiscal years ended September 30, 2002, 2001 and 2000.

We categorize our desktop software offerings into the following three key groups:

Creation Products

Creation products consist of the ACID product line, which includes ACID Pro, ACID Style, Super Duper Music Looper(TM) and our catalog of over 100 loop libraries. The ACID product line offers both musicians and non-musicians an easy way to create and play back music via a computer in a multi-track format. ACID allows users to mix and merge audio "loops," which are audio files of drums, guitars, pianos, or any other audio information, into another audio file to create music, all on a royalty-free basis to the end user. ACID allows the user to change tempo, change keys, add new rhythms and add vocals by embedding samples wherever desired, all in real-time. The user can then record finished songs to a CD or encode into various compression formats for Internet delivery or transfer to a portable MP3 device.

Editing Products

Vegas Video and VideoFactory are principally non-linear video editing ("NLE") products with audio features, while Sound Forge and Sound Forge Studio focus on audio NLE capabilities while including some video features. Vegas Video and Sound Forge are generally used by professionals for a variety of digital audio and video editing needs while VideoFactory and Sound Forge Studio are designed with a simplified user interface and features for consumer users. Just as a word-processor can store, edit and transfer textual data more effectively and efficiently than a typewriter, our editors can store, edit, manipulate, and transfer audio or video data more effectively and efficiently than traditional analog editing tools such as a tape recorder. We also carry various products complimentary to our NLE products such as Noise Reduction, a tool for restoring and repairing audio recordings and Batch Converter which allows the user to apply processes and effects across multiple files as well as various audio effects products.

Delivery Products

In October 2002 we announced the reintroduction of our popular Red Book audio CD burning application, CD Architect, to version 5.0 with significant new features and enhancements. With CD Architect, users can extract audio from compact discs or import supported files from their PC. Likewise, users can lay out a professional master CD, ready for manufacturing replication.

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


2.  Services

Our services operations provide digitization, management and delivery solutions for various industries. Traditional fulfillment services consist of duplication, conversion, reformatting and encoding of television, film and audio content for multiple delivery platforms. We also offer MediaWorks, a suite of media asset management tools, which will provide the infrastructure for storage, management and delivery of digital media content.

Our traditional fulfillment services enable clients to meet the demands of distributing audio, video and media content to global markets. Fulfillment includes a detailed, comprehensive assessment of our client's original content to determine its readiness for international distribution. Once this process is complete, we optimize the content and perform international format conversions for traditional broadcast distribution as well as MPEG-1 and -2 conversions for broadband and video-on-demand distribution.

Our digital MediaWorks(TM) services include: MediaCenter - Provides online access to videotape libraries and orders; MediaCollective - Project management tool for internal and vendor/partner use; MediaQC - Enables online viewing of technical evaluation reports and impairments; and MediaTaxi - Technology for managing, distributing, accessing and storing advertising, sales, marketing and publicity materials. MGM adopted MediaCollective to manage and coordinate their film and video re-mastering initiatives. These media asset management efforts may in the future include several additional tools to assist MGM and other media content owners in the future.

In 2002, 85% of our services revenue related to traditional duplication, conversion and reformatting of videotape while the remaining 15% related to digital related services. Although our service operations rely on several major studios, services revenues to the three largest media services customers were 15%, 14% and 12% of total media services revenues in 2002.

The traditional fulfillment services are seasonal and volume tends to mirror that of the television industry with busier periods in the fall and January through March. Normal seasonality is often affected by the impact outside events have on television content or advertising such as the Summer Olympics in September 2000 and the events of September 11, 2001.

Media service's traditional fulfillment services do not have significant backlog. Jobs are often completed within a week of receiving master tapes. After completing duplication, conversion or reformatting, the original master tapes are either stored in our on-site vaults or returned to the studios. The duplicated or repurposed tapes are either sent to the studios or distributed around the globe to broadcasters.

3.  Systems Software

Our systems software business (formerly MediaSite) provides customized development of automated rich-media applications and scalable solutions that allow media and entertainment companies, as well as enterprises, educational and government organizations, to deploy, manage and distribute video content on IP-based networks. Primary products include:



MediaSite Live, a comprehensive solution that combines hardware, software and server technology in one integrated system that allows customers to readily capture, stream, deliver and archive synchronized audio, video and other multimedia presentation collateral without expensive media production equipment and with greater flexibility, convenience and speed than competitive products.

MediaSite Publisher, a product for creating accessible and searchable rich media presentations by using meta-tagging tools to identify and extract audio, video, and other textural cues. Publisher then allows the user to quickly and accurately locate media files by keyword or topic. Users can view scores and descriptive information to determine relevancy of their search results, and watch the returned clips with Publisher's Highlights Indexing Module.

Our system products are typically sold direct or through system integrators and our Live product is incorporated within a third party personal computer. The production of our system software products is generally limited to CD duplication and loading onto the third party hardware, which we do internally. We believe there are numerous sources and alternatives to the existing production process. To date, we have not experienced any material difficulties or delays in the manufacture and assembly of our system products, or material returns due to product defects. We also provide customer sales and technical support through annual support plans.

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


                                OTHER INFORMATION

Potential Sale of Assets

The Company recently determined that operations of our desktop software and services business would not provide sufficient cash flow along with our existing cash reserves to fund planned growth of the systems division and make remaining subordinated debt payments. In response, the Company retained an advisor to evaluate the sale of certain operating assets. As of the reporting date, the Company has received multiple non-binding offers from qualified bidders and we anticipate closing one or more transactions in early 2003. Such a transaction is expected to provide the Company with sufficient resources to:

     .  Retire the remaining balance due subordinated debt holders;
     .  Retire the additional $1,000,000 bridge note;
     . Restructure the Company and aggressively pursue a focused strategy of growing the remaining business.

There can be no assurances the Company will reach an agreement to sell certain assets nor that any such agreement will be completed on terms favorable to the Company or timely enough to avoid disruption of operations.

Competition

Numerous companies offer products or services competing directly or indirectly with our services and software. However, none of these companies can independently offer a matching product line competing one for one with our product line.

Our primary competitors in the automated indexed media arena are Convera and Virage. Our primary competitors in the services space are the leading post-production houses and web-oriented encoding businesses such as Liberty Livewire's Four Media Company, Deluxe, Technicolor and point.360. Our software offerings compete against products from Adobe, Apple, Avid Technology, Microsoft, Pinnacle Systems, RealNetworks and Roxio. Our competitors in the web presentation market include E-studiolive, Polycom, Softv.net, Tegrity and ViewCast.

The markets for our products and services are intensely competitive. Pricing pressure, rapid development, feature upgrades and undefined new technologies characterize the industry. Most of our competitors or potential competitors have significantly greater financial, management, technical and marketing resources than we do. We could also face future competition from other large companies such as IBM, Oracle, Corel or Macromedia. Each of these potential competitors has substantially greater resources than we do and could become a significant competitor.

The primary factors on which we compete are quality, pricing, product features, cross-platform file support, brand marketing and customer support. The relative importance of each factor is dependent on the market and customer group targeted. We believe we compete favorably with respect to these factors, but there can be no assurance that we will continue to do so.

Intellectual Property

To protect our proprietary rights, we rely on a combination of trademark, patent, copyright and trade secret laws, confidentiality agreements with our employees and third parties and "shrink wrap" licenses.

Our products are generally licensed to end users on a "right to use" basis pursuant to a license that is nontransferable and restricts the use of the products to the customer's internal purposes on a designated number of computers. We also rely on copyright laws and on "shrink wrap" and electronic licenses that are not signed by the end user. The enforceability of "shrink wrap" and electronic licenses has not been conclusively determined. We have recently applied for several patents and have registered numerous copyrights, trademarks, domain names, and logos in the United States and foreign countries.

Policing unauthorized use of computer software is difficult, and software piracy is a persistent problem for the software industry. We employ third parties to assist us in locating evidence of piracy of our products and aggressively pursue offenders.

Research and Development

Rapid technological change in the personal computer hardware and software market requires us to maintain high levels of expenditure on development of new features for our existing products and services as well as the introduction of new products

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


and services. We primarily develop our software internally. We occasionally acquire products developed by others by purchasing the stock or assets of the business entity that held ownership rights to the technology. In other instances, we have licensed or purchased the intellectual property ownership rights of programs developed by others with license or technology transfer agreements that may obligate us to pay royalties, typically based on a percentage of the revenues generated by those programs.

During the fiscal years ended September 30, 2002, 2001 and 2000, we spent
$7.2 million, $8.0 million and $7.9 million on internal research and development activities. These amounts represent 28%, 30%, and 30% of total revenues in each of those years.

In October 2001 we acquired the assets of MediaSite which includes the underlying technology of our current MediaSite Publisher and MediaSite Live products for a total of $9.1 million. MediaSite derived its core technology from a Carnegie Mellon University research effort funded by leading government agencies and private corporations for which it obtained a license. Simultaneously with the acquisition, we entered into a license agreement with CMU for the core technology.

In February 2002 we acquired all the intellectual property rights to the Media Taxi(TM) asset management system from Los Angeles based Digital Savant, Inc for $0.7 million. Media Taxi is a widely deployed browser-based media asset management system for distributing marketing and publicity materials which our services business currently markets to our entertainment customers.

Employees

As of September 30, 2002, 2001 and 2000, we had 246, 239, and 445 full-time employees, respectively. The December 2000 restructuring plan resulted in a decline in employees from 2000 to 2001. The continued integration of STV and II identified a number of duplicative positions as well as efforts not core to our strategy. In response, we announced a layoff of approximately 200 employees during the quarter ended December 2000. Our employees are not represented by a labor union, nor are they subject to a collective bargaining agreement. We have never experienced a work stoppage and believe that our employee relations are satisfactory.

ITEM 2.  PROPERTIES

Our principal offices are located in Madison, WI in one leased facility of approximately 45,000 square feet. The building serves as our corporate headquarters, accommodating our desktop software operations as well as our G&A, R&D and Sales and Marketing departments. In August 2002, we sublet approximately 6,000 square feet in one quarter of the building that was not being utilized. We also lease a small software engineering office in Waterloo, Ontario.

We lease production facilities for our services operations in Santa Monica, California and Toronto, Canada. In California, we sublet the space previously occupied by the former STV and moved these operations into the 12,000 sq. ft. II facility. An additional 7,000 square feet at this location is an undeveloped warehouse, which we are currently seeking to sublet. The Toronto facility totals approximately 19,000 square feet and is fully utilized.

Our enterprise software business is located in a 9,000 square foot leased facility in Wexford Pennsylvania. In addition, we lease 7,000 square feet in downtown Pittsburgh, Pennsylvania that we are attempting to sublet. We believe these facilities are adequate and suitable for our needs.

ITEM 3.  LEGAL PROCEEDINGS

We are subject to routine legal proceedings, as well as demands, claims and threatened litigation that arise in the normal course or our business. We currently believe that the ultimate amount of liability, if any, for any pending claims of any type (either alone or combined) will not materially effect our financial position, results of operations or liquidity. However, the ultimate outcome of any litigation is uncertain, and either unfavorable or favorable outcomes could have a material negative impact. Regardless of outcome, litigation can have an adverse impact on our business because of defense costs, diversion of management resources and other factors.

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of security holders during the fourth quarter ended September 30, 2002.

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002


                                     PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock was initially traded on the American Stock Exchange under the symbol "SFO," beginning with our initial public offering in April of 1998. On April 24, 2000, our common stock began trading on the NASDAQ National Market under the symbol "SOFO." The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on the NASDAQ National Market.

                                                         High       Low
          Year Ended September 30, 2003:

          First Quarter                                $ 0.90     $ 0.10
          Second Quarter (through January 23, 2003)      0.59       0.47

          Year Ended September 30, 2002:

          First Quarter                                  4.44       1.00
          Second Quarter                                 3.27       2.04
          Third Quarter                                  2.57       1.14
          Fourth Quarter                                 1.40       0.56

          Year Ended September 30, 2001:

          First Quarter                                  8.94       0.91
          Second Quarter                                 6.00       1.25
          Third Quarter                                  2.59       1.13
          Fourth Quarter                                 2.40       1.10

Since October 2001, our common stock has failed to maintain a minimum bid price of $1.00 per share for at least 10 consecutive days, which caused our stock price to fail to meet one of the minimum standards required by the Nasdaq stock market for continued listing as a Nasdaq National Market Security. On October 16, 2002 the company received a letter from Nasdaq indicating that it needed to regain compliance by January 14, 2003 in order to remain on the Nasdaq National Market. On January 15, 2003 the Company received a Nasdaq Staff Determination Notice that the Company's common stock is subject to delisting from the Nasdaq National Market due to failure to regain compliance with the $1.00 per share requirement. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination.

The Company has not paid any cash dividends and does not intend to pay any cash dividends in the foreseeable future.

At January 23, 2003 there were 474 common stockholders of record. Many shares are held by brokers and other institutions on behalf of shareholders.

                      Equity Compensation Plan Information

              Plan category                Number of securities to      Weighted average       Number of securities
                                           be issued upon exercise     exercise price of     remaining available for
                                           of outstanding options,    outstanding options,       future issuance
                                             warrants and rights      warrants and rights
--------------------------------------------------------------------------------------------------------------------
                                                      (a)                      (b)                      (c)
--------------------------------------------------------------------------------------------------------------------
   Equity compensation plans approved by           2,616,013                  $3.79                   506,120
   security holders
--------------------------------------------------------------------------------------------------------------------
   Equity compensation plans not approved          3,521,221                  $1.45                   278,779
   by security holders
--------------------------------------------------------------------------------------------------------------------
   Total                                           6,137,234                  $2.45                   784,899
--------------------------------------------------------------------------------------------------------------------

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


RECENT SALES OF UNREGISTERED SECURITIES

None.


ITEM 6. SELECTED FINANCIAL DATA

The selected financial and operating data as of and for the years ended September 30, 2002, 2001, 2000, 1999 and 1998 were derived from our financial statements that have been audited by Ernst & Young LLP, independent auditors. The selected financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto appearing elsewhere in this annual report on Form 10-K.

                                                                   Years Ended September 30,
                                                  ---------------------------------------------------------------
(in thousands except per share data)               2002           2001            2000          1999        1998
                                                   ----           ----            ----          ----        ----
Statement of Operations Data:
Total net revenues                                $26,156        $26,284        $ 26,307       $13,682     $7,470
Total cost of revenues                             10,585         12,920          10,670         3,390      2,028
Gross profit                                       15,571         13,364          15,637        10,292      5,442
Selling and marketing expenses                      8,803         12,554          19,822         9,336      3,231
General and administrative expenses                 6,979         10,153           9,982         4,253      1,878
Product development expenses                        7,231          7,986           7,868         2,875      1,046
Restructuring and impairment charge                    --          4,973              --            --         --
Amortization of goodwill                               --         27,478          14,300            --         --
Cumulative effect of change in
accounting principle                               44,732             --              --            --         --
Net loss                                          (56,737)       (49,860)        (34,922)       (5,997)      (632)

Pro forma loss per common share:
      Basic and diluted                           $ (2.12)       $ (2.25)       $  (1.89)      $ (1.06)    $ (.22)

Weighted average common shares                     26,812         22,129          18,503         5,687      2,713


                                                                         September 30,
                                                  ---------------------------------------------------------------
                                                   2002            2001            2000           1999     1998
                                                   ----            ----            ----           ----     ----
Balance Sheet Data:
Cash and cash equivalents                         $ 3,704        $ 7,809        $ 21,948       $ 5,889    $ 9,940
Working capital (deficit)                            (496)         4,421          22,153         8,843     11,156
Total assets                                       27,643         71,683         126,825        16,709     15,950
Total indebtedness                                  5,379          5,989           8,409         5,283        714
Stockholders' equity                               17,984         61,231         110,366         8,747     14,091

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The financial and business analysis below provides information that the Company believes is relevant to an assessment and understanding of the Company's consolidated financial position and results of operations. This financial and business analysis should be read in conjunction with the consolidated financial statements and related notes.

In addition to historical information, this discussion contains forward-looking statements such as statements of our expectations, plans, objectives and beliefs. These statements use such words as "may," "will," "expect," "anticipate," "believe," "plan," and other similar terminology. Actual results could differ materially due to changes in the market acceptance of our products and services, market introduction or product development delays, our ability to effectively integrate acquired businesses, global and local business conditions, legislation and governmental regulations, competition, our ability to effectively maintain and update our product portfolio, shifts in technology, political or economic instability in local markets, and currency and exchange rates. The Company also faces several risk factors, which are outlined below.

                                  RISK FACTORS

OUR AUDITORS HAVE ISSUED A "GOING CONCERN" OPINION

Our auditors have stated that due to our working capital deficiency, our convertible debt obligations, and our lack of long-term credit availability, there is "substantial doubt" about our ability to continue as a going concern. Our plans in regard to these matters is to consider the sale of certain assets. As of the reporting date, we have received multiple non-binding offers from qualified bidders and we anticipate closing one or more transactions in early 2003. Such a transaction is expected to provide us with sufficient resources to:

     .  Retire the remaining balance due subordinated debt holders;

     .  Retire the additional $1,000,000 bridge note;

     . Restructure the Company and aggressively pursue a focused strategy of growing the remaining business.

There can be no assurances we will reach an agreement to sell certain assets nor that any such agreement will be completed on terms favorable to us or timely enough to avoid disruption of operations.

IF WE ARE UNABLE TO COMPLY WITH NASDAQ'S CONTINUED LISTING REQUIREMENTS, OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ NATIONAL OR SMALLCAP MARKET.

Since October 2001, our common stock has failed to maintain a minimum bid price of $1.00 per share for at least 10 consecutive days, which caused our stock price to fail to meet one of the minimum standards required by the Nasdaq Stock Market for continued listing as a Nasdaq National Market security. On October 16, 2002 we received a letter from Nasdaq indicating that we need to regain compliance by January 14, 2003 in order to remain on the Nasdaq National Market. On January 15, 2003 the Company received a Nasdaq Staff Determination Notice that the Company's common stock is subject to delisting from the Nasdaq National Market due to failure to regain compliance with the $1.00 per share requirement. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. A hearing date has yet to be determined. There is no assurance that the Listing Qualifications Panel will grant its request for continued listing. However, any NASDAQ action regarding delisting of the Company's securities will be stayed during the appeal process. Sonic Foundry said if NASDAQ rejects its appeal, it will pursue one or more alternatives, including: 1) Filing an application to transfer its listing to the NASDAQ SmallCap Market; 2) Requesting shareholder approval of a reverse stock split; or, 3) Possibly pursuing both actions.

The Nasdaq SmallCap Market also requires compliance with a minimum bid price of $1.00 per share for at least 10 consecutive days, although it affords an additional 90-day grace period, or until April 14, 2003. The Company may also be eligible for an additional grace period (until October 13, 2003). We must be in compliance with this requirement at the expiration of any available grace periods, or face delisting from Nasdaq.

There can be no assurance that the Company's common stock will be accepted for listing on the NASDAQ SmallCap Market or that the Company's common stock will reach the $1.00 per share bid price required to maintain a listing on either market, or that the Company will maintain the minimum tangible assets or stockholders' equity requirements. If we are unable to meet Nasdaq's requirements in the future, our stock will be subject to delisting, which may have a material adverse effect on the price of our common stock and the levels of liquidity currently available to our stockholders. Delisting would also make it more difficult for us to raise capital in the future. If our common stock is removed from the Nasdaq SmallCap Market, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common shares. Additionally, our stock may then be subject to "penny stock" regulations.

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


THE OVERALL ECONOMIC PROBLEMS IN THE TECHNOLOGY INDUSTRY HAVE WEAKENED OUR ABILITY TO RAISE CAPITAL AND ACHIEVE PROFITABLE OPERATIONS.

     The technology industry has been in a severe economic recession since mid-2000. Among other things, spending in the technology sector has shrunk, and stock prices have dropped precipitously. This has impacted us in many ways, including, most significantly, a drop in the demand for our products and services and a steep plunge in the market price of our common stock. In response, we have made significant cuts in our work force and in other areas, incurring a restructuring charge of $3.8 million in December 2000 and $1.2 million in September 2001. The technology industry in general, and our company in particular, has still not recovered from the economic recession. We lost $56.7 million in fiscal 2002, including the cumulative effect of a change in accounting principle, and we may continue to lose money for the foreseeable future. Although we generated $500 thousand in cash from operating activities in the fourth quarter of 2002, we may not achieve these results in the future and have cash needs in excess of that amount including quarterly interest and $330,000 per month principal payments on our convertible subordinated debt, capital lease payments, purchases of equipment and working capital. Lenders representing $4.75 million of original principal have agreed to defer approximately $900 thousand of the principal payments that were or will become due from September 2002 through January 2003, until the earlier of a transaction contemplated in "Liquidity and Management's Plan" or January 20, 2003. In addition, because of the extreme weakness in the price of our common stock, our access to capital markets has been severely restricted.

OUR EVOLVING MIX OF BUSINESS MAKES IT DIFFICULT TO EVALUATE OUR COMPANY.

     We were incorporated in 1994 and became a public company in 1998. For the first several years of our existence, we focused exclusively on selling software products. In fiscal 2000, we began, primarily through acquisitions, to focus on our media services group. In October 2001, we purchased MediaSite, Inc., thereby adding a third business segment -systems software - to our company. Due to our evolving business mix, an investor will have limited insight into trends that may emerge and affect our business. In addition, the revenue and income potential of the systems software business is unproven.

WE MAY CONTINUE TO INCUR NET LOSSES.

     We have incurred significant losses since our inception, $56.7 million in 2002; $49.9 million in 2001; $34.9 million in 2000; $6.0 million in 1999; and
$0.6 million in 1998, and we may never become profitable. As of September 30, 2002, we had an accumulated deficit of $149 million.

WE MAY NOT EARN REVENUES SUFFICIENT TO REMAIN IN BUSINESS.

     Our ability to become profitable depends on whether we can sell our products, services and systems for more than it costs to produce and support them. Our future sales also need to provide sufficient margin to support our ongoing operating activities. The success of our revenue model will depend upon many factors including:

     .  Our ability to develop and market our systems software operations; and

     . The extent to which consumers and businesses use our products, services and systems.

Because of the recession in the technology market, the early stage of our systems software business, and the evolving nature of our business, we cannot predict whether our revenue model will prove to be viable, whether demand for our products, services and systems will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable.

WE MUST CONTINUALLY DEVELOP NEW PRODUCTS, SERVICES AND SYSTEMS WHICH APPEAL TO OUR CUSTOMERS.

     Our products, services and systems are subject to rapid obsolescence and our future success will depend upon our ability to develop new products, services and systems that meet changing customer and marketplace requirements. There is no assurance that we will be able to successfully:

     .  Identify new product, service and system opportunities; or

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002


     . Develop and introduce new products, services and systems to market in a timely manner.

     Even if we are able to identify new opportunities, our working capital constraints limit our ability to pursue them. If we are unable to identify and develop and introduce new products, services and systems on a timely basis, demand for our products, services and systems will decline.

     We must identify and develop markets for our products, services and systems. A suitable market for our products, services and systems may not develop or, if it does develop, it may take years for the market to become large enough to support significant business opportunities. Even if we are able to successfully identify, develop, and introduce new products, services and systems, there is no assurance that a suitable market for these products, services and systems will materialize. The following factors could affect the success of our products, services and systems and our ability to address sustainable markets:

     . The failure of our business plan to accurately predict the types of products, services and systems the future marketplace will demand;

     . Our limited working capital may not allow us to commit the resources required to adequately support the introduction of new products, services and systems;

     . The failure of our business plan to accurately predict the estimated sales cycle, price and acceptance of our products, services and systems; or

     . The development by others of products, services and systems that makes our products, services and systems noncompetitive or obsolete.

CONTINUED COMMERCIAL FAILURE OF INTERNET-BASED BUSINESSES COULD REDUCE DEMAND FOR OUR SERVICES AND SYSTEMS SOFTWARE.

     The substantial proportion of customers for our digital media services and systems software have been Internet-based businesses and we expect that in the future, a majority of our customers will be these types of businesses.

     Our business prospects and revenues would be harmed by the continued commercial failure or diminished commercial prospects of these or like customers. In addition, if such customers continue to have difficulty raising additional capital to fund their operations, our business prospects and revenues would be harmed.

THERE IS A GREAT DEAL OF COMPETITION IN THE MARKET FOR SYSTEMS SOFTWARE AND SERVICES, WHICH COULD LOWER THE DEMAND FOR OUR SYSTEMS SOFTWARE AND SERVICES.

     The market for digital media services and systems is relatively new, and we face competition from in-house digital services by potential customers, other vendors that provide outsourced digital media services and other companies that directly provide digital media applications. If we do not compete effectively or if we experience reduced market share from increased competition, our business will be harmed. In addition, the more successful we are in the emerging market for Internet media services and systems, the more competitors are likely to emerge including turnkey Internet media application and service providers; streaming media platform developers; digital music infrastructure providers; digital media applications service providers (including for digital musical subscription) and video post production houses.

     The presence of these competitors could reduce the demand for our systems and services, and we may not have the financial resources to compete successfully.

OUR MEDIA SERVICES AND SYSTEMS SOFTWARE BUSINESS MODEL IS UNPROVEN, MAKING IT DIFFICULT TO FORECAST OUR REVENUES AND OPERATING RESULTS.

     Our services and systems business model is based on the premise that digital media content providers and developers will outsource a large percentage of their digital service and content management needs. Our potential customers may rely on internal resources for these needs. In addition, technological advances may render an outsourced solution unnecessary, particularly as new media content is created in a digital format. Market acceptance of our services may depend in part on reductions in the cost of our services so that we may offer a more cost effective solution than both our competitors and our

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


customers doing the work internally. Our cost reduction efforts may not allow us to keep pace with competitive pricing pressures and may not lead to improved gross margins. In order to remain competitive, we expect to reduce the cost of our services through design and engineering changes. We may not be successful in reducing the costs of providing our services.

THE TECHNOLOGY UNDERLYING OUR PRODUCTS, SERVICES AND SYSTEMS IS COMPLEX AND MAY CONTAIN UNKNOWN DEFECTS THAT COULD HARM OUR REPUTATION, RESULT IN PRODUCT LIABILITY OR DECREASE MARKET ACCEPTANCE OF OUR PRODUCTS, SERVICES AND SYSTEMS.

     The technology underlying our digital media products, services and systems is complex and includes software that is internally developed and software licensed from third parties. These software products may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. We may not discover software defects that affect our current or new services and applications or enhancements until after they are sold. Furthermore, because our digital media services and systems are designed to work in conjunction with various platforms and applications, we are susceptible to errors or defects in third-party applications that can result in a lower quality product for our customers. Any defects in our products, services and systems could:

     .  Damage our reputation;

     .  Cause our customers to initiate product liability suits against us;

     .  Increase our product development resources;

     .  Cause us to lose sales; and

     .  Delay market acceptance of our digital media services and systems.

     Our errors and omissions coverage may not be sufficient to cover our complete liability exposure.

WE RELY ON STRATEGIC RELATIONSHIPS TO PROMOTE OUR SERVICES AND PRODUCTS; IF WE FAIL TO MAINTAIN OR ENHANCE THESE RELATIONSHIPS, OUR ABILITY TO SERVE OUR CUSTOMERS AND DEVELOP NEW SERVICES AND APPLICATIONS COULD BE HARMED.

     Our business depends, in part, upon relationships that we have with strategic partners such as Microsoft, RealNetworks, Sony, Carnegie Mellon University and Fraunhofer Institute. We rely, in party, on strategic relationships to help us:

     . Maximize the acceptance of our products by customers through distribution arrangements;

     . Increase the amount and availability of compelling media content on the Internet to help boost demand for our products and services;

     .  Increase awareness of our Sonic Foundry and MediaSite brands; and

     .  Increase the performance and utility of our products and services.

     We would be unable to realize many of these goals without the cooperation of these partners. We anticipate that the efforts of our strategic partners will become more important as the availability and use of multimedia content on the Internet increases. For example, we may become more reliant on strategic partners to provide more secure and easy-to-use electronic commerce solutions and build out the necessary infrastructure for media delivery. Due to the evolving nature of the Internet media infrastructure market, we will need to develop additional relationships to adapt to changing technologies and standards and to work with newly emerging companies with whom we do not have pre-existing relationships. The loss of our existing strategic relationships, the inability to find other strategic partners or the failure of our existing relationships to achieve meaningful positive results could make it difficult to strengthen our technology development and to increase the adoption of our products and services.

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


IN OUR SOFTWARE SEGMENT, WE RELY UPON DISTRIBUTORS TO INCREASE OUR MARKET PENETRATION SO THE LOSS OF ONE OR MORE DISTRIBUTORS, OR THE RETURN BY THE DISTRIBUTORS OF A LARGE AMOUNT OF OUR PRODUCT, WOULD HARM OUR SALES.

     We have contracts with Navarre Corporation, and other U.S. companies, that distribute our software products to various computer resellers, value-added resellers, catalog distributors and smaller retail outlets. Navarre Corporation accounted for 8% of total revenues and 13% of software revenues for fiscal 2002. Our contract with Navarre requires us to accept the return of any of our products that it does not sell and to credit it for the value of these products. It also provides Navarre with protection for the value of their inventory in the event that we lower our prices. If these distributors fail to continue to carry our products, return large quantities of our products to us, or competitive pressures require us to lower the prices of the products that we supply to them, our business will suffer.

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS FOR A SIGNIFICANT PROPORTION OF OUR REVENUES SO THE LOSS OF, OR DELAY IN PAYMENT FROM, ONE OR A SMALL NUMBER OF CUSTOMERS COULD HARM OUR SALES.

     A limited number of customers have accounted for a majority of our revenues in our media services segment and will continue to do so for the foreseeable future. During the year ended September 30, 2002, three of our customers in that segment accounted for approximately 41% of our media services revenue. We believe that a small number of customers will likely continue to account for a significant percentage of our media services revenues for the foreseeable future. Due to high revenue concentration among a limited number of customers, the cancellation, reduction or delay of a large customer order or our failure to timely complete or deliver a project during a given quarter will reduce revenues for the quarter. In addition, if any customer fails to pay amounts it owes us, or if we lose a key customer, our sales will suffer.

DUE TO OUR LICENSE AGREEMENT WITH CARNEGIE MELLON UNIVERSITY, WE MAY FACE COMPETITION IN OUR PUBLISHER(TM) PRODUCT AND WE MAY LOSE THE ABILITY TO SELL THAT PRODUCT IN THE FUTURE.

     Our Publisher(TM) product is based in part on licensed technology from Carnegie Mellon. As part of the MediaSite transaction we acquired a nonexclusive license to use certain technology in that product and have recently negotiated an exclusive license as to certain competitors. Because the exclusivity is limited to a defined list of competitors, a risk exists that Carnegie Mellon could license the technology to another party that is not currently a named competitor, but could become competitive with us. Moreover, if the License Agreement were to terminate before the underlying patents expired, we would lose the ability to sell the products covered by the License Agreement.

WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

     Our inability to protect our proprietary rights, and the costs of doing so, could harm our business. Our success and ability to compete partly depends on the superiority, uniqueness or value of our technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of trademark, patent, copyright and trade secret laws, confidentiality agreements with our employees and third parties and "shrink wrap" licenses. Recently, we have undertaken additional efforts to identify which of our proprietary processes and algorithms may be patentable, and we currently have several patent applications pending with the U.S. Patent and Trademark Office. If patents are not issued as a result of any of these applications, or if we cannot afford to enforce them, other parties may infringe on our proprietary rights.

     Despite our efforts to protect our proprietary rights, unauthorized parties may copy or infringe aspects of our technology, products, services or trademarks, or obtain and use information we regard as proprietary. In addition, others may independently develop technologies that are similar or superior to ours, which could reduce the value of our intellectual property.

     Companies in the computer industry have frequently resorted to litigation regarding intellectual property rights. We may have to litigate to enforce our intellectual property rights or to determine the validity and scope of other parties' proprietary rights.

     We face the risk that our customers might not have all necessary ownership or license rights in the content for us to perform our encoding services. Any alleged liability could harm our business by damaging our reputation, requiring us to incur legal costs in defense, and exposing us to awards of damages and costs and diverting management's attention.

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002

     Because we host audio and video content on Web sites for customers and provide services related to digital media content, we face potential liability or alleged liability for negligence, infringement of copyright, patent, or trademark rights, defamation, indecency and other claims based on the nature and content of the materials we host.

     Third parties may claim infringement by us with respect to past, current, or future technologies. If a third party's claim of intellectual property right infringement were to prevail, we could be forced to pay damages, comply with injunctions, or halt distribution of our products while we re-engineer them or seek licenses to necessary technology, which might not be available on reasonable terms. We could also be subject to claims for indemnification resulting from infringement claims made against our customers and strategic partners, which could increase our defense costs and potential damages. In addition, we have agreed to indemnify certain distributors and original equipment manufacturers, or OEMs, for infringement claims of other parties. If these other parties sue the distributors or OEMs, we may be responsible for defending the lawsuit and for paying any judgment that may result.

WE MAY BE UNABLE TO RETAIN TECHNOLOGY LICENSED OR OBTAINED FROM THIRD PARTIES AND STRATEGIC PARTNERS.

     We rely upon licenses from third parties and strategic partners for some of our technologies. These companies that license the technologies to us may decide to discontinue the licenses at any time. If they do so, our business may suffer

WE MAY BE UNABLE TO OBTAIN THE EXPECTED BENEFITS OF OUR RECENT ACQUISITIONS.

         Our acquisition of certain assets of MediaSite, Inc., which was completed in October 2001, will require devoting our resources to setting up a new media systems segment. In addition, in February 2002, we acquired certain assets of Digital Savant, Inc.

         We may not be able to successfully assimilate the personnel, technology, operations and customers of these acquisitions into our business. In addition, we may fail to achieve the anticipated synergy from these acquisitions, including product, systems and software development, and other operational synergies. The integration process of these businesses may further strain our existing financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from our core business objectives.

         In addition, it is possible that an unforeseen liability may arise from our acquisition of these companies and result in a claim against us.

OUR REVENUES FROM OUR FOREIGN CUSTOMERS ARE SUBJECT TO ADDITIONAL RISKS ARISING FROM FOREIGN OPERATIONS.

         We maintain a media services facility in Toronto, Canada, which provides services primarily to Canadian and other international customers and we distribute our software products in approximately 30 countries through 30 international distributors. Net revenues from customers outside of North America accounted for 15% of total net revenues for the year ended September 30, 2002.

         We are subject to the normal risks of doing business internationally. These risks include:

     .    Unexpected changes in laws or regulatory requirements.

     .    Political instability.

     .    Export and import restrictions.

     . Actions by third parties such as discount pricing and business techniques unique to foreign countries.

     .    Tariffs and trade barriers and limitations on fund transfers.

     .    Longer payment cycles and problems in collecting accounts receivable.

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002


     .  Potential adverse tax consequences.

     .  Exchange rate fluctuations.

     . Economic conditions including inflation, high tariffs, or wage and price controls.

     . Increased risk of piracy and limits on our ability to enforce our intellectual property rights.

WE MAY BE SUBJECT TO ASSESSMENT OF SALES AND OTHER TAXES FOR THE SALE OF OUR PRODUCTS, LICENSE OF TECHNOLOGY OR PROVISION OF SERVICES.

     We may have to pay past sales or other taxes that we have not collected from our customers. We do not currently collect sales or other taxes on the sale of our products, license of technology or provision of services in states and countries other than Wisconsin and California. The federal Internet Tax Freedom Act, passed in 1998, imposes a three-year moratorium on discriminatory sales taxes on electronic commerce, which was recently extended for 2 additional years. We cannot assure you that this moratorium will be re-extended. Further, foreign countries or, following the moratorium, one or more states, may seek to impose sales or other tax obligations on companies that engage in such activities within their jurisdictions. Our business would suffer if one or more states or any foreign country were able to require us to collect sales or other taxes from current or past sales of products, licenses of technology or provision of services, particularly because we would be unable to go back to customers to collect sales taxes for past sales and may have to pay such taxes out of our own funds.

THE CONCENTRATION OF OWNERSHIP BY OUR AFFILIATED STOCKHOLDERS MAY DELAY OR PREVENT ANY MERGER OR TAKEOVER OF THE COMPANY, WHICH MAY LIMIT THE AMOUNT OF PREMIUM A STOCKHOLDER WOULD OTHERWISE OBTAIN ON HIS COMMON STOCK.

     Certain of our existing stockholders have significant influence over our management and affairs, which they could exercise against your best interests. As of September 30, 2002, our officers and directors, together with entities that may be deemed affiliates of or related to such persons or entities, beneficially owned nearly 30% of our outstanding common stock. As a result, these stockholders, acting together, may be able to influence significantly our management and affairs and matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Accordingly, this concentration of ownership may have the effect of impeding a merger, consolidation, takeover or other business consolidation involving us, or discouraging a potential acquiror from making a tender offer for our shares. This concentration of ownership could also adversely affect our stock's market price or lessen any premium over market price that an acquiror might otherwise pay.

PROVISIONS OF OUR CHARTER DOCUMENTS AND MARYLAND LAW COULD ALSO DISCOURAGE AN ACQUISITION OF OUR COMPANY THAT WOULD BENEFIT OUR STOCKHOLDERS.

     Provisions of our articles of incorporation and by-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. Our articles of incorporation authorize our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Furthermore, our articles of incorporation provide for classified voting, which means that our stockholders may vote upon the retention of only one or two of our six directors each year. Moreover, Maryland corporate law restricts certain business combination transactions with "interested stockholders."

Overview

In accordance with FAS 131 disclosure on segment reporting, the SEC's guidance has been to present financial information in a format that is used by the Company's management to make decisions. The Company is a leading provider of professional rich media solutions with three primary revenue centers:

Desktop Software develops sophisticated software tools used by professionals and hobbyists for the creation, editing and publishing of digital audio and video. We currently focus our software efforts on the Sound Forge(R), ACID(TM), and Vegas(R) Video platforms.

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002


Systems Software (formerly MediaSite) develops automated rich-media applications and scalable solutions that allow media owners - including entertainment companies, educational institutions, corporations and government organizations - to deploy, manage, index and distribute video content on IP-based networks.

Services supplies media digitization, management and delivery solutions for various industries, particularly the entertainment sector. These services consist of conversion, reformatting and encoding of television, film and other video content for multiple delivery platforms.

These three revenue centers, along with their respective production costs, are analyzed independently from each other. However, because the majority of operating expenses support all revenue centers, all items below gross margin are analyzed on a combined basis.

Critical Accounting Policies

We have identified the following as critical accounting policies to our company and have discussed the development, selection of estimates and the disclosure regarding them with the audit committee of the board of directors: Revenue recognition, sales returns, allowance for doubtful accounts and other credits; Impairment of investments and Impairment of long-lived assets.

Revenue Recognition, Sales Returns, Allowance for Doubtful Accounts and Offer Credits

We recognize revenue for licensing of software products upon shipment, net of estimated returns, provided that collection is determined to be probable and no significant obligations remain. Product revenue from distributors is subject to agreements allowing limited rights of return, rebates, and price protection. Accordingly, we reduce revenue recognized for estimated future returns, price protection when given, and rebates at the time the related revenue is recorded or promotion is offered. The estimates for returns are adjusted periodically based upon historical rates of returns, inventory levels in the distribution channel, and other related factors. The estimates and reserves for rebates and price protection are based on historical rates. While management believes it can make reliable estimates for these matters, nevertheless unsold products in these distribution channels are exposed to rapid changes in consumer preferences or technological obsolescence due to new operating environments, product updates or competing products. Significant judgments and estimates must be made and used in connection with establishing reserves for sales returns, price protection and rebates in any accounting period. Material differences may result in the amount and timing of our revenue for any period if we made different judgments or utilized different estimates. During fiscal 2001, returns from software products sold to consumer retail distributors were higher than historical rates incurred in fiscal 2000 and 1999. In response to economic factors affecting the consumer retail market, we began recording revenues to consumer retail distributors on a consignment basis in September 2001.

Please refer to Note 1 of our Notes to Consolidated Financial Statements for further information on our revenue recognition policies.

The preparation of our consolidated financial statements also requires us to make estimates regarding the collectability of our accounts receivables. We specifically analyze the age of accounts receivable and analyze historical bad debts, customer concentrations, customer credit-worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts.

Impairment of Investments

We periodically evaluate whether any estimated decline in the fair value of our long-term investment is other-than-temporary. Significant judgments and estimates must be made to assess the fair value of our investment and determine whether an other-than-temporary decline in fair value of our investment has occurred. This evaluation consists of a review of qualitative and quantitative factors, review of publicly available information regarding the investee and discussions with investee management. Since our investment is in a private company with no quoted market price, we also consider the implied value from any recent rounds of financing completed. Based upon an evaluation of the facts and circumstances during the quarter ended June 30, 2002, we determined that our investment had a significant decline in fair value and that we are unlikely to recover most, if any, of our investment. Accordingly, we wrote off the entire $514,000 balance.

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


Impairment of long-lived assets

We assess the impairment of goodwill on an annual basis or whenever events or changes in circumstances indicate that the fair value of the reporting unit to which goodwill relates is less than the carrying value. Factors we consider important which could trigger an impairment review include the following:

.. poor economic performance relative to historical or projected future operating results;

..  significant negative industry, economic or company specific trends;

.. changes in the manner of our use of the assets or the plans for our business; and

..  loss of key personnel

If we determine that the fair value of a reporting unit is less than its carrying value including goodwill, based upon the annual test or the existence of one or more of the above indicators of impairment, we would then measure impairment based on a comparison of the implied fair value of reporting unit goodwill with the carrying amount of goodwill. The implied fair value of goodwill is determined by allocating the fair value of a reporting unit to its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of reporting unit goodwill. To the extent the carrying amount of reporting unit goodwill is greater than the implied fair value of reporting unit goodwill, we would record an impairment charge for the difference.

The Company evaluates all of its long-lived assets, including intangible assets other than goodwill, for impairment in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 requires that long-lived assets and intangible assets other than goodwill be evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. Should events indicate that any of the Company's assets are impaired; the amount of such impairment will be measured as the difference between the carrying value and the fair value of the impaired asset and recorded in earnings during the period of such impairment.

RESULTS OF OPERATIONS

The following table has been presented to add clarification only and should be read in conjunction with the audited financial statements. At the beginning of fiscal 2001, the Company adopted EITF No. 00-14, "Accounting for Certain Sales Incentives." For comparison purposes, cash rebates previously accounted for as a marketing expense in 2000 have been reclassified as a reduction of software license fees (See footnote 1, Accounting Pronouncements).

                                                                      For the Years Ended September 30,
                                                    -------------------------------------------------------------------
                                                            2002                    2001                     2000
                                                            ----                    ----                     ----
Desktop software license fees                       $15,898      100%        $15,550       100%       $21,455      100%
Cost of desktop software license fees                 2,991       19           5,187        33          5,493       26
                                                    -------      ---         -------       ---        -------      ---
Gross margin - desktop software license fees        $12,907       81%        $10,363        67%       $15,962       74%

Systems software license fees                          $859      100%              -         -              -        -
Cost of systems software license fees                   380       44               -         -              -        -
                                                    -------      ---         -------       ---        -------      ---
Gross margin - systems software license fees        $   479       56%              -         -              -        -


Media services                                      $ 9,399      100%        $10,734       100%       $ 4,852      100%
Cost of media services                                7,214       77           7,733        72          5,177      107
                                                    -------      ---         -------       ---        -------      ---
Gross margin - media services                       $ 2,185       23%        $ 3,001        28%       $  (325)      (7)%
                                                    -------                  -------                  -------
Total Net Revenue                                   $26,156                  $26,284                  $26,307
                                                    =======                  =======                  =======


               Year ended September 30, 2002 ("2002") compared to
                   the year ended September 30, 2001 ("2001")

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


Total net revenues decreased by $128 to $26,156 in 2002 from $26,284 in 2001. Increased contributions from the traditional desktop segment of $348 and contributions from the new systems software segment of $859 nearly offset a decline in services revenues of ($1,335).

           2001 compared to the year ended September 30, 2000 ("2000")

Total net revenues remained relatively unchanged, decreasing by $23 to $26,284 in 2001 from $26,307 in 2000. Although total revenues remained flat, the contribution from the two segments changed significantly. In 2000, sales from desktop software license fees contributed 82% to total revenues while the media services division contributed 18%. 2000 media services revenue, however, only include revenue contributed from the former STV Communications, Inc. ("STV") and International Image, Inc. ("II") since the effective dates of acquisition (See footnote 12).

Revenue from Desktop Software License Fees

Software License Fees in the Statement of Operations include both desktop and systems software.

Revenues from desktop software license fees consist of fees charged for the licensing of Windows based software products. The Company's primary focus is on the platforms of ACID(R), Sound Forge(R) and Vegas(R) Video. These software products are marketed to both consumers and producers of digital media. We reach both our domestic and international markets through traditional retail distribution channels, our direct sales effort and OEM partnerships.

                              2002 Compared to 2001

Revenue from desktop software license fees increased $348 or 2%, from 2001 to 2002. The net change resulted from the following items:

     . Sales of Vegas Video (version 3 released in November 2001) grew by $1.7 million in 2002. A new release of Vegas Video is due out in early 2003.

     . Acid and Acid Loop sales declined $694. The decline is primarily due to the timing of new releases. In 2001, Acid sales benefited from two strong quarters ($2.8 million) after the release of Acid 3.0. In August and September the newly released version 4.0 drove Acid sales to $2.2 million. We expect that version 4.0's strong performance will extend into 2003, and that, eventually, sales from version 4.0 will exceed those of version 3.0.

     . Sound Forge and Sound Forge Studio approximated $5.0 million for both years. Sound Forge sales had little variance from year to year, while Studio revenues grew by $300k.

     . An additional contributor to 2002 sales was an OEM bundling arrangement with Sony. This arrangement netted $400 in Q3-2002. The arrangement is not expected to net significant additional revenues in future periods.

     . The remainder of the year-to-year change is attributable to Siren, Vegas Audio, and other products that were not actively promoted in 2002.

                              2001 compared to 2000

Revenue from desktop software license fees decreased $5,905 or 28%, from 2000 to 2001. The net change resulted from the following items:

     . Sales of Acid decreased nearly $4 million due to the expiration of a significant OEM arrangement with Hewlett Packard and withdrawal from consumer retail.

     . Acid Loop sales increased $500 due to a strong load in to the professional retail channel.

     .  Sound Forge and Sound Forge Studio grew
        $1.5 million with the much anticipated release of version 5.0 o Siren sales decreased by $1.8 million due to withdrawal from consumer retail and the decision to cease development of further versions.

     . Vegas Video and Vegas Audio sales declined by $1.1 million due to a reduced retail presence.

     .  Customized software engineering for Sony decreased by $500


Gross Margin from Desktop Software License Fees

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002

                              2002 Compared to 2001

Included in costs of software license fees are product material costs, assembly labor, freight, royalties on third party technology or intellectual content, and amortization of previously capitalized product development and localization costs.

Despite only slight growth in revenue, gross margin for desktop software improved over $2.5 million in 2002. Gross margin for this segment equaled 81% of software license fees in 2002 versus 67% in 2001. The following items contributed to the marked improvement in desktop software gross margins:

     . A reduction in material costs associated with an increase in the number of electronic downloads. Download sales were 26% of desktop software sales in 2002 and 22% in 2001.
     . A reduction in obsolescence and scrap due to lower inventory levels. 2001 had significant charges related to the exit from lower priced consumer products and the consumer channel.
     . A shift toward higher priced professional products from lower (less than 50%) margin consumer products. Vegas Video, which was nearly 15% of desktop software revenues in 2002, has margins over 90%.

We anticipate that software margins will continue to exceed 80% in the foreseeable future.

                              2001 compared to 2000

Gross margin for desktop software decreased from 74% in 2000 to 67% in 2001. The two significant issue contributing to the decline were:

     . Revenues from high margin OEM partners declined $4.0 million. The most significant OEM relationship was an agreement with Hewlett Packard that bundled Acid with CD-Roms. There are virtually no material or labor costs associated with OEM revenue.
     . In early 2001, weak consumer sales and new product introductions resulted in increased obsolete and slow-moving inventory that was written off.

Revenue from Systems Software

Revenue from our Systems software division, established upon the acquisition of MediaSite, consist of fees charged for the licensing of software products and custom software development. The primary focus is on the platforms of MediaSite Publisher(TM) and MediaSite Live(TM). These software products are marketed to government agencies, educational institutions, and corporations who need to deploy, manage, index and distribute video content on IP-based networks. We reach both our domestic and international markets through reseller networks, a direct sales effort and partnerships with system Integrators.

System software revenues in 2002 amounted to $859. The revenues can be segmented as follows:

     . MediaSite Publisher sales were $368 for 2002. Over half of the Publisher revenues represent what we believe to be the first stage of a relationship with a system integrator selling to a unit of the Federal Government, from which may generate additional license and support revenues in the future.
     . MediaSite Live, which was completed in mid-June 2002, experienced sales of $206 in 2002.
     . Custom development for a Federal agency accounted for $252 of revenue. This contract was completed in May 2002. Total Federal government system software revenue totaled $538 in 2002.

In Q4-2002, no revenues were recorded for either Publisher or custom development. Although we continue to offer those products and services, we have shifted most of this segment's focus to the Media Site Live product and expect that product to drive future growth.

                       Gross Margin from Systems Software

The significant components of cost of systems include: o A 5% royalty on sales of MediaSite Publisher's technology.

     . Cost of hardware that is bundled with MediaSite Live. Live sales should typically result in gross margins of approximately 60% - 70%.
     . Amortization of MediaSite acquisition amounts assigned to purchased technology and other identified intangibles. We

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002

          will be amortizing approximately $100 per quarter over the next 5 years for the identified intangibles of the MediaSite purchase.

Revenue from Media Services

Revenue from services includes tape duplication for broadcast distribution, broadcast standard conversions, audio and video encoding, as well as fees for consulting and development services.

                              2002 Compared to 2001

Revenue from services declined $1,335 or 12%, from 2001 to 2002. We believe a decline in advertising income of entertainment companies led to decreased demand for our traditional duplication and conversion services. Traditional services declined approximately $1,800 while Digital Restoration and High Definition services rose by $500. A decrease in encoding revenues of $375 also contributed to the overall decline. The new Mediaworks offering (including the acquired MediaTaxi technology) accounted for approximately $120 during 2002.

                              2001 Compared to 2000

Revenue from media services increased $5,882, or 121%, from 2000 to 2001. However, 2000 media services revenue only includes revenue contributed from STV since April 2000 and from II since June 2000. On a quarterly comparison, Q4-2001 revenues decreased $282 to $2,541 from $2,823 in Q4-2000. The collapse of the dot.com encoding industry at the beginning of fiscal 2001 as well as revenue from a one-time consulting arrangement in Q4-2000 contributed to the decrease. Revenues from II's traditional conversion and duplication services increased 22% from Q4-2000 to Q4-2001.

Gross Margin from Media Services

Costs of services include compensation, benefits and other expenses associated with production personnel, videotape costs and an allocation for general and administrative expenses such as facility costs. These costs have become relatively stable and fixed in dollars since Q3-2001 and we do not anticipate major changes in the near future. Future fluctuations in gross margin will result primarily from changes in revenue because: 1) these costs should remain relatively fixed going forward; and 2) newer offerings, such as MediaTaxi and MediaDub, are lower cost procedures dependent on software code rather than headcount.

Gross margin from services decreased from 28% in 2001 to 23% in 2002. The decline relates to the revenue decreases discussed above and demonstrates the fixed nature, primarily labor costs and equipment depreciation, of our cost of services. 2002 also included $80 of amortization of MediaTaxi technology acquired in February.

                              2001 Compared to 2000

Gross margin from media services improved significantly to 28% in 2001 from (7)% in 2000. While revenue from media services increased 121% from 2000 to 2001, costs of media services only increased 49%. The improvement in gross margin resulted from the Q1-2001 elimination of duplicate positions, operational and process improvements, a switch to a temporary labor force for encoding services and a reduction in depreciation expense in Q3-2001 due to the write-off and disposal of underutilized leased assets no longer needed for the business.

Operating Expenses

The following chart is provided to add clarification by presenting items as a percentage of total revenues. This should be read in conjunction with the audited financial statements.

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002


                                                     For the years ended September 30,
                                                     ---------------------------------
                                                     2002          2001           2000
                                                     ----          ----           ----
Total revenues                                        100%          100%           100%
Cost of revenues                                       40            49             41
                                                      ---           ---            ---
    Gross margin                                       60            51             59
Operating expenses
Selling and marketing expenses                         34            48             72
General and administrative expenses                    27            39             38
Product development expenses                           27            30             30
                                                      ---           ---            ---
                                                       88           117            140
Restructuring and other charges                         -            19              4
Amortization of goodwill and other purchase
  Intangibles                                           -           104             54
                                                        -           ---            ---
  Total operating expenses                             88           240            198
                                                      ---           ---            ---
  Loss from operations                                (28)%        (189)%         (138)%
                                                      ===           ===            ===

Selling and Marketing Expenses

Selling and marketing expenses include: wages and commissions for sales, marketing, business development and technical support personnel; our direct mail catalog; print advertising and various promotional expenses for both our software products and services. Timing of these costs may vary greatly depending on introduction of new products and services or entrance into new markets.

                              2002 compared to 2001

Selling and marketing expenses decreased by $3,751, or 30%, to $8,803 in 2002 from $12,554 in 2001. This decrease is primarily the result of our December 2000 restructuring which included the following key actions:

     . 2001 $1.0 million write-off of prepaid advertising related to a 2000 equity issuance
     .    Reduction in retail advertising ($2.0 million reduction in 2002)
     . Significant staff reductions sales, services business development, marketing and customer service ($900 reduction in 2002)
     . Decline in tradeshow expenses, outsourced customer service, and catalog expenses ($1.4 million reduction in 2002). Over the past year we have built a larger database of names and no longer have to rent as many lists for our catalog campaigns.

The above savings were offset by over $2.5 million of sales costs (primarily salaries, travel, and public relation efforts) of the new systems division.

                              2001 compared to 2000

Selling and marketing expenses decreased by $7,268 or 37%, to $12,554 in 2001 from $19,822 in 2000. The decrease was the result of:

     . Reductions in advertising, staff, and other expenses related to the December 2000 restructuring.
     . A greater percentage of revenues coming from the media services division, which requires less expensive, more targeted forms of marketing.
     . A reduced focus on more costly brand marketing such as tradeshows and media advertising.

General and Administrative Expenses ("G&A expenses")

General and administrative ("G&A") expenses consist of personnel and related costs associated with the facilities, finance, legal, human resource and information technology departments, as well as other expenses not fully allocated to functional areas.

                              2002 compared to 2001

G&A expenses decreased by $3,174, or 31%, from $10,153 in 2001 to $6,979 in 2002. The reduction is due to the elimination of non-recurring, integration related expenses and elements of the Q1-2001 restructuring plan which included the removal of duplicate personnel functions and the consolidation of facilities. $1.9 million of the year to year decrease occurred in Q1. In addition, bad debt expense decreased by $800. Approximately $600 of the decline related to a salary waiver program for executives that began in December 2001 (under the terms of the salary waiver program, certain executives waived salary in exchange for stock options).

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


                              2001 compared to 2000

G&A expenses increased slightly by $171, or 2%, to $10,153 in 2001 from $9,982 in 2000. The elimination of non-recurring, acquisition related expenses and elements of the December 2000 restructuring plan, including removal of duplicate functions through staff reductions and consolidation of facilities greatly improved our efficiencies in 2001. The impact resulted in a decrease in Q1 G&A from $3.9 million to $2.2 million in Q4 or 39%. These improvements partially offset a $995 increase in bad debt expense. $780 of the increase is attributable to the software division with 52% relating to the termination of a relationship with one of our distributors. Bad debt expense from the media services division comprised the remaining $213 with three customers contributing 51% of the increase.

Product Development Expenses ("R&D expenses")

Product development expenses include salaries and wages of the software research and development staff and an allocation of benefits, facility and administrative expenses. Fluctuations in product development expenses correlate directly to changes in headcount.

In accordance with SFAS Number 86, the Company capitalizes the cost of development of software products that have reached technological feasibility. No development costs for our core product line were capitalized during 2000, 2001 or 2002; however, portions of the MediaSite ($1.4 million in 2002, amortized over 5 years), MediaTaxi ($240 in 2002, amortized over 2 years), and the Jedor ($240 in 2000) acquisitions were allocated to capitalized software development.

Going forward we believe software development costs qualifying for capitalization will continue to be insignificant, and, as such, we expect that we will expense most or all research and development costs as incurred.

                             2002 compared to 2001

R&D expenses decreased $755, or 9%, from $7,986 in 2001 to $7,231 in 2002. The decrease resulting from the company-wide restructuring in December 2000 well exceeded the 2002 addition of MediaSite developers. Headcount at the beginning of the December 2000 quarter was over 100. Current headcount is just under 60. As part of the restructuring, we eliminated low volume, niche products such as Soft Encode as well as the engineering positions required to maintain these products.

                              2001 compared to 2000

R&D expenses remained relatively unchanged, increasing $118, or 1%, from $7,868 in 2000 to $7,986 in 2001. As a percentage of total revenue, R&D expenses also remained unchanged at 30% for both 2001 and 2000. Many of the positions eliminated in December 2000 had been added in 2000.

Restructuring and Other Charges

As outlined in footnote 15 to the audited financial statements included in this report, restructuring charges of $4,973 were recorded in 2001. Consistent with management's plan to reduce costs in response to weak market conditions, the restructuring charge primarily consisted of: 1) an accrual for 60 days of severance and benefits for domestic employees terminated on December 20, 2000 as well as severance and other expenses associated with closing our office in the Netherlands; 2) an asset impairment charge related to the sale, disposal or write-down of PCs, office equipment and other assets no longer required; 3) operating and lease termination costs related to the consolidation of facilities; and 4) miscellaneous charges such as forfeited tradeshow deposits. The restructuring significantly reduced certain expenses as discussed in the Gross Margin, Sales, G&A, and Product development sections above.

At September 30, 2002 the remaining balance in the restructuring accrual -entirely related to rent - was $93. This balance includes a 2002 charge of $60 which anticipates future rent costs above and beyond the original accrual. The lease related to the accrued rent expires in Feb 2003.

Other Income (Expense)

The increase in interest expense was due to the subordinated debt issuance in February 2002. (See note 4 to the consolidated financial statements). In addition, other expense included $535 of losses on asset disposals, a $514 loss on the write-off of long-

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


term investment, and a $238 gain on the settlement of debt.

Cumulative Effect of Changes in Accounting Principle, Amortization of Goodwill and Other Purchase Intangibles

Effective October 2001, the Company adopted Financial Accounting Standards Board ("SFAS") No. 142, "Goodwill and Other Intangible Assets." Under the new rules, the Company ceased the amortization of goodwill associated with the services reporting unit, which included the acquisitions of STV Communications and International Image. Implementation of the new rules also requires an assessment of the carrying value of goodwill using a number of criteria, including the value of the overall enterprise as of October 1, 2001. The Company retained an independent appraisal firm to assist in the assessment, which resulted in a $44,732 write off of the entire remaining value of goodwill associated with the services reporting unit. Future impairment charges, if any, associated with MediaSite or other acquisitions will be reflected as an operating expense in the statement of operations.

The 2001 and 2000 amortization of goodwill and other purchase intangibles consisted of expense associated with the purchases of STV and II. Total purchased intangibles consisted of assembled workforce of $3,200, amortized over one to five-years and goodwill of $82,900, amortized over a three to seven year period. In the quarter ended December 31, 2000 we received a final appraisal of II's fixed assets and, as a result, reclassified $1,200 of the purchase price from goodwill to fixed assets. In April 2001, we paid $500 in full settlement of a $700 note due the minority shareholders of II, which resulted in a reduction of goodwill.

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


LIQUIDITY AND CAPITAL RESOURCES

We have funded our operations to date primarily from public and private placement offerings of equity securities, debt and cash flows from operations. For the years ended September 30, 2002, 2001 and 2000, we had cash and cash equivalents of $3,704, $7,809, and $21,948. The higher cash balance in 2000 was due to proceeds of $53,995 raised from the exercise of common stock warrants and the issuance of common stock through private placements.

                              2002 compared to 2001

Cash used in operating activities totaled $4,883 in 2002 compared to $10,197 in 2001. The change related to a $6,680 improvement in operating expenses, excluding 2001 restructuring charges, amortization, and write-off of prepaid Internet advertising. This improvement was offset slightly by payment of liabilities assumed in the MediaSite transaction.

Cash used in investing activities totaled $1,693 in 2002 compared to $2,023 in 2001. Investing activities in both years relate to fixed asset and acquisition related outflows. 2001 also included $1.2 million of proceeds from the sale of underutilized assets.

In 2002, net cash provided by financing activities was $2,595 compared to net cash used in 2001 financing activities of $2,025. The most significant occurrences of 2002 were $6,535 of net proceeds from subordinated debt and $2,357 of payments to settle the remaining $3.3 million of notes (plus accrued interest) related to the II acquisition. The settlement also included 500,000 shares of stock valued at $660 thousand. The difference between the principal and accrued interest balance and the settlement cost was recorded as a gain, net of certain legal and settlement costs. In addition, in 2002, we also incurred $248 of debt related to a one-time deferred compensation plan.

                              2001 compared to 2000

Cash used in operating activities totaled $10,197 in 2001 compared to $19,008 in 2000. Decreased use of operating cash of $8,811 from 2000 to 2001 consisted primarily of operating cost reductions identified in the Q1-2001 restructuring. The following items contributed to the decrease:

     . Selling and marketing expenses declined $7,268 from 2000 to 2001. This decline is attributable to a reduction in personnel and a significantly lesser focus on expensive brand marketing such as tradeshows and media advertising. This reduction also helped drive the $2,860 reduction in accounts payable and accrued liabilities.

     . Trade receivables declined $5,010 from 2000 to 2001. The entire decline is related to the software division and reflects the continued switch in channel mix away from retail, in which customers are granted terms, to the direct channel, in which credit card payments are processed within three days.

     . Inventory balances declined $788 from 2000 to 2001. This decline is directly related to the increase in electronic delivery of our software products and the reduction in retail business.

Cash used in investing activities totaled $2,023 in 2001 compared to $18,125 in 2000. Investing activities in both years related to the acquisition of STV and II, fixed asset purchases primarily for our media services division, and the sale of underutilized assets. Also in 2000, we recognized a $600 gain on shares we sold from an investment in a high speed networking company. The acquisition activities in 2001 relate to legal, accounting and other professional fees accrued in 2000 for the II acquisition and paid in 2001.

In 2001, cash used in financing activities was $2,025 compared to $53,192 provided by financing activities in 2000. The most significant change between the two years was the $53,995 raised in 2000 from equity compared to only $317 in 2001. The majority of the $2,546 increase in debt and capital lease payments from 2000 to 2001 relates to lease financing for media services equipment obtained in the STV transaction. Also impacting 2001 was $436 in proceeds received from a term loan from a bank in Toronto and a draw of $571 on our line of credit from the same bank, which was subsequently paid back in October 2001.

                     Recent Developments Impacting Liquidity

In May 2002 we began making quarterly interest payments of approximately $175 on the subordinated debt, which will continue on the then outstanding balance through the date of maturity. Monthly principal payments of approximately $330 began in August 2002.

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


In July of 2002, we initiated discussions with a majority of the debt holders to amend the terms of their respective note agreements to reduce or defer the amount of monthly principal payments required. In December 2002, the Company and noteholders representing $4.75 million of the original $7.1 million of notes agreed to defer a portion of previously due and unpaid principal payments as well as future monthly note payments through January 20, 2003. In return, the Company agreed, among other things, to provide the noteholders with a second security interest in all assets of the Company and to increase the interest rate from 10% to 12%.

In November 2002 the Company completed a bridge financing transaction of $1.0 million with the brother of Rimas Buinevicius, Chief Executive Officer. Mr. Buinevicius abstained from board of director discussion regarding approval of the transaction. The note is backed by substantially all the assets of the company and is due, along with $250 thousand of interest, at the earlier of March 2003 or upon completion of a transaction generating sufficient cash to allow for payment.

The Company recently determined that operations of our desktop software and services business would not provide sufficient cash flow along with our existing cash reserves to fund planned growth of the systems division and make remaining subordinated debt payments. In response, the Company retained an advisor to evaluate the sale of certain operating assets. As of the reporting date, the Company has received multiple non-binding offers from qualified bidders and we anticipate closing one or more transactions in early 2003. Such a transaction is expected to provide the Company with sufficient resources to:

     .    Retire the remaining balance due subordinated debt holders

     .    Retire the additional $1.0 million bridge note

     . Restructure the Company and aggressively pursue a focused strategy of growing the remaining business.

There can be no assurances the Company will reach an agreement to sell certain assets nor that any such agreement will be completed on terms favorable to the Company or timely enough to avoid disruption of operations.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Derivative Financial Instruments

The Company is not party to any derivative financial instruments or other financial instruments for which the fair value disclosure would be required under SFAS No. 107, "Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments." The Company's cash equivalents consist of overnight investments in money market funds that are carried at fair value. Accordingly, we believe that the market risk of such investments is minimal.

Interest Rate Risk

The Company's cash equivalents are subject to interest rate fluctuations, however, we believe this risk is immaterial due to the short-term nature of these investments.

Foreign Currency Exchange Rate Risk

All international sales of our software products are denominated in US dollars. However, the majority of transactions for our media services division in Toronto are denominated in Canadian dollars. Although these transactions are not generally subject to significant foreign exchange rate gains and losses, they are translated into US dollars as part of our consolidated financial statements and therefore fluctuations in the exchange rate will affect our consolidated financial statements. The Canadian dollar has been stable relative to the US dollar and we have not engaged in any foreign currency hedging activities.

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders Sonic Foundry, Inc.

We have audited the accompanying consolidated balance sheets of Sonic Foundry, Inc. (the Company) as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended September 30, 2002, 2001, and 2000. Our audits also included the financial statement schedule listed in the index at Item 14(a). The financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at September 30, 2002 and 2001 and the consolidated results of its operations and its cash flows for the years ended September 30, 2002, 2001, and 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Notes 1 and 13 to the financial statements, in the year ended September 30, 2002 the Company changed its method of accounting for goodwill.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 2, the Company has a working capital deficiency. In addition, the Company's convertible debt is a current obligation and the Company does not have long-term credit availability. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                ERNST & YOUNG LLP

Milwaukee, Wisconsin
November 9, 2002, except Note 4 and Note
16 as to which the date is December 17, 2002

                               Sonic Foundry, Inc.
                           Consolidated Balance Sheets
                      (in thousands except for share data)

                                                                      September 30,
                                                                      -------------
                                                                    2002        2001
                                                                    ----        ----
Assets
Current assets:
   Cash and cash equivalents                                      $ 3,704     $ 7,809
   Accounts receivable, net of allowances of $729 and $1,075        3,886       4,065
   Accounts receivable, other                                          89          26
   Inventories                                                        362       1,118
   Prepaid expenses and other current assets                          619       1,085
                                                                  -------     -------
      Total current assets                                          8,660      14,103

Property and equipment:
   Buildings and improvements                                       2,450       2,409
   Equipment                                                       13,263      13,823
   Furniture and fixtures                                             567         542
   Assets held for sale                                                            40
                                                                  -------     -------
     Total property and equipment                                  16,280      16,814
     Less accumulated depreciation                                  7,584       5,010
                                                                  -------     -------
        Net property and equipment                                  8,696      11,804
Other assets:
   Goodwill and other intangibles, net                              8,255      44,732
   Capitalized software development costs, net                      1,333          73
   Long-term investment                                                 -         514
   Debt issuance costs, net of $323 of amortization                   653           -
   Other assets                                                        46         457
                                                                 --------     -------
     Total other assets                                            10,287      45,776
                                                                 --------     -------
Total assets                                                     $ 27,643     $71,683
                                                                 ========     =======

See accompanying notes

                               Sonic Foundry, Inc.
                           Consolidated Balance Sheets
                      (in thousands except for share data)


                                                                                     September 30,
                                                                                   -----------------
                                                                                   2002         2001
                                                                                   ----         ----
Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                                              $ 3,035       $ 2,316
   Unearned revenue                                                                   62            83
   Accrued liabilities                                                             1,090         1,719
   Accrued restructuring charges                                                      93           345
   Current portion of long-term debt                                                 574         4,003
   Convertible debt, net of discount                                               3,482            --
   Current portion of capital lease obligations                                      820         1,216
                                                                                --------       -------
   Total current liabilities                                                       9,156         9,682

   Long-term obligations, net of current portion                                     323           217
   Capital lease obligations, net of current portion                                  64           525
   Other liabilities                                                                 116            28

Stockholders' equity:
   Preferred stock, $.01 par value, authorized 5,000,000
      shares; none issued and outstanding                                             --            --
   5% preferred stock, Series B, voting, cumulative,
      convertible, $.01 par value (liquidation preference at
      par), authorized 10,000,000 shares, none issued and
      outstanding                                                                     --            --
   Common stock, $.01 par value, authorized 100,000,000
      shares; 27,729,825 and 22,345,503 issued and 27,702,075 and 22,317,753
      outstanding at September 30, 2002 and 2001                                     277           223
   Common stock to be issued                                                          --         5,375
   Additional paid-in capital                                                    167,028       148,188
   Accumulated deficit                                                          (148,985)      (92,248)
   Receivable for common stock issued                                                (26)          (34)
   Cumulative foreign currency translations                                         (111)            7
   Unearned compensation                                                             (49)         (130)
   Treasury stock, at cost, 27,750 shares                                           (150)         (150)
                                                                                --------       -------
     Total stockholders' equity                                                   17,984        61,231
                                                                                --------       -------
Total liabilities and stockholders' equity                                      $ 27,643       $71,683
                                                                                ========       =======

See accompanying notes

                               Sonic Foundry, Inc.
                      Consolidated Statements of Operations
                    (in thousands except for per share data)

                                                                        Years Ended September 30,
                                                                        -------------------------
                                                                    2002           2001            2000
                                                                    ----           ----            ----
Revenue:
Software license fees                                             $16,757        $ 15,550        $ 21,455
Media services                                                      9,399          10,734           4,852
                                                                  -------        --------        --------
     Total revenue                                                 26,156          26,284          26,307
Cost of revenue:

Cost of software license fees                                       3,371           5,187           5,493
Cost of media services                                              7,214           7,733           5,177
                                                                  -------        --------        --------
     Total cost of revenue                                         10,585          12,920          10,670
                                                                  -------        --------        --------

Gross margin                                                       15,571          13,364          15,637

Operating expenses:

Selling and marketing expenses                                      8,803          12,554          19,822
General and administrative expenses                                 6,979          10,153           9,982
Product development expenses                                        7,231           7,986           7,868
Restructuring charges                                                  --           4,973              --
Amortization of goodwill and
   other intangibles                                                   --          27,478          14,300
                                                                  -------         -------        --------
     Total operating expense                                       23,013          63,144          51,972
                                                                  -------         -------        --------
Loss from operations                                               (7,442)        (49,780)        (36,335)

Other income (expense):                                              (606)           (515)           (618)
Interest expense
Non-cash interest expense                                          (3,409)             --              --
Interest and other income                                            (536)            435           2,031
                                                                  -------         -------         -------
     Total other income (expense)
                                                                   (4,551)            (80)          1,413
                                                                  -------         -------         -------
Loss before income taxes and cumulative effect of change in
   accounting principle                                           (11,993)        (49,860)        (34,922)
Income Taxes                                                          (12)             --              --
                                                                  -------         -------         -------
Loss before cumulative effect of change in accounting principle   (12,005)        (49,860)        (34,922)

Cumulative effect of change in accounting principle               (44,732)             --              --
                                                                 --------        --------        --------
Net loss                                                         $(56,737)       $(49,860)       $(34,922)
                                                                 ========        ========        ========

Loss per common share:
Loss before cumulative effect of change in accounting principle  $   (.45)       $  (2.25)       $  (1.89)
Cumulative effect of change in accounting principle                 (1.67)             --              --
                                                                 --------        --------        --------
Net loss per common share -basic and diluted                     $  (2.12)       $  (2.25)       $  (1.89)
                                                                 ========        ========        ========

See accompanying notes

                               Sonic Foundry, Inc.
                 Consolidated Statements of Stockholders' Equity
              For the Years Ended September 30, 2002, 2001 and 2000
                                 (in thousands)

                                                                                                       Receiv-
                                                                                                        ables
                                                   Common               Addi-                            for
                               Preferred           stock                tional    Accumu-    Currency  common   Unearned
                               series B   Common   to be    Treasury   paid-in     lated     transla-   stock    compen-
                                 stock    stock    issued    stock     capital    deficit      tions   issued    sation     Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1999        -        130         -        -      16,283      (7,466)       -        -       (200)     8,747
Issuance of common stock           -         18         -        -      41,164           -        -        -          -     41,182
Issuance of common stock
   warrants and options            -          -         -        -         830           -        -        -          -        830
Issuance of stock and stock
  options for acquisitions         -         22     5,579        -      74,079           -        -        -     (5,307)    74,373
Exercise of common stock
  warrants and options             -         39         -        -      15,374           -        -      (72)         -     15,341
Conversion of subordinated
  debt to common stock             -         10         -        -       4,208           -        -        -          -      4,218
Amortization of unearned
  compensation and
  adjustments related to
  employee terminations            -          -         -     (150)     (3,648)          -        -        -      4,258        460
Comprehensive loss:
  Net loss                         -          -         -                          (34,922)       -        -          -    (34,922)
  Foreign currency
     translation adjustments       -          -         -        -           -           -      137        -          -        137
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive loss                 -          -         -        -           -     (34,922)     137        -          -    (34,785)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2000        -        219     5,579     (150)    148,290     (42,388)     137      (72)    (1,249)   110,366
Issuance of common stock           -          2         -        -         214           -        -        -          -        216
Issuance of common stock
  warrants and options             -          -         -        -         635           -        -        -       (616)        19
Exercise of common stock
  warrants and options             -          2         -        -          99           -        -        4          -        105
Conversion of exchangeable
  stock to common stock            -          -      (204)       -         204           -        -        -          -          -
Amortization of unearned
  compensation and
  adjustment related to
  employee terminations            -          -         -        -      (1,249)          -        -        -      1,735        486
Rescission of option exercise
  and subsequent reissuance        -          -         -        -          (5)          -        -       34          -         29
Comprehensive loss:
  Net loss                         -          -         -        -           -     (49,860)       -        -          -    (49,860)
  Foreign currency
     translation adjustments       -          -         -        -           -           -     (130)       -          -       (130)
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive loss                 -          -         -        -           -     (49,860)    (130)       -          -    (49,990)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2001       $-       $223   $ 5,375    $(150)   $148,188   $ (92,248)   $   7     $(34)   $  (130)  $ 61,231
Issuance of common stock           -          6         -        -         808           -        -        -          -        814
Issuance of common stock
  warrants with convertible
  debt                             -          -         -        -       6,707           -        -        -          -      6,707
Issuance of common stock
  warrants and options             -          -         -        -         205           -        -        -        (98)       107
Issuance of stock, stock
  options and stock warrants
  for acquisitions                 -         42         -        -       5,640           -        -        -          -      5,682
Exercise of common stock
  warrants and options             -          1         -        -         110           -        -        8          -        119
Conversion of exchangeable
  stock to common stock            -          5    (5,375)       -       5,370           -        -        -          -          -
Amortization of unearned
  compensation                     -          -         -        -           -           -        -        -        179        179
Comprehensive loss:
  Net loss                         -          -         -        -           -     (56,737)       -        -          -    (56,737)
  Foreign currency
     translation adjustments       -          -         -        -           -           -     (118)       -          -       (118)
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive loss                 -          -         -        -           -     (56,737)    (118)       -          -    (56,855)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2002       $-       $277   $     -    $(150)   $167,028   $(148,985)   $(111)    $(26)   $   (49)  $ 17,984
===================================================================================================================================

                               Sonic Foundry, Inc.
                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                                                          Years Ended September 30,
                                                                                         ---------------------------
                                                                                         2002        2001       2000
                                                                                         ----        ----       ----
Operating activities

Net loss                                                                               $(56,737)   $(49,860)  $(34,922)
Adjustments to reconcile net loss to net cash used in operating activities:
  Cumulative effect of change in accounting principle                                    44,732          --         --
  Amortization of goodwill, other intangibles, and capitalized software development
    costs                                                                                   417      27,923     14,068
  Depreciation and amortization of property and equipment                                 3,614       3,726      2,684
  Amortization of debt discount and debt issuance costs                                   3,409          --        164
  Non-cash compensation charges and charges for stock warrants and options                  291         635      1,260
  Non-cash advertising charge                                                                --       1,000      1,500
  Non-cash imputed interest charge for acquisition                                           --          --        191
  (Gain) loss on sale of assets                                                             535       2,576       (545)
  Write-off of long-term investment                                                         514          --         --
  Gain on settlement of debt                                                               (238)         --         --
  Changes in operating assets and liabilities:
    Accounts receivable and revenues in excess of billings                                   79       5,444     (3,459)
    Inventories                                                                             756         788     (1,342)
    Prepaid expenses and other assets                                                       462         431       (392)
    Accounts payable and accrued liabilities                                             (2,717)     (2,860)     1,785
                                                                                       -------------------------------
Total adjustments                                                                        51,854      39,663     15,914
                                                                                       -------------------------------
Net cash used in operating activities                                                    (4,883)    (10,197)   (19,008)

Investing activities

Acquisitions, net of cash acquired                                                         (579)     (1,255)   (11,949)
Purchases of property and equipment                                                      (1,131)     (1,984)    (7,202)
Proceeds from disposals of assets                                                            17       1,216      1,026
                                                                                       -------------------------------
Net cash used in investing activities                                                    (1,693)     (2,023)   (18,125)

Financing activities

Proceeds from issuance of common stock, net of issuance costs                               263         317     53,995
Proceeds from debt issuances                                                              6,783         436         --
Payments on long-term debt and capital leases                                            (4,332)     (3,349)      (803)
Borrowings on line of credit, net                                                          (119)        571         --
                                                                                       -------------------------------
Net cash provided by (used in) financing activities                                       2,595      (2,025)    53,192

Effect of exchange rate changes on cash                                                    (124)        106         --
                                                                                       -------------------------------
Net increase (decrease) in cash                                                          (4,105)    (14,139)    16,059
Cash and cash equivalents at beginning of period                                          7,809      21,948      5,889
                                                                                       -------------------------------
Cash and cash equivalents at end of period                                             $  3,704    $  7,809   $ 21,948
                                                                                       ===============================

                               Sonic Foundry, Inc.
                      Consolidated Statements of Cash Flows
                                 (in thousands)

Supplemental cash flow information:
   Interest paid                                                                                $  493         $  321      $   233
   Income taxes paid                                                                               259             --           --
Noncash transactions:
   Capital lease acquisitions                                                                       32            100        2,614
     Issuance of options for deferred compensation plan                                             98             --           --
   Conversion of exchangeable stock into common stock                                            5,375            204           --
   Common stock and stock options issued for MediaSite                                           5,016             --           --
   Common stock issued for Digital Savant                                                          541             --           --
   Common stock issued for liabilities assumed in MediaSite transaction                            125             --           --
   Common stock issued for debt settlement                                                         660             --           --
   Issuance of common stock in exchange for advertising                                             --             --        2,500
   Issuance of common stock for Jedor                                                               --             --          300
   Issuance of common stock and stock options for STV                                               --             --       72,480
   Common stock issued and issuable for International Image                                         --             --        6,900
   Note payable for acquisition of International Image                                              --             --        4,000
   Reclassification of goodwill to fixed assets upon final appraisal of International Image         --          1,281           --
   Reduction of goodwill upon settlement of notes due certain International Image
     Shareholders                                                                                   --            200           --
   Cancellation of unvested stock options classified as unearned compensation upon
     acquisition of STV                                                                             --          1,249           --
   Preferred stock dividend                                                                         --             --           --
   Issuance of warrants for consulting services                                                     49             19          830
   Receivables from employees for option exercises                                                  --             --           72
   Conversion of debt into common stock, net                                                        --             --        4,218

See accompanying notes

1.   Basis of Presentation and Significant Accounting Policies

Business and Concentration of Credit Risk

Sonic Foundry, Inc. (the Company) is a media solutions provider developing and offering: 1.) Windows-based software tools for the creation, editing, presentation and publishing of digital multimedia; 2.) Services for the conversion, reformatting and encoding of television, film and audio content into multiple delivery platforms and 3.) Systems software for management and distribution of media. The Company sells its software to music, video, broadcast and Internet markets worldwide. The Company sells its services to primarily the entertainment industry. All domestic and international sales are denominated in either U.S. or Canadian dollars. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated. The functional currency of foreign owned subsidiaries is the Canadian dollar; accordingly, assets and liabilities are translated into United States dollars at the rate of exchange existing at the end of the period. Income and expense amounts are translated at the average exchange rates during the period. Adjustments resulting from translation are classified as a separate component of comprehensive income within stockholders' equity.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Use of Estimates

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Software License Fees

Revenues from software license fees consist of fees charged for the licensing of Windows-based software products. Software license fees are recognized when persuasive evidence of an arrangement exists, the software product has been delivered and no significant obligations of the Company remain, the fee to the Company is fixed and determinable, and collection of the resulting receivable is deemed probable. Delivery occurs through the following methods:

     . Direct Distribution: Direct revenues are recognized upon delivery to the end-user either via shipment of a boxed product from the Company's warehouse or electronic download. No returns are accepted.

     . Retail Distribution: Retail revenues are recognized upon delivery to a third-party distributor, net of allowances for estimated returns.

     . OEM: OEM revenues are generated through partnerships with hardware and software vendors who license the right to bundle one of the Company's products with the partner's products. Typically, this type of revenue is recognized as the partner sells through to the end-user.

     . Consulting: Consulting revenues include fees recorded pursuant to long-term contracts, using the percentage of completion method of accounting, when significant customization or modification of a product is required.

     . Consignment: Consignment revenues are recognized when a third-party reseller delivers the boxed product to their customer.

All desktop software products sold include free installation support and professional software products sold include 60 days of free telephone support. Costs associated with free support are accrued at the date of sale because the free support is not significant. Customers that require additional post-contract customer support ("PCS") are charged a separate fee either through a telephone charge or annual subscription charge. Revenue and associated costs for PCS are recognized as the services are performed or on a straight-line basis over the contractual period.

Media Services

Revenues from services are typically recognized when persuasive evidence of a contract exists, the service has been completed and no significant obligations of the Company remain, the fee is fixed and determinable and collection of the resulting receivable is deemed probable. The Company records revenue on a percentage of completion method, generally by using the number of tapes completed as a percentage of total tapes included in the contract, when performing services of a duration of 30 days or more and all criteria for recognition of service revenue are met other than completion.

We perform ongoing credit evaluations of our customers' financial condition and generally do not require collateral. We maintain allowances for potential credit losses and such losses have been within our expectations.

Inventory Valuation

Inventories are carried at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis.

Inventory consists of the following (in thousands):

                                                               September 30,
                                                              ---------------
                                                              2002      2001
                                                              ----     ------
           Raw materials and supplies                         $216     $  390
           Work-in-process                                      10        112
           Finished goods                                      136        616
                                                              ----     ------
                                                              $362     $1,118
                                                              ====     ======

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002

Software Development Costs

The Company capitalizes the cost of development of software products that have reached technological feasibility. Costs incurred prior to the establishment of technological feasibility are charged to product development expense. When the product is available for general release to customers, capitalization ceases and such costs are amortized on a product-by-product basis computed as the greater of (a) the ratio that current gross revenues for the product bear to the total of current and anticipated future gross revenues or (b) the straight-line amortization over the remaining estimated economic useful life (generally two years) of the product. Capitalized software development costs are reported at the lower of unamortized cost or net realizable value. In 2002, the company capitalized $1,400,000 related to the MediaSite transaction (amortized over 5 years) and $240,000 related to the Media Taxi acquisitions (amortized over 2 years) (see note 12).

Capitalized software development costs at September 30, 2002 and 2001 are net of accumulated amortization of $2,041,000 and $1,660,000.

Advertising Costs

Advertising costs are expensed at the time the advertising takes place. Advertising costs, excluding the credits detailed below, were $1,830,000, $4,161,000, and $6,657,000 for the years ended September 30, 2002, 2001, and
2000.

In March 2000, the Company received $1,500,000 of advertising credits from Warner Brothers and $1,000,000 from Sony in exchange for common stock. The $1,500,000 received from Warner Brothers was allocated to its Entertaindom website and the $1,000,000 from Sony was allocated to its Screenblast website. During fiscal 2000, the entire amount related to Warner Brothers was charged to advertising expense. Following Sony's launch of the Screenblast website in September 2001, the Company expensed the entire $1,000,000 to advertising expense.

Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method for financial reporting purposes. The estimated useful lives used to calculate depreciation are as follows:

                                                       Years
                                                       -----
        Building and improvements                      5 to 10 years
        Equipment and capital lease assets             3 to 5 years
        Furniture and fixtures                         7 years

Impairment of Long-Lived Assets

Property and equipment, capitalized software development costs and goodwill and other intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets.

Income Taxes

Deferred income taxes are provided for temporary differences between financial reporting and income tax basis of assets and liabilities, and are measured using currently enacted tax rates and laws. Deferred income taxes also arise from the future benefits of net operating loss carryforwards. For the US operations, a valuation allowance equal to 100% of the net deferred tax assets has been recognized due to uncertainty regarding future realization.

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables and debt instruments. The book values of cash and cash equivalents, trade receivables, and trade payables are considered to be representative of their respective fair values. None of the Company's debt instruments that are outstanding at September 30, 2002, have readily ascertainable market values; however, except for the convertible debt which is reported net of an unamortized discount, the carrying values are considered to approximate their respective fair values. See Note 4 for the terms and carrying values of the Company's various debt instruments.

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


Per Share Computation

The following table sets forth the computation of basic and diluted loss per share:

(in thousands except share and per share data)                        Years Ended September 30,
                                                                 2002          2001          2000
                                                                 ----          ----          ----

Denominator

Denominator for basic and dilutive loss per share
  - weighted average common shares                            26,812,000    22,129,000    18,503,000
                                                              ==========    ==========    ==========

Securities that could potentially dilute
   earnings per share in the future that are not
   included in the computation of diluted loss
   per share as their impact is antidilutive
   (treasury stock method)
   Options and warrants                                        1,842,517       914,000     2,654,000
   Common stock to be issued                                          --       467,380       161,700

Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 establishes a new model for accounting standards and was effective for fiscal years beginning after June 15, 2000. Adoption of SFAS 133 did not have any impact on the Company's consolidated financial statements.

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this Statement. This impairment test uses a fair value approach rather than the undiscounted cash flows approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The amortization of goodwill associated with the acquisitions of STV and II are no longer recorded upon adoption of the new rules. Intangible assets that do not have indefinite lives continue to be amortized over their useful lives and reviewed for impairment. The Company adopted SFAS No. 142 on October 1, 2001. See Note 13 for the impact of adoption.

2.  Liquidity and Management's Plan

The Company recently determined that operations of our desktop software and services business would not provide sufficient cash flow along with our existing cash reserves to fund planned growth of the systems division and make remaining subordinated debt payments. In response, the Company retained an advisor to evaluate the sale of certain operating assets. As of the reporting date, the Company has received multiple non-binding offers from qualified bidders and we anticipate closing one or more transactions in early 2003. Such a transaction is expected to provide the Company with sufficient resources to:

     .  Retire the remaining balance due subordinated debt holders

     .  Retire the additional $1,000,000 bridge note (see note 16)

     . Restructure the Company and aggressively pursue a focused strategy of growing the remaining business.

Management believes the cash flows from the Company's operations in fiscal 2003 and the proceeds of the transaction discussed above, will fund its operations and will provide the Company with the ability to meet its cash flow obligations. Accordingly, the financial statements have been prepared on the basis of a going concern, which contemplates realization of assets and satisfaction of liabilities in the normal course of business.

3.  Long-Term Investment and Other Assets

Early in 1999, the Company guaranteed the operating lease of a company (the entity) that develops high speed networking

                               Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                      For the Year Ended September 30, 2002


products for broadband access to and delivery of on-line media. The Company received common stock of the entity, in exchange for a lease guarantee and also invested $514,000 in common stock of the entity. The operating lease had a five-year term. The Company believes it has no further commitment under the lease as of September 30, 2002. The Company owned less than 20% of the entity; accordingly, the investment was accounted for using the cost method.

In December 1999, the Company sold a portion of shares and recognized a $600,000 gain on the sale. In June 2002, the Company wrote off the remaining $514,000 investment based on an evaluation of qualitative and quantitative factors including discussions with management and review of financial and other materials.

In September 2001, the Company advanced $419,000 to MediaSite, Inc., which was recorded as a non-current asset. This balance was accounted for as part of the purchase price of MediaSite, Inc. in the first quarter of 2002.

4.      Long-Term Debt and Notes Payable

Long-term obligations consist of the following:



(in thousands)                                                                        Years Ended September 30,
                                                                                          2002          2001
                                                                                          ----          ----
Convertible debt interest rate of 10% per annum
  Net of unamortized discount of  $3,235                                                 $3,482        $   --
Subordinated note payable due to former owners of International Image                        --         3,300
Term loan to a bank, due May 2004, monthly payments of
  $16 Canadian dollars including interest at Canadian Prime plus 1.5%
  and secured by substantially all Canadian assets                                          216           340
Employee deferred compensation plan due January 1, 2004 through January 1, 2006,
  interest rate of 9% to 11% per annum                                                      230            --
Other bank loans due on demand                                                              451           580
                                                                                            ---        ------
Total                                                                                     4,379         4,220
Less amounts due within one year                                                          4,056         4,003
                                                                                         ------        ------
Long-term debt                                                                           $  323        $  217
                                                                                         ======        ======

Maturities of long-term debt at September 30, 2002 are as follows:

(in thousands)

                  Fiscal
                  ------

                   2003                       4,056
                   2004                         132
                   2005                          42
                   2006                         149
                                             ------
                   Total                     $4,379
                                             ======

Convertible Note

In January and February 2002, the Company completed a $7,125,000 offering of convertible subordinated debt with several investors. The promissory notes ("Notes") bear interest at 10% per annum and require the Company to repay principal (if not converted) in monthly installments commencing on August 1, 2002. The aggregate amount of such monthly installments for all the Notes is $330,000 with a final installment in the aggregate amount of $1,181,000 due on the maturity date of February 1, 2004.

In December 2002, the Company reached an agreement with lenders totaling $4.75 million of original principal of the Notes to modify the original repayment terms. The terms of the agreement defer approximately $900,000 of past due and future principal payments until the earlier of January 20, 2003 or the completion of the transaction contemplated in "Liquidity and Managements Plan", the ("Transaction"). In return, the Company agreed to provide the lenders with a second collateral position in all the assets of the Company and to increase the rate of interest to 12% per annum. In addition, the Company agreed to accelerate the date on which payment in full of the Notes would be due to the earlier of June 1, 2003 or the completion of the Transaction with lenders of original principal totaling $1.5 million.

The Notes may be converted into shares of our common stock, in whole or in part, at any time. The conversion price is $2.45 per share, subject to potential anti-dilution adjustments. The Investors also received 1,163,000 warrants to purchase shares of common stock at an exercise price of $2.94.

The Notes include a covenant requiring the Company to have $2.5 million of available cash at the end of each quarter. At September 30, 2002 the Company was in full compliance with the covenant.

The Company also paid the placement agents $502,000 in commissions and issued them 154,000 warrants to purchase common stock at an exercise price of $2.94. The commissions and value of the warrants are classified as debt issuance costs in the accompanying balance sheet.

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002


Warrants granted to the Investors and the placement agents expire in February 2006.

The value allocated to the warrants issued was measured at the date of grant because the number of shares was fixed and determinable. The value was determined based upon a Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 3%, dividend yield of 0%, expected common stock market price volatility factor of 1.5 and the expected life of the warrants. The valuation of the investor warrants reduced the carrying value of the debt by $2.8 million and was recorded as a debt discount. The debt discount recorded for the warrant valuation caused a beneficial embedded conversion feature valued at $3.5 million which was recorded as an additional debt discount.

The debt discount is being amortized using an effective interest method over the two-year term of the debt. The unamortized balance of the debt discount at September 30, 2002, was $3,235,000. The debt issuance costs are being amortized using the straight-line method over the two-year term of the debt.

Subordinated Note

In early January 2001, the Company withheld payment on a $4 million note due to the former shareholders of International Image pending the resolution of certain disputed representations made during the acquisition. In January 2001 certain of the note holders initiated litigation against the Company in Toronto for payment of the note and in March 2001 the Company initiated a counter action for damages incurred.

In April 2001, the Company paid certain shareholders $500,000 in full settlement of $700,000 of the note plus accrued interest originally owed. Litigation with the remaining shareholders continued.

In October 2001, pursuant to an agreement with the plaintiffs, the Company deposited $1,000,000 with the Ontario Superior Court of Justice to be held in trust until settlement of the suit. The transaction was recorded as restricted cash.

In June 2002, the Company settled $2.8 million of the remaining $3.3 million note balance plus accrued interest for $1.9 million in cash and 500,000 shares of common stock valued at $660,000. The difference between the principal and accrued interest balance and the settlement cost was recorded as a gain, net of certain legal costs. The remaining note amounts were settled for similar discounts to those above in August and September of 2002. As of September 30, 2002 no further obligations remained.

5.  Commitments

At September 30, 2002 the gross amount of capital leases and related accumulated amortization was approximately $2,952,000 and $1,584,000, respectively. The Company has a letter of credit in the amount of $100,000 which secures a building lease. The Company leases certain facilities and equipment under operating lease agreements expiring through May 31, 2010. Total rent expense on all operating leases was approximately $1,545,000, $2,158,000, and $1,369,000 for the years ended September 30, 2002, 2001 and 2000. The following is a schedule by year of future minimum lease payments under capital and operating leases, excluding the anticipated receipt of sublease income of $107,000, $112,000, and $96,000 in 2003, 2004 and 2005 respectively.

          Fiscal                                Capital      Operating
          ------                                -------      ---------
          2003                                   857          1,393
          2004                                    71          1,077
          2005                                     1            936
          2006                                    --            653
          2007                                    --            574
          Thereafter                              --          2,219
                                                 ---         ------
          Total                                  929         $6,851
                                                             ======
          Less amount representing interest       45
                                                ----
          Capital lease obligations             $884
                                                ====


6.  Common Stock Warrants

The Company has issued restricted common stock purchase warrants to various consultants, underwriters, and debtors. Each warrant represents the right to purchase one share of common stock. All warrants are currently exercisable.

                             Warrants Outstanding at

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002


            Exercise Prices        September 30, 2002       Expiration Date
            ---------------        ------------------       ---------------

             $0.09                        4,426                       2005
              1.09 to $1.64             405,000               2006 to 2007
              2.50 to 2.94            1,337,270               2003 to 2007
              4.00 to 6.19              709,400               2003 to 2005
              9.28 to 37.44             291,400               2003 to 2010
                                      ---------
                                      2,747,496
                                      =========

7.  Stock Options and Employee Stock Purchase Plan

The Company maintains an employee stock option plan under which the Company may grant options to acquire up to 4,000,000 shares of common stock.

In 1999, the Company established an additional non-qualified plan under which 400,000 shares of common stock could be issued. The shares under this plan were increased to 800,000 in fiscal 2001 and to 3,800,000 in December of 2001.

The Company also has a directors' stock option plan under which the Company may grant options to acquire up to 600,000 shares of common stock to non-employee directors. Each non-employee director, who is re-elected or who is continuing as a member of the board of directors on the annual meeting date and on each subsequent meeting of stockholders, is granted options to purchase 20,000 shares of common stock.

Each option entitles the holder to purchase one share of common stock at the specified option price. The exercise price of each option granted under the plans was set at the market price of the Company's common stock at the respective grant date. The exercise price of options assumed in the STV acquisition was calculated using the exchange ratio. Options vest at various intervals, as determined by the Board of Directors at the date of grant, and expire at the earlier of termination of employment, discontinuance of service on the board of directors, ten years from the grant date or at such times as are set by the Company at the date of grant.

The number of shares available for grant under these plans at September 30, 2002 is as follows:

                                                                   Employee      Non-Qualified      Director
                                                                Stock Option     Stock Option     Stock Option
                                                                    Plan             Plan             Plan
                                                                ------------     -------------    ------------
Shares available for grant at September 30, 1999                    183,550                -          60,000
Amendment to increase shares available in plan                    2,000,000                -         420,000
Adoption of plan                                                          -          400,000               -
Options granted                                                    (397,132)        (365,159)        (60,000)
Options assumed in STV acquisition                                 (359,850)               -               -
Options forfeited                                                   206,541           43,000               -
                                                                 ----------       ----------         -------
Shares available for grant at September 30, 2000                  1,633,109           77,841         420,000
Amendment to increase shares available in plan                            -          400,000               -
Options granted                                                  (2,032,900)        (210,000)        (60,000)
Options forfeited                                                   693,451          111,000               -
                                                                 ----------       ----------         -------
Shares available for grant at September 30, 2001                    293,660          378,841         360,000
Amendment to increase shares available in plan                            -        3,000,000               -
Options granted                                                    (361,100)      (3,186,736)        (60,000)
Options forfeited                                                   273,560           86,674               -
                                                                 ----------       ----------         -------
Shares available for grant at September 30, 2002                    206,120          278,779         300,000
                                                                 ==========       ==========         =======

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002


The following table summarizes information with respect to the stock option plans.

                                                                                Years Ended September 30,
                                                        -------------------------------------------------------------------------
                                                              2002                       2001                      2000
                                                        --------------------      --------------------     ----------------------
                                                                    Weighted                  Weighted                   Weighted
                                                                     Average                   Average                    Average
                                                                    Exercise                  Exercise                   Exercise
                                                         Options      Price        Options      Price       Options        Price
                                                        ---------   --------      ---------   --------     ---------     --------
Outstanding at beginning of
  Year                                                  2,974,314     $3.88       1,720,469     $9.25      1,536,450      $ 1.69
Granted                                                 3,607,836      1.30       2,302,900      1.27        822,291       18.53
Assumed in acquisition                                         --        --              --        --        359,850        7.42
Exercised                                                 (84,682)     1.32        (244,604)     0.41       (748,581)       0.92
Forfeited                                                (360,234)     3.03        (804,451)     8.95       (249,541)      15.05
                                                        ---------      ----        --------     -----      ---------      ------
Outstanding at end of year                              6,137,234     $2.45       2,974,314     $3.88      1,720,469      $ 9.25
                                                        =========     =====       =========     =====      =========      ======
Exercisable at end of year                              3,742,181                 1,021,785                  605,907
                                                        =========                 =========                =========
Weighted average fair value of
  options granted during period                         $    0.96                 $    1.04                $   16.61
                                                        =========                 =========                =========

The options outstanding at September 30, 2002 have been segregated into four ranges for additional disclosure as follows:

                                                   Options Outstanding                                Options Exercisable
                                 ------------------------------------------------------      -------------------------------------
                                     Options            Weighted
                                 Outstanding at         Average             Weighted              Options             Weighted
                                  September 30,        Remaining            Average            Exercisable at     Average Exercise
Exercise Prices                       2002          Contractual Life     Exercise Price      September 30, 2002        Price
---------------                  --------------     ----------------     --------------      ------------------   ----------------
$0.47 to $0.74                        61,968              7.63                $0.60                  40,573            $ 0.54
$1.01 to $1.36                     4,173,153              8.64                 1.10               2,858,261              1.11
$1.60 to $2.62                     1,261,916              8.48                 2.09                 392,315              2.19
$3.13 to $59.88                      640,197              6.84                12.15                 451,032             13.84

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option plans. Had the Company accounted for its stock option plans based upon the fair value at the grant date for options granted under the plan, based on the provisions of SFAS 123, the Company's pro forma net loss and pro forma net loss per share would have been as follows (for purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period):

                                                                    Years Ended September 30,
                                                           ----------------------------------------------
                                                             2002                2001              2000
                                                           --------            --------          --------
              Pro forma net loss (in thousands)            $(59,978)           $(52,567)         $(39,313)
              Pro forma net loss per share                    (2.24)              (2.37)            (2.12)

Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the minimum value method of that Statement for option grants made prior to the Company's initial public offering and the Black-Scholes method for grants made subsequent to such offering. With the exception of volatility (which is ignored in the case of the minimum value method), the following weighted-average assumptions were used for all periods presented: risk-free interest rates of 1.7% to 6%, dividend yields of 0%; expected common stock market price volatility factors ranging from .50 to 1.38 and a weighted-average expected life of the option of one to five years.

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002

In July of 2000, the Company began an Employee Stock Purchase Plan (Stock Purchase Plan), which allows for the issuance of 1,000,000 shares of common stock. There were no shares issued under the plan for the year ended September 30, 2000. There were 115,126 and 181,005 shares issued under the plan for the years ended September 30, 2002 and 2001. All employees of the Company who have completed three months of employment are eligible to participate in the Stock Purchase Plan, provided the employee would not hold 5% or more of the total combined voting power of the Company. Shares may be purchased at the end of a specified period at the lower of 85% of the market value at the beginning or the end of the specified period through accumulation of payroll deductions.

8.   Income Taxes

Income tax benefit in the statement of operations consists of the following (in thousands):

                                (in thousands)                                              Years Ended September 30,
                                                                                   -----------------------------------------
                                                                                     2002             2001             2000
                                                                                   -------          -------          -------
Deferred income tax benefit                                                        $(4,032)         $(8,503)         $(8,901)
Change in valuation allowance                                                        4,032            8,503            8,901
Canadian income tax expense                                                             12                0                0
                                                                                   -------          -------          -------
                                                                                   $    12          $    --          $    --
                                                                                   =======          =======          =======

The reconciliation of income tax expense computed at the U.S. federal statutory rate to income tax expense is (in thousands):

                                                                                       Years Ended September 30,
                                                                               ----------------------------------------
                                                                                 2002            2001            2000
                                                                               --------        --------        --------
     Tax benefit at U.S. statutory rate of 34%                                 $(19,291)       $(16,952)       $(11,873)
     Permanent differences, net                                                  15,354           8,577           3,372
     Other                                                                          (95)           (128)           (400)
     Canadian income tax expense                                                    (12)              -              --
     Change in valuation allowance                                                4,032           8,503           8,901
                                                                               --------        --------        --------
                                                                               $    (12)       $     --        $     --
                                                                               =========       ========        ========

The significant components of the deferred tax accounts recognized for financial reporting purposes were as follows (in thousands):

                                                                                                      September 30,
                                                                                                  ---------------------
                                                                                                    2002          2001
                                                                                                  -------       -------
     Deferred tax assets:
     Net operating loss and other carryforwards                                                   $23,537       $18,351
     Common stock warrants                                                                            649           649
     Allowance for doubtful accounts                                                                  284           419
     Other                                                                                             11         1,030
                                                                                                  -------       -------
     Total deferred tax assets                                                                     24,481        20,449
     Valuation allowance                                                                          (24,481)      (20,449)
     Deferred tax liability - depreciation                                                           (116)           --
                                                                                                  -------       -------
     Net deferred tax liabilities                                                                 $  (116)      $    --
                                                                                                  =======       =======

The net deferred tax liability at September 30, 2002, relates primarily to differences in depreciation methods for Canadian assets.

At September 30, 2002, the Company had net operating loss carry forwards of approximately $59 million for U.S. Federal and state tax purposes, which expire beginning in 2011. In the event of a change in ownership greater than 50% in a three-year period, utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions.

9.   Savings Plan

The Company's defined contribution 401(k) savings plan covers substantially all employees meeting certain minimum eligibility requirements. Participating employees can elect to defer a portion of their compensation and contribute it to the plan on a pretax

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002


basis. The Company may also match certain amounts and/or provide additional discretionary contributions, as defined. The Company made discretionary contributions of $291,000, $286,000, and $268,000 during the years ended September 30, 2002, 2001 and 2000.

10. Related-Party Transactions

The Company incurred fees of $192,000, $214,000 and $529,000 during the years ended September 30, 2002, 2001, and 2000 to a law firm whose partner is a director and stockholder of the Company.

For the years ended September 30, 2002 and 2001, the Company had loans outstanding to certain executives totaling $58,000 and $25,000, respectively. The largest outstanding balance was $25,000. In all cases, the loans are backed by company stock.

In November 2002 the Company completed a bridge financing transaction of $1.0 million with the brother of Rimas Buinevicius, Chief Executive Officer. Mr. Buinevicius abstained from board of director discussion regarding approval of the transaction. The note is backed by substantially all assets of the Company and is due, along with $250,000 of interest, at the earlier of March 2003 or upon completion of a transaction generating sufficient cash to allow for payment.

11. Segment Disclosure

Accounting principles generally accepted in the United States require the Company to present financial information in a format that is used by the Company's management to make decisions. Management views the Company in its entirety as a digital media solutions provider with three primary revenue centers: (i) a desktop software division, (ii) a services division, and (iii) a systems division. The Company analyzes these three revenue centers, along with their respective production costs, independently from each other. However, because the majority of our operating expenses support both revenue centers, the Company analyzes all items below gross margin on a combined basis.

Summarized financial information of the Company's continuing operations by business segment for the fiscal years ended September 30, 2002, 2001 and 2000 is as follows (in thousands):

                                                                        Years Ended September 30,
                                                                        -------------------------
                                                              2002                   2001                  2000
                                                              ----                   ----                  ----
          Revenues:
             Desktop Software                               $15,898                $15,550               $ 21,455
             Systems Software                                   859                     --                     --
             Services                                         9,399                 10,734                  4,852
                                                            -------                -------               --------
                                                            $26,156                $26,284               $ 26,307

          Gross margin:
             Desktop Software                               $12,907                $10,363               $ 15,962
             Systems Software                                   479                     --                     --
             Services                                         2,185                  3,001                   (325)
                                                            -------                -------               --------
                                                            $15,571                $13,364               $ 15,637

          Total assets (including intangibles
          and goodwill, see note below):

             Desktop Software                               $ 1,790                $ 2,795               $ 10,011
             Systems Software                                 9,519                     --                     --
             Services                                         8,814                 54,763                 85,003
             Unallocated                                      7,520                 14,125                 31,811
                                                            -------                -------               --------
                                                            $27,643                $71,683               $126,825

Desktop software includes capitalized software development costs of $0, $73 and $518 at September 30, 2002, 2001 and 2000. At September 30, 2002, Systems software includes $8,498 of goodwill, intangibles and capitalized software development costs. Services includes goodwill, intangibles and capitalized software development costs of $639, $54,763, and $85,003 at September 30, 2002, 2001, and 2000.

Of the $27.6 million in total assets held by the Company, $2.7 million are held in Canada.

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002

Major Customers

Software revenues to the largest software customer were 13% and 18% of total software revenues in 2002 and 2001. Software revenues to the largest two software customers were 16% and 15% in 2000.

Media services revenues to the four largest media services customers were 15%, 14%, 12% and 10% of total media services revenues in 2002. Media services revenues to the two largest media services customers were 13% and 10% of total media services revenues in 2001. There were no individual media services customers that exceeded 10% of media services revenues in 2000.

Percentage of revenues by continent were as follows:

                                          Years ended September 30,
                                          -------------------------
                                2002               2001                 2000
                                ----               ----                 ----
          North America          85%                82%                   87%
          Europe                  9                  7                     6
          Asia                    4                  9                     6
          Other                   2                  2                     1
                                ---                ---                   ---
             Total              100%               100%                  100%
                                ===                ===                   ===

12. Acquisitions

On October 15, 2001, the Company completed the asset purchase of MediaSite, Inc., which provides automated rich media publishing, management and access solutions. Under terms of the purchase agreement, a wholly-owned subsidiary of the Company purchased the majority of the assets of MediaSite and assumed certain of its liabilities in exchange for 3,880,000 shares of the Company's common stock and 300,000 warrants valued at $1.20 per share. Also as part of the purchase, the Company capitalized $490,000 in closing costs, $3,101,000 in assumed liabilities and a $365,000 advance that was issued to MediaSite in September 2001. The acquisition was accounted for as a purchase, and accordingly, the results of operations were included in the consolidated financial statements from the purchase date.

Approximately $9.1 million of intangible assets resulted from the purchase of MediaSite. The Company obtained an independent appraisal, which resulted in an allocation of $120,000 to the Carnegie Mellon University license agreement, $130,000 to the MediaSite trade name and $1,400,000 to acquired technology. All three were determined to have useful lives of 5 years and will be amortized to cost of goods sold. The remaining balance of $7.5 million was assigned to goodwill and, in accordance with SFAS No. 142, will not be amortized, but will be reviewed annually for impairment. See note 13 for the results of the annual impairment test.

On February 12, 2002 the Company's services division purchased all the intellectual property rights to Media Taxi (TM) from Los Angeles based Digital Savant, Inc. in exchange for $100,000 and 221,000 shares of the Company's common stock. The acquisition was accounted for as a purchase, and accordingly, the results of operations were included in the consolidated financial statements from the purchase date.

Media Taxi is a widely deployed browser-based media asset management system focused on streamlining the management and distribution of marketing and publicity materials for the entertainment industry. A portion of the purchase price, $240,000, was assigned to purchased technology and is being amortized to cost of services over two years. The remaining portion of the acquisition price, $479,000, was assigned to goodwill and, in accordance with SFAS No. 142, will not be amortized, but will be reviewed annually for impairment.

On April 3, 2000, the Company completed its acquisition of STV, a media convergence company offering webcasting, syndication and production, and post-production services. Pursuant to the Merger Agreement, an aggregate of $1.22 million in cash was paid and 2,107,096 shares of the Company's common stock valued at $30.75 per share were issued in exchange for all of the issued and outstanding capital stock of STV. In addition 485,584 options to purchase shares of Sonic Foundry common stock were issued to replace existing STV options and warrants. As part of the acquisition, the Company incurred $1.63 million of direct transaction costs. The acquisition was accounted for as a purchase and, accordingly, the results of operations were included in the consolidated financial statements from April 3, 2000, the effective date of the acquisition. The purchase price was allocated to the acquired assets and assumed liabilities on the basis of their estimated fair values as of the date of the acquisition, with intangible assets determined by an independent appraisal. Intangible assets were classified as assembled workforce ($1 million with 1 year amortization period) and goodwill ($70 million with 3 year amortization period). Unearned compensation of $5.3

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002

million resulted from the valuation of the assumed options and was being amortized over the average remaining vesting period of 3.5 years. However, this figure was reduced to account for adjustments for forfeited, unvested options of employees terminated since the acquisition date and became fully amortized in fiscal 2001. Effective October 1, 2001, all the aforementioned intangible assets related to STV were written off upon adoption of FAS 142. See Footnote 13.

Effective June 1, 2000, the Company acquired all of the capital stock of International Image, a leading developer and marketer of Internet software tools, services, and systems. The purchase consideration consisted of 600,000 shares of the Company's common stock valued at $11.50 per share, $4 million of short-term notes payable and approximately $8 million in cash and debt assumed. Approximately 485,000 of the 600,000 common shares were issued in the form of exchangeable shares pursuant to an Exchange Agreement whereby holders could exchange such shares at their option into the Company's common shares. In 2001, nearly 18,000 of the exchangeable shares were converted to common shares. The remainder were converted in 2002. The acquisition was accounted for as a purchase and, accordingly, the results of operations have been included in the consolidated financial statements from June 1, 2000, the effective date of the acquisition. The close of the acquisition occurred in August of 2000, following approval of the transaction from Canadian securities authorities. The purchase price was allocated to the acquired assets and assumed liabilities on the basis of their estimated fair values as of the date of the acquisition, with intangible assets determined by an independent appraisal. Intangible assets were classified as assembled workforce ($2.2 million with 5 year amortization) and goodwill ($14.1 million). Goodwill related to the video tape business operations of the Company ($4.7 million) was being amortized over 7 years. Goodwill related to the remaining business operations ($9.4 million) was being amortized over 3 years. Effective October 1, 2001, all the aforementioned intangible assets related to International Image were written off upon adoption of FAS 142. See Footnote 13.

Based on unaudited data, the following table presents selected financial information for the Company on a pro forma basis, assuming International Image and STV had been consolidated since October 1, 1999:

               (in thousands except per share data)       2000
                                                        --------
               Net revenues                             $ 35,558
               Net loss                                  (53,555)
               Net loss per share                       $  (2.66)

The pro forma net loss includes the additional amortization of goodwill that would have been expensed had the transaction taken place at the beginning of the period being reported.

The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition been made as of the beginning of the period being reported.

13.  Goodwill and Other Intangible Assets - Adoption of Statement No. 142

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", which established financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." The Company early adopted SFAS No. 142 on October 1, 2001, the beginning of its fiscal year. SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but, instead, tested at least annually for impairment. Accordingly, the Company reclassified the net book value of assembled workforce to goodwill and ceased amortization of all goodwill, on October 1, 2001. Intangible assets that have finite useful lives, primarily developed technology and know-how, continue to be amortized over their useful lives.

The standard also requires that goodwill be tested for impairment annually. In the year of adoption, the standard required a transitional goodwill impairment evaluation, which was a two-step process. The first step was a screen for whether there was an indication that goodwill was impaired as of October 1, 2001. At this time, the Company had two reporting units - software and services. The entire goodwill balance, which had resulted from the 2000 acquisitions of STV Communications and International Image, related to the services unit. To determine if the goodwill was impaired, the Company retained an independent appraisal firm to perform a valuation of the services unit using the criteria prescribed under FAS 142. During December 2001, the appraisers completed this first step, which indicated that goodwill recorded during the 2000 acquisitions mentioned above was impaired as of October 1, 2001.

For the second step, the Company used the services of the same independent appraisal firm to compare the implied fair value of the affected reporting unit's goodwill to its carrying value in order to measure the amount of impairment. The fair value of goodwill was determined by allocating the reporting unit's fair value to all of its assets and liabilities in a manner similar to a

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002

purchase price allocation in accordance with SFAS No. 141, "Business Combinations." During December 2001, the appraisers concluded that goodwill was 100% impaired. Therefore, the Company recorded an impairment loss of $44.7 million as a cumulative effect of a change in accounting principle in its statement of operations.

The circumstances leading to the goodwill impairment related to: 1) the decreased demand for digital services such as encoding (especially from dot coms); 2) significant reductions of STV's workforce; 3) the company's decreased market capitalization; and 4) a history of cash flow and operating losses for the services unit. These negative trends provided evidence that initial growth expectations of STV and International Image did not materialize. The fair value used to determine the impairment was based on a combination of discounted cash flow valuation techniques, market transactions and the prices of publicly traded comparable companies.

Subsequent impairment charges for MediaSite or other acquisitions, if any, will be reflected as an operating expense in the income statement. As of July 1, 2002 an independent appraisal firm determined that goodwill was not impaired. Had the Company been accounting for its goodwill under SFAS No. 142 for all periods presented, the Company's net loss and loss per share would have been as follows:

     (in thousands, except per share data)               Years ended September 30,
                                                   ------------------------------------
                                                     2002          2001          2000
                                                   --------      --------      --------
  Reported net loss                                $(56,737)     $(49,860)     $(34,922)
  Add back cumulative effect of change in
    accounting principle                             44,732             -             -
  Add back goodwill amortization
                                                          -        27,478        14,300
                                                   --------      --------      --------
  Adjusted net loss                                $(12,005)     $(22,382)      (20,622)
                                                   ========      ========      ========

  Basic and diluted - net loss per share
  Reported net loss per share                      $  (2.12)     $  (2.25)     $  (1.89)
  Cumulative  effect of change in  accounting
    principle                                          1.67             -             -
  Goodwill amortization                                   -          1.24           .77
                                                   --------      --------      --------
  Adjusted net loss per share                      $   (.45)     $  (1.01)      $ (1.12)
                                                   ========      ========      ========

The following tables present details of the Company's total purchased intangible assets:

            (in thousands)                           Year ended September 30, 2002
                                               ------------------------------------------
                                                 Life                Accumulated
                                               (Years)    Gross     Amortization     Net
                                               -------    ------    ------------    -----
  Systems Segment
  Amortizable:
    License Agreement                             5       $  120        $24         $  96
    Trade Name                                    5          130         26           104
                                                          ------        ---         -----
                                                             250         50           200
  Non-amortizable goodwill                                 8,055          -         8,055
                                                          ------        ---         -----
  Total                                                    8,305         50         8,255
                                                          ======        ===         =====

14.  Contingencies

The Company is involved in various claims brought about by certain parties that are incidental to its operations. In the opinion of management, the outcome of these matters will not have a material adverse impact on the Company's financial position or results of operations.

15.  Restructuring and Other Charges

As a result of rapidly changing market conditions, in December 2000 the Company's Board of Directors authorized management to make a 40% workforce reduction affecting all divisions of the Company in order to reduce future cash expenditures. The restructuring charges were determined based upon plans submitted by the Company's management and approved by the Board of

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002


Directors using information available at the time. As a result of the workforce reduction, the Company exited four leased facilities and disposed of fixed assets (mainly computer equipment and trade show assets) that were no longer necessary for future operations. Future lease obligations of facilities exited were accrued net of estimated sub-lease income to be generated through the lease term. Computer equipment and trade show assets no longer necessary for operations were written down from a carrying amount of $3.1 million to their anticipated net realizable value. As a result of the workforce reductions, termination of leases and disposal of fixed assets, the Company recorded restructuring charges of $3,782,000 during the first quarter of fiscal 2001. In the fourth quarter of fiscal 2001, the Company refined the net realizable value of equipment no longer necessary in operations that was identified in the December 2000 restructuring plan, which resulted in an additional charge of $1,191,000. The remaining balance will continue to decrease as lease obligations are paid and sublease income is received.

(in thousands)                                Severance and        Lease        Fixed asset
                                              Related Charges    Terminations    Disposals    Other    Total
                                              ----------------------------------------------------------------
Charge in December 2000                          $   1,470         $ 1,555        $   594     $ 163   $ 3,782
Charge in September 2001                                -               -           1,191        -      1,191
                                              ----------------------------------------------------------------
  Total charges                                      1,470           1,555          1,785       163     4,973
Adjustments to December 2000 charge                     -             (503)           503        -         -
Amount paid in fiscal 2001, net                     (1,470)           (707)            -         (2)   (2,179)
Non-cash charges                                        -               -          (2,288)     (161)   (2,449)
                                              ----------------------------------------------------------------
  Accrued liabilities at September 30, 2001             -              345             -         -        345
Adjustments to December 2000 Charge                     -              (61)           121        -         60
Amount paid in fiscal 2002, net                         -             (191)            -         -       (191)
Non-cash charges                                        -               -            (121)       -       (121)
                                              ----------------------------------------------------------------
  Accrued liabilities at September 30, 2002      $      -          $    93             -      $  -    $    93
                                              ----------------------------------------------------------------

16.  Subsequent Events

In July 2002, we initiated discussions with a majority of the debt holders to amend the terms of their respective note agreements to reduce or defer the amount of monthly principal payments required. In December 2002, the Company and noteholders representing $4.75 million of the original $7.1 million of notes agreed to defer a portion of previously due and unpaid principal payments as well as future monthly note payments through January 20, 2003. In return, the Company agreed, among other things, to provide the noteholders with a second security interest in all assets of the Company and to increase the interest rate from 10% to 12%.

In November 2002 the Company completed a bridge financing transaction of $1,000,000 with the brother of Rimas Buinevicius, Chief Executive Officer.
Mr. Buinevicius abstained from board of director discussion regarding approval of the transaction. The note is backed by substantially all the assets of the Company and is due, along with $250,000 of interest, at the earlier of March 2003 or upon completion of a transaction generating sufficient cash to allow for payment.

                              Sonic Foundry, Inc.
                           Annual Report on Form 10-K
                     For the Year Ended September 30, 2002

17.  Quarterly Financial Data (unaudited)

The following table sets forth selected quarterly financial and stock price information for the years ended September 30, 2002 and 2001. The operating results are not necessarily indicative of results for any future period.

                                         Quarterly Financial Data (in thousands)

                     Q4-2002   Q3-2002   Q2-2002    Q1-2002    Q4-2001   Q3-2001    Q2-2001    Q1-2001
                     -------   -------   -------    -------    -------   -------    -------    -------
Net revenues         $ 6,433   $ 7,234   $ 6,451   $  6,038   $  5,408   $ 7,094   $  7,264   $  6,518
Gross margin           3,926     4,699     3,684      3,262      2,936     4,130      3,517      2,781
Net loss              (3,971)   (2,504)   (2,912)   (47,350)   (11,374)   (8,536)   (10,277)   (19,673)

Net loss per share   $  (.14)  $  (.09)  $  (.11)  $  (1.84)  $   (.51)  $  (.39)  $  (.46)   $   (.90)

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

                                   Appendix D

                                                                      Appendix D

[LOGO] Silverwood Partners

April 26, 2003

The Board of Directors
Sonic Foundry, Inc.
1617 Sherman Avenue
Madison, WI 53704

Dear Sirs:

You have asked Silverwood Partners LLC ("Silverwood Partners") to advise the Board of Directors with respect to the fairness to Sonic Foundry, Inc. (the "Company"), from a financial point of view, of the consideration to be received by the Company pursuant to the terms of the Asset Purchase Agreement (the "Asset Purchase Agreement") between Sony Pictures Digital Inc. ("SPD"), and the Company, in connection with the sale of the Company's Desktop Software business (the "Desktop Software Business").

The Asset Purchase Agreement provides for the sale (the "Sale") of certain assets and the transfer of certain liabilities of the Desktop Software Business to SP Software Acquisition Company, a wholly-owned subsidiary of SPD. The Company will receive as consideration at closing a cash payment of Eighteen Million Dollars ($18,000,000) and SPD has also agreed to forgive approximately $135,000 due to SPD by the Company in connection with the settlement of certain litigation with Nova Development Corporation.

In arriving at our opinion, we have reviewed the substantially final draft of the Asset Purchase Agreement attached hereto, dated April 25, 2003, and certain publicly available business and financial information relating to the Company and the Desktop Software Business. We have also reviewed certain other information, including financial forecasts, provided to us by the Company, and have met with management of the Company and the Desktop Software Business to discuss the business and prospects of the Desktop Software Business. In connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition of the Desktop Software Business and held discussions with certain of these parties prior to the date hereof.

We have also considered certain financial data of the Desktop Software Business, and we have compared that data with similar data for publicly held companies in businesses similar to those of the Desktop Software Business. We have also considered the financial terms of certain other business combinations and other transactions which have recently been effected and such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

--------------------------------------------------------------------------------

                               Silverwood Partners
         Charles River Court, 8 Pleasant Street, South Natick, MA 01760
                     Tel: 508.651.2194 . Fax: 508.651.9590
                           www.silverwoodpartners.com
                              Member NASD and SIPC

The Board of Directors
Sonic Foundry, Inc.
Fairness Opinion - Desktop Software Business
April 26, 2003
Page 2.

We have also considered the financial condition of the Company and the opinion of the Company's auditors for the fiscal year ended September 30, 2002 in which it was stated that due to the Company's working capital deficiency, its convertible debt obligations, and its lack of long-term credit availability, there is "substantial doubt" about the Company's ability to continue as a going concern. Further, we have given consideration to the Company's ongoing negotiations with its convertible debt holders with respect to the Company's default on the covenants of related financing agreements. The opinion expressed herein is being rendered during a period of unusual volatility in the financial markets and at a time when there is a material level of geopolitical instability
(i) in the Middle East in the aftermath of the war with Iraq, and (ii) in Asia in connection with North Korea's stated plans for the development of nuclear weapons. The opinion expressed herein is necessarily subject to the absence of further material developments in the financial, economic and market conditions from those prevailing on the date hereof.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information (including the information provided to Silverwood Partners in respect of the Desktop Software Business) and we have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed at the Company's direction that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Desktop Software Business. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Desktop Software Business, nor have we been furnished with any such evaluations or appraisals. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the sale of the Desktop Software Business.

It should be noted that this opinion is based on interest rates and market conditions prevailing, and other circumstances and conditions existing, as of the date hereof, and this opinion does not represent our opinion as to what the value of the Desktop Software Business actually will be upon the consummation of the Sale. Such actual value of the Desktop Software Business could be higher or lower than the value as of the date hereof depending upon changes in such interest rates, market conditions, general economic conditions and other factors which generally influence the value of companies or businesses. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm the opinion. Furthermore, any valuation of a company or business is only an approximation, subject to uncertainties and contingencies all of which are difficult to predict and beyond the control of the firm preparing such valuation.

As a registered broker-dealer and member of the NASD, Silverwood Partners is regularly engaged in the valuations of businesses and securities in connection with acquisitions, mergers and private placements, and valuations for other purposes.

The Board of Directors
Sonic Foundry, Inc.
Fairness Opinion - Desktop Software Business
April 26, 2003
Page 3.

We have acted as financial advisor to the Company in connection with the sale of the Desktop Software Business and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Sale. We will also receive a fee for rendering this opinion.

Silverwood Partners has within the past 12 months been engaged by the Company
(i) to provide a capability assessment report in connection with certain litigation between the Company and the former owners of a constituent business within the Company's Media Services Business, (ii) to provide a review of strategic alternatives for use by the Company's management and Board of Directors in evaluating alternative approaches for maximizing shareholder value,
(iii) to prepare a valuation of the Company's Media Systems business for use by the Company in determining whether the goodwill associated with such business had been impaired as of September 30, 2002, and (iv) to act as the Company's financial advisor and render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Company pursuant to the terms of an asset purchase agreement between the Company and the prospective purchaser of the Company's Media Services Division.

It is understood that this letter is for the information of the Board of Directors of the Company only in connection with its consideration of the Sale and is not to be reproduced, disseminated, quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document, nor shall this letter be used for any other purposes, without the prior written consent of Silverwood Partners.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the Company in connection with the sale of the Desktop Software Business is fair to the Company from a financial point of view.

Very truly yours,

SILVERWOOD PARTNERS LLC


By:
      -------------------------
      Jonathan Hodson-Walker
      Managing Partner

                               SONIC FOUNDRY, INC.

                                      PROXY

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                    BOARD OF DIRECTORS OF SONIC FOUNDRY, INC.


     The undersigned stockholder of Sonic Foundry, Inc., a Maryland corporation (the "Company"), hereby appoints R. Buinevicius and K. Minor, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at the Monona Terrace Community and Convention Center, One John Nolen Drive, Madison, Wisconsin 53703 on July 29, 2003, at 9:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.


     The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the proposals as described in the Proxy Statement and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

1. Approval of the sale of the Desktop Software Business of the Company pursuant to the Asset Purchase Agreement, which constitutes a sale of substantially all of the assets of Sonic pursuant to MGCL as described in the accompanying Proxy Statement.

     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

2. Approval of the grant of discretionary authority to the Company's Board of Directors to effect a reverse stock split of Sonic's common stock in the ratio of one-for-ten, as described in the accompanying Proxy Statement.

     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3. Election of one director to hold office for a term of five years, as described in the accompanying Proxy Statement.


     [ ] FOR                 [ ] WITHHOLD


4. Ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending September 30, 2003, as described in the accompanying Proxy Statement.

     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

Please sign exactly as name appears on the records of the Company and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).


                                           -------------------------------------
                                                       Signature


                                           -------------------------------------
                                           Signature, if held jointly

                                           Dated:              , 2003
                                                  -------------